Exhibit 10.1

EXECUTION VERSION

AMENDMENT NO. 6 TO CREDIT AGREEMENT

AMENDMENT NO. 6 TO CREDIT AGREEMENT, dated as of November 15, 2022 (this “Amendment”), is entered into by and among FDO ACQUISITION CORP., a Delaware corporation (“Holdings”), FLOOR AND DECOR OUTLETS OF AMERICA, INC., a Delaware corporation (the “Borrower”), FD SALES COMPANY LLC, a Delaware limited liability company (“FD Sales” and collectively with Holdings and the Borrower, the “Companies” and each, a “Company”) and UBS AG, STAMFORD BRANCH, as administrative agent and as collateral agent for the Secured Parties (in such capacities, the “Administrative Agent”).

PRELIMINARY STATEMENTS:

WHEREAS, the Companies, the Administrative Agent, the Lenders and the other parties party thereto entered into that certain Credit Agreement, dated as of September 30, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, including by Amendment No. 1 to Credit Agreement, dated as of March 31, 2017, by Amendment No. 2 to Credit Agreement, dated as of November 22, 2017, by Amendment No. 3 to Credit Agreement and Amendment No. 1 to Security Agreement, dated as of February 14, 2020, by Amendment No. 4 to the Credit Agreement, dated as of May 18, 2020 and by Amendment No. 5 and Incremental Term Loan Agreement to Credit Agreement, dated February 9, 2021, the “Existing Credit Agreement” and, as further amended pursuant to this Amendment, the “Amended Credit Agreement”). Capitalized terms not otherwise defined in this Amendment have the same meanings as specified in the Existing Credit Agreement or the Amended Credit Agreement, as the context may require.

WHEREAS, pursuant to Section 4.7(a) of the Existing Credit Agreement, the Borrower and the Administrative Agent have agreed to amend the Existing Credit Agreement to replace LIBOR (as defined in the Existing Credit Agreement) in accordance with Section 4.7 of the Existing Credit Agreement with one or more SOFR-Based Rates (as defined in the Existing Credit Agreement);

WHEREAS, this Amendment and the transactions contemplated herein have been posted to all Lenders and the Borrower, and the Required Lenders have not objected to the proposed Adjustment within the time period set forth in Section 4.7 of the Existing Credit Agreement;

WHEREAS, the Borrower and the Administrative Agent have agreed to amend the Existing Credit Agreement as hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto hereby agree as follows:

SECTION 1.     [Reserved].

SECTION 2.     Amendments to Existing Credit Agreement.

(a)            The Existing Credit Agreement is, effective as of the Fifth Amendment Effective Date and subject to the satisfaction of the conditions precedent set forth in Section 5, hereby amended and restated to (i) delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~), (ii) add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text), as set forth in the pages of the Amended Credit Agreement attached as Annex A hereto.

(b)            Notwithstanding anything to the contrary contained herein or in any other Loan Document, (i) all Loans outstanding as of the date hereof that are Eurodollar Loans (as defined in the Existing Credit Agreement, the “Existing LIBOR Loans”) shall continue to accrue interest based on the Adjusted LIBOR Rate (as defined in the Existing Credit Agreement), plus the Applicable Margin (as defined in the Existing Credit Agreement) applicable to such Eurodollar Loans as of the date hereof immediately prior to giving effect to this Amendment and their applicable existing Interest Periods (as defined in the Existing Credit Agreement) until November 30, 2022 and with effect as of November 30, 2022, any Eurodollar Loans outstanding immediately prior to the effectiveness of this Amendment, such Eurodollar Loans shall convert to SOFR Loans with an Interest Period elected by the Borrower on November 30, 2022 (the “SOFR Conversion”) and (ii) subject to any express limitations set forth in the immediately preceding clause (i), the terms of the Existing Credit Agreement as in effect immediately prior to the effectiveness of this Amendment in respect of the administration of Eurodollar Loans (solely with respect to the Existing LIBOR Loans) shall remain in effect from and after the date hereof until the SOFR Conversion.

SECTION 3.     Reference to and Effect on the Loan Documents.

(a)            This Amendment shall constitute a Loan Document for purposes of the Amended Credit Agreement and the other Loan Documents, and on and after the Sixth Amendment Effective Date and each reference in the Amended Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Existing Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Existing Credit Agreement, shall mean and be a reference to the Amended Credit Agreement.

(b)            The Existing Credit Agreement, as specifically amended by this Amendment, and the other Loan Documents are, and shall continue to be, in full force and effect, and are hereby in all respects ratified and confirmed.

(c)            Except as expressly provided herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under the Existing Credit Agreement, Amended Credit Agreement or any other Loan Document, nor shall it constitute a waiver of any provision of the Existing Credit Agreement, Amended Credit Agreement or any other Loan Document.

(d)            Each of the Guarantors hereby consents to the amendments to the Existing Credit Agreement effected hereby, and hereby confirms, acknowledges and agrees that, notwithstanding the effectiveness of this Amendment, the obligations of such Guarantor contained in any of the Loan Documents to which it is a party are, and shall remain, in full force and effect and are hereby ratified and confirmed in all respects. Nothing in this Amendment is intended, or shall be construed, to constitute a novation or an accord and satisfaction of any of the Obligations or to modify, affect or impair the perfection, priority or continuation of the security interests in, security titles to or other Liens on any Collateral for the Obligations. Each of the Companies hereby confirms, acknowledges and agrees that (i) the pledge and security interest in the Collateral granted by it pursuant to the Security Documents to which it is a party shall continue in full force and effect and (ii) such pledge and security interest in the Collateral granted by it pursuant to such Security Documents shall continue to secure the Obligations purported to be secured thereby, as amended or otherwise affected hereby and by this Amendment.

(e)            The parties hereto agree that all conditions and requirements set forth in the Existing Credit Agreement, the Amended Credit Agreement or the other Loan Documents relating to the effectiveness of this Amendment shall be deemed satisfied.

2

SECTION 4.     Conditions to Effectiveness. This Amendment shall become effective as of the date (the “Sixth Amendment Effective Date”) on which the following conditions shall have been satisfied (or waived):

(a)            Execution. The Administrative Agent shall have received counterparts of this Amendment executed by the Companies and the Administrative Agent.

(b)            No Objection from Required Lenders. The Administrative Agent has not received as of 5:00 p.m. (New York City Time) on November 14, 2022 (i.e. the fifth Business Day after the date this Amendment is posted to the Lenders), a written notice of objection to this Amendment from any Lender, comprising the Required Lenders.

(c)            Representations and Warranties. The representations and warranties made pursuant to Section 5 of this Amendment shall be true and complete in all material respects on and as of such date with the same force and effect as if made on and as of such date.

(d)            No Default or Event of Default. As of date hereof, and immediately after giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing

(e)            Fees and Expenses. The Borrower shall have paid all reasonable, documented and invoiced out-of-pocket expenses of the Administrative Agent (including the reasonable fees, disbursements and other charges of Latham & Watkins LLP, counsel to the Administrative Agent) incurred in connection with the preparation and negotiation of this Amendment.

SECTION 5.     Representations and Warranties. Each of the Companies hereby represents and warrants to the Administrative Agent that:

(a)            on and as of the Sixth Amendment Effective Date (i) it has all requisite corporate power and authority and all requisite governmental licenses, authorizations, consents and approvals to enter into and perform its obligations under this Amendment and the Amended Credit Agreement and (ii) this Amendment has been duly authorized, executed and delivered by it;

(b)            this Amendment and the Amended Credit Agreement constitute legal, valid and binding obligations of such entity, enforceable against it in accordance with their respective terms, in each case except as enforceability may be limited by applicable domestic or foreign bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law); and

(c)            each of the representations and warranties made by any Loan Party set forth in Section 5 of the Amended Credit Agreement or in any other Loan Document shall be true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality”, “Material Adverse Effect” or similar qualifier, in which case, it shall be true and correct in all respects) on and as of the Sixth Amendment Effective Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality,” “Material Adverse Effect” or similar qualifier, in which case, it was true and correct (after giving effect to any such qualifier) in all respects) on and as of such earlier date).

SECTION 6.     [Reserved].

3

SECTION 7.     Execution in Counterparts. This Amendment may be executed by one or more of the parties to this Amendment in any number of separate counterparts (including by telecopy and other electronic transmission), and all of such counterparts taken together shall be deemed to constitute one and the same instrument. A copy of this Amendment signed by all the parties shall be delivered to the Borrower and the Administrative Agent. Delivery of an executed counterpart of a signature page of this Amendment by e-signature, facsimile or in electronic format (e.g., “pdf” or “tif” file format) shall be effective as delivery of a manually executed counterpart of this Amendment. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Amendment or any document to be signed in connection with this Amendment shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other state laws based on the Uniform Electronic Transactions Act, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

SECTION 8.     GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

SECTION 9.     WAIVER OF RIGHT OF TRIAL BY JURY. EACH PARTY TO THIS AMENDMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AMENDMENT AND FOR ANY COUNTERCLAIM THEREIN.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

4

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

FLOOR AND DECOR OUTLETS OF AMERICA, INC.,
a Delaware corporation

By:	/s/ Trevor Lang
	Name:	Trevor Lang
	Title:	Chief Financial Officer

FDO ACQUISITION CORP.,
a Delaware corporation

By:	/s/ Trevor Lang
	Name:	Trevor Lang
	Title:	Chief Financial Officer

FD SALES COMPANY LLC,
a Delaware limited liability company

By:	/s/ Trevor Lang
	Name:	Trevor Lang
	Title:	Chief Financial Officer

[Signature Page to Amendment No. 6 to Credit Agreement]

AGENT:

UBS AG, STAMFORD BRANCH,
as Administrative Agent

By:	/s/ Danielle Calo
	Name:	Danielle Calo
	Title:	Associate Director

By:	/s/ Anthony N. Joseph
	Name:	Anthony N. Joseph
	Title:	Associate Director

[Signature Page to Amendment No. 6 to Credit Agreement]

Annex A

Amended Credit Agreement

(see attached)

As Amended pursuant to

Amendment No. 1 to Credit Agreement dated March 31, 2017

Amendment No. 2 to Credit Agreement dated November 22, 2017

Amendment No. 3 to Credit Agreement dated February 14, 2020

Amendment No. 4 to Credit Agreement dated May 18, 2020

Amendment No. 5 to Credit Agreement dated February 9, 2021

Amendment No. 6 to Credit Agreement dated November 15, 2022

CREDIT AGREEMENT

among

FLOOR AND DECOR OUTLETS OF AMERICA, INC.
as the Borrower,

FDO ACQUISITION CORP.,
as Holdings,

THE LENDERS FROM TIME TO TIME PARTIES HERETO,
as Lenders,

UBS AG, STAMFORD BRANCH,
as Administrative Agent and Collateral Agent,

UBS Securities LLC, Merrill Lynch, Pierce, Fenner & Smith
Incorporated, and Wells Fargo Securities LLC,

as Joint Lead Arrangers and Joint Bookrunners

dated as of September 30, 2016

Page

SECTION 1 Definitions		2

1.1	Defined Terms~~.~~	2
1.2	Other Definitional and Interpretive Provisions~~.~~	~~8~~80
1.3	Rates	83

SECTION 2 Amount and Terms of Commitments		~~90~~83

2.1	Initial Term Loans~~.~~	~~90~~83
2.2	Notes~~.~~	~~90~~83
2.3	Procedure for Initial Term Loan Borrowing~~.~~	~~91~~85
2.4	[Reserved]~~.~~	~~91~~85
2.5	Repayment of Loans~~.~~	~~91~~85
2.6	[Reserved]~~.~~	~~92~~86
2.7	[Reserved]~~.~~	~~92~~86
2.8	Incremental Facilities~~.~~	~~92~~86
2.9	Permitted Debt Exchanges~~.~~	~~95~~89
2.10	Extension of Term Loans~~.~~	90~~7~~
2.11	Specified Refinancing Facilities~~.~~	~~101~~94

SECTION 3 [Reserved]		~~103~~95

SECTION 4 General Provisions Applicable to Loans		~~103~~95

4.1	Interest Rates and Payment Dates~~.~~	~~103~~95
4.2	Conversion and Continuation Options~~.~~	~~103~~97
4.3	Minimum Amounts; Maximum Sets~~.~~	~~104~~97
4.4	Optional and Mandatory Prepayments~~.~~	~~104~~98
4.5	Administrative Agent’s Fee; Other Fees~~.~~	1~~17~~09
4.6	Computation of Interest and Fees~~.~~	1~~18~~10
4.7	Inability to Determine Interest Rate~~.~~; Alternate Rate of Interest	1~~18~~10
4.8	Pro Rata Treatment and Payments~~.~~	1~~20~~14
4.9	Illegality~~.~~	1~~22~~15
4.10	Requirements of Law~~.~~	1~~22~~16
4.11	Taxes~~.~~	1~~24~~18
4.12	Indemnity~~.~~	1~~3~~23
4.13	Certain Rules Relating to the Payment of Additional Amounts~~.~~	1~~31~~24

SECTION 5 Representations and Warranties		1~~33~~26

5.1	Financial Condition~~.~~	126~~3~~
5.2	No Change; Solvent~~.~~	126~~3~~
5.3	Corporate Existence; Compliance with Law~~.~~	126~~4~~
5.4	Corporate Power; Authorization; Enforceable Obligations~~.~~	127~~4~~

(i)

(continued)

Page

5.5	No Legal Bar~~.~~	1~~35~~27
5.6	No Material Litigation~~.~~	1~~35~~27
5.7	No Default~~.~~	1~~35~~28
5.8	Ownership of Property; Liens~~.~~	1~~35~~28
5.9	Intellectual Property~~.~~	1~~3~~28
5.10	Taxes~~.~~	1~~36~~28
5.11	Federal Regulations~~.~~	1~~36~~29
5.12	ERISA~~.~~	1~~36~~29
~~5.12~~	~~ERISA.~~	~~136~~
5.13	Collateral~~.~~	1~~37~~30
5.14	Investment Company Act; Other Regulations~~.~~	1~~38~~30
5.15	Subsidiaries~~.~~	1~~38~~30
5.16	Purpose of Loans~~.~~	1~~38~~31
5.17	Environmental Matters~~.~~	1~~3~~31
5.18	No Material Misstatements~~.~~	1~~40~~32
5.19	Labor Matters~~.~~	1~~40~~32
5.20	Anti-Terrorism; Anti-Corruption; Sanctions~~.~~	1~~40~~33

SECTION 6 Conditions Precedent		1~~41~~33

6.1	Conditions to Initial Extension of Credit~~.~~	1~~41~~33
6.2	Conditions to Each Extension of Credit After the Closing Date~~.~~	1~~4~~35

SECTION 7 Affirmative Covenants		1~~44~~36

7.1	Financial Statements~~.~~	1~~44~~36
7.2	Certificates; Other Information~~.~~	138~~7~~
7.3	Payment of Taxes~~.~~	1~~48~~39
7.4	Conduct of Business and Maintenance of Existence; Compliance with Contractual Obligations and Requirements of Law~~.~~	1~~48~~40
7.5	Maintenance of Property; Insurance~~.~~	1~~49~~40
7.6	Inspection of Property; Books and Records; Discussions~~.~~	1~~50~~41
7.7	Notices~~.~~	1~~51~~42
7.8	Environmental Laws~~.~~	1~~52~~43
7.9	After-Acquired Real Property and Fixtures; Subsidiaries~~.~~	1~~53~~44
7.10	Use of Proceeds~~.~~	1~~56~~47
7.11	Credit Ratings~~.~~	1~~56~~47
7.1~~1~~2	Accounting Changes~~.~~	1~~56~~47
7.1~~2~~3	Lender Calls~~.~~	1~~56~~47
7.14	Post-Closing~~.~~	1~~57~~47

SECTION 8 Negative Covenants		1~~57~~47

8.1	Limitation on Indebtedness~~.~~	1~~57~~47
8.2	Limitation on Restricted Payments~~.~~	1~~63~~54

(ii)

(continued)

Page

8.3	Limitation on Restrictive Agreements~~.~~	1~~69~~58
8.4	Limitation on Sales of Assets and Subsidiary Stock~~.~~	1~~71~~60
8.5	Limitations on Transactions with Affiliates~~.~~	1~~74~~64
8.6	Limitation on Liens~~.~~	1~~77~~65
8.7	Limitation on Fundamental Changes~~.~~	1~~77~~65
8.8	Change of Control; Limitation on Amendments~~.~~	1~~79~~67
8.9	Limitation on Lines of Business~~.~~	1~~80~~68
8.10	Limitations on Activities of Holdings~~.~~	1~~80~~68

SECTION 9 Events of Default		1~~81~~69

9.1	Events of Default~~.~~	1~~81~~69
9.2	Remedies Upon an Event of Default~~.~~	172~~4~~

SECTION 10 The Agents and the Other Representatives		173~~5~~

10.1	Appointment~~.~~	173~~5~~
10.2	The Administrative Agent and Affiliates~~.~~	1~~8~~73
10.3	Action by an Agent~~.~~	1~~8~~74
10.4	Exculpatory Provisions~~.~~	1~~8~~74
10.5	Acknowledgement and Representations by Lenders~~.~~	1~~8~~75
10.6	Indemnity; Reimbursement by Lenders~~.~~	1~~88~~76
10.7	Right to Request and Act on Instructions~~.~~	1~~89~~76
10.8	Collateral Matters~~.~~	1~~89~~77
10.9	Successor Agent~~.~~	1~~92~~79
10.10	[Reserved]~~.~~	1~~92~~80
10.11	Withholding Tax~~.~~	1~~92~~80
10.12	Other Representatives~~.~~	1~~93~~80
10.13	Administrative Agent May File Proofs of Claim~~.~~	1~~93~~80
10.14	Application of Proceeds~~.~~	1~~94~~81
10.15	ERISA Matters	182

SECTION 11 Miscellaneous		1~~96~~83

11.1	Amendments and Waivers~~.~~	1~~96~~83
11.2	Notices~~.~~	187~~00~~
11.3	No Waiver; Cumulative Remedies~~.~~	~~202~~189
11.4	Survival of Representations and Warranties~~.~~	~~203~~189
11.5	Payment of Expenses and Taxes; Indemnity~~.~~	~~203~~190
11.6	Successors and Assigns; Participations and Assignments~~.~~	~~204~~191
11.7	Adjustments; Set-off; Calculations; Computations~~.~~	~~2~~2~~5~~01
11.8	Judgment~~.~~	~~2~~201
11.9	Counterparts~~.~~	~~2~~2~~6~~02
11.10	Severability~~.~~	~~2~~202
11.11	Integration~~.~~	~~2~~202

(iii)

(continued)

Page

11.12	Governing Law~~.~~	~~2~~2~~7~~02
11.13	Submission to Jurisdiction; Waivers~~.~~	~~2~~2~~7~~03
11.14	Acknowledgements~~.~~	~~2~~2~~8~~03
11.15	Waiver of Jury Trial~~.~~	~~2~~204
11.16	Confidentiality~~.~~	~~2~~204
11.17	Incremental Indebtedness; Additional Debt~~.~~	~~2~~205
11.18	USA PATRIOT Act Notice~~.~~	~~2~~205
11.19	Electronic Execution of Assignments and Certain Other Documents~~.~~	2~~2~~06
11.20	Reinstatement~~.~~	2~~2~~06
11.21	Postponement of Subrogation~~.~~	2~~2~~06
11.22	Acknowledgement and Consent to Bail-In of EEA Financial Institutions~~.~~	206~~1~~
11.23	Acknowledgement Regarding Any Supported ~~O~~QFCs~~.~~	207~~2~~

(iv)

SCHEDULES

A	--	Commitments and Addresses
1.1(e)	--	Existing Liens
1.1(f)	--	Existing Investments
5.6	--	Litigation
5.8	--	Real Property
5.9	--	Intellectual Property Claims
5.15	--	Subsidiaries
5.17	--	Environmental Matters
6.1(a)	--	Collateral Documents
7.14	--	Post-Closing
8.1	--	Existing Indebtedness
8.5	--	Affiliate Transactions

EXHIBITS

A	--	Form of Note
B	--	Form of Guaranty Agreement
C	--	[Reserved]
D	--	Form of U.S. Tax Compliance Certificate
E	--	Form of Assignment and Acceptance
F	--	Form of Secretary’s Certificate
G	--	Form of Security Agreement
H	--	Form of Solvency Certificate
I-1	--	Form of Increase Supplement
I-2	--	Form of Lender Joinder Agreement
J	--	Form of ABL/Term Loan Intercreditor Agreement
K	--	Form of Joinder
L	--	Form of Affiliated Lender Assignment and Assumption
M	--	Form of Acceptance and Prepayment Notice
N	--	Form of Discount Range Prepayment Notice
O	--	Form of Discount Range Prepayment Offer
P	--	Form of Solicited Discounted Prepayment Notice
Q	--	Form of Solicited Discounted Prepayment Offer
R	--	Form of Specified Discount Prepayment Notice
S	--	Form of Specified Discount Prepayment Response
T	--	Form of Compliance Certificate

(v)

CREDIT AGREEMENT, dated as of September 30, 2016, among FLOOR AND DECOR OUTLETS OF AMERICA, INC., a Delaware corporation (the “Borrower”), FDO Acquisition Corp. (“Holdings”, as hereinafter further defined), the several banks and other financial institutions from time to time party hereto (as further defined in Subsection 1.1, the “Lenders”), and UBS AG, STAMFORD BRANCH, as administrative agent (in such capacity and as further defined in Subsection 1.1, the “Administrative Agent”) for the Lenders hereunder and as collateral agent (in such capacity and as further defined in Subsection 1.1, the “Collateral Agent”) for the Secured Parties (as defined below).

W I  T  N  E  S  S  E  T  H :

WHEREAS, the Borrower requested that the Lenders extend credit in the form of term loans on the Closing Date (as hereinafter defined) in an aggregate principal amount of $350,000,000, for purposes of financing the Closing Date Dividend (as hereinafter defined), refinancing term loans under the Existing Credit Agreement, refinancing certain obligations of the Loan Parties outstanding under the Senior ABL Facility Agreement and to pay related fees, costs and expenses in connection therewith;

WHEREAS, the Borrower requested that the Lenders extend credit in the form of a new term loan facility in an aggregate amount sufficient to refinance all of its outstanding Initial Term Loans outstanding on the First Amendment Effective Date (as hereinafter defined), such that the original aggregate principal amount of the Initial Term Loan Commitments on the First Amendment Effective Date was $348,250,000, for purposes of and upon the terms and subject to the conditions set forth in the First Amendment and herein.

WHEREAS, the Borrower requested that the Lenders extend credit in the form of a new term loan facility in an aggregate amount sufficient to refinance all of its outstanding Initial Term Loans outstanding on the Second Amendment Effective Date (as hereinafter defined), such that the original aggregate principal amount of the Initial Term Loan Commitments on the Second Amendment Effective Date was $152,499,999.99, for purposes of and upon the terms and subject to the conditions set forth in the Second Amendment and herein.

WHEREAS, the Borrower has requested that the Lenders extend credit in the form of a new term loan facility in an aggregate amount sufficient to refinance all of its outstanding Initial Term Loans outstanding on the Third Amendment Effective Date (as hereinafter defined), such that the original aggregate principal amount of the Initial Term Loan Commitments on the Third Amendment Effective Date is $144,624,999.73 for purposes of and upon the terms and subject to the conditions set forth in the Third Amendment and herein.

WHEREAS, the Lenders are willing to extend term loans on the Closing Date on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:

SECTION 1

Definitions

1.1            Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“ABL Agent”: Wells Fargo Bank, National Association, in its capacity as administrative agent and collateral agent under the ABL Facility Documents, or any successor administrative agent or collateral agent under the ABL Facility Documents.

“ABL Facility Documents”: the “Loan Documents” as defined in the Senior ABL Facility Agreement, as the same may be amended, supplemented, waived, otherwise modified, extended, renewed, refinanced or replaced from time to time.

“ABL Facility Loans”: the loans borrowed under the Senior ABL Facility.

“ABL Priority Collateral”: as defined in the ABL/Term Loan Intercreditor Agreement whether or not the same remains in full force and effect.

“ABL/Term Loan Intercreditor Agreement”: the Intercreditor Agreement, dated as of the Closing Date, between the Collateral Agent and the ABL Agent (in its capacity as collateral agent under the ABL Facility Documents), and acknowledged by certain of the Loan Parties in the form attached hereto as Exhibit J, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms hereof and thereof.

“ABR Loans”: Loans to which the rate of interest applicable is based upon the Alternate Base Rate.

“Accelerated”: as defined in Subsection 9.1(e).

“Acceleration”: as defined in Subsection 9.1(e).

“Acceptable Discount”: as defined in Subsection 4.4(l)(iv)(2).

“Acceptable Prepayment Amount”: as defined in Subsection 4.4(l)(iv)(3).

“Acceptance and Prepayment Notice”: a written notice from the Borrower setting forth the Acceptable Discount pursuant to Subsection 4.4(l)(iv)(2) substantially in the form of Exhibit M.

“Acceptance Date”: as defined in Subsection 4.4(l)(iv)(2).

“Acquired Indebtedness”: Indebtedness of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case other than Indebtedness Incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to be Incurred on the date of the related acquisition of assets from any Person or on the date the acquired Person becomes a Subsidiary.

“Acquisition Indebtedness”: Indebtedness of (A) the Borrower or any Restricted Subsidiary Incurred to finance or refinance, or otherwise Incurred in connection with, any acquisition of any assets (including Capital Stock), business or Person, or any merger, consolidation or amalgamation of any Person with or into the Borrower or any Restricted Subsidiary, or (B) any Person that is acquired by or merged or consolidated with or into the Borrower or any Restricted Subsidiary (including Indebtedness thereof Incurred in connection with any such acquisition, merger, consolidation or amalgamation).

“Acquisition Transaction”: means the purchase or other acquisition (in one transaction or a series of transactions, including by merger or otherwise) by the Borrower or any Restricted Subsidiary of all or substantially all the property, assets or business of another Person, or assets constituting a business unit, line of business or division of, any Person, or of a majority of the outstanding Capital Stock of any Person (including any Investment which serves to increase the Borrower’s or any Restricted Subsidiary’s respective equity ownership in any joint venture or other Person to an amount in excess (or further in excess) of the majority of the outstanding Capital Stock of such joint venture or other Person).

“Additional Assets”: (i) any property or assets that replace the property or assets that are the subject of an Asset Disposition; (ii) any property or assets (other than Indebtedness and Capital Stock) used or to be used by the Borrower or a Restricted Subsidiary or otherwise useful in a Related Business, and any capital expenditures in respect of any property or assets already so used; (iii) the Capital Stock of a Person that is engaged in a Related Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Borrower or another Restricted Subsidiary; or (iv) Capital Stock of any Person that at such time is a Restricted Subsidiary acquired from a third party.

“Additional Incremental Lender”: as defined in Subsection 2.8(b).

“Additional Debt”: as defined in the ABL/Term Loan Intercreditor Agreement, any Junior Lien Intercreditor Agreement, Pari Passu Intercreditor Agreement or any Other Intercreditor Agreement, as applicable.

“Additional Obligations”: senior or subordinated Indebtedness (which Indebtedness may be (x) secured by a Lien ranking pari passu to the Lien securing the First Lien Obligations, (y) secured by a Lien ranking junior to the Lien securing the First Lien Obligations or (z) unsecured), including customary bridge financings, in each case issued or incurred by the Borrower or a Guarantor, the terms of which Indebtedness (i) do not provide for a maturity date or weighted average life to maturity earlier than the Initial Term Loan Maturity Date or shorter than the remaining weighted average life to maturity of the Initial Term Loans, as the case may be (other than an earlier maturity date and/or shorter weighted average life to maturity for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date or a shorter weighted average life to maturity than the Initial Term Loan Maturity Date or the remaining weighted average life to maturity of the Initial Term Loans, as applicable), (ii) to the extent such Indebtedness is subordinated, provide for customary payment subordination to the Term Loan Facility Obligations under the Loan Documents as reasonably determined by the Borrower in good faith and (iii) do not provide for any mandatory repayment or redemption from the Net Cash Proceeds of Asset Dispositions (other than any Asset Disposition in respect of any assets, business or Person the acquisition of which was financed, all or in part, with such Additional Obligations and the disposition of which was contemplated by any definitive agreement in respect of such acquisition and in a manner not otherwise prohibited by this Agreement) or Recovery Events or from Excess Cash Flow, to the extent the Net Cash Proceeds of such Asset Disposition or Recovery Event or such Excess Cash Flow are required to be applied to repay the Initial Term Loans hereunder pursuant to Subsection 4.4(e), on more than a ratable basis with the Initial Term Loans (after giving effect to any amendment in accordance with Subsection 11.1(d)(vi)); provided that (a) such Indebtedness shall not be secured by any Lien on any asset of any Loan Party that does not also secure the Term Loan Facility Obligations, or be guaranteed by any Person other than one or more of the Guarantors, and (b) if secured by Collateral, such Indebtedness (and all related Obligations) shall be subject to the terms of the ABL/Term Loan Intercreditor Agreement (if such Indebtedness and related Obligations constitute First Lien Obligations), any Pari Passu Intercreditor Agreement or Junior Lien Intercreditor Agreement (if such Indebtedness and related Obligations do not constitute First Lien Obligations) or an Other Intercreditor Agreement (if otherwise agreed by the Administrative Agent and the Borrower).

“Additional Obligations Documents”: any document or instrument (including any guarantee, security agreement or mortgage and which may include any or all of the Loan Documents) issued or executed and delivered with respect to any Additional Obligations or Rollover Indebtedness by any Loan Party.

“Additional Specified Refinancing Lender”: as defined in Subsection 2.11(b).

~~“Adjusted LIBOR Rate”: with respect to any Borrowing of Eurodollar Loans for any Interest Period, an interest rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1.00%) determined by the Administrative Agent to be equal to the higher of (a) (i) the LIBOR Rate for such Borrowing of Eurodollar Loans in effect for such Interest Period divided by (ii) 1 minus the Statutory Reserves (if any) for such Borrowing of Eurodollar Loans for such Interest Period and (b) solely with respect to Initial Term Loans, 0.00% and solely with respect to Incremental B-1 Term Loans, 1.00%.~~

“Adjusted Term SOFR”: means, for purposes of any calculation, the rate per annum equal to Term SOFR for such calculation; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Adjustment Date”: the first day of each January, April, July and October of each year, commencing on or after the date of a Qualified IPO.

“Administrative Agent”: as defined in the Preamble hereto and shall include any successor to the Administrative Agent appointed pursuant to Subsection 10.9.

~~“Affected Eurodollar Rate”: as defined in Subsection 4.7.~~

“Affected Loans”: as defined in Subsection 4.9.

“Affiliate”: as to any specified Person, any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Affiliate Transaction”: as defined in Subsection 8.5(a).

“Affiliated Debt Fund”: (i) any Affiliate of any Sponsor that is a bona fide bank debt fund, distressed asset fund, hedge fund, mutual fund, insurance company, financial institution or an investment vehicle that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding, trading or otherwise  investing  in  commercial  loans,  notes,  bonds  and  similar  extensions  of  credit  or securities in the ordinary course and neither Holdings nor any of its Subsidiaries directs or causes the direction of the investment policies of such entity or (ii) any investment fund, vehicle or account that is a Permitted Affiliated Assignee that is not organized or used primarily for the purpose of making equity investments,  in the case of each of (i) and (ii), that is not controlled by a Sponsor.

“Affiliated Lender”: any Lender that is a Permitted Affiliated Assignee.

“Affiliated Lender Assignment and Assumption”: as defined in Subsection 11.6(h)(i)(1).

“Agent Default”: an Agent has admitted in writing that it is insolvent or such Agent becomes subject to an Agent-Related Distress Event.

“Agent Fee Letter”: the Agent Fee Letter, dated as of September 14, 2016, between the Borrower and UBS Securities LLC.

“Agent-Related Distress Event”: with respect to any Agent (each, a “Distressed Person”), a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person to be, insolvent or bankrupt; provided that an Agent-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Agent or any person that directly or indirectly controls such Agent by a Governmental Authority or an instrumentality thereof; provided, further, that the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator with respect to an Agent or any person that directly or indirectly controls such Agent under the Dutch Financial Supervision Act 2007 (as amended from time to time and including any successor legislation) shall not be deemed to result in an Agent-Related Distress Event.

“Agents”: the collective reference to the Administrative Agent and the Collateral Agent and “Agent” shall mean any of them.

“Agreement”: this Credit Agreement, as amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time.

“AHYDO Catch-Up Payment” means any payment to avoid the application of Section 163(e)(5) of the Code.

“Alternate Base Rate”: for any day, a fluctuating rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1.00%) equal to the greatest of (a) the Base Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50%, and (c) the ~~Adjusted LIBOR Rate~~Term SOFR for an Interest Period of one month tenor beginning on such day (or if such day is not a Business Day, on the immediately preceding Business Day) plus 1.00%; provided that this clause (c) shall not be applicable during any period in which Term SOFR is unavailable or unascertainable. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate or ~~the Adjusted LIBOR Rate~~Term SOFR for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) or (c) above, as the case may be, of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Base Rate, the Federal Funds Effective Rate or ~~the Adjusted LIBOR Rate~~Term SOFR shall be effective on the effective date of such change in the Base Rate, the Federal Funds Effective Rate or ~~the Adjusted LIBOR Rate~~Term SOFR, respectively.

“Amendment”: as defined in Subsection 8.3(c).

“Applicable Discount”: as defined in Subsection 4.4(l)(iii)(2).

“Applicable Margin”:  (a) in respect of Initial Term Loans (i) initially (A) with respect to ABR Loans, 1.00% per annum and (B)  with respect to ~~Eurodollar~~SOFR Loans, 2.00% per annum and (ii) from and after each Adjustment Date, if the Consolidated Secured Leverage Ratio would be more than 2.00:1.00 as of the last day of the Most Recent Four Quarter Period, (A) with respect to ABR Loans, 1.25% per annum and (B) with respect to ~~Eurodollar~~SOFR Loans, 2.25% per annum; provided, for the avoidance of doubt, if the Consolidated Secured Leverage Ratio would be equal to or less than 2.00:1.00 as of the last day of the Most Recent Four Quarter Period, the Applicable Margin shall be set at the margin referenced in clause (i) above; and (b) in respect of the Incremental B-1 Term Loans, (i) with respect to ABR Loans, 3.00% per annum and (ii) with respect to ~~Eurodollar~~SOFR Loans, 4.00% per annum.

“Approved Fund”: as defined in Subsection 11.6(b).

“Asset Disposition”: any sale, lease, transfer or other disposition of shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares, or (in the case of a Foreign Subsidiary) to the extent required by applicable law), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Borrower or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction) other than (i) a disposition to the Borrower or a Restricted Subsidiary, (ii) a disposition in the ordinary course of business, (iii) a disposition of Cash Equivalents, Investment Grade Securities or Temporary Cash Investments, (iv) the sale or discount (with or without recourse, and on customary or commercially reasonable terms) of accounts receivable or notes receivable arising in the ordinary course of business (including pursuant to factoring arrangements), or the conversion or exchange of accounts receivable into or for notes receivable, (v) any Restricted Payment Transaction, (vi) a disposition that is governed by Subsection 8.7, (vii) any Financing Disposition, (viii) any “fee in lieu” or other disposition of assets to any Governmental Authority that continue in use by the Borrower or any Restricted Subsidiary, so long as the Borrower or any Restricted Subsidiary may obtain title to such assets upon reasonable notice by paying a nominal fee, (ix) any exchange of property pursuant to or intended to qualify under Section 1031 (or any successor section) of the Code, or any exchange of equipment to be leased, rented or otherwise used in a Related Business, (x) any financing transaction with respect to property built or acquired by the Borrower or any Restricted Subsidiary after the Closing Date, including any sale/leaseback transaction or asset securitization, (xi) any disposition arising from foreclosure, condemnation, eminent domain, or similar action with respect to any property or other assets, or exercise of termination rights under any lease, license, concession or other agreement or necessary or advisable (as determined by the Borrower in good faith) in order to consummate any acquisition of any Person, business or assets or pursuant to buy/sell arrangements under any joint venture or similar agreement or arrangement, (xii) any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary, (xiii) a disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Borrower or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), entered into in connection with such acquisition, (xiv) a disposition of not more than 5.00% of the outstanding Capital Stock of a Foreign Subsidiary that has been approved by the Board of Directors, (xv) any disposition or series of related dispositions for aggregate consideration not to exceed the greater of (A) $27,000,000 and (B) 10.00% of Consolidated EBITDA for the most recently ended four-fiscal quarter period for which consolidated financial statements of the Borrower are available, (xvi) the abandonment or other disposition of patents, trademarks or other intellectual property that are, in the reasonable judgment of the Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Borrower and its Subsidiaries taken as a whole, (xvii) any license, sublicense or other grant of rights in or to any trademark, copyright, patent or other intellectual property, (xviii) any Exempt Sale and Leaseback Transaction, (xix) the creation or granting of any Lien permitted under this Agreement, (xx) sales, leases, transfers or other dispositions of inventory of the Borrower or any of its Subsidiaries determined by the management of the Borrower to be no longer useful or necessary in the operations of the business of the Borrower or such Subsidiary, (xxi) bulk sales or other dispositions of the Inventory not in the ordinary course of business in connection with store closings, at arm’s length; provided, that such store closures and related Inventory dispositions shall not exceed (A) in any Fiscal Year of the Parent and its Subsidiaries, 5% of the number of the Loan Parties’ stores as of the beginning of such Fiscal Year (net of new Store openings) and (B) in the aggregate from and after the Closing Date, 10% of the number of the Loan Parties’ Stores in existence as of the Closing Date (net of new Store openings) or (xxii) to the extent constituting a disposition, a Qualified IPO.

“Assignee”: as defined in Subsection 11.6(b)(i).

“Assignment and Acceptance”: an Assignment and Acceptance, substantially in the form of Exhibit E hereto.

“Available Tenor”: as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Subsection 4.7(b)(iv).

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation”: with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Products Agreement”: any agreement pursuant to which a bank or other financial institution agrees to provide (a) treasury services, (b) credit card, merchant card, purchasing card or stored value card services (including the processing of payments and other administrative services with respect thereto), (c) cash management services (including controlled disbursements, automated clearinghouse transactions, return items, netting, overdrafts, depository, lockbox, stop payment, electronic funds transfer, information reporting, wire transfer and interstate depository network services), (d) merchant services constituting a line of credit, (e) [reserved], (f) factoring and (g) supply chain financing services including, without limitation, trade payable services and supplier accounts receivable purchases.

“Bank Products Obligations”: of any Person means the obligations of such Person pursuant to any Bank Products Agreement.

“Bankruptcy Proceeding”: as defined in Subsection 11.6(h)(iv).

“Base Rate”: for any day, a rate per annum that is equal to the rate of interest quoted by the Wall Street Journal as the “Prime Rate” or, if the Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as reasonably determined by the Administrative Agent).

“Below Threshold Proceeds”: as defined in Subsection 8.4(c).

“Benchmark”: initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Subsection 4.7(b)(i).

“Benchmark Replacement”: with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a) Daily Simple SOFR

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities, and

(c) the related Benchmark Replacement Adjustment;

provided that if such Benchmark Replacement as so determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement shall be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment”: with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date”: the earliest to occur of the following events with respect to the then-current Benchmark:

(a)            in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)            in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date;

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event”: the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if the then-current Benchmark has any Available Tenors, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Subsection 4.7(b) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Subsection 4.7(b).

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Benefited Lender”: as defined in Subsection 11.7(a).

“Board”: the Board of Governors of the Federal Reserve System.

“Board of Directors”: for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the board of directors or other governing body of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such board of directors or other governing body. Unless otherwise provided, “Board of Directors” means the Board of Directors of Holdings or the Borrower, as applicable.

“Borrower”: as defined in the Preamble hereto.

“Borrower Material”: as defined in Subsection 7.2.

“Borrower Offer of Specified Discount Prepayment”: the offer by the Borrower to make a voluntary prepayment of Term Loans at a specified discount to par pursuant to Subsection 4.4(l)(ii).

“Borrower Solicitation of Discount Range Prepayment Offers”: the solicitation by the Borrower of offers for, and the corresponding acceptance by a Lender of a voluntary prepayment by the Borrower of Term Loans at a specified range at a discount to par pursuant to Subsection 4.4(l)(iii).

“Borrower Solicitation of Discounted Prepayment Offers”: the solicitation by the Borrower of offers for, and the subsequent acceptance, if any, by a Lender of a voluntary prepayment by the Borrower of Term Loans at a discount to par pursuant to Subsection 4.4(l)(iv).

“Borrowing”: the borrowing of one Type of Loan of a single Tranche from all the Lenders having Initial Term Loan Commitments or other commitments of the respective Tranche on a given date (or resulting from a conversion or conversions on such date) having, in the case of ~~Eurodollar~~SOFR Loans, the same Interest Period.

“Borrowing Base”: the sum of (1) 92.50% of the net ordinary liquidation value of inventory held by the Borrower and its Subsidiaries, (2) 90.00% of all Receivables of the Borrower and its Subsidiaries, and (3) Unrestricted Cash of the Borrower and its Subsidiaries (in each case, determined as of the end of the most recently ended fiscal month for which internal consolidated financial statements of the Borrower are available, and, in the case of any determination relating to any Incurrence of Indebtedness, on a pro forma basis including (x) any property or assets of a type described above acquired since the end of such fiscal month and (y) any property or assets of a type described above being acquired in connection therewith).

“Borrowing Date”: any Business Day specified in a notice delivered pursuant to Subsection 2.3 as a date on which the Borrower requests the Lenders to make Loans hereunder.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close~~, except that, when used in connection with a Eurodollar Loan, “Business Day” shall mean any Business Day on which dealings in Dollars between banks may be carried on in London, England and New York, New York~~.

“Capital Expenditures”: for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under leases evidencing Capitalized Lease Obligations) by the Borrower and its Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on a consolidated statement of cash flows of the Borrower.

“Capital Stock”: as to any Person, any and all shares or units of, rights to purchase, warrants or options for, or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligation”: an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP. The Stated Maturity of any Capitalized Lease Obligation shall be the date of the last payment of rent or any other amount due under the related lease.

“Captive Insurance Subsidiary”: any Subsidiary of the Borrower that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Equivalents”: any of the following: (a) money, (b) securities issued or fully guaranteed or insured by the United States of America or a member state of the European Union or any agency or instrumentality of any thereof, (c) time deposits, certificates of deposit or bankers’ acceptances of (i) any bank or other institutional lender under this Agreement or the Senior ABL Facility or any affiliate thereof or (ii) any commercial bank having capital and surplus in excess of $500,000,000 (or the foreign currency equivalent thereof as of the date of such investment) and the commercial paper of the holding company of which is rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or, if at such time neither is issuing ratings, a comparable rating of another nationally recognized rating agency), (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c)(i) or (c)(ii) above, (e) money market instruments, commercial paper or other short-term obligations rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or, if at such time neither is issuing ratings, a comparable rating of another nationally recognized rating agency), (f) investments in money market funds subject to the risk limiting conditions of Rule 2a-7 or any successor rule of the SEC under the Investment Company Act of 1940, as amended, (g) investments similar to any of the foregoing denominated in foreign currencies approved by the Board of Directors, and (h) solely with respect to any Captive Insurance Subsidiary, any investment that person is permitted to make in accordance with applicable law.

“Change in Law”: as defined in Subsection 4.11(a).

“Change of Control”: (i) at any time prior to the consummation of a Public Offering (x) the Permitted Holders shall in the aggregate be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) of (A) so long as Holdings is a Subsidiary of any Parent Entity, shares or units of Voting Stock having less than 35.00% of the total voting power of all outstanding shares of such Parent Entity (other than a Parent Entity that is a Subsidiary of another Parent Entity) and (B) if Holdings is not a Subsidiary of any Parent Entity, shares or units of Voting Stock having less than 35.00% of the total voting power of all outstanding shares of Holdings or (y) any other “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Closing Date), other than one or more Permitted Holders, (A) so long as Holdings is a Subsidiary of any Parent Entity, shall be the “beneficial owner” of shares or units of Voting Stock constituting a greater percentage of the total voting power of all outstanding shares of such Parent Entity than the total voting power of all outstanding shares or units of Voting Stock of such Parent Entity (other than a Parent Entity that is a Subsidiary of another Parent Entity) held by the Permitted Holders and (B) if Holdings is not a Subsidiary of any Parent Entity, shall be the “beneficial owner” of shares or units of Voting Stock having constituting a greater percentage of the total voting power of all outstanding shares of Holdings than the total voting power of all outstanding shares or units of Voting Stock of Holdings held by the Permitted Holders; (ii) at any time on or after the consummation of a Public Offering, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Closing Date), other than one or more Permitted Holders, shall be the “beneficial owner” of (x) so long as Holdings is a Subsidiary of any Parent Entity, shares or units of Voting Stock having more than the greater of (A) 35.00% of the total voting power of all outstanding shares of such Parent Entity (other than a Parent Entity that is a Subsidiary of another Parent Entity) and (B) the total voting power of all outstanding shares or units of Voting Stock of such Parent Entity (other than a Parent Entity that is a Subsidiary of another Parent Entity) held by the Permitted Holders and (y) if Holdings is not a Subsidiary of any Parent Entity, shares or units of Voting Stock having more than the greater of (A) 35.00% of the total voting power of all outstanding shares of Holdings and (B) the total voting power of all outstanding shares or units of Voting Stock of Holdings held by the Permitted Holders; (iii) Holdings shall cease to own, directly or indirectly, 100.00% of the Capital Stock of the Borrower (or any Successor Borrower), or (iv) a “Change of Control” (or comparable term) as defined in the Senior ABL Facility Agreement relating to Indebtedness and any unused commitments thereunder in an aggregate principal amount equal to or greater than $67,500,000. Notwithstanding anything to the contrary in the foregoing, the Transactions shall not constitute or give rise to a Change of Control.

“Change of Control Offer”: as defined in Subsection 8.8(a).

“Claim”: as defined in Subsection 11.6(h)(iv).

“Closing Date”: the date on which all the conditions precedent set forth in Subsection 6.1 shall be satisfied or waived.

“Closing Date Dividend” shall mean that certain dividend or distribution to be made on or within twelve (12) Business Days after the Closing Date by the Borrower to Borrower’s direct or indirect equity holders (including any payments or adjustments made in connection with the dividend in respect of outstanding options to purchase common stock of Parent).

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all assets of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Agent”: as defined in the Preamble hereto, and shall include any successor to the Collateral Agent appointed pursuant to Subsection 10.9.

“Collateral Documents”: collectively, the Security Agreement, the Trademark Security Agreement, control agreements, the Mortgages (if any), each of the mortgages, debentures, charges, collateral assignments, control agreements, security agreements, pledge agreements or other similar agreements (if any) delivered to the Administrative Agent and the Lenders pursuant to this Agreement, the Guaranty, and each of the other agreements, instruments or documents executed by a Loan Party that creates or purports to create a Lien or Guarantee in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Representative”: (i) in respect of the ABL/Term Loan Intercreditor Agreement, the ABL Agent (in its capacity as collateral agent) and the Collateral Agent, and each of their respective successors and assigns in such capacities and (ii) if any Junior Lien Intercreditor Agreement, Pari Passu Intercreditor Agreement or Other Intercreditor Agreement is then in effect, the Person acting as representative for the Collateral Agent and the Secured Parties thereunder for the applicable purpose contemplated by this Agreement and the Security Agreement.

“Commitment”: as to any Lender, such Lender’s Initial Term Loan Commitments and Incremental Commitments (including, for the avoidance of doubt, any Incremental B-1 Term Loan Commitments), as the context requires.

“Commodities Agreement”: in respect of a Person, any commodity futures contract, forward contract, option or similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or beneficiary.

“Commonly Controlled Entity”: an entity, whether or not incorporated, which is under “common control” with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Sections 414(m) and (o) of the Code.

“Compliance Certificate”: as defined in Subsection 7.2(a).

“Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument delivered to the Administrative Agent (a copy of which shall be provided by the Administrative Agent to the Borrower on request); provided that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations under this Agreement, including its obligation to fund a Term Loan if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to any provision of this Agreement, including Subsection 4.10, 4.11, 4.12 or 11.5, than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender if such designating Lender had not designated such Conduit Lender hereunder, (b) be deemed to have any Initial Term Loan Commitment or (c) be designated if such designation would otherwise increase the costs of any Facility to the Borrower.

“Conforming Changes”: with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Subsection 4.12 and other technical, administrative or operational matters) that the Administrative Agent decides, in consultation with the Borrower, may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides, in consultation with the Borrower, is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consolidated EBITDA”: for any period, the Consolidated Net Income for such period, plus, in each case without duplication, (x) the following to the extent deducted in calculating such Consolidated Net Income: (i) provision for all taxes (whether or not paid, estimated or accrued) based on income, profits or capital (including penalties and interest, if any) including state, franchise, excise and similar taxes and foreign withholding taxes and state taxes in lieu of business fees (including business license fees) and payroll tax credits, income tax credits and similar tax credits, and including an amount equal to the amount of tax distributions actually made to the holders of Capital Stock of the Borrower or any Parent Entity in respect of such period (in each case, to the extent attributable to the operations of the Borrower and its Restricted Subsidiaries), which will be included as though such amounts had been paid as income taxes directly by the Borrower, (ii) Consolidated Interest Expense, all items excluded from the definition of Consolidated Interest Expense pursuant to clause (ii) thereof (other than Special Purpose Financing Expenses), any Special Purpose Financing Fees, and to the extent not reflected in Consolidated Interest Expense, costs of surety bonds in connection with financing activities, (iii) depreciation, (iv) amortization (including but not limited to amortization of goodwill and intangibles and amortization and write-off of financing costs), (v) any non-cash charges, losses and expenses, including any write-offs or write-downs; provided that if any such non-cash charge represents an accrual or reserve for potential cash items in any future four-fiscal quarter period (a) the Borrower may determine not to add back such non-cash charge in the period for which Consolidated EBITDA is being calculated and (b) to the extent the Borrower does decide to add back such non-cash charge, the cash payment in respect thereof in such future four-fiscal quarter period will be subtracted from Consolidated EBITDA for such future four-fiscal quarter period, (vi) reasonable out-of-pocket transaction fees, expenses or charges (including legal, advisory and brokerage or other financing fees), or, without duplication, any amortization or write-off thereof related to any transaction that is out of the ordinary course of business including equity offerings (to the extent the proceeds thereof were intended to be contributed to the equity capital of the Borrower or its Restricted Subsidiaries), Investments, acquisitions, dispositions, recapitalizations, mergers, option buyouts or Indebtedness permitted to be consummated or incurred by this Agreement (including any Refinancing Indebtedness in respect thereof) or any amendments, waivers or other modifications under the agreements relating to such Indebtedness (including any amendments, waivers or other modifications of this Agreement) or similar transactions (in each case whether or not consummated or incurred), (vii) the amount of any loss or expense attributable to non-controlling interests, (viii) all deferred financing costs written off and premiums paid in connection with any early extinguishment of Hedging Obligations or other derivative instruments, (ix) any management, monitoring, consulting, transaction and advisory fees (including termination fees) and related indemnities, charges and expenses paid to or accrued to or on behalf of any Parent Entity or any of the Permitted Holders in each case to the extent permitted hereunder, (x) interest and investment income, (xi) the amount of loss on any Financing Disposition, (xii) any costs or expenses pursuant to any management or employee stock option or other equity-related plan, program or arrangement, or other benefit plan, program or arrangement, or any equity subscription or equityholder agreement, to the extent funded with cash proceeds contributed to the capital of the Borrower or an issuance of Capital Stock of the Borrower (other than Disqualified Stock) and excluded from the calculation set forth in Subsection 8.2(a)(3), (xiii) all fees, costs and expenses related to the Transactions, (xiv) non-operating professional fees, costs and expenses, (xv) [reserved], (xvi) expense or charges to the extent paid or reimbursed by a third party, (xvii) earn-out obligations incurred in connection with any acquisition or other Investment permitted under this Agreement, (xviii) all charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of Capital Stock held by Management Investors and all losses, charges and expenses related to payments made to holders of options or other derivative Capital Stock in the common equity of the Borrower or any Parent Entity in connection with, or as a result of, any distribution being made to equityholders of such Person or any of its direct or indirect parents, which payments are being made to compensate such option holders as though they were equityholders at the time of, and entitled to share in, such distribution, (xix) all losses, charges and expenses in connection with the pre-opening and opening of stores, distribution centers and other facilities and operating losses attributable to any store, distribution center or other facility to the extent such losses, charges or expenses were incurred before or within twenty-four (24) months after the opening of such store, distribution center or other facility, (xx) [reserved], (xxi) payments in the nature of compensation or expense reimbursement to independent board members, (xxii) the excess of GAAP rent expense over actual cash rent paid due to the use of straight line rent for GAAP purposes and (xxiii) business optimization expenses (including expenses related to consolidation initiatives), relocation and integration expenses, costs, charges, expenses, accruals and reserves related to cost savings initiatives, strategic initiatives and initiatives aimed at profitability improvement, and other restructuring costs, charges, expenses, accruals and reserves (which, for the avoidance of doubt, shall include the effect of inventory optimization programs, consolidation, relocation and closing of stores, distribution centers, warehouses and other facilities and exiting lines of business, operating expense reductions, personnel relocation, restructuring, redundancy, recruiting, severance, termination, settlement and judgment, one-time compensation charges, the amount of any signing, retention and completion bonuses, new systems design and implementation costs, software development costs and curtailments and project startup costs), and (xxiv) charges, costs, expenses or fees associated with the implementation of ASC 606 or any comparable regulation, plus (y) the amount of net cost savings, operating expense reductions, revenue enhancements and synergies projected by the Borrower in good faith to be realized as the result of actions taken or to be taken on or prior to the date that is twenty-four (24) months after the Third Amendment Effective Date, or twenty-four (24) months after the consummation of any operational change, respectively (which costs savings, operating expense reductions and synergies shall be reasonably identifiable and factually supportable, certified by a Responsible Officer of the Borrower and calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions (which adjustments may be incremental to pro forma adjustments made pursuant to the proviso to the definition of “Consolidated First Lien Leverage Ratio”, “Consolidated Secured Leverage Ratio” or “Consolidated Total Leverage Ratio”); provided that the aggregate amount added pursuant to this clause (y) for any period of twenty-four (24) consecutive fiscal months shall not exceed the greater of (i) $67,500,000 and (ii) 25% of Consolidated EBITDA for the most recently ended four-fiscal quarter period for which consolidated financial statements of the Borrower are available (calculated prior to giving effect to any increase pursuant to this clause (y)).

“Consolidated First Lien Indebtedness”: as of any date of determination, (i) an amount equal to the Consolidated Secured Indebtedness (without regard to clause (ii) of the definition thereof) as of such date that in each case is then secured by Liens on property or assets of the Borrower and its Restricted Subsidiaries (other than property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby) on a pari passu basis with the Term Loan Facility Obligations and obligations under the Senior ABL Facility, minus (ii) the sum of (A) the amount of such Indebtedness consisting of Indebtedness of a type referred to in, or Incurred pursuant to, Subsection 8.1(b)(ix) and (B) Unrestricted Cash of the Borrower and its Restricted Subsidiaries.

“Consolidated First Lien Leverage Ratio”: as of any date of determination, the ratio of (i) Consolidated First Lien Indebtedness as at such date (after giving effect to any Incurrence or Discharge of Indebtedness on such date) to (ii) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Borrower are available, provided that:

(1)            if, since the beginning of such period, the Borrower or any Restricted Subsidiary shall have made a Sale, the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(2)            if, since the beginning of such period, the Borrower or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made a Purchase, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

(3)            if, since the beginning of such period, any Person became a Restricted Subsidiary or was merged or consolidated with or into the Borrower or any Restricted Subsidiary, and since the beginning of such period such Person shall have made any Sale or Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the Borrower or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period;

provided that, in the event that the Borrower shall classify Indebtedness Incurred on the date of determination as secured on a pari passu basis with the Term Loan Facility Obligations and obligations under the Senior ABL Facility in part pursuant to clause (k)(1) of the “Permitted Liens” definition in respect of Indebtedness Incurred pursuant to clause (ii) of the definition of Maximum Incremental Facilities Amount and in part pursuant to one or more other clauses of the definition of “Permitted Liens” (other than clause (s)), as provided in clause (x) of the final paragraph of such definition, any calculation of the Consolidated First Lien Leverage Ratio, including in the definition of “Maximum Incremental Facilities Amount”, shall not include any such Indebtedness (and shall not give effect to any Discharge of Indebtedness from the proceeds thereof) to the extent secured pursuant to any such other clause of such definition and (y) in the event that the Borrower shall classify Indebtedness Incurred on the date of determination as secured on a pari passu basis with Term Loan Facility Obligations and obligations under the Senior ABL Facility in part pursuant to clause (s) of the “Permitted Liens” definition and in part pursuant to one or more other clause of the definition of “Permitted Liens” (other than clause (k)(1) in respect of Indebtedness Incurred pursuant to clause (ii) of the definition of “Maximum Incremental Facilities Amount”), as provided in clause (y) of the final paragraph of such definition, any calculation of the Consolidated First Lien Leverage Ratio shall not include any such Indebtedness (and shall not give effect to any Discharge of Indebtedness from the proceeds thereof) to the extent secured pursuant to any such other clause of such definition.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof (including in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by the Chief Financial Officer or another Responsible Officer of the Borrower; provided that with respect to cost savings or synergies relating to any Sale, Purchase or other transaction, the related actions are expected by the Borrower to be taken no later than 18 months after the date of determination.

“Consolidated Interest Expense”: for any period, the sum, without duplication, of (i) the total interest expense of the Borrower and its Restricted Subsidiaries to the extent deducted in calculating Consolidated Net Income, net of any interest income of the Borrower and its Restricted Subsidiaries, including any such interest expense consisting of (A) interest expense attributable to Capitalized Lease Obligations, (B) amortization of debt discount, (C) interest in respect of Indebtedness of any other Person that has been Guaranteed by the Borrower or any Restricted Subsidiary, but only to the extent that such interest is actually paid by the Borrower or any Restricted Subsidiary, (D) non-cash interest expense, (E) the interest portion of any deferred payment obligation, (F) commissions, discounts and other fees and charges owed with respect to letters of credit, bankers’ acceptance financing bridge commitments or other financing fees, (G) movement in the mark-to-market valuation of hedging obligations or (H) interest expense associated with Capital Stock, minus (ii) to the extent otherwise included in such interest expense referred to in clause (i) above, Special Purpose Financing Expenses, accretion or accrual of discounted liabilities not constituting Indebtedness, expense resulting from discounting of Indebtedness in conjunction with recapitalization or purchase accounting, and any “additional interest” in respect of registration rights arrangements for any securities, amortization or write-off of financing costs, in each case under clauses (i) through (ii) above as determined on a Consolidated basis in accordance with GAAP; provided that gross interest expense shall be determined after giving effect to any net payments made or received by the Borrower and its Restricted Subsidiaries with respect to Interest Rate Agreements.

“Consolidated Net Income”: for any period, the net income (loss) of the Borrower and its Restricted Subsidiaries for such period, determined on a Consolidated basis in accordance with GAAP (adjusted to reflect any charge, tax or expense incurred or accrued by Holdings or any Parent Entity during such period attributable to the operations of the Borrower and its Subsidiaries as though such charge, tax or expense had been incurred by the Borrower, to the extent that the Borrower has made or would be entitled under the Loan Documents to make any Restricted Payment or other payment to or for the account of Holdings in respect thereof) and before any reduction in respect of Preferred Stock dividends; provided that, without duplication, there shall not be included in such Consolidated Net Income:

(i)            any net income (loss) of any Person if such Person is not the Borrower or a Restricted Subsidiary, except that (A) the Borrower’s or any Restricted Subsidiary’s net income for such period shall be increased by the aggregate amount actually distributed by such Person during such period to the Borrower or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (ii) below), to the extent not already included therein, and (B) the Borrower’s or any Restricted Subsidiary’s equity in the net loss of such Person shall be included to the extent of the aggregate Investment of the Borrower or any of its Restricted Subsidiaries in such Person,

(ii)            solely for purposes of determining the amount available for Restricted Payments under Subsection 8.2(a)(3)(A) and Excess Cash Flow, any net income (loss) of any Restricted Subsidiary that is not a Subsidiary Guarantor if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of similar distributions by such Restricted Subsidiary, directly or indirectly, to the Borrower by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its stockholders (other than (x) restrictions that have been waived or otherwise released, (y) restrictions pursuant to this Agreement or the other Loan Documents, and (z) restrictions in effect on the Closing Date with respect to a Restricted Subsidiary and other restrictions with respect to such Restricted Subsidiary that taken as a whole are not materially less favorable to the Lenders than such restrictions in effect on the Closing Date as determined by the Borrower in good faith), except that (A) the Borrower’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of any dividend or distribution that was or that could have been made by such Restricted Subsidiary during such period to the Borrower or another Restricted Subsidiary (subject, in the case of a dividend that could have been made to another Restricted Subsidiary, to the limitation contained in this clause (ii)) and (B) the net loss of such Restricted Subsidiary shall be included to the extent of the aggregate Investment of the Borrower or any of its other Restricted Subsidiaries in such Restricted Subsidiary,

(iii)            (x) any net after-tax gain or loss realized upon the sale, abandonment or other disposition of any asset of the Borrower or any Restricted Subsidiary (including pursuant to any sale/leaseback transaction) that is not sold, abandoned or otherwise disposed of in the ordinary course of business (as determined by the Borrower in good faith) and (y) any net after-tax gain or loss realized upon the disposal, abandonment, closure or discontinuation of operations of the Borrower or any Restricted Subsidiary, and any net after-tax income (loss) from disposed, abandoned or discontinued operations (but if such operations are classified as discontinued because they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of),

(iv)            any net after-tax extraordinary, unusual or nonrecurring gain, loss or charge,

(v)            the cumulative effect of a change in accounting principles,

(vi)            any net after-tax income or loss (less all fees, expenses and charges related thereto) attributable to the extinguishment of Indebtedness or Hedging Obligations or other derivative instruments,

(vii)            any non-cash gain, loss, expense or charge attributable to the movement in the mark-to-market valuation in respect of Hedge Agreements,

(viii)            any unrealized foreign currency translation gains or losses, including in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person,

(ix)            any non-cash expenses realized or resulting from stock option plans, employee benefit plans or agreements or post-employment benefit plans or agreements, or grants or sale of limited liability company interests, stock, stock appreciation, stock options, restricted stock, preferred stock or other equity based awards,

(x)            any costs or expenses incurred in connection with the payment of dividend equivalent rights to option holders pursuant to any management equity plan, stock option plan or any other management or employee benefit plan or agreement or post-employment benefit plan or agreement will be excluded;

(xi)            any non-cash charge, expense or other impact attributable to application of the purchase, fair value or recapitalization method of accounting (including the total amount of depreciation and amortization, cost of sales or other non-cash expense resulting from the write-downs and write-offs of assets to the extent resulting from such purchase or recapitalization accounting adjustments), non-cash charges for deferred tax valuation allowances and non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP,

(xii)            expenses related to the conversion of various employee benefit programs in connection with the Transactions, and non-cash compensation related expenses, and

(xiii)            to the extent covered by insurance and actually reimbursed (or the Borrower has determined that there exists reasonable evidence that such amount will be reimbursed by the insurer and such amount is not denied by the applicable insurer in writing within 180 days and is reimbursed within 365 days of the date of such evidence (with a deduction in any future calculation of Consolidated Net Income for any amount so added back to the extent not so reimbursed within such 365 day period)), any expenses with respect to liability or casualty events or business interruption.

Notwithstanding the foregoing, for the purpose of Subsection 8.2(a)(3)(A) only, there shall be excluded from Consolidated Net Income, without duplication, any income consisting of dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Borrower or a Restricted Subsidiary, and any income consisting of return of capital, repayment or other proceeds from dispositions or repayments of Investments consisting of Restricted Payments, in each case to the extent such income would be included in Consolidated Net Income and such related dividends, repayments, transfers, return of capital or other proceeds are applied by the Borrower to increase the amount of Restricted Payments permitted under Subsection 8.2(a)(3)(C) or (D).

“Consolidated Secured Indebtedness”: as of any date of determination, (i) an amount equal to the Consolidated Total Indebtedness (without regard to clause (ii) of the definition thereof) as of such date that in each case is then secured by Liens on property or assets of the Borrower and its Restricted Subsidiaries (other than property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby), minus (ii) the sum of (A) the amount of such Indebtedness consisting of Indebtedness of a type referred to in, or Incurred pursuant to, Subsection 8.1(b)(ix) and (B) Unrestricted Cash of the Borrower and its Restricted Subsidiaries.

“Consolidated Secured Leverage Ratio”: as of any date of determination, the ratio of (i) Consolidated Secured Indebtedness as at such date (after giving effect to any Incurrence or Discharge of Indebtedness on such date) to (ii) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Borrower are available, provided that:

(1)            if, since the beginning of such period, the Borrower or any Restricted Subsidiary shall have disposed of any company, any business or any group of assets constituting an operating unit of a business, including any such disposition occurring in connection with a transaction causing a calculation to be made hereunder, or designated any Restricted Subsidiary as an Unrestricted Subsidiary (any such disposition or designation, a “Sale”), the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(2)            if, since the beginning of such period, the Borrower or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise acquired any company, any business or any group of assets constituting an operating unit of a business, including any such Investment or acquisition occurring in connection with a transaction causing a calculation to be made hereunder, or designated any Unrestricted Subsidiary as a Restricted Subsidiary (any such Investment, acquisition or designation, “Purchase”), Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

(3)            if, since the beginning of such period, any Person became a Restricted Subsidiary or was merged or consolidated with or into the Borrower or any Restricted Subsidiary, and since the beginning of such period such Person shall have made any Sale or Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the Borrower or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period;

provided that, in the event that the Borrower shall classify Indebtedness Incurred on the date of determination as secured in part pursuant to clause (k)(1) of the “Permitted Liens” definition in respect of Indebtedness Incurred pursuant to clause (ii) of the definition of Maximum Incremental Facilities Amount and in part pursuant to one or more other clauses of the definition of “Permitted Liens” (other than clause (s)), as provided in clause (x) of the final paragraph of such definition, any calculation of the Consolidated Secured Leverage Ratio, Consolidated First Lien Leverage Ratio or Consolidated Total Leverage Ratio, including in the definition of “Maximum Incremental Facilities Amount”, shall not include any such Indebtedness (and shall not give effect to any Discharge of Indebtedness from the proceeds thereof) to the extent secured pursuant to any such other clause of such definition and (y) in the event that the Borrower shall classify Indebtedness Incurred on the date of determination as secured in part pursuant to clause (s) of the “Permitted Liens” definition and in part pursuant to one or more other clause of the definition of “Permitted Liens” (other than clause (k)(1) in respect of Indebtedness Incurred pursuant to clause (ii) of the definition of “Maximum Incremental Facilities Amount”), as provided in clause (y) of the final paragraph of such definition, any calculation of the Consolidated Secured Leverage Ratio, Consolidated First Lien Leverage Ratio or Consolidated Total Leverage Ratio shall not include any such Indebtedness (and shall not give effect to any Discharge of Indebtedness from the proceeds thereof) to the extent secured pursuant to any such other clause of such definition.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof (including in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by the Chief Financial Officer or another Responsible Officer of the Borrower; provided that with respect to cost savings or synergies relating to any Sale, Purchase or other transaction, the related actions are expected by the Borrower to be taken no later than 18 months after the date of determination.

“Consolidated Total Assets”: as of any date of determination, the total assets, in each case reflected on the consolidated balance sheet of Parent as at the end of the most recently ended fiscal quarter for which a balance sheet is available, determined on a Consolidated basis in accordance with GAAP (and, in the case of any determination relating to any Incurrence of Indebtedness or Liens or any Investment, on a pro forma basis including any property or assets being acquired in connection therewith).

“Consolidated Total Indebtedness”: as of any date of determination, an amount equal to (i) the aggregate principal amount of outstanding Indebtedness of the Borrower and its Restricted Subsidiaries as of such date consisting of (without duplication) Indebtedness for borrowed money (including Purchase Money Obligations and unreimbursed outstanding drawn amounts under funded letters of credit); Capitalized Lease Obligations; and debt obligations evidenced by bonds, debentures, notes or similar instruments, determined on a Consolidated basis in accordance with GAAP (excluding items eliminated in Consolidation, and for the avoidance of doubt, excluding Hedging Obligations) minus (ii) the sum of (A) the amount of such Indebtedness consisting of Indebtedness of a type referred to in, or Incurred pursuant to, Subsection 8.1(b)(ix) and (B) Unrestricted Cash of the Borrower and its Restricted Subsidiaries.

“Consolidated Total Leverage Ratio”: as of any date of determination, the ratio of (i) Consolidated Total Indebtedness as at such date (after giving effect to any Incurrence or Discharge of Indebtedness on such date) to (ii) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of Parent are available, provided that:

(1)            if, since the beginning of such period, the Borrower or any Restricted Subsidiary shall have made a Sale (including any Sale occurring in connection with a transaction causing a calculation to be made hereunder), the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(2)            if, since the beginning of such period, the Borrower or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made a Purchase (including any Purchase occurring in connection with a transaction causing a calculation to be made hereunder), Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

(3)            if, since the beginning of such period, any Person became a Restricted Subsidiary or was merged or consolidated with or into the Borrower or any Restricted Subsidiary, and since the beginning of such period such Person shall have made any Sale or Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the Borrower or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period;

provided that, for purposes of the foregoing calculation, in the event that the Borrower shall classify Indebtedness Incurred on the date of determination as Incurred in part pursuant to Subsection 8.1(b)(x) (other than by reason of subclause (2) of the proviso to such clause (x)) and/or in part pursuant to one or more other clauses of Subsection 8.1(b) (as provided in Subsection 8.1(c)(ii)), Consolidated Total Indebtedness shall not include any such Indebtedness Incurred pursuant to one or more such other clauses of Subsection 8.1(b), and shall not give effect to any Discharge of any Indebtedness from the proceeds of any such Indebtedness being disregarded for purposes of the calculation of the Consolidated Total Leverage Ratio that otherwise would be included in Consolidated Total Indebtedness.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof (including in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by the Chief Financial Officer or another Responsible Officer of the Borrower; provided that with respect to cost savings or synergies relating to any Sale, Purchase or other transaction, the related actions are expected by the Borrower to be taken no later than 18 months after the date of determination.

“Consolidated Working Capital”: at any date, the excess of (a) the sum of all amounts (other than cash, Cash Equivalents and Temporary Cash Investments) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower at such date excluding the current portion of current and deferred income taxes over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower on such date, including deferred revenue but excluding, without duplication, (i) the current portion of any Funded Debt, (ii) all Indebtedness consisting of Loans to the extent otherwise included therein, (iii) the current portion of interest and (iv) the current portion of current and deferred income taxes.

“Consolidation”: the consolidation of the accounts of each of the Restricted Subsidiaries with those of the Borrower in accordance with GAAP; provided that “Consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Borrower or any Restricted Subsidiary in any Unrestricted Subsidiary will be accounted for as an investment. The term “Consolidated” has a correlative meaning.

“Contract Consideration”: as defined in the definition of “Excess Cash Flow”.

“Contractual Obligation”: as to any Person, any provision of any material security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution Amounts”: the aggregate amount of capital contributions applied by the Borrower to permit the Incurrence of Contribution Indebtedness pursuant to Subsection 8.1(b)(xi).

“Contribution Indebtedness”: Indebtedness of the Borrower or any Restricted Subsidiary in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions, the proceeds from the issuance of Disqualified Stock or contributions by the Borrower or any Restricted Subsidiary) made to the capital of the Borrower or such Restricted Subsidiary after the Closing Date (whether through the issuance or sale of Capital Stock or otherwise); provided that such Contribution Indebtedness (a) is Incurred within 180 days after the receipt of the related cash contribution and (b) is so designated as Contribution Indebtedness pursuant to a certificate of a Responsible Officer of the Borrower on the date of Incurrence thereof.

“Currency Agreement”: in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.

“Daily Simple SOFR”: for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Declined Amount”: as defined in Subsection 4.4(h).

“Default”: any of the events specified in Subsection 9.1, whether or not any requirement for the giving of notice (other than, in the case of Subsection 9.1(e), a Default Notice), the lapse of time, or both, or any other condition specified in Subsection 9.1, has been satisfied.

“Default Notice”: as defined in Subsection 9.1(e).

“Deposit Account”: any deposit account (as such term is defined in Article 9 of the UCC).

“Designated Noncash Consideration”: the Fair Market Value of noncash consideration received by the Borrower or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Noncash Consideration pursuant to a certificate of a Responsible Officer of the Borrower, setting forth the basis of such valuation.

“Designation Date”: as defined in Subsection 2.10(f).

“Discharge”:  the Borrower or any Restricted Subsidiary shall have repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged any Indebtedness that is no longer outstanding on the relevant date of determination.

“Discount Prepayment Accepting Lender”: as defined in Subsection 4.4(l)(ii)(2).

“Discount Range”: as defined in Subsection 4.4(l)(iii)(1).

“Discount Range Prepayment Amount”: as defined in Subsection 4.4(l)(iii)(1).

“Discount Range Prepayment Notice”: a written notice of the Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Subsection 4.4(l) substantially in the form of Exhibit N.

“Discount Range Prepayment Offer”: the irrevocable written offer by a Lender, substantially in the form of Exhibit O, submitted in response to an invitation to submit offers following the Administrative Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date”: as defined in Subsection 4.4(l)(iii)(1).

“Discount Range Proration”: as defined in Subsection 4.4(l)(iii)(3).

“Discounted Prepayment Determination Date”: as defined in Subsection 4.4(l)(iv)(3).

“Discounted Prepayment Effective Date”: in the case of a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers, or otherwise five Business Days following the receipt by each relevant Lender of notice from the Administrative Agent in accordance with Subsection 4.4(l)(ii), Subsection 4.4(l)(iii) or Subsection 4.4(l)(iv), as applicable unless a shorter period is agreed to between the Borrower and the Administrative Agent.

“Discounted Term Loan Prepayment”: as defined in Subsection 4.4(l)(i).

“Disinterested Directors”: with respect to any Affiliate Transaction, one or more members of the Board of Directors of the Borrower, or one or more members of the Board of Directors of a Parent Entity, having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of any such Board of Directors shall not be deemed to have such a financial interest by reason of such member’s holding Capital Stock of the Borrower or any Parent Entity or any options, warrants or other rights in respect of such Capital Stock.

“Disposition”: as defined in the definition of the term “Asset Disposition” in this Subsection 1.1.

“Disqualified Lender” shall mean (i) any person identified by the Borrower to the Administrative Agent in writing by name that is or becomes an operating company competitor of the Borrower and/or any its Subsidiaries, (ii) any person that is identified by the Borrower to the Lead Arrangers and the Administrative Agent (or its Affiliates) in writing by name on or prior to the Third Amendment Effective Date; and (iii) any affiliate of any person described in clauses (i) or (ii) above that are either (x) reasonably identifiable solely on the basis of such affiliate’s name or (y) identified in writing by name by the Borrower to the Administrative Agent from time to time, other than, with respect to this clause (iii), any bank, financial institution or fund that regularly invests in commercial loans or similar extensions of credit in the ordinary course of business and for which no personnel directly involved with the relevant person (A) makes investment decisions or (B) has access to non-public information relating to the Borrower and/or its Subsidiaries.

“Disqualified Stock”: with respect to any Person, any Capital Stock (other than Management Stock) that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control” or an Asset Disposition or other disposition) (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control” or an Asset Disposition or other disposition), in whole or in part, in each case on or prior to the Initial Term Loan Maturity Date; provided that Capital Stock issued to any employee benefit plan, or by any such plan to any employees or other eligible service providers of the Borrower or any Subsidiary, shall not constitute Disqualified Stock solely because it may be required to be repurchased or otherwise acquired or retired in order to satisfy applicable statutory or regulatory obligations.

“Dollars” and “$”: dollars in lawful currency of the United States of America.

“Domestic Subsidiary”: any Restricted Subsidiary of the Borrower other than a Foreign Subsidiary.

“ECF Payment Amount”: as defined in Subsection 4.4(e)(iii)(A).

“ECF Payment Date”: as defined in Subsection 4.4(e)(iii).

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, United Kingdom, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Engagement Letter”: the Engagement Letter, dated as of September 14, 2016, among the Borrower and the Lead Arrangers.

“Environmental Costs”: any and all costs or expenses (including attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, fines, penalties, damages, settlement payments, judgments and awards), of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way relating to, any actual or alleged violation of, noncompliance with or liability under any Environmental Laws. Environmental Costs include any and all of the foregoing, without regard to whether they arise out of or are related to any past, pending or threatened proceeding of any kind.

“Environmental Laws”: any and all U.S. or foreign, federal, state, provincial, territorial, local or municipal laws, rules, orders, enforceable guidelines and orders-in-council, regulations, statutes, ordinances, codes, decrees, and such requirements of any Governmental Authority properly promulgated and having the force and effect of law or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning the management, discharge, release, registration or emissions of Materials of Environmental Concern or protection of human health (as it relates to exposure to Materials of Environmental Concern) or the environment, as have been, or now or at any relevant time hereafter are, in effect.

“Environmental Permits”: any and all permits, licenses, registrations, notifications, exemptions and any other authorization required under any Environmental Law.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“EU Bail-In Legislation Schedule”: EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

~~“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Adjusted LIBOR Rate.~~

“Event of Default”: any of the events specified in Subsection 9.1, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Excess Cash Flow”: for any period, an amount equal to the excess of:

(a)            the sum, without duplication, of

(i)            Consolidated Net Income for such period,

(ii)            an amount equal to the amount of all non-cash charges to the extent deducted in calculating such Consolidated Net Income and cash receipts to the extent excluded in calculating such Consolidated Net Income (except to the extent such cash receipts are attributable to revenue or other items that would be included in calculating Consolidated Net Income for any prior period),

(iii)            decreases in Consolidated Working Capital for such period (other than any such decreases arising (x) from any acquisition or disposition of (a) any business unit, division, line of business or Person or (b) any assets other than in the ordinary course of business (each, an “ECF Acquisition” or “ECF Disposition”, respectively) by the Borrower and its Restricted Subsidiaries completed during such period, (y) from the application of purchase accounting or (z) as a result of the reclassification of any item from short-term to long-term or vice versa),

(iv)            an amount equal to the aggregate net non-cash loss on Asset Dispositions (or any Disposition specifically excluded from the definition of the term “Asset Disposition”) by the Borrower and its Restricted Subsidiaries during such period (other than in the ordinary course of business) to the extent deducted in calculating such Consolidated Net Income,

(v)            cash receipts in respect of Hedge Agreements during such period to the extent not otherwise included in calculating such Consolidated Net Income, and

(vi)            any extraordinary, unusual or nonrecurring cash gain,

over (b) the sum, without duplication, of

(i)            an amount equal to the amount of all non-cash credits included in calculating such Consolidated Net Income and cash charges to the extent not deducted in calculating such Consolidated Net Income,

(ii)            without duplication of amounts deducted pursuant to clause (xi) below in prior years, the amount of Capital Expenditures either made in cash or accrued during such period (provided that, whether any such Capital Expenditures shall be deducted for the period in which cash payments for such Capital Expenditures have been paid or the period in which such Capital Expenditures have been accrued shall be at the Borrower’s election; provided, further that, in no case shall any accrual of a Capital Expenditure which has previously been deducted give rise to a subsequent deduction upon the making of such Capital Expenditure in cash in the same or any subsequent period), except to the extent that such Capital Expenditures were financed with the proceeds of long-term Indebtedness of the Borrower or its Restricted Subsidiaries (unless such Indebtedness has been repaid),

(iii)            the aggregate amount of all principal payments, purchases or other retirements of Indebtedness of the Borrower and its Restricted Subsidiaries, except to the extent financed with the proceeds of long-term Indebtedness of the Borrower or its Restricted Subsidiaries (including (A) the principal component of payments in respect of Capitalized Lease Obligations, (B) the amount of any repayment of Term Loans pursuant to Subsection 2.2(b), (C) the amount of a mandatory prepayment of Term Loans pursuant to Subsection 4.4(e)(i) and any mandatory prepayment, repayment or redemption of Pari Passu Indebtedness pursuant to requirements under the agreements governing such Pari Passu Indebtedness similar to the requirements set forth in Subsection 4.4(e)(i), to the extent required due to an Asset Disposition (or any disposition specifically excluded from the definition of the term “Asset Disposition”) that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase (except to the extent financed with the proceeds of long-term Indebtedness of the Borrower or its Restricted Subsidiaries), but excluding all other payments of Loans made during such period, and (D) the amount of repayment of Term Loans under Subsections 4.4(a) and 4.4(l)), but excluding such payments, purchases or other retirements to the extent such payments, purchases or other retirements reduce the ECF Payment Amount pursuant to Subsection 4.4(e)(iii)),

(iv)            an amount equal to the aggregate net non-cash gain on Asset Dispositions (or any Disposition specifically excluded from the definition of the term “Asset Disposition”) by the Borrower and its Restricted Subsidiaries during such period (other than in the ordinary course of business) to the extent included in calculating such Consolidated Net Income,

(v)            increases in Consolidated Working Capital for such period (other than any such increases arising (x) from any ECF Acquisition or ECF Disposition by the Borrower and its Restricted Subsidiaries completed during such period, (y) from the application of purchase accounting or (z)  as a result of the reclassification from short-term to long-term or vice versa);

(vi)            payments by the Borrower and its Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and its Restricted Subsidiaries other than Indebtedness, to the extent not already deducted in calculating Consolidated Net Income,

(vii)            without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the aggregate amount of cash consideration paid by the Borrower and its Restricted Subsidiaries (on a consolidated basis) in connection with Investments (including acquisitions) made during such period constituting “Permitted Investments” (other than Permitted Investments of the type described in clause (iii) of the definition thereof and intercompany Investments by and among the Borrower and its Restricted Subsidiaries) or made pursuant to Subsection 8.2 to the extent that such Investments were financed with internally generated cash flow of the Borrower and its Restricted Subsidiaries,

(viii)            the amount of Restricted Payments (other than Investments) made in cash during such period (on a consolidated basis) by the Borrower and its Restricted Subsidiaries pursuant to Subsection 8.2(b) (other than Subsection 8.2(b)(vi)), to the extent such Restricted Payments were financed with internally generated cash flow of the Borrower and its Restricted Subsidiaries,

(ix)            the aggregate amount of expenditures actually made by the Borrower and its Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period and are not deducted or excluded in calculating Consolidated Net Income,

(x)            the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and its Restricted Subsidiaries during such period that are made in connection with any prepayment of Indebtedness to the extent that such payments are not deducted in calculating Consolidated Net Income,

(xi)            at the Borrower’s election, without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower or any of its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Investments constituting “Permitted Investments” (other than Permitted Investments of the type described in clause (iii) of the definition thereof and intercompany Investments by and among the Borrower and its Restricted Subsidiaries) or made pursuant to Subsection 8.2 or Capital Expenditures to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such period; provided that to the extent the aggregate amount of internally generated cash actually utilized to finance such Investments and Capital Expenditures during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters,

(xii)            (a) the amount of taxes (including penalties and interest) paid in cash or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in calculating such Consolidated Net Income for such period and (b) the amount of taxes (including penalties and interest) to be paid in cash or tax reserves set aside or payable (without duplication) within 180 days after the end of such period provided that the amounts described in this clause (b) will not reduce Excess Cash Flow in subsequent periods,

(xiii)            cash expenditures in respect of Hedge Agreements during such period to the extent not deducted in calculating such Consolidated Net Income, and

(xiv)            any extraordinary, unusual or nonrecurring cash loss or charge (including fees, expenses and charges associated with the Transactions and any acquisition, merger, consolidation or amalgamation after the Closing Date).

“Exchange Act”: the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Contribution”: Net Cash Proceeds, or the Fair Market Value of property or assets, received by the Borrower as capital contributions to the Borrower after the Closing Date or from the issuance or sale (other than to a Restricted Subsidiary) of Capital Stock (other than Disqualified Stock) of the Borrower, in each case to the extent designated as an Excluded Contribution pursuant to a certificate of a Responsible Officer of the Borrower and not previously included in the calculation set forth in Subsection 8.2(a)(3)(B)(x) for purposes of determining whether a Restricted Payment may be made.

“Excluded Information”: as defined in Subsection 4.4(l)(i).

“Excluded Property”: has the meaning set forth in the Security Agreement.

“Excluded Subsidiary”: at any date of determination, any Subsidiary of the Borrower:

(a)            that is an Immaterial Subsidiary;

(b)            that is prohibited by Requirement of Law or Contractual Obligations existing on the Closing Date (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof) from Guaranteeing the Term Loan Facility Obligations or if Guaranteeing the Term Loan Facility Obligations would require governmental (including regulatory) consent, approval, license or authorization unless such consent, approval, license or authorization has been received;

(c)            with respect to which the Borrower and the Administrative Agent reasonably agree that the burden or cost or other consequences of providing a guarantee of the Term Loan Facility Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom;

(d)            with respect to which the provision of such guarantee of the Term Loan Facility Obligations would result in material adverse tax consequences to the Borrower or any of its Subsidiaries (as reasonably determined by the Borrower and notified in writing to the Administrative Agent by the Borrower);

(e)            that is a Subsidiary of a Foreign Subsidiary;

(f)            that is a joint venture or Non-Wholly Owned Subsidiary;

(g)            that is an Unrestricted Subsidiary;

(h)            that is a Captive Insurance Subsidiary;

(i)            that is a Special Purpose Entity;

(j)            that is a Subsidiary formed solely for the purpose of (x) becoming a Parent Entity, or (y) merging with the Borrower or any Parent Entity in connection with another Subsidiary becoming a Parent Entity, in each case to the extent such entity becomes a Parent Entity or is merged with the Borrower or any Parent Entity within 60 days of the formation thereof, or otherwise creating or forming a Parent Entity; or

(k)            that is a not for profit Subsidiary;

provided that, notwithstanding the foregoing, any Subsidiary that Guarantees the payment of the Senior ABL Facility Agreement shall not be an Excluded Subsidiary.

Subject to the proviso in the preceding sentence, any Subsidiary that fails to meet the foregoing requirements as of the last day of the period of the most recent four consecutive fiscal quarters for which consolidated financial statements of Parent are available shall continue to be deemed an Excluded Subsidiary hereunder until the date that is 60 days following the date on which such annual or quarterly financial statements were required to be delivered pursuant to Subsection 7.1 with respect to such period. If reasonably requested by the Administrative Agent, the Borrower shall provide to the Administrative Agent a list of all Excluded Subsidiaries promptly following such request.

“Excluded Taxes”: any Taxes measured by or imposed upon the net income (however denominated) of any Agent or Lender or its applicable lending office, or any branch or affiliate thereof, and all franchise Taxes, branch profits Taxes, in each case imposed: (i) by the jurisdiction under the laws of which such Agent or Lender, applicable lending office, branch or affiliate is organized or is located, or in which its principal executive office is located, or any nation within which such jurisdiction is located or any political subdivision thereof; or (ii) by reason of any present or former connection between the jurisdiction imposing such Tax and such Agent or Lender, applicable lending office, branch or affiliate other than a connection arising solely from such Agent or Lender having executed, delivered or performed its obligations under, or received payment under or enforced, this Agreement or any Notes, (iii) in the case of the Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Loan or Commitment pursuant to a law in effect on the date on which (a) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Subsection 4.13(c)) or (b) such Lender changes its lending office, except in each case to the extent that, pursuant to Subsection 4.11, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iv) Taxes applicable to Lender or Agent’s failure to comply with Subsection 4.11(b), (c) and (d), and (v) any withholding Tax imposed by FATCA.

“Exempt Sale and Leaseback Transaction”: any Sale and Leaseback Transaction (a) in which the sale or transfer of property occurs within 180 days of the acquisition of such property by the Borrower or any of its Subsidiaries or (b) that involves property with a book value of the greater of $27,000,000 and 10% of Consolidated EBITDA or less (for the most recently ended four-fiscal quarter period for which consolidated financial statements of the Borrower are available) and is not part of a series of related Sale and Leaseback Transactions involving property with an aggregate value in excess of such amount and entered into with a single Person or group of Persons. For purposes of the foregoing, “Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing by the Borrower or any of its Subsidiaries of real or personal property that has been or is to be sold or transferred by the Borrower or any such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Subsidiary.

“Existing Credit Agreement”: the Credit Agreement, dated as of May 1, 2013 among the Borrower, Holdings, the lenders party thereto, GCI Capital Markets LLC as administrative agent and collateral agent and Golub Capital Markets LLC (f/k/a GCI Capital Markets LLC) as sole bookrunner and co-lead arranger and MCS Capital Markets LLC, as co-lead arranger and syndication agent, as in effect as of the Closing Date.

“Existing Term Loans”: as defined in Subsection 2.10(a).

“Existing Term Tranche”: as defined in Subsection 2.10(a).

“Extended Term Loans”: as defined in Subsection 2.10(a).

“Extended Term Tranche”: as defined in Subsection 2.10(a).

“Extending Lender”: as defined in Subsection 2.10(b).

“Extension”: as defined in Subsection 2.10(b).

“Extension Amendment”: as defined in Subsection 2.10(c).

“Extension Date”: as defined in Subsection 2.10(d).

“Extension Election”: as defined in Subsection 2.10(b).

“Extension of Credit”: as to any Lender, the making of an Initial Term Loan (excluding any Supplemental Term Loans being made under the Initial Term Loan Tranche).

“Extension Request”: as defined in Subsection 2.10(a).

“Extension Request Deadline”: as defined in Subsection 2.10(b).

“Extension Series”: all Extended Term Loans that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Term Loans provided for therein are intended to be part of any previously established Extension Series) and that provide for the same interest margins and amortization schedule.

“Facility”: each of (a) the Initial Term Loan Facility, (b) Incremental Term Loans of the same Tranche, (c) any Extended Term Loans of the same Extension Series, (d) any Specified Refinancing Term Loans of the same Tranche and (e) any other committed facility hereunder and the Extensions of Credit made thereunder, and collectively the “Facilities”.

“Fair Market Value”: with respect to any asset or property, the fair market value of such asset or property as determined in good faith by senior management of the Borrower or the Board of Directors, whose determination shall be conclusive.

“FATCA”: Sections 1471 through 1474 of the Code as in effect on the Closing Date (and any amended or successor provisions that are substantially comparable), any regulations or other administrative authority promulgated thereunder, and any agreements entered into pursuant to Section 1471(b)(1) of the Code (or any amended or successor provisions that are substantially comparable) and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention entered into in connection with the implementation of such Sections of the Code.

“FCPA” ~~means~~: the Foreign Corrupt Practices Act of 1977, as amended.

“Federal District Court”: as defined in Subsection 11.13(a).

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fifth Amendment”: that certain Amendment No. 5 and Incremental Term Loan Agreement to Credit Agreement dated as of February 9, 2021 among Holdings, the Borrower, FD Sales, the Administrative Agent, the Required Lenders and the Additional Commitment Lenders.

“Fifth Amendment Effective Date”: February 9, 2021, the date on which all of the conditions contained in Section 4 of the Fifth Amendment have been satisfied or waived.

“Financing Disposition”: any sale, transfer, conveyance or other disposition of, or creation or incurrence of any Lien on, property or assets by the Borrower or any Subsidiary thereof to or in favor of any Special Purpose Entity, or by any Special Purpose Subsidiary, in each case in connection with the Incurrence by a Special Purpose Entity of Indebtedness, or obligations to make payments to the obligor on Indebtedness, which may be secured by a Lien in respect of such property or assets.

“FIRREA”: the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended from time to time.

“First Amendment”: means that certain Amendment No. 1 to Credit Agreement, dated as of March 31, 2017, among Holdings, the Borrower, the other Loan Parties party thereto, the Administrative Agent and the Lenders party thereto.

“First Amendment Effective Date”: means the date on which all of the conditions contained in Section 4 of the First Amendment have been satisfied or waived.

“First Lien Obligations”: (i) the Term Loan Facility Obligations and (ii) the Additional Obligations, Permitted Incremental Equivalent Debt, Permitted Debt Exchange Notes, Rollover Indebtedness and Refinancing Indebtedness in respect of the Indebtedness described in this clause (ii) (other than any such Additional Obligations, Permitted Incremental Equivalent Debt, Permitted Debt Exchange Notes, Rollover Indebtedness and Refinancing Indebtedness that are unsecured or secured by a Lien ranking junior to the Lien securing the Term Loan Facility Obligations) secured by a first priority security interest in the Term Priority Collateral and a second priority security interest in the ABL Priority Collateral, collectively.

“first priority”: with respect to any Lien purported to be created in any Collateral pursuant to any Security Document, that such Lien is the most senior Lien to which such Collateral is subject (subject to Liens permitted hereunder (including Permitted Liens) applicable to such Collateral which have priority over the respective Liens on such Collateral created pursuant to the relevant Security Document (or, in the case of Collateral constituting Pledged Interests (as defined in the Security Agreement), Permitted Liens of the type described in clauses (a), (k)(4) (other than subclause (z)), (l), (m), (n), (p)(1), (s), (w) and, solely with respect to Permitted Liens described in the foregoing clauses, (o) of the definition thereof)). For purposes of this definition, a Lien purported to be created in any Collateral pursuant to any Security Document will be construed as the “most senior Lien” to which such Collateral is subject, notwithstanding the existence of a Permitted Lien on the Collateral that is pari passu with the Lien on such Collateral, so long as such Permitted Lien is subject to the terms of the ABL/Term Loan Intercreditor Agreement or an Other Intercreditor Agreement.

“Fiscal Year”: any period of twelve (12) consecutive months ending on the last Thursday of any calendar year or any other date of any calendar year designated by the Borrower in accordance with Subsection 7.12, in each case calculated in accordance with the fiscal calendar of Parent.

“Fixed GAAP Date”: the Closing Date, provided that at any time after the Closing Date, the Borrower may by written notice to the Administrative Agent elect to change the Fixed GAAP Date to be the date specified in such notice, and upon such notice, the Fixed GAAP Date shall be such date for all periods beginning on and after the date specified in such notice.

“Fixed GAAP Terms”: (a) the definitions of the terms “Borrowing Base” “Capital Expenditures”, “Capitalized Lease Obligation”, “Consolidated EBITDA”, “Consolidated Interest Expense”, “Consolidated Net Income”, “Consolidated Secured Indebtedness”, “Consolidated First Lien Leverage Ratio”, “Consolidated Secured Leverage Ratio”, “Consolidated Total Assets”, “Consolidated Total Indebtedness”, “Consolidated Total Leverage Ratio”, “Consolidated Working Capital”, “Consolidation”, “Excess Cash Flow”, “Foreign Borrowing Base”, “Inventory” or “Receivables”, (b) all defined terms in this Agreement to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions, and (c) any other term or provision of this Agreement or the Loan Documents that, at the Borrower’s election, may be specified by the Borrower by written notice to the Administrative Agent from time to time.

“Floor”: a rate of interest equal to (i) zero percent (0.00%) or (ii) solely with respect to the Incremental B-1 Term Loans, one percent (1.00%).

“Foreign Borrowing Base”: the sum of (1) 92.50% of the net ordinary liquidation value of inventory held by the Borrower’s Foreign Subsidiaries, (2) 90.00% of all Receivables of the Borrower’s Foreign Subsidiaries, and (3) Unrestricted Cash of the Borrower’s Foreign Subsidiaries (in each case, determined as of the end of the most recently ended fiscal month for which internal consolidated financial statements of the Borrower are available, and, in the case of any determination relating to any Incurrence of Indebtedness, on a pro forma basis including (x) any property or assets of a type described above acquired since the end of such fiscal month and (y) any property or assets of a type described above being acquired in connection therewith).

“Foreign Pension Plan”: a registered pension plan which is subject to applicable pension legislation other than ERISA or the Code, which the Borrower or any Restricted Subsidiary sponsors or maintains, or to which it makes or is obligated to make contributions.

“Foreign Plan”: each Foreign Pension Plan, deferred compensation or other retirement or superannuation plan, fund, program, agreement, commitment or arrangement whether oral or written, funded or unfunded, sponsored, established, maintained or contributed to, or required to be contributed to, or with respect to which any liability is borne, outside the United States of America, by the Borrower or any of its Restricted Subsidiaries, other than any such plan, fund, program, agreement or arrangement sponsored by a Governmental Authority.

“Foreign Subsidiary”: any Subsidiary of the Borrower (a) that is organized under the laws of any jurisdiction outside of the United States of America and any Subsidiary of such Foreign Subsidiary or (b) that is a Foreign Subsidiary Holdco. Any subsidiary of the Borrower which is organized and existing under the laws of Puerto Rico or any other territory of the United States of America shall be a Foreign Subsidiary.

“Foreign Subsidiary Holdco”: any Restricted Subsidiary of the Borrower, so long as such Restricted Subsidiary has no material assets other than securities or indebtedness of one or more Foreign Subsidiaries (or Subsidiaries thereof). Any Subsidiary which is a Foreign Subsidiary Holdco that fails to meet the foregoing requirements as of any date of determination shall continue to be deemed a “Foreign Subsidiary Holdco” hereunder until the date that is 60 days following such date (or such later date as the Administrative Agent may reasonably agree).

“Fourth Amendment”: that certain Amendment No. 4 and Incremental Term Loan Agreement to Credit Agreement dated as of May 18, 2020 among Holdings, the Borrower, the other Loan Parties thereto, the Administrative Agent and each Incremental B-1 Term Loan Lender.

“Fourth Amendment Effective Date”: the date on which all of the conditions contained in Section 4 of the Fourth Amendment have been satisfied or waived.

“Funded Debt”: all Indebtedness of the Borrower and its Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of the Borrower or any Restricted Subsidiary, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all amounts of such debt required to be paid or prepaid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Term Loans.

“GAAP”: generally accepted accounting principles in the United States of America as in effect on the Fixed GAAP Date (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Agreement), including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, and subject to the following sentence. If at any time the SEC permits or requires U.S. domiciled companies subject to the reporting requirements of the Exchange Act to use IFRS in lieu of GAAP for financial reporting purposes, the Borrower may elect by written notice to the Administrative Agent to so use IFRS in lieu of GAAP and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the date specified in such notice, IFRS as in effect on the date specified in such notice (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Agreement) and (b) for prior periods, GAAP as defined in the first sentence of this definition. All ratios and computations based on GAAP contained in this Agreement shall be computed in conformity with GAAP.

“Governmental Authority”: the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Guarantee”: any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guaranty Agreement”: the Term Loan Guaranty Agreement delivered to the Collateral Agent as of the Closing Date, substantially in the form of Exhibit B hereto, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any such obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantor Subordinated Obligations”: with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Closing Date or thereafter Incurred) that is expressly subordinated in right of payment to the obligations of such Subsidiary Guarantor under its Subsidiary Guaranty pursuant to a written agreement.

“Guarantors”: the collective reference to Holdings and each Subsidiary Guarantor; and, to the extent the Borrower is a guarantor of Obligations that do not constitute Term Loan Facility Obligations, the Borrower, individually, each a “Guarantor”.

“Hedge Agreements”: collectively, Interest Rate Agreements, Currency Agreements and Commodities Agreements.

“Hedging Obligations”: as to any Person, the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodities Agreement.

“Holdings”: FDO Acquisition Corp., a Delaware corporation, and any successor in interest thereto.

“Identified Participating Lenders”: as defined in Subsection 4.4(l)(iii)(3).

“Identified Qualifying Lenders”: as defined in Subsection 4.4(l)(iv)(3).

“IFRS”: International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants, or any successor to either such board, or the SEC, as the case may be), as in effect from time to time.

“Immaterial Subsidiary”: any Subsidiary of the Borrower designated as such in writing by the Borrower to the Administrative Agent that (i) (x) contributed 5.00% or less of total revenues for the Borrower and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Borrower are available, determined on a consolidated basis in accordance with GAAP, and (y) had consolidated assets representing 5.00% or less of Consolidated Total Assets as of the end of the most recently ended financial period for which consolidated financial statements of the Borrower are available; and (ii) together with all other Immaterial Subsidiaries designated pursuant to the preceding clause (i), (x) contributed 10.00% or less of total revenues for the Borrower and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Borrower are available, determined on a consolidated basis in accordance with GAAP, and (y) had consolidated assets representing 10.00% or less of Consolidated Total Assets as of the end of the most recently ended financial period for which consolidated financial statements of the Borrower are available; provided, however, that no Subsidiary of the Borrower that Guarantees the payment of the Senior ABL Facility shall be an “Immaterial Subsidiary” hereunder. Subject to the proviso in the immediately preceding sentence, any Subsidiary so designated as an Immaterial Subsidiary that fails to meet the foregoing requirements as of the last day of the period of the most recent four consecutive fiscal quarters for which consolidated financial statements of the Borrower are available shall continue to be deemed an “Immaterial Subsidiary” hereunder until the date that is 60 days following the date on which such annual or quarterly financial statements were required to be delivered pursuant to Subsection 7.1(a) or 7.1(b) with respect to such period.

“Increase Supplement”: as defined in Subsection 2.8(c).

“Incremental B-1 Term Loan Commitment”: for each Incremental B-1 Term Loan Lender party to the Fourth Amendment on the Fourth Amendment Effective Date, its obligation to make Incremental B-1 Term Loans to the Borrower pursuant to Section 1(a) of the Fourth Amendment in an aggregate amount not to exceed at any one time outstanding the amount set forth opposite such Lender’s name on Schedule 2.01(a) to the Fourth Amendment directly below the column entitled “Incremental B-1 Term Loan Commitment” collectively, as to all the Lenders for such period, the “Incremental B-1 Term Loan Commitments”; the original aggregate amount of the Incremental B-1 Term Loan Commitments on the Fourth Amendment Effective Date is $75,000,000.

“Incremental B-1 Term Loan Lender”: at any time, any Lender that has an Incremental B-1 Term Loan Commitment or an Incremental B-1 Term Loan at such time.

“Incremental B-1 Term Loan Maturity Date”: February 14, 2027.

“Incremental B-1 Term Loan MFN Provision”: as defined in Subsection 2.8(d).

“Incremental B-1 Term Loans”: the Incremental Term Loans funded pursuant to the Fourth Amendment.

“Incremental Commitment Amendment”: as defined in Subsection 2.8(d).

“Incremental Commitments”: as defined in Subsection 2.8(a)(ii).

“Incremental Indebtedness”: Indebtedness Incurred by the Borrower pursuant to and in accordance with Subsection 2.8.

“Incremental Lenders”: as defined in Subsection 2.8(b).

“Incremental Loans”: as defined in Subsection 2.8(d).

“Incremental Term Loan”: any Incremental Loan made pursuant to an Incremental Term Loan Commitment.

“Incremental Term Loan Commitments”: as defined in Subsection 2.8(a).

“Incur”: issue, assume, enter into any Guarantee of, incur or otherwise become liable for; and the terms “Incurs,” “Incurred” and “Incurrence” shall have a correlative meaning; provided that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. Accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness, and the payment of dividends on Capital Stock constituting Indebtedness in the form of additional shares of the same class of Capital Stock, will not be deemed to be an Incurrence of Indebtedness. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed Incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.

“Indebtedness”: with respect to any Person on any date of determination (without duplication):

(i)            the principal of indebtedness of such Person for borrowed money;

(ii)            the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(iii)            all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit, bankers’ acceptances or other instruments plus the aggregate amount of drawings thereunder that have not then been reimbursed);

(iv)            all obligations of such Person to pay the deferred and unpaid purchase price of property (except Trade Payables), which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto;

(v)            all Capitalized Lease Obligations of such Person;

(vi)            the redemption, repayment or other repurchase amount of such Person with respect to any Disqualified Stock of such Person or (if such Person is a Subsidiary of the Borrower other than a Subsidiary Guarantor) any Preferred Stock of such Subsidiary, but excluding, in each case, any accrued dividends (the amount of such obligation to be equal at any time to the maximum fixed involuntary redemption, repayment or repurchase price for such Capital Stock, or if less (or if such Capital Stock has no such fixed price), to the involuntary redemption, repayment or repurchase price therefor calculated in accordance with the terms thereof as if then redeemed, repaid or repurchased, and if such price is based upon or measured by the fair market value of such Capital Stock, such fair market value shall be as determined in good faith by senior management of the Borrower, the Board of Directors of the Borrower or the Board of Directors of the issuer of such Capital Stock);

(vii)            all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination (as determined in good faith by the Borrower) and (B) the amount of such Indebtedness of such other Persons;

(viii)            all Guarantees by such Person of Indebtedness of other Persons, to the extent so Guaranteed by such Person; and

(ix)            to the extent not otherwise included in this definition, net Hedging Obligations of such Person (the amount of any such obligation to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time).

The amount of Indebtedness of any Person at any date shall be determined as set forth above or as otherwise provided for in this Agreement, or otherwise shall equal the amount thereof that would appear as a liability on a balance sheet of such Person (excluding any notes thereto) prepared in accordance with GAAP.

“Indemnified Liabilities”: as defined in Subsection 11.5(d).

“Indemnitee”: as defined in Subsection 11.5(d).

“Information”: as defined in Subsection 11.16(a).

“Initial Agreement”: as defined in Subsection 8.3(c).

“Initial Term Loan”: (a) from the Closing Date to the First Amendment Effective Date, as defined in Subsection 2.1; (b) from and after the First Amendment Effective Date to the Second Amendment Effective Date, as defined in the First Amendment; (c) from and after the Second Amendment Effective Date to the Third Amendment Effective Date, as defined in the Second Amendment; (d) from and after the Third Amendment Effective Date to the Fifth Amendment Effective Date, as defined in the Third Amendment; and (e) from and after the Fifth Amendment Effective Date, the Replacement B-3 Loans (as defined in the Third Amendment) and the Additional Initial Term Loans (as defined in the Fifth Amendment).

“Initial Term Loan Commitment”: (a) from the Closing Date to the First Amendment Effective Date, as to any Lender, its obligation to make Initial Term Loans to the Borrower pursuant to Subsection 2.1(a) in an aggregate amount not to exceed at any one time outstanding the amount set forth opposite such Lender’s name in Schedule A under the heading “Initial Term Loan Commitment”; collectively, as to all the Lenders for such period, the “Initial Term Loan Commitments”; the original aggregate amount of the Initial Term Loan Commitments on the Closing Date is $350,000,000; (b) from and after the First Amendment Effective Date to the Second Amendment Effective Date, as to any Lender, its obligation to make Initial Term Loans to the Borrower pursuant to Section 1(a) of the First Amendment in an aggregate amount not to exceed at any one time outstanding the amount set forth opposite such Lender’s name in Schedule 2.01(a) to the First Amendment under the heading “Replacement Term B-1 Loan Commitments”; collectively, as to all the Lenders for such period, the “Initial Term Loan Commitments”; the original aggregate amount of the Initial Term Loan Commitments on the First Amendment Effective Date is $348,250,000; (c) from and after the Second Amendment Effective Date to the Third Amendment Effective Date, as to any Lender, its obligation to make Initial Term Loans to the Borrower pursuant to Section 1(a) of the Second Amendment in an aggregate amount not to exceed at any one time outstanding the amount set forth opposite such Lender’s name in Schedule 2.01(a) to the Second Amendment under the heading “Replacement Term B-2 Loan Commitments”; collectively, as to all the Lenders for such period, the “Initial Term Loan Commitments”; the original aggregate amount of the Initial Term Loan Commitments on the Second Amendment Effective Date is $152,499,999.99; (d) from and after the Third Amendment Effective Date to the Fifth Amendment Effective Date, as to any Lender, its obligation to make Initial Term Loans to the Borrower pursuant to Section 1(a) of the Third Amendment in an aggregate amount not to exceed at any one time outstanding the amount set forth opposite such Lender’s name in Schedule 2.01(a) to the Third Amendment under the heading “Replacement Term B-3 Loan Commitments”; collectively, as to all the Lenders for such period, the “Initial Term Loan Commitments”; the original aggregate amount of the Initial Term Loan Commitments on the Third Amendment Effective Date is $144,624,999.73; and (e) from and after the Fifth Amendment Effective Date, as to any Lender, (x) its obligation to make Initial Term Loans to the Borrower pursuant to Section 1(a) of the Third Amendment in an aggregate amount not to exceed at any one time outstanding the amount set forth opposite such Lender’s name in Schedule 2.01(a) to the Third Amendment under the heading “Replacement Term B-3 Loan Commitments” and (y) its obligation to make Initial Term Loans to the Borrower pursuant to Section 1(a) of the Fifth Amendment in an aggregate amount not to exceed at any one time outstanding the amount set forth opposite such Lender’s name in Schedule A of the Lender Joinder Agreement attached as Exhibit A to the Fifth Amendment under the heading “Aggregate Amount of All Supplemental Term Loan Commitments”; collectively, as to all the Lenders for such period, the “Initial Term Loan Commitments”; the original aggregate principal amount of the Initial Term Loan Commitments on the Fifth Amendment Effective Date is $208,749.50.

“Initial Term Loan Facility”: the Initial Term Loan Commitments and the Extensions of Credit made thereunder.

“Initial Term Loan Maturity Date”: February 14, 2027.

“Initial Term Loan MFN Provision”: as defined in Subsection 2.8(d).

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is “insolvent” within the meaning of Section 4245 of ERISA.

“Intellectual Property”: as defined in Subsection 5.9.

“Intercreditor Agreement Supplement”: as defined in Subsection 10.8(a).

“Interest Payment Date”: (a) as to any ABR Loan, the last Business Day of each March, June, September and December to occur while such Loan is outstanding, and the final maturity date of such Loan, (b) as to any ~~Eurodollar~~SOFR Loan having an Interest Period of three months or less, the last day of such Interest Period, and (c) as to any ~~Eurodollar~~SOFR Loan having an Interest Period longer than three months, (i) each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and (ii) the last day of such Interest Period.

“Interest Period”: with respect to any ~~Eurodollar~~SOFR Loan:

(a)            initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such ~~Eurodollar~~SOFR Loan and ending one~~, two~~, three or six months (or if agreed to by each affected Lender, 12 months or a shorter period) thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

(b)            thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such ~~Eurodollar~~SOFR Loan and ending one~~, two~~, three or six months (or if agreed to by each affected Lender, 12 months or a shorter period) thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)            if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)            any Interest Period that would otherwise extend beyond the Maturity Date shall (for all purposes other than Subsection 4.12) end on the Maturity Date;

(iii)            any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; ~~and~~

(iv)            the Borrower shall select Interest Periods so as not to require a scheduled payment of any ~~Eurodollar~~SOFR Loan during an Interest Period for such ~~Eurodollar~~SOFR Loan~~.~~; and

(v)      no tenor that has been removed from this definition pursuant to Subsection 4.7(b)(iv) shall be available for specification in any Borrowing or conversion or continuation notice.

“Interest Rate Agreement”: with respect to any Person, any interest rate protection agreement, future agreement, option agreement, swap agreement, cap agreement, collar agreement, hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.

“Inventory”: goods held for sale, lease or use by a Person in the ordinary course of business, net of any reserve for goods that have been segregated by such Person to be returned to the applicable vendor for credit, as determined in accordance with GAAP.

“Investment”: in any Person by any other Person, any direct or indirect advance, loan or other extension of credit (other than to customers, dealers, licensees, franchisees, suppliers, consultants, directors, officers or employees of any Person in the ordinary course of business) or capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person. For purposes of the definition of “Unrestricted Subsidiary” and Subsection 8.2 only, (i) “Investment” shall include the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary, provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Borrower’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation, (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value (as determined in good faith by the Borrower) at the time of such transfer and (iii) for purposes of Subsection 8.2(a)(3)(C), the amount resulting from the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary shall be the Fair Market Value of the Investment in such Unrestricted Subsidiary at the time of such redesignation. Guarantees shall not be deemed to be Investments. The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Borrower’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment; provided that to the extent that the amount of Restricted Payments outstanding at any time pursuant to Subsection 8.2(a) is so reduced by any portion of any such amount or value that would otherwise be included in the calculation of Consolidated Net Income, such portion of such amount or value shall not be so included for purposes of calculating the amount of Restricted Payments that may be made pursuant to Subsection 8.2(a).

“Investment Company Act”: the Investment Company Act of 1940, as amended from time to time.

“Investment Grade Rating”: a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or any equivalent rating by any other nationally recognized rating agency.

“Investment Grade Securities”: (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents); (ii) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Borrower and its Subsidiaries; (iii) investments in any fund that invests exclusively in investments of the type described in clauses (i) and (ii) above, which fund may also hold immaterial amounts of cash pending investment or distribution; and (iv) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Joinder” means an agreement, substantially in the form attached hereto as Exhibit K, pursuant to which, among other things, a Person becomes a party to, and bound by the terms of, the Loan Documents in the same capacity and to the same extent as a Guarantor.

“Judgment Conversion Date”: as defined in Subsection 11.8(a).

“Judgment Currency”: as defined in Subsection 11.8(a).

“Junior Capital”: collectively, any Indebtedness of any Parent Entity or the Borrower that (i) is not secured by any asset of any Loan Party or any Restricted Subsidiary, (ii) is expressly subordinated to the prior payment in full of the Term Loan Facility Obligations hereunder on terms consistent with those for senior subordinated high yield debt securities issued by U.S. companies sponsored by one or more of the Permitted Holders (as determined in good faith by the Borrower, which determination shall be conclusive), (iii) has a final maturity date that is not earlier than, and provides for no scheduled payments of principal prior to, the date that is 91 days after the Initial Term Loan Maturity Date (other than through conversion or exchange of any such Indebtedness for Capital Stock (other than Disqualified Stock) of the Borrower, Capital Stock of any Parent Entity or any other Junior Capital), (iv) has no mandatory redemption or prepayment obligations other than obligations that are subject to the prior payment in full in cash of the Initial Term Loans and (v) does not require the payment of cash interest until the date that is 91 days after the Initial Term Loan Maturity Date.

“Junior Debt”: any Subordinated Obligations and Guarantor Subordinated Obligations.

“Junior Lien Intercreditor Agreement”: an intercreditor agreement in form and substance reasonably satisfactory to the Borrower, the Collateral Agent and the Collateral Representative of Junior Debt, to be entered into as required by the terms hereof, as amended, supplemented, waived or otherwise modified from time to time.

“LCA Election”: as defined in Subsection 1.2(i).

“LCA Test Date”: as defined in Subsection 1.2(i).

“Lead Arrangers”: UBS Securities LLC, Merrill Lynch, Pierce Fenner & Smith Incorporated and Wells Fargo Securities, LLC.

“Lender Joinder Agreement”: as defined in Subsection 2.8(c).

“Lenders”: the several lenders from time to time parties to this Agreement together with, in the case of any such lender that is a bank or financial institution, any affiliate of any such bank or financial institution through which such bank or financial institution elects, by notice to the Administrative Agent and the Borrower, to make any Loans available to the Borrower, provided that for all purposes of voting or consenting with respect to (a) any amendment, supplementation or modification of any Loan Document, (b) any waiver of any of the requirements of any Loan Document or any Default or Event of Default and its consequences or (c) any other matter as to which a Lender may vote or consent pursuant to Subsection 11.1, the bank or financial institution making such election shall be deemed the “Lender” rather than such affiliate, which shall not be entitled to so vote or consent.

“Liabilities”: collectively, any and all claims, obligations, liabilities, causes of action, actions, suits, proceedings, investigations, judgments, decrees, losses, damages, fees, costs and expenses (including interest, penalties and fees and disbursements of attorneys, accountants, investment bankers and other professional advisors), in each case whether incurred, arising or existing with respect to third parties or otherwise at any time or from time to time.

~~“LIBOR Rate”: with respect each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined by the Administrative Agent to be:~~

~~(a)            the ICE Benchmark Administration LIBOR Rate or the successor thereto if the ICE Benchmark Administration is no longer making a LIBOR rate available, as published by Reuters (or such other commercially available source providing quotations of ICE LIBOR as may be designated by the Administrative Agent from time to time in its reasonable discretion and as consented to by the Borrower) at approximately 11:00 a.m., London time, two (2) London Banking Days prior to the commencement of such Interest Period, for dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; or~~

~~(b)            if no such page is available, the rate which results from interpolating on a linear basis between: (i) the rate appearing on the ICE Benchmark Administration page (or on any successor or substitute page of such service) for the longest period (for which that rate is available) which is less than the Interest Period and (ii) the rate appearing on the ICE Benchmark Administration page (or on any successor or substitute page of such service) for the shortest period (for which that rate is available) which exceeds the Interest Period, each as of approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period; or~~

~~(c) if no such page is available and it is not possible to calculated the interpolated rate pursuant to clause (b) above, the arithmetic mean of the rates (rounded upwards to the nearest 1/100th of 1.00% per annum) as supplied to the Administrative Agent at its request to leading banks in the London interbank market two London Business Days before the first day of such Interest Period for United States Dollar deposits of a duration equal to the duration of such Interest Period.~~

~~“LIBOR Successor Rate Conforming Changes”: means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Alternate Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters as may be appropriate, as determined by the Administrative Agent with the Borrower, to reflect the adoption and implementation of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in consultation with the Borrower in connection with the administration of this Agreement).~~

“Lien”: any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Limited Condition Acquisition”: any acquisition of any assets, business, or Person or any Investment, in either case, permitted by this Agreement whose consummation is not conditioned on the availability of, or on obtaining, third-party financing.

“Loan”: each Initial Term Loan, Incremental Term Loan, Extended Term Loan and Specified Refinancing Term Loan; collectively, the “Loans”.

“Loan Documents”: this Agreement, the Notes, the ABL/Term Loan Intercreditor Agreement, the Security Agreement, the Guaranty Agreement, the Trademark Security Agreement, any Pari Passu Intercreditor Agreement (on and after the execution thereof), any Junior Lien Intercreditor Agreement (on and after the execution thereof), each other document designated a “Loan Document” by the Borrower and the Administrative Agent, each Other Intercreditor Agreement (on and after the execution thereof), and any other Security Documents, each as amended, supplemented, waived or otherwise modified from time to time.

“Loan Parties”: Holdings, the Borrower and the Subsidiary Guarantors; individually, a “Loan Party”.

~~“London Banking Day”: any day on which dealings in dollar deposits are conducted by and between banks in the London interbank eurodollar market.~~

“Management Advances”: (1) loans or advances made to directors, management members, officers, employees or consultants of any Parent Entity, the Borrower or any Restricted Subsidiary (x) in respect of travel, entertainment or moving related expenses incurred in the ordinary course of business, (y) in respect of moving related expenses incurred in connection with any closing or consolidation of any facility, or (z) in the ordinary course of business and (in the case of this clause (z)) not exceeding $20,250,000 in the aggregate outstanding at any time, (2) promissory notes of Management Investors acquired in connection with the issuance of Management Stock to such Management Investors, (3) Management Guarantees, or (4) other Guarantees of borrowings by Management Investors in connection with the purchase of Management Stock, which Guarantees are permitted under Subsection 8.1.

“Management Guarantees”: guarantees (x) of up to an aggregate principal amount outstanding at any time of $67,500,000 of borrowings by Management Investors in connection with their purchase of Management Stock or (y) made on behalf of, or in respect of loans or advances made to, directors, officers, employees or consultants of any Parent Entity, the Borrower or any Restricted Subsidiary (1) in respect of travel, entertainment and moving related expenses incurred in the ordinary course of business, or (2) in the ordinary course of business and (in the case of this clause (2)) not exceeding 20,250,000 in the aggregate outstanding at any time.

“Management Indebtedness”: Indebtedness Incurred to (a) any Person other than a Management Investor of up to an aggregate principal amount outstanding at any time of $67,500,000, and (b) any Management Investor, in each case, to finance the repurchase or other acquisition of Capital Stock of the Borrower, any Restricted Subsidiary or any Parent Entity (including any options, warrants or other rights in respect thereof) from any Management Investor, which repurchase or other acquisition of Capital Stock is permitted by Subsection 8.2.

“Management Investors”: the management members, officers, directors, employees and other members of the management of any Parent Entity, the Borrower or any of their respective Subsidiaries, or family members or relatives of any of the foregoing (provided that, solely for purposes of the definition of “Permitted Holders”, such relatives shall include only those Persons who are or become Management Investors in connection with estate planning for or inheritance from other Management Investors, as determined in good faith by the Borrower, which determination shall be conclusive), or trusts, partnerships or limited liability companies for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Borrower, any Restricted Subsidiary or any Parent Entity.

“Management Stock”: Capital Stock of the Borrower, any Restricted Subsidiary or any Parent Entity (including any options, warrants or other rights in respect thereof) held by any of the Management Investors.

“Material Adverse Effect”: a material adverse effect on (a) the business, operations, property or financial condition of the Borrower and its Restricted Subsidiaries taken as a whole, (b) the validity or enforceability as to the Loan Parties (taken as a whole) party thereto of the Loan Documents taken as a whole or (c) the rights or remedies of the Agents and the Lenders under the Loan Documents, in each case taken as a whole.

“Material Non-Public Information”: (a) if the Borrower is a public reporting company, material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing for purposes of United States Federal and state securities laws, and (b) if the Borrower is not a public reporting company, information that is (i) of the type that would not be publicly available if the Borrower were a public reporting company and (ii) material with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing for purposes of United States Federal and state securities laws.

“Material Subsidiaries”: Restricted Subsidiaries of the Borrower constituting, individually or in the aggregate (as if such Restricted Subsidiaries constituted a single Subsidiary), a “significant subsidiary” in accordance with Rule 1-02 under Regulation S-X.

“Materials of Environmental Concern”: any pollutants, contaminants, hazardous or toxic substances or materials or wastes defined, listed, or regulated as such in or under, or which may give rise to liability under, any applicable Environmental Law, including gasoline, petroleum (including crude oil or any fraction thereof), petroleum products or by-products, asbestos, pesticides, herbicides, fungicides and polychlorinated biphenyls.

“Maturity Date”: the Initial Term Loan Maturity Date, for any Extended Term Tranche the “Maturity Date” (or comparable term) set forth in the applicable Extension Amendment, for any Incremental Commitments the “Maturity Date” (or comparable term) set forth in the applicable Incremental Commitment Amendment and for any Specified Refinancing Tranche the “Maturity Date” (or comparable term) set forth in the applicable Specified Refinancing Amendment, as the context requires.

“Maximum Incremental Facilities Amount”: at any date of determination, the sum of (i) (x) the greater of $270,000,000 and 100% of Consolidated EBITDA (for the most recently ended four-fiscal quarter period for which consolidated financial statements of the Borrower are available) less the aggregate principal amount of Permitted Incremental Equivalent Debt issued, incurred or otherwise obtained to the extent incurred pursuant to this clause (i)(x) plus, (y) the aggregate principal amount of voluntary prepayments of Term Loans to the extent such prepayments are not funded with the proceeds of Indebtedness, plus (ii) an additional amount if, after giving effect to the Incurrence of such additional amount (or on the date of the initial commitment to lend such additional amount after giving pro forma effect to the Incurrence of the entire committed amount of such additional amount), (x) if such Indebtedness is unsecured, the Consolidated Total Leverage Ratio does not exceed 3.50:1.00, (y) if such Indebtedness is secured on a pari passu basis with the Term Loan Facility Obligations, the Consolidated First Lien Leverage Ratio does not exceed 2.50:1.00, and (z) if such Indebtedness is secured on a junior priority basis to the Term Loan Facility Obligations, the Consolidated Secured Leverage Ratio does not exceed 3.50:1.00 (as set forth in an officer’s certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent at the time of such Incurrence, together with calculations demonstrating compliance with such ratio (it being understood that (A) if pro forma effect is given to the entire committed amount of any such additional amount on the date of initial borrowing of such Indebtedness or entry into the definitive agreement providing the commitment to fund such Indebtedness, such committed amount may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with this clause, (B) for purposes of calculating the Consolidated Secured Leverage Ratio, any additional amount Incurred pursuant to clause (ii) of this definition shall be treated as if such amount is Consolidated Secured Indebtedness, regardless of whether such amount is actually so secured) (C) unless the Borrower elects otherwise, any Incremental Term Loan will be deemed incurred first pursuant to clause (ii) above to the extent permitted hereunder and (D) Indebtedness Incurred pursuant to clause (i) above (or any portion thereof) shall automatically be reclassified as incurred under clause (ii) above at any time after the Incurrence thereof if such Indebtedness satisfies the requirements of clause (ii) above).

“Minimum Exchange Tender Condition”: as defined in Subsection 2.9(b).

“Minimum Extension Condition”: as defined in Subsection 2.10(g).

“Moody’s”: Moody’s Investors Service, Inc., and its successors.

“Mortgaged Fee Properties”: the collective reference to each real property owned in fee by the Loan Parties listed on Schedule 5.8 or required to be mortgaged as Collateral pursuant to the requirements of Subsection 7.9, including the land and all buildings, improvements, structures and fixtures now or subsequently located thereon and owned by any such Loan Party; in each case, unless and until such time as the Mortgage on such real property is released in accordance with the terms and provisions hereof and thereof.

“Mortgages”: each of the mortgages and deeds of trust, or similar security instruments executed and delivered by any Loan Party to the Collateral Agent, in form and substance to be reasonably agreed between the Borrower and the Collateral Agent, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Most Recent Four Quarter Period”: the four-fiscal-quarter period of the Borrower ending on the last day of the most recently completed Fiscal Year or fiscal quarter for which financial statements of the Borrower have been (or have been required to be) delivered under Subsection 7.1(a) or 7.1(b).

“Multiemployer Plan”: a Plan which is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Net Available Cash”: from an Asset Disposition or Recovery Event, an amount equal to the cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or Recovery Event or received in any other non-cash form) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or to be accrued as a liability under GAAP, in each case, as a consequence of, or in respect of, such Asset Disposition or Recovery Event (including as a consequence of any transfer of funds in connection with the application thereof in accordance with Subsection 8.4), (ii) all payments made, and all installment payments required to be made, on any Indebtedness (other than Pari Passu Indebtedness) (x) that is secured by any assets subject to such Asset Disposition or involved in such Recovery Event, in accordance with the terms of any Lien upon such assets, or (y) that must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition or Recovery Event, including but not limited to any payments required to be made to increase borrowing availability under any revolving credit facility, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition or Recovery Event, or to any other Person (other than Parent or a Restricted Subsidiary) owning a beneficial interest in the assets disposed of in such Asset Disposition or subject to such Recovery Event, (iv) any liabilities or obligations associated with the assets disposed of in such Asset Disposition or involved in such Recovery Event and retained, indemnified or insured by the Borrower or any Restricted Subsidiary after such Asset Disposition or Recovery Event, including pension and other post-employment benefit liabilities, liabilities related to environmental matters, and liabilities relating to any indemnification obligations associated with such Asset Disposition or Recovery Event, (v) in the case of an Asset Disposition, the amount of any purchase price or similar adjustment (x) claimed by any Person to be owed by the Borrower or any Restricted Subsidiary, until such time as such claim shall have been settled or otherwise finally resolved, or (y) paid or payable by the Borrower or any Restricted Subsidiary, in either case in respect of such Asset Disposition and (vi)  in the case of any Recovery Event, any amount thereof that constitutes or represents reimbursement or compensation for any amount previously paid or to be paid by the Borrower or any of its Subsidiaries.

“Net Cash Proceeds”: with respect to any issuance or sale of any securities of the Borrower or any Subsidiary by the Borrower or any Subsidiary, or any capital contribution, or any Incurrence of Indebtedness, the cash proceeds of such issuance, sale, contribution or Incurrence net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance, sale, contribution or Incurrence and net of all taxes paid or payable as a result, or in respect, thereof.

“Net Short Lender”: shall mean any Lender that, as a result of its interest in any total return swap, total rate of return swap, credit default swap or other derivative transaction (other than any such total return swap, total rate of return swap, credit default swap or other derivative transaction entered into pursuant to bona fide market making activities), has a Net Short Position with respect to the Loans or Commitments.

“Net Short Position”: shall mean with respect to a Lender, the net position, if any, held by such Lender and that is remaining after deducting any long position that the Lender holds (i.e., a position (whether as an investor, lender or holder of debt obligations, including synthetic positions by way of derivatives such as credit default swaps)) where the Lender is exposed to the credit risk of obligations of the Borrower and other Loan Parties that would constitute “Deliverable Obligations” under a market standard Standard North American Corporate credit default swap transaction documented using the ISDA CDS Definitions (as defined below) referencing any of the Borrower or the other Loan Parties) from any short positions (i.e., a position as described above, but where the Lender is instead protected from the credit risk described above). For purposes of determining whether a Lender has a Net Short Position on any date of determination: (i) derivative transactions with respect to the Loans and Commitments and such transactions that are the functional equivalent thereof shall be counted at the notional amount thereof in Dollars, (ii) notional amounts in other currencies shall be converted to the Dollar equivalent thereof by such Lender in a commercially reasonable manner consistent with generally accepted financial practices and based on the prevailing conversion rate (determined on a mid-market basis) on the date of determination, (iii) derivative transactions in respect of an index that includes any of the Borrower or the other Loan Parties or any instrument issued or Guaranteed by any of the Borrower or the other Loan Parties shall not be deemed to create a short position with respect to the Loans and/or Commitments, so long as (x) such index is not created, designed, administered or requested by such Lender and (y) the Borrower and the other Loan Parties and any instrument issued or Guaranteed by any of the Borrower or the other Loan Parties, collectively, shall represent less than 5% of the components of such index, (iv) derivative transactions that are documented using either the 2014 ISDA Credit Derivatives Definitions or the 2003 ISDA Credit Derivatives Definitions (collectively, the “ISDA CDS Definitions”) shall only be deemed to create a short position with respect to the Loans and/or Commitments if such Lender is a protection buyer or the equivalent thereof for such derivative transaction and (x) the Loans or the Commitments are a “Reference Obligation” under the terms of such derivative transaction (whether specified by name in the related documentation, included as a “Standard Reference Obligation” on the most recent list published by IHS Markit, if “Standard Reference Obligation” is specified as applicable in the relevant documentation or in any other manner), (y) the Loans or the Commitments would be a “Deliverable Obligation” under the terms of such derivative transaction, or (z) any of the Borrower or the other Loan Parties (or its successors) is designated as a “Reference Entity” under the terms of such derivative transactions, and (v) credit derivative transactions or other derivatives transactions not documented using the ISDA CDS Definitions shall be deemed to create a short position with respect to the Loans and/or Commitments if such transactions are functionally equivalent to a transaction that offers the Lender protection in respect of the Loans or the Commitments, or as to the credit quality of any of the Borrower or other Loan Parties other than, in each case, as part of an index so long as (x) such index is not created, designed, administered or requested by such Lender and (y) the Borrower and the other Loan Parties and any instrument issued or Guaranteed by any of the Borrower or the other Loan Parties, collectively, shall represent less than 5% of the components of such index. In connection with any such determination, each Lender shall promptly notify the Administrative Agent in writing that it is a Net Short Lender, or shall otherwise be deemed to have represented and warranted to the Borrower and the Administrative Agent at the time of such determination that it is not a Net Short Lender (it being understood and agreed that the Borrower and the Administrative Agent shall be entitled to rely on each such representation and deemed representation).

“New York Courts”: as defined in Subsection 11.13(a).

“New York Supreme Court”: as defined in Subsection 11.13(a).

“Non-Consenting Lender”: as defined in Subsection 11.1(g).

“Non-Excluded Taxes”: (a) all Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and to the extent not otherwise described in (a), Other Taxes.

“Non-Extending Lender”: as defined in Subsection 2.10(e).

“Non-Wholly Owned Subsidiary”: each Subsidiary of the Borrower that is not a Wholly Owned Subsidiary.

“Note”: as defined in Subsection 2.2(a).

“Obligation Currency”: as defined in Subsection 11.8(a).

“Obligations”: with respect to any Indebtedness, any principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Borrower or any Restricted Subsidiary whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, Guarantees of such Indebtedness (or of Obligations in respect thereof), other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

“OFAC”: as defined in Subsection 5.21(b).

“Offered Amount”: as defined in Subsection 4.4(l)(iv)(1).

“Offered Discount”: as defined in Subsection 4.4(l)(iv)(1).

“OID”: as defined in Subsection 2.8(d).

“Organizational Documents”: with respect to any Person, (a) the articles of incorporation, certificate of incorporation or certificate of formation (or the equivalent organizational documents) of such Person and (b) the bylaws or operating agreement (or the equivalent governing documents) of such Person.

“Other Intercreditor Agreement”: an intercreditor agreement in form and substance reasonably satisfactory to the Borrower and the Collateral Agent.

“Other Representatives”: each of UBS Securities LLC, Merrill Lynch, Pierce Fenner & Smith Incorporated and Wells Fargo Securities, LLC, in their collective capacity as Joint Bookrunners.

“Other Taxes”: has the meaning in Subsection 11.5.

“Outstanding Amount”: with respect to the Loans on any date, the principal amount thereof after giving effect to any borrowings and prepayments or repayments thereof occurring on such date.

“Parent”: Floor & Decor Holdings, Inc., a Delaware corporation, and any successor in interest thereto.

“Parent Entity”: any of Parent, Holdings, any Other Parent, and any other Person that is a Subsidiary of Parent, Holdings, or any Other Parent and of which Borrower is a Subsidiary. As used herein, “Other Parent” means a Person of which the Borrower becomes a Subsidiary after the Closing Date that is designated by the Borrower as an “Other Parent”; provided that either (x) immediately after the Borrower first becomes a Subsidiary of such Person, more than 50.00% of the Voting Stock of such Person shall be held by one or more Persons that held more than 50.00% of the Voting Stock of a Parent Entity of the Borrower immediately prior to the Borrower first becoming such Subsidiary or (y) such Person shall be deemed not to be an Other Parent for the purpose of determining whether a Change of Control shall have occurred by reason of the Borrower first becoming a Subsidiary of such Person. In no event shall the Borrower be deemed to be a “Parent Entity”.

“Parent Expenses”: (i) costs (including all professional fees and expenses) incurred by any Parent Entity in connection with maintaining its existence or in connection with its reporting obligations under, or in connection with compliance with, applicable laws or applicable rules of any governmental, regulatory or self-regulatory body or stock exchange, this Agreement or any other agreement or instrument relating to Indebtedness of the Borrower or any Restricted Subsidiary, including in respect of any reports filed with respect to the Securities Act, the Exchange Act or the respective rules and regulations promulgated thereunder, (ii) expenses incurred by any Parent Entity in connection with the acquisition, development, maintenance, ownership, prosecution, protection and defense of its intellectual property and associated rights (including but not limited to trademarks, service marks, trade names, trade dress, patents, copyrights and similar rights, including registrations and registration or renewal applications in respect thereof; inventions, processes, designs, formulae, trade secrets, know-how, confidential information, computer software, data and documentation, and any other intellectual property rights; and licenses of any of the foregoing) to the extent such intellectual property and associated rights relate to the business or businesses of the Borrower or any Subsidiary thereof, (iii) indemnification obligations of any Parent Entity owing to directors, officers, employees or other Persons under its charter or bylaws or pursuant to written agreements with or for the benefit of any such Person, or obligations in respect of director and officer insurance (including premiums therefor), (iv) other administrative and operational expenses of any Parent Entity incurred in the ordinary course of business, and (v) fees and expenses incurred by any Parent Entity in connection with any offering of Capital Stock or Indebtedness, (w) which offering is not completed, or (x) where the net proceeds of such offering are intended to be received by or contributed or loaned to the Borrower or a Restricted Subsidiary, or (y) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received, contributed or loaned, or (z) otherwise on an interim basis prior to completion of such offering so long as any Parent Entity shall cause the amount of such expenses to be repaid to the Borrower or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed.

“Pari Passu Indebtedness”: Indebtedness with a Lien on the Term Priority Collateral ranking pari passu with the Liens securing the Term Loan Facility Obligations.

“Pari Passu Intercreditor Agreement”: an intercreditor agreement in form and substance reasonably satisfactory to the Borrower, the Collateral Agent and the Collateral Representative of Pari Passu Indebtedness, to be entered into as required by the terms hereof, as amended, supplemented, waived or otherwise modified from time to time.

“Participant”: as defined in Subsection 11.6(c)(i).

“Participant Register”: as defined in Subsection 11.6(b)(v).

“Participating Lender”: as defined in Subsection 4.4(l)(iii)(2).

“Patriot Act”: as defined in Subsection 11.18.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor thereto).

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Affiliated Assignee”: (a) any Sponsor, (b) each of the Affiliates and investment managers of a Sponsor, (c) any fund or account managed by any of the Persons described in clause (a) or (b) of this definition, (d) any employee benefit plan of any Parent Entity, the Borrower or any of its Restricted Subsidiaries and any person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan and (e) investment vehicles of Management Investors, but excluding natural persons.

“Permitted Debt Exchange”: as defined in Subsection 2.9(a).

“Permitted Debt Exchange Notes”: as defined in Subsection 2.9(a).

“Permitted Debt Exchange Offer”: as defined in Subsection 2.9(a).

“Permitted Holders”: any of the following: (i) any member of the Sponsor Group; (ii) any of the Management Investors and their respective Affiliates, (iii) any investment fund or vehicle managed, sponsored or advised by any member of the Sponsor Group or any Affiliate thereof, and any Affiliate of or successor to any such investment fund or vehicle; (iv) any limited or general partners of, or other investors in, any member of the Sponsor Group or any Affiliate thereof, or any such investment fund or vehicle; (v) any “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Closing Date) of which any of the Persons specified in clause (i), (ii), (iii) or (iv) above is a member (provided that (without giving effect to the existence of such “group” or any other “group”) one or more of such Persons collectively have beneficial ownership, directly or indirectly, of more than 50.00% of the total voting power of the Voting Stock of the Borrower or the Parent Entity held by such “group”), and any other Person that is a member of such “group”; and (vi) any Person acting in the capacity of an underwriter (solely to the extent that and for so long as such Person is acting in such capacity) in connection with a public or private offering of Capital Stock of any Parent Entity or the Borrower. In addition, any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Closing Date) whose status as a “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) constitutes or results in a Change of Control in respect of which the Borrower make a Change of Control Offer pursuant to Subsection 8.8(a) (whether or not in connection with any repayment or repurchase of Indebtedness outstanding pursuant to Junior Debt), together with its Affiliates, shall thereafter constitute Permitted Holders.

“Permitted Incremental Equivalent Debt”: means Indebtedness issued, incurred or otherwise obtained by the Borrower or any other Loan Party in respect of one or more series of senior unsecured notes, senior secured first lien or junior lien notes or subordinated notes (in each case issued in a public offering, Rule 144A or other private placement in lieu of the foregoing (and any Registered Equivalent Notes issued in exchange therefor)), pari passu, junior lien or unsecured loans or secured or unsecured mezzanine Indebtedness that, in each case, if secured, will be secured by Liens on the Collateral on an equal priority basis or a junior priority basis with the Liens on Collateral securing the Term Loan Facility Obligations, and that are issued or made in lieu of Incremental Term Loans; provided that (i) the aggregate principal amount of all Permitted Incremental Equivalent Debt at the time of issuance or incurrence shall not exceed the Maximum Incremental Facilities Amount at such time, (ii) such Permitted Incremental Equivalent Debt shall not be subject to any Guarantee by any Person other than a Loan Party, (iii) in the case of Permitted Incremental Equivalent Debt that is secured, the obligations in respect thereof shall not be secured by any Lien on any asset of any Person other than any asset constituting Collateral, (iv) if such Permitted Incremental Equivalent Debt is secured, such Permitted Incremental Equivalent Debt shall be subject to the ABL/Term Loan Intercreditor Agreement, Pari Passu Intercreditor Agreement, Junior Lien Intercreditor Agreement or Other Intercreditor Agreement, as applicable, (v) if such Permitted Incremental Equivalent Debt is (a) secured on a pari passu basis with the Term Loan Facility Obligations, such Permitted Incremental Equivalent Debt shall have a maturity date and weighted average life to maturity no earlier than or shorter than, as the case may be, the Initial Term Loan Maturity Date or the remaining weighted average life to maturity of the Initial Term Loans, as applicable (other than an earlier maturity date and/or shorter weighted average life to maturity for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date than the Initial Term Loan Maturity Date or a shorter weighted average life to maturity than the remaining weighted average life to maturity of the Initial Term Loans, as applicable) and (b) unsecured or secured on a junior basis to the Term Loan Facility Obligations, such Permitted Incremental Equivalent Debt shall have a final maturity date at least ninety-one (91) days after the Initial Term Loan Maturity Date of the Initial Term Loans, (vi) such Permitted Incremental Equivalent Debt is on terms and conditions (other than pricing, rate floors, discounts, fees and operational redemption provisions) that are (A) not materially less favorable (taken as a whole and as determined in good faith by the Borrower) to the Borrower than, those applicable to the Initial Term Loans, (B) current market terms and conditions (taken as a whole and as determined in good faith by the Borrower) at the time of incurrence or issuance or (C) otherwise reasonably acceptable to the Administrative Agent; provided, that, if such Permitted Incremental Equivalent Debt is in the form of term loans that are secured on a pari passu basis with the Term Loan Facility Obligations, such Permitted Incremental Equivalent Debt shall be subject to the MFN Provision (as if references therein to Incremental Term Loans were references to Permitted Incremental Equivalent Debt).

“Permitted Investment”: an Investment by the Borrower or any Restricted Subsidiary in, or consisting of, any of the following:

(i)              a Restricted Subsidiary, the Borrower, or a Person that will, upon the making of such Investment, become a Restricted Subsidiary (and any Investment held by such Person that was not acquired by such Person in contemplation of so becoming a Restricted Subsidiary);

(ii)             another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary (and, in each case, any Investment held by such other Person that was not acquired by such Person in contemplation of such merger, consolidation or transfer);

(iii)            Temporary Cash Investments, Investment Grade Securities or Cash Equivalents;

(iv)            receivables owing to the Borrower or any Restricted Subsidiary, if created or acquired in the ordinary course of business;

(v)             any securities or other Investments received as consideration in, or retained in connection with, sales or other dispositions of property or assets, including Asset Dispositions made in compliance with Subsection 8.4;

(vi)            securities or other Investments received in settlement of debts created in the ordinary course of business and owing to, or of other claims asserted by, the Borrower or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments, including in connection with any bankruptcy proceeding or other reorganization of another Person;

(vii)           Investments existing or made pursuant to legally binding written commitments in existence on the Closing Date and set forth on Schedule 1.1(f);

(viii)          Currency Agreements, Interest Rate Agreements, Commodities Agreements and related Hedging Obligations, which obligations are Incurred in compliance with Subsection 8.1;

(ix)             pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business or (y) otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under Subsection 8.6;

(x)             (1) Investments in or by any Special Purpose Subsidiary, or in connection with a Financing Disposition by, to, in or in favor of any Special Purpose Entity, including Investments of funds held in accounts permitted or required by the arrangements governing such Financing Disposition or any related Indebtedness, or (2) any promissory note issued by the Borrower or any Parent Entity, provided that if such Parent Entity receives cash from the relevant Special Purpose Entity in exchange for such note, an equal cash amount is contributed by any Parent Entity to the Borrower;

(xi)            bonds secured by assets leased to and operated by the Borrower or any Restricted Subsidiary that were issued in connection with the financing of such assets so long as the Borrower or any Restricted Subsidiary may obtain title to such assets at any time by paying a nominal fee, canceling such bonds and terminating the transaction;

(xii)           [reserved];

(xiii)          any Investment to the extent made using Capital Stock of the Borrower (other than Disqualified Stock), Capital Stock of any Parent Entity or Junior Capital as consideration;

(xiv)          Management Advances;

(xv)           Investments in Related Businesses in an aggregate amount outstanding at any time not to exceed an amount equal to the greater of $94,500,000 and 35.00% of Consolidated EBITDA for the most recently ended four-fiscal quarter period for which consolidated financial statements of the Borrower are available;

(xvi)          any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Subsection 8.5(b) (except transactions described in clauses (i), (ii)(4), (iii), (v), (vi), (ix) and (x) therein), including any Investment pursuant to any transaction described in Subsection 8.5(b)(ii) (whether or not any Person party thereto is at any time an Affiliate of the Borrower);

(xvii)         any Investment by any Captive Insurance Subsidiary in connection with the provision of insurance to the Borrower or any of its Subsidiaries, which Investment is made in the ordinary course of business of such Captive Insurance Subsidiary, or by reason of applicable law, rule, regulation or order, or that is required or approved by any regulatory authority having jurisdiction over such Captive Insurance Subsidiary or its business, as applicable;

(xviii)        other Investments in an aggregate amount outstanding at any time not to exceed an amount equal to the greater of $94,500,000 and 35.00% of Consolidated EBITDA for the most recently ended four-fiscal quarter period for which consolidated financial statements of the Borrower are available;

(xix)           additional Investments so long as, on a pro forma basis, at the Borrower’s option, the Consolidated Total Leverage Ratio is less than or equal to either (x) 3.00:1.00 or (y) the Consolidated Total Leverage Ratio in effect immediately prior to such Investment; and

(xx)            additional Investments in an amount not to exceed any available Restricted Payment capacity under Subsection 8.2 (provided, that such use shall reduce the applicable Restricted Payment capacity on a dollar-for-dollar basis).

If any Investment pursuant to clause (xv), (xviii) or (xix) above, or Subsection 8.2(b)(vi), as applicable, is made in any Person that is not a Restricted Subsidiary and such Person thereafter (A) becomes a Restricted Subsidiary or (B) is merged or consolidated into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary, then such Investment shall thereafter be deemed to have been made pursuant to clause (i) or (ii) above, respectively, and not clause (xv), (xviii) or (xix) above, or Subsection 8.2(b)(vi), as applicable.

“Permitted Liens”:

(a)             Liens for taxes, assessments or other governmental charges not yet delinquent or the nonpayment of which in the aggregate would not reasonably be expected to have a material adverse effect on the Borrower and its Restricted Subsidiaries or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower or a Subsidiary thereof, as the case may be, in accordance with GAAP;

(b)             Liens with respect to outstanding motor vehicle fines and carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business in respect of obligations that are not overdue for a period of more than 60 days or that are bonded or that are being contested in good faith and by appropriate proceedings;

(c)             pledges, deposits or Liens in connection with workers’ compensation, professional liability insurance, insurance programs, unemployment insurance and other social security and other similar legislation or other insurance-related obligations (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

(d)             pledges, deposits or Liens to secure the performance of bids, tenders, trade, government or other contracts (other than for borrowed money), obligations for utilities, leases, licenses, statutory obligations, completion guarantees, surety, judgment, appeal or performance bonds, other similar bonds, instruments or obligations, and other obligations of a like nature incurred in the ordinary course of business;

(e)             easements (including reciprocal easement agreements), rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, declarations, encroachments, charges, and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which do not in the aggregate materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries, taken as a whole;

(f)              Liens existing on, or provided for under written arrangements existing on, the Closing Date and set forth on Schedule 1.1(e), or (in the case of any such Liens securing Indebtedness of the Borrower or any of its Subsidiaries existing or arising under written arrangements existing on the Closing Date) securing any Refinancing Indebtedness in respect of such Indebtedness (other than Indebtedness Incurred under Subsection 8.1(b)(i) and secured under clause (k)(1) of this definition), so long as the Lien securing such Refinancing Indebtedness is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or under such written arrangements could secure) the original Indebtedness;

(g)             (i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Borrower or any Restricted Subsidiary of the Borrower has easement rights or on any leased property and subordination or similar agreements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any real property;

(h)             Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Hedging Obligations, Bank Products Obligations, Purchase Money Obligations or Capitalized Lease Obligations Incurred in compliance with Subsection 8.1;

(i)              Liens arising out of judgments, decrees, orders or awards in respect of which the Borrower or any Restricted Subsidiary shall in good faith be prosecuting an appeal or proceedings for review, which appeal or proceedings shall not have been finally terminated, or if the period within which such appeal or proceedings may be initiated shall not have expired;

(j)              leases, subleases, licenses or sublicenses to or from third parties;

(k)             Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of (1) Indebtedness Incurred in compliance with Subsection 8.1(b)(i) pursuant to (a) this Agreement and the other Loan Documents, (b) the Senior ABL Facility, (c) any Permitted Debt Exchange Notes (and any Refinancing Indebtedness in respect thereof), (d) any Rollover Indebtedness (and any Refinancing Indebtedness in respect thereof) and (e) any Additional Obligations or Permitted Incremental Equivalent Debt (and in each case, any Refinancing Indebtedness in respect thereof), provided, that any Liens on Collateral pursuant to subclause (b), (c), (d) or (e) of this clause (k)(1) shall be subject to the ABL/Term Loan Intercreditor Agreement, any Pari Passu Intercreditor Agreement, any Junior Lien Intercreditor Agreement or an Other Intercreditor Agreement, as applicable, (2) Indebtedness Incurred in compliance with clauses (b)(iv), (b)(v), (b)(vii), (b)(viii) (b)(xviii), (other than with respect to clause (H) thereof), or clauses (b)(iii)(B) and (C) of Subsection 8.1, (3) any Indebtedness Incurred in compliance with Subsection 8.1(b)(xiii); provided that any Liens securing such Indebtedness shall rank junior to the Liens securing the Term Loan Facility Obligations and shall be subject to the Pari Passu Intercreditor Agreement, Junior Lien Intercreditor Agreement or an Other Intercreditor Agreement, as applicable, (4) (A) Acquisition Indebtedness Incurred in compliance with Subsection 8.1(b)(x) or (xi); provided that (x) such Liens are limited to all or part of the same property or assets, including Capital Stock (plus improvements, accessions, proceeds or dividends or distributions in respect thereof, or replacements of any thereof) acquired, or of any Person acquired or merged or consolidated with or into the Borrower or any Restricted Subsidiary, in any transaction to which such Acquisition Indebtedness relates, (y) on the date of the Incurrence of such Indebtedness after giving effect to such Incurrence, (I) if such Indebtedness is secured on a pari passu basis, at the Borrower’s option, the Borrower would have a Consolidated First Lien Leverage Ratio less than or equal to (x) 2.50:1.00 or (y) the Consolidated First Lien Leverage Ratio in effect immediately prior to such Indebtedness and (II) if such Indebtedness is secured on a junior priority basis, at the Borrower’s option, the Borrower would have a Consolidated Secured Leverage Ratio less than or equal to (x) 3.50:1.00 or (y) the Consolidated Secured Leverage Ratio in effect immediately prior to such Indebtedness or (z) such Liens shall be subject to the ABL/Term Loan Intercreditor Agreement, the Pari Passu Intercreditor Agreement, the Junior Lien Intercreditor Agreement or an Other Intercreditor Agreement, as applicable, or (B) any Refinancing Indebtedness Incurred in respect thereof, (5) Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor (limited, in the case of this clause (k)(5), to Liens on any of the property and assets of any Restricted Subsidiary that is not a Subsidiary Guarantor or the Capital Stock of such Restricted Subsidiary), or (6) obligations in respect of Management Advances or Management Guarantees, in each case under the foregoing clauses (1) through (6) including Liens securing any Guarantee of any thereof;

(l)              Liens existing on property or assets of a Person at the time such Person becomes a Subsidiary of the Borrower (or at the time the Borrower or a Restricted Subsidiary acquires such property or assets, including any acquisition by means of a merger, consolidation or amalgamation with or into the Borrower or any Restricted Subsidiary); provided, however, that such Liens are not created in connection with, or in contemplation of, such other Person becoming such a Subsidiary (or such acquisition of such property or assets), and that such Liens are limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate; provided, further, that for purposes of this clause (l), if a Person other than the Borrower is the Successor Borrower with respect thereto, any Subsidiary thereof shall be deemed to become a Subsidiary of the Borrower, and any property or assets of such Person or any such Subsidiary shall be deemed acquired by the Borrower or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor Borrower;

(m)            Liens on Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary or any joint venture that is not a Subsidiary of the Borrower that secure Indebtedness or other obligations of such Unrestricted Subsidiary or joint venture, respectively;

(n)             any encumbrance or restriction (including, but not limited to, pursuant to put and call agreements or buy/sell arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(o)             Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness secured by (other than any Indebtedness described in clause (k)(1) above of this definition), or securing any refinancing, refunding, extension, renewal or replacement (in whole or in part) of any other obligation secured by, any other Permitted Liens, provided that any such new Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the obligations to which such Liens relate;

(p)             Liens (1) arising by operation of law (or by agreement to the same effect) in the ordinary course of business, including Liens arising under or by reason of the Perishable Agricultural Commodities Act of 1930, as amended from time to time, (2) on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets, (3) [reserved], (4) on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent that such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose, (5) securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities (including in connection with purchase orders and other agreements with customers), (6) in favor of the Borrower or any Subsidiary (other than Liens on property or assets of the Borrower or any Subsidiary Guarantor in favor of any Subsidiary that is not a Subsidiary Guarantor), (7) arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business, (8) on inventory or other goods and proceeds securing obligations in respect of bankers’ acceptances issued or created to facilitate the purchase, shipment or storage of such inventory or other goods, (9) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft, cash pooling or similar obligations incurred in the ordinary course of business, (10) attaching to commodity trading or other brokerage accounts incurred in the ordinary course of business, or (11) arising in connection with repurchase agreements permitted under Subsection 8.1 on assets that are the subject of such repurchase agreements;

(q)             other Liens securing Indebtedness or other obligations that in the aggregate do not exceed at any time outstanding an amount equal to the greater of $135,000,000 and 50.00% of Consolidated EBITDA for the most recently ended four-fiscal quarter period for which consolidated financial statements of the Borrower are available at the time of Incurrence of such Indebtedness or other obligations;

(r)              Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) or other obligations of, or in favor of, any Special Purpose Entity, or in connection with a Special Purpose Financing or otherwise, Incurred pursuant to clause (b)(ix) of Subsection 8.1;

(s)             Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Indebtedness Incurred in compliance with Subsection 8.1; provided that on the date of Incurrence of such Indebtedness after giving effect to such Incurrence (or on the date of the initial borrowing of such Indebtedness or entry into the definitive agreement providing the commitment to fund such Indebtedness after giving pro forma effect to the Incurrence of the entire committed amount, in which case such committed amount may thereafter be borrowed and reborrowed in whole or in part, from time to time, without further compliance with this clause), (x) if such Indebtedness is secured on a pari passu basis, at the Borrower’s option, the Borrower would have a Consolidated First Lien Leverage Ratio less than or equal to (i) 2.50:1.00 or (ii) the Consolidated First Lien Leverage Ratio in effect immediately prior to such Indebtedness or (z) if such Indebtedness is secured on a junior priority basis, at the Borrower’s option, the Borrower would have a Consolidated Secured Leverage Ratio less than or equal to (i) 3.50:1.00 or (ii) the Consolidated Secured Leverage Ratio in effect immediately prior to such Indebtedness; and

(t)              Liens on the Collateral, if such Liens rank junior to the Liens on such Collateral in relation to the Lien securing the Loans and the Subsidiary Guarantees; provided that such Liens shall be subject to the Junior Lien Intercreditor Agreement or Other Intercreditor Agreement, as applicable; and

(u)            additional Liens in an amount not to exceed any available Restricted Payment capacity under Subsection 8.2 (provided, that such use shall reduce the applicable Restricted Payment capacity on a dollar-for-dollar basis).

For purposes of determining compliance with this definition, (v) a Lien need not be incurred solely by reference to one category of Permitted Liens described in this definition but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category), (w) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, the Borrower may, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition (including in part under one such clause and in part under another such clause), (x) in the event that a portion of Indebtedness secured by a Lien could be classified as secured in part pursuant to clause (k)(1) above in respect of Indebtedness Incurred pursuant to clause (ii) of the definition of Maximum Incremental Facilities Amount (giving effect to the Incurrence of such portion of such Indebtedness), the Borrower, in its sole discretion, may classify such portion of such Indebtedness (and any Obligations in respect thereof) as having been secured pursuant to clause (k)(1) above in respect of Indebtedness Incurred pursuant to clause (ii) of the definition of Maximum Incremental Facilities Amount and the remainder of the Indebtedness as having been secured pursuant to one or more of the other applicable clauses of this definition (other than clause (s)), (y) in the event that a portion of Indebtedness secured by a Lien could be classified in part pursuant to clause (s) above (giving effect to the Incurrence of such portion of Indebtedness), the Borrower, in its sole discretion, may classify such portion of Indebtedness (and any Obligations in respect thereof) as having been secured pursuant to clause (s) above and the remainder of the Indebtedness as having been secured pursuant to one or more of the other clauses of this definition (other than clause (k)(1) above in respect of Indebtedness Incurred pursuant to clause (ii) of the definition of “Maximum Incremental Facilities Amount”) and (z) if any Liens securing Indebtedness are Incurred to refinance Liens securing Indebtedness initially Incurred in reliance on a basket measured by reference to a percentage of Consolidated EBITDA at the time of incurrence, and such refinancing would cause the percentage of Consolidated EBITDA restriction to be exceeded if calculated based on the Consolidated EBITDA on the date of such refinancing, such percentage of Consolidated EBITDA restriction shall not be deemed to be exceeded so long as the principal amount of such Indebtedness secured by such Liens does not exceed the principal amount of such Indebtedness secured by such Liens being refinanced, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) Incurred or payable in connection with such refinancing.

“Permitted Payment”: as defined in Subsection 8.2(b).

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower, any Restricted Subsidiary or any Commonly Controlled Entity is an “employer” as defined in Section 3(5) of ERISA.

“Platform”: Intralinks, SyndTrak Online or any other similar electronic distribution system.

“Pledged Interests”: as defined in the Security Agreement.

“Preferred Stock”: as applied to the Capital Stock of any corporation or company, Capital Stock of any class or classes (however designated) that by its terms is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation or company, over Capital Stock of any other class of such corporation or company.

“Prepayment Date”: as defined in Subsection 4.4(h).

“Public Lender”: as defined in Subsection 7.2.

“Purchase”: as defined in clause (2) of the definition of “Consolidated Secured Leverage Ratio”.

“Purchase Money Obligations”: any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets, and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“Qualified IPO”: the issuance by the Borrower or any Parent Entity of its common equity interests or the sale by selling stockholders of common equity interests of the Borrower or any Parent Entity, in either case, in an underwritten public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether the offering is primary or secondary) and such equity interests are listed on a nationally-recognized stock exchange in the U.S.

“Qualifying Lender”: as defined in Subsection 4.4(l)(iv)(3).

“Rating Agency”: Moody’s or S&P or, if Moody’s or S&P or both shall not make a rating on the Term Loans publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Borrower which shall be substituted for Moody’s or S&P or both, as the case may be.

“Receivable”: a right to receive payment pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay, as determined in accordance with GAAP.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any Restricted Subsidiary constituting Collateral giving rise to Net Available Cash to the Borrower or such Restricted Subsidiary, as the case may be, in excess of the greater of (A) $27,000,000 and (B) 10.00% of Consolidated EBITDA for the most recently ended four-fiscal quarter period for which consolidated financial statements of the Borrower are available, to the extent that such settlement or payment does not constitute reimbursement or compensation for amounts previously paid by the Borrower or any Restricted Subsidiary in respect of such casualty or condemnation.

“refinance”: refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell or extend (including pursuant to any defeasance or discharge mechanism); and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in this Agreement shall have a correlative meaning.

“Refinancing Agreement”: as defined in Subsection 8.3(c).

“Refinancing Indebtedness”: Indebtedness that is Incurred to refinance Indebtedness (or unutilized commitments in respect of Indebtedness) Incurred pursuant to this Agreement and the Loan Documents, the Senior ABL Facility and any Indebtedness (or unutilized commitments in respect of Indebtedness) existing on the Closing Date and set forth on Schedule 8.1 or Incurred (or established) in compliance with this Agreement (including Indebtedness of the Borrower that refinances Indebtedness of the other Borrower or any Restricted Subsidiary (to the extent permitted in this Agreement) and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, and Indebtedness Incurred pursuant to a commitment that refinances any Indebtedness or unutilized commitment; provided that (1) if the Indebtedness being refinanced is Subordinated Obligations or Guarantor Subordinated Obligations, the Refinancing Indebtedness (x) has a final Stated Maturity at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the final Stated Maturity of the Indebtedness being refinanced (or, if shorter, the Maturity Date of the Initial Term Loans), (y) has a weighted average life to maturity at the time such Refinancing Indebtedness is Incurred that is equal to or longer than the remaining weighted average life to maturity of the Indebtedness being refinanced (or, if shorter, the remaining weighted average life to maturity of the Initial Term Loans) and (z) if an Event of Default under Subsection 9.1(a) or (f) is continuing, is subordinated in right of payment to the Term Loan Facility Obligations to the same extent as the Indebtedness being refinanced, (2) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount then outstanding of the Indebtedness being refinanced, plus (y) an amount equal to any unutilized commitment relating to the Indebtedness being refinanced or otherwise then outstanding under the financing arrangement being refinanced to the extent the unutilized commitment being refinanced could be drawn in compliance with Subsection 8.1 immediately prior to such refinancing, plus (z) fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) Incurred or payable in connection with such Refinancing Indebtedness, (3) Refinancing Indebtedness shall not include (x) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor that refinances Indebtedness of the Borrower or a Subsidiary Guarantor that could not have been initially Incurred by such Restricted Subsidiary pursuant to Subsection 8.1 or (y) Indebtedness of the Borrower or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary and (4) if the Indebtedness being refinanced constitutes Additional Obligations, Rollover Indebtedness, Permitted Debt Exchange Notes or Term Loan Facility Obligations incurred pursuant to this Agreement and the other Loan Documents (or Refinancing Indebtedness in respect of the foregoing Indebtedness), (w) the Refinancing Indebtedness complies with the requirements of the definition of “Additional Obligations” (other than clause (ii) thereof), (x) if the Indebtedness being refinanced is unsecured and an Event of Default under Subsection 9.1(a) or (f) is continuing, the Refinancing Indebtedness is unsecured and (y) if the Indebtedness being refinanced is secured by a Lien ranking junior to the Liens securing the Term Loan Facility Obligations and an Event of Default under Subsection 9.1(a) or (f) is continuing, the Refinancing Indebtedness is unsecured or secured by a Lien ranking junior to the Liens securing the Term Loan Facility Obligations.

“Register”: as defined in Subsection 11.6(b)(iv).

“Regulation D”: Regulation D of the Board as in effect from time to time.

“Regulation S-X”: Regulation S-X promulgated by the SEC, as in effect on the Closing Date.

“Regulation T”: Regulation T of the Board as in effect from time to time.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Regulation X”: Regulation X of the Board as in effect from time to time.

“Reinvestment Period”: as defined in Subsection 8.4(b)(i).

“Related Business”: those businesses in which the Borrower or any of its Subsidiaries is engaged on the Closing Date, or that are similar, related, complementary, incidental or ancillary thereto or extensions, developments or expansions thereof.

“Related Parties”: with respect to any Person, such Person’s affiliates and the partners, officers, directors, trustees, employees, employees, shareholders, members, attorneys and other advisors, agents and controlling persons of such person and of such person’s affiliates and “Related Party” shall mean any of them.

“Related Taxes”: (x) any taxes, charges or assessments, including but not limited to sales, use, transfer, rental, ad valorem, value added, stamp, property, consumption, franchise, license, capital, net worth, gross receipts, excise, occupancy, intangibles or similar taxes, charges or assessments (other than federal, state or local taxes measured by income and federal, state or local withholding imposed by any government or other taxing authority on payments made by any Parent Entity other than to another Parent Entity), required to be paid by any Parent Entity by virtue of its being incorporated or having Capital Stock outstanding (but not by virtue of owing stock or other equity interests of any corporation or other entity other than the Borrower, any of its Subsidiaries or any Parent Entity), or being a holding company parent of the Borrower, any of its Subsidiaries or any Parent Entity or receiving dividends from or other distributions in respect of the Capital Stock of the Borrower, any of its Subsidiaries or any Parent Entity, or having guaranteed any obligations of the Borrower or any Subsidiary thereof, or having made any payment in respect of any of the items for which the Borrower or any of its Subsidiaries is permitted to make payments to any Parent Entity pursuant to Subsection 8.2, or acquiring, developing, maintaining, owning, prosecuting, protecting or defending its intellectual property and associated rights (including but not limited to receiving or paying royalties for the use thereof) relating to the business or businesses of the Borrower or any Subsidiary thereof, (y) any taxes attributable to any taxable period (or portion thereof) ending on or prior to the Closing Date, or to the consummation of any of the Transactions, or to any Parent Entity’s receipt of (or entitlement to) any payment in connection with the Transactions, including any payment received after the Closing Date pursuant to any agreement related to the Transactions or (z) so long as the Borrower and its Subsidiaries are members of a group filing a federal, state, foreign, provincial or local consolidated or combined income tax return with any Parent Entity as the parent, any relevant federal, state, foreign, provincial or local taxes measured by income for which any Parent Entity is liable to the extent attributable to the Borrower or its relevant Subsidiaries up to an amount not to exceed, with respect to federal taxes, the amount of any such taxes that the Borrower and its Subsidiaries would have been required to pay on a separate company basis, or on a consolidated basis as if the Borrower had filed a consolidated return on behalf of an affiliated group (as defined in Section 1504 of the Code) of which it were the common parent, or with respect to state and local taxes, the amount of any such taxes that the Borrower and its relevant Subsidiaries would have been required to pay on a separate company basis, or on a consolidated, combined, unitary or affiliated basis as if the Borrower had filed a consolidated, combined, unitary or affiliated return on behalf of an affiliated group (as defined in the applicable state or local tax laws for filing such return) consisting only of the Borrower and its relevant Subsidiaries. Taxes include all interest, penalties and additions relating thereto.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York ~~for the purpose of recommending a benchmark rate to replace LIBOR in loan agreements similar to this Agreement~~or any successor thereto.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the 30 day notice period is waived.

“Repricing Transaction”: the prepayment, refinancing, substitution or replacement of all or a portion of the Initial Term Loans or the Incremental B-1 Term Loans (including, without limitation, as may be effected through any amendment, waiver or modification to this Agreement relating to the interest rate for, or weighted average yield of, the Initial Term Loans or the Incremental B-1 Term Loans), (a) if the primary purpose of such prepayment, refinancing, substitution, replacement, amendment, waiver or modification is (as reasonably determined by the Borrower in good faith) to refinance the Initial Term Loans or the Incremental B-1 Term Loans at a lower “effective yield” (taking into account, among other factors, margin, upfront or similar fees or original issue discount shared with all providers of such financing, but excluding the effect of any arrangement, commitment, underwriting, structuring, syndication or other fees payable in connection therewith that are not shared with all providers of such financing, and without taking into account any fluctuations in ~~the~~ Adjusted ~~LIBOR Rate~~Term SOFR, but including any ~~LIBOR floor or similar~~ floor that is ~~higher~~lower than the ~~then Adjusted LIBOR Rate~~Floor), (b) if the prepayment, refinancing, substitution, replacement, amendment, waiver or modification is effectuated by the incurrence by the Borrower or any Subsidiary of new Indebtedness, such new Indebtedness is first lien secured term loan financing, and (c) if such prepayment, refinancing, substitution, replacement, amendment, waiver or modification results in first lien secured term loan financing having an “effective yield” (as reasonably determined by the Administrative Agent, in consultation with the Borrower, consistent with generally accepted financial practices, after giving effect to, among other factors, margin, upfront or similar fees or original issue discount shared with all providers of such financing (calculated based on assumed four-year average life and without present value discount), but excluding the effect of any arrangement, commitment, underwriting, structuring, syndication or other fees payable in connection therewith that are not shared with all providers of such financing, and without taking into account any fluctuations in ~~the~~ Adjusted ~~LIBOR Rate~~Term SOFR, but including any ~~LIBOR floor or similar~~ floor that is ~~higher~~lower than the ~~then applicable Adjusted LIBOR Rate~~Floor) that is less than the “effective yield” (as reasonably determined by the Administrative Agent, in consultation with the Borrower, on the same basis) of the Initial Term Loans or the Incremental B-1 Term Loans prior to being so prepaid, refinanced, substituted or replaced or subject to such amendment, waiver or modification to this Agreement. Notwithstanding the foregoing, no Repricing Transaction shall be deemed to have occurred in connection with (a) prepayments or repayments financed with internally generated cash flow of or any insurance proceeds received by the Borrower and its Restricted Subsidiaries and (b) (i) a Change of Control, (ii) a Qualified IPO, (iii) an Acquisition Transaction that is either (x) not permitted by the terms of this Agreement immediately prior to the consummation of such acquisition or (y) if permitted by the terms of this Agreement immediately prior to the consummation thereof, would not provide the Borrower and its relevant subsidiaries with adequate flexibility under this Agreement for the continuation and/or expansion of their combined operations following the consummation thereof, as determined by the Borrower acting in good faith or (iv) an Asset Sale that is either (x) not permitted by the terms of this Agreement immediately prior to the consummation of such acquisition or (y) if permitted by the terms of this Agreement immediately prior to the consummation thereof, would not provide the Borrower and its relevant subsidiaries with adequate capacity under this Agreement following the consummation thereof, as determined by the Borrower acting in good faith.

“Required Lenders”: Lenders the Term Credit Percentages of which aggregate greater than 50.00%.

“Requirement of Law”: as to any Person, the Organizational Documents of such Person, and any law, statute, ordinance, code, decree, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property or to which such Person or any of its material property is subject, including laws, ordinances and regulations pertaining to zoning, occupancy and subdivision of real properties; provided that the foregoing shall not apply to any non-binding recommendation of any Governmental Authority.

“Responsible Officer”: as to any Person, any of the following officers of such Person: (a) the chief executive officer or the president of such Person and, with respect to financial matters, the chief financial officer, the treasurer, the controller or the Vice President–Finance (or substantial equivalent) of such Person, (b) any vice president of such Person or, with respect to financial matters, any assistant treasurer or assistant controller of such Person, in each case who has been designated in writing to the Administrative Agent or the Collateral Agent as a Responsible Officer by such chief executive officer or president of such Person or, with respect to financial matters, by such chief financial officer of such Person, (c) with respect to Subsection 7.7 and without limiting the foregoing, the general counsel of such Person and (d) with respect to ERISA matters, the chief human resources officer senior vice president–human resources or other vice president–human resources (or substantial equivalent) of such Person.

“Restricted Payment”: as defined in Subsection 8.2(a).

“Restricted Payment Transaction”: any Restricted Payment permitted pursuant to Subsection 8.2, any Permitted Payment, any Permitted Investment, or any transaction specifically excluded from the definition of the term “Restricted Payment” (including pursuant to the exception contained in clause (i) of such definition and the parenthetical exclusions contained in clauses (ii) and (iii) of such definition).

“Restricted Subsidiary”: any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Rollover Indebtedness”: Indebtedness of a Loan Party issued to any Lender in lieu of such Lender’s pro rata portion of any repayment of Term Loans made pursuant to Subsection 4.4(a) or (e); so long as (other than in connection with a refinancing in full of the Facilities) such Indebtedness would not have a weighted average life to maturity earlier than the remaining weighted average life to maturity of the Term Loans being repaid.

“S&P”: Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and its successors.

“Sale”: as defined in clause (1) of the definition of “Consolidated Secured Leverage Ratio”.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any comprehensive Sanctions (as of the Closing Date, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, or by the United Nations Security Council, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council.

“SEC”: the United States Securities and Exchange Commission.

“Second Amendment”: means that certain Amendment No. 2 to Credit Agreement, dated as of November 22, 2017, among Holdings, the Borrower, the other Loan Parties party thereto, the Administrative Agent and the Lenders party thereto.

“Second Amendment Effective Date”: means the date on which all of the conditions contained in Section 4 of the Second Amendment have been satisfied or waived.

“Secured Parties”: the “Secured Parties” as defined in the Security Agreement.

“Securities Act”: the Securities Act of 1933, as amended from time to time.

“Security Agreement”: the Term Loan Security Agreement delivered to the Collateral Agent as of the Closing Date, substantially in the form of Exhibit G hereto, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Security Documents”: the collective reference to each Mortgage related to any Mortgaged Fee Property, the Security Agreement, the Guaranty Agreement, the Trademark Security Agreement and all other similar security documents hereafter delivered to the Collateral Agent granting or perfecting a Lien on any asset or assets of any Person to secure the obligations and liabilities of the Loan Parties hereunder and/or under any of the other Loan Documents or to secure any guarantee of any such obligations and liabilities, including any security documents executed and delivered or caused to be delivered to the Collateral Agent pursuant to Subsection 7.9(a), 7.9(b) or 7.9(c), in each case, as amended, supplemented, waived or otherwise modified from time to time.

“Senior ABL Facility”: the collective reference to the Senior ABL Facility Agreement, any ABL Facility Documents, any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior ABL Agreement or one or more other credit agreements, indentures or financing agreements or otherwise, unless such agreement, instrument or document expressly provides that it is not intended to be and is not a Senior ABL Facility). Without limiting the generality of the foregoing, the term “Senior ABL Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Borrower as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Senior ABL Facility Agreement”: the Credit Agreement, dated as of the May 1, 2013, as amended and restated and superseded in its entirety by that certain Amended and Restated Credit Agreement, dated as of September 30, 2016 (as amended, restated, amended and restated or otherwise modified on or prior to the Third Amendment Effective Date), among Holdings, the Borrower, the lenders and other financial institutions party thereto from time to time and Wells Fargo Bank, National Association, as administrative agent and collateral agent thereunder, as such agreement may be amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior ABL Facility Agreement or one or more other credit agreements or otherwise, unless such agreement, instrument or other document expressly provides that it is not intended to be and is not a Senior ABL Facility Agreement). Any reference to the Senior ABL Facility Agreement hereunder shall be deemed a reference to each Senior ABL Facility Agreement then in existence.

“Set”: the collective reference to ~~Eurodollar~~SOFR Loans of a single Tranche, the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such ~~Eurodollar~~SOFR Loans shall originally have been made on the same day).

“Settlement Service”: as defined in Subsection 11.6(b).

“Single Employer Plan”: any Plan which is covered by Title IV or Section 302 of ERISA or Section 412 of the Code, but which is not a Multiemployer Plan.

~~“SOFR”: with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source) and, in each case, that has been selected or recommended by the Relevant Governmental Body.~~

“Sixth Amendment”: that certain Amendment No. 6 to Credit Agreement dated as of November 15, 2022 among Holdings, the Borrower, FD Sales, and the Administrative Agent.

“Sixth Amendment Effective Date”: November 15, 2022, the date on which all of the conditions contained in Section 4 of the Sixth Amendment have been satisfied or waived.

“SOFR”: a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator”: the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“~~SOFR-Based Rate” means SOFR or Term~~SOFR Borrowing”: a Borrowing comprised of SOFR Loans.

“SOFR Loan”: a Loan that bears interest at a rate determined by reference to Adjusted Term SOFR (other than pursuant to clause (c) of the definition of “Alternate Base Rate”).

“Solicited Discount Proration”: as defined in Subsection 4.4(l)(iv)(3).

“Solicited Discounted Prepayment Amount”: as defined in Subsection 4.4(l)(iv)(1).

“Solicited Discounted Prepayment Notice”: an irrevocable written notice of the Borrower Solicitation of Discounted Prepayment Offers made pursuant to Subsection 4.4(l)(iv) substantially in the form of Exhibit P.

“Solicited Discounted Prepayment Offer”: the irrevocable written offer by each Lender, substantially in the form of Exhibit Q, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date”: as defined in Subsection 4.4(l)(iv)(1).

“Solvent” and “Solvency”: with respect to the Borrower and its Subsidiaries on a consolidated basis after giving effect to the Transactions on the Closing Date means (i) the Fair Value and Present Fair Salable Value of the assets of the Borrower and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) the Borrower and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iii) the Borrower and its Subsidiaries taken as a whole will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature (all capitalized terms used in this definition (other than “Borrower”, “Closing Date”, “Transactions” and “Subsidiary” which have the meanings set forth in this Agreement) shall have the meaning assigned to such terms in the form of solvency certificate attached hereto as Exhibit H).

“Special Purpose Entity”: (x) any Special Purpose Subsidiary or (y) any other Person that is engaged in the business of (i) acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time), other accounts and /or other receivables, and/or related assets and/or (ii) financing or refinancing in respect of Capital Stock of any Special Purpose Subsidiary.

“Special Purpose Financing”: any financing or refinancing of assets consisting of or including Receivables of the Borrower or any Restricted Subsidiary that have been transferred to a Special Purpose Entity or made subject to a Lien in a Financing Disposition (including any financing or refinancing in respect of Capital Stock of a Special Purpose Subsidiary held by another Special Purpose Subsidiary).

“Special Purpose Financing Expense”: for any period, (a) the aggregate interest expense for such period on any Indebtedness of any Special Purpose Subsidiary that is a Restricted Subsidiary, which Indebtedness is not recourse to the Borrower or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), and (b) Special Purpose Financing Fees.

“Special Purpose Financing Fees”: distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Special Purpose Financing.

“Special Purpose Financing Undertakings”: representations, warranties, covenants, indemnities, guarantees of performance and (subject to clause (y) of the proviso below) other agreements and undertakings entered into or provided by the Borrower or any of its Restricted Subsidiaries that the Borrower determines in good faith (which determination shall be conclusive) are customary or otherwise necessary or advisable in connection with a Special Purpose Financing or a Financing Disposition; provided that (x) it is understood that Special Purpose Financing Undertakings may consist of or include (i) reimbursement and other obligations in respect of notes, letters of credit, surety bonds and similar instruments provided for credit enhancement purposes, (ii) Hedging Obligations or other obligations relating to Interest Rate Agreements, Currency Agreements or Commodities Agreements entered into by the Borrower or any Restricted Subsidiary, in respect of any Special Purpose Financing or Financing Disposition, or (iii) any Guarantee in respect of customary recourse obligations (as determined in good faith by the Borrower, which determination shall be conclusive) in connection with any Special Purpose Financing or Financing Disposition, including in respect of Liabilities in the event of any involuntary case commenced with the collusion of any Special Purpose Subsidiary or any Affiliate thereof, or any voluntary case commenced by any Special Purpose Subsidiary, under any applicable bankruptcy law, and (y) subject to the preceding clause (x), any such other agreements and undertakings shall not include any Guarantee of Indebtedness of a Special Purpose Subsidiary by the Borrower or a Restricted Subsidiary that is not a Special Purpose Subsidiary.

“Special Purpose Subsidiary”: any Subsidiary of the Borrower that (a) is engaged solely in (x) the business of (i) acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time) and other accounts and receivables (including any thereof constituting or evidenced by chattel paper, instruments or general intangibles), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto, and /or (ii) owning or holding Capital Stock of any Special Purpose Subsidiary and/or engaging in any financing or refinancing in respect thereof, and (y) any business or activities incidental or related to such business, and (b) is designated as a “Special Purpose Subsidiary” by the Borrower.

“Specified Discount”: as defined in Subsection 4.4(l)(ii)(1).

“Specified Discount Prepayment Amount”: as defined in Subsection 4.4(l)(ii)(1).

“Specified Discount Prepayment Notice”: an irrevocable written notice of the Borrower Offer of Specified Discount Prepayment made pursuant to Subsection 4.4(l)(ii) substantially in the form of Exhibit R.

“Specified Discount Prepayment Response”: the written response by each Lender, substantially in the form of Exhibit S, to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date”: as defined in Subsection 4.4(l)(ii)(1).

“Specified Discount Proration”: as defined in Subsection 4.4(l)(ii)(3).

“Specified Existing Term Tranche”: as defined in Subsection 2.10(a)(ii).

“Specified Refinancing Amendment”: an amendment to this Agreement effecting the incurrence of such Specified Refinancing Term Loan Facilities in accordance with Subsection 2.11.

“Specified Refinancing Indebtedness: Indebtedness incurred by the Borrower pursuant to and in accordance with Subsection 2.11.

“Specified Refinancing Lenders”: as defined in Subsection 2.11(b).

“Specified Refinancing Term Loan Facilities”: as defined in Subsection 2.11(a).

“Specified Refinancing Term Loans”: as defined in Subsection 2.11(a).

“Specified Refinancing Tranche”: Specified Refinancing Term Loan Facilities with the same terms and conditions made on the same day and any Supplemental Term Loans in respect thereof added to such Tranche pursuant to Subsection 2.8.

“Sponsor Group”:  Ares Corporate Opportunities Fund III, L.P, FS Equity Partners VI, L.P. and FS Affiliates VI, L.P. and each of their respective Affiliates, other than the Loan Parties and their respective Subsidiaries.

“Sponsors”: Ares Corporate Opportunities Fund III, L.P., FS Equity Partners VI, L.P. and FS Affiliates VI, L.P.

“Stated Maturity”: with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase or repayment of such Indebtedness at the option of the holder thereof upon the happening of any contingency).

~~“Statutory Reserves”: for any day as applied to a Eurodollar Loan, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the United States Federal Reserve System in New York City with deposits exceeding $1,000,000,000 against “Eurocurrency liabilities” (as such term is used in Regulation D). Eurodollar Loans shall be deemed to constitute Eurocurrency liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D.~~

“Submitted Amount”: as defined in Subsection 4.4(l)(iii)(1).

“Submitted Discount”: as defined in Subsection 4.4(l)(iii)(1).

“Subordinated Obligations”: any Indebtedness of the Borrower (whether outstanding on the Closing Date or thereafter Incurred) that is expressly subordinated in right of payment to the Term Loan Facility Obligations pursuant to a written agreement.

“Subsection 2.10 Additional Amendment”: as defined in Subsection 2.10(c).

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity (a) of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned by such Person, or (b) the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person and, in the case of this clause (b), which is treated as a consolidated subsidiary for accounting purposes. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor”: (x) each Domestic Subsidiary (other than the Borrower and any Excluded Subsidiary) of the Borrower which executes and delivers a Subsidiary Guaranty pursuant to Subsection 7.9 or otherwise, in each case, unless and until such time as the respective Subsidiary Guarantor (a) ceases to constitute a Domestic Subsidiary of the Borrower in accordance with the terms and provisions hereof, (b) is designated an Unrestricted Subsidiary pursuant to the terms of this Agreement or (c) is released from all of its obligations under the Subsidiary Guaranty in accordance with terms and provisions thereof and (y) each other Subsidiary of the Borrower which the Borrower causes to execute and deliver a Subsidiary Guaranty pursuant to the last sentence of Subsection 7.9(b) or otherwise, in each case, unless and until such time as the respective Subsidiary Guarantor (a) ceases to constitute a Subsidiary of the Borrower in accordance with the terms and provisions hereof, (b) is designated an Unrestricted Subsidiary pursuant to the terms of this Agreement or (c) is released from all of its obligations under the Subsidiary Guaranty in accordance with terms and provisions thereof.

“Subsidiary Guaranty”: the guaranty of the Term Loan Facility Obligations of the Borrower under the Loan Documents provided pursuant to the Guaranty Agreement.

“Successor Borrower”: as defined in Subsection 8.7(a)(i).

“Supplemental Term Loan Commitments”: as defined in Subsection 2.8(a)(ii).

“Supplemental Term Loans”: Term Loans made in respect of Supplemental Term Loan Commitments.

“Taxes”: any and all present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Temporary Cash Investments”: any of the following: (i) any investment in (x) direct obligations of the United States of America, a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Borrower or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any thereof, or obligations Guaranteed by the United States of America or a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Borrower or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any of the foregoing, or obligations guaranteed by any of the foregoing or (y) direct obligations of any foreign country recognized by the United States of America rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (ii) overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by (x) any bank or other institutional lender under this Agreement or any Senior ABL Facility or any affiliate thereof or (y) a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital and surplus aggregating in excess of $250,000,000 (or the foreign currency equivalent thereof) and whose long-term debt is rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization) at the time such Investment is made, (iii) repurchase obligations with a term of not more than 30 days for underlying securities or instruments of the types described in clause (i) or (ii) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) Investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a Person (other than that of the Borrower or any of its Subsidiaries), with a rating at the time as of which any Investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (v) Investments in securities maturing not more than one year after the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vi) Indebtedness or Preferred Stock (other than of the Borrower or any of its Subsidiaries) having a rating of “A” or higher by S&P or “A2” or higher by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vii) investment funds investing 95.00% of their assets in securities of the type described in clauses (i) through (vi) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution), (viii) any money market deposit accounts issued or offered by a domestic commercial bank or a commercial bank organized and located in a country recognized by the United States of America, in each case, having capital and surplus in excess of $250,000,000 (or the foreign currency equivalent thereof), or investments in money market funds subject to the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the Investment Company Act of 1940, as amended and (ix) similar investments approved by the Board of Directors in the ordinary course of business.

“Term Credit Percentage”: as to any Lender at any time, the percentage of the aggregate outstanding Term Loans (if any) of the Lenders and aggregate unused Term Loan Commitments of the Lenders (if any) then constituted by such Lender’s outstanding Term Loans (if any) and such Lender’s unused Term Loan Commitments (if any).

“Term Loan Commitment”: as to any Lender, the aggregate of its Initial Term Loan Commitments, Incremental Term Loan Commitments (including, for the avoidance of doubt, any Incremental B-1 Term Loan Commitments) and Supplemental Term Loan Commitments; collectively as to all Lenders the “Term Loan Commitments”.

“Term Loan Facility Obligations”: obligations of the Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during (or would accrue but for) the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Term Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Loan Parties under the Loan Documents.

“Term Loans”: the Initial Term Loans, Incremental Term Loans (including, for the avoidance of doubt, any Incremental B-1 Term Loans), Extended Term Loans and Specified Refinancing Term Loans, as the context requires.

“Term Priority Collateral”: as defined in the ABL/Term Loan Intercreditor Agreement, whether or not the same remains in full force and effect.

~~“Term SOFR” means the forward-looking term rate for any period that is approximately (as determined by the Administrative Agent”) as long as any of the Interest Period options set forth in the definition of “Interest Period” and that is based on SOFR and that has been selected or recommended by the Relevant Governmental Body, in each case as published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion.~~

“Term SOFR” means,

(a)            for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)            for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day.

“Term SOFR Administrator”: CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate”: the forward-looking term rate based on SOFR.

“Third Amendment”: means that certain Amendment No. 3 to Credit Agreement and Amendment No. 1 to Security Agreement, dated as of February 14, 2020, among Holdings, the Borrower, the other Loan Parties party thereto, the Administrative Agent and the Lenders party thereto.

“Third Amendment Effective Date”: means the date on which all of the conditions contained in Section 4 of the Third Amendment have been satisfied or waived.

“Trade Payables”: with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

“Trademark Security Agreement”: the Term Loan Trademark Security Agreement delivered to the Collateral Agent as of the Closing Date, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Tranche”: with respect to Term Loans or commitments, refers to whether such Term Loans or commitments are (1) Initial Term Loans or Initial Term Loan Commitments, (2) Incremental B-1 Term Loans or Incremental B-1 Term Loan Commitments, (3) Incremental Loans or Incremental Term Loan Commitments with the same terms and conditions made on the same day and any Supplemental Term Loans added to such Tranche pursuant to Subsection 2.8, (4) Extended Term Loans (of the same Extension Series), or (5) Specified Refinancing Term Loan Facilities with the same terms and conditions made on the same day and any Supplemental Term Loans added to such Tranche pursuant to Subsection 2.8.

“Transactions”: collectively, any or all of the following: (a) the Closing Date Dividend, (b) the execution and delivery of the Loan Documents, the creation of the Liens pursuant to the Security Documents and the initial borrowings hereunder, (c) the amendments to or amendment and restatement of the ABL Facility Documents and the borrowings thereunder, and the repayment of Obligations outstanding thereunder immediately prior to the effectiveness of such amendment or amendment and restatement on the Closing Date, (d) repayment of all existing Obligations outstanding under the Existing Credit Agreement with the proceeds of the Initial Term Loans on the Closing Date and (e) the payment of all fees, costs and expenses incurred in connection with the foregoing.

“Transferee”: any Participant or Assignee.

“Type”: the type of Loan determined based on the interest option applicable thereto, with there being two Types of Loans hereunder, namely ABR Loans and ~~Eurodollar~~SOFR Loans.

“UCC”: the Uniform Commercial Code as in effect in the State of New York from time to time.

“Unadjusted Benchmark Replacement”: the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States Person”: any United States person within the meaning of Section 7701(a)(30) of the Code.

“Unrestricted Cash”: at any date of determination, the aggregate amount of cash, Cash Equivalents and Temporary Cash Investments included in the cash accounts that would be listed on the consolidated balance sheet of the Borrower prepared in accordance with GAAP as of the end of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Borrower are available to the extent such cash is not classified as “restricted” for financial statement purposes (unless so classified solely because of any provision under the Loan Documents or any other agreement or instrument governing other Indebtedness that is subject to the ABL/Term Loan Intercreditor Agreement, the Pari Passu Intercreditor Agreement, the Junior Lien Intercreditor Agreement or any Other Intercreditor Agreement governing the application thereof or because they are subject to a Lien securing Indebtedness that is subject to the ABL/Term Loan Intercreditor Agreement, the Pari Passu Intercreditor Agreement, the Junior Lien Intercreditor Agreement or any Other Intercreditor Agreement) excluding, however, the proceeds from any Incurrence of Indebtedness borrowed on the date of such determination that are not (in the good faith judgment of the Borrower) intended to be used for working capital purposes.

“Unrestricted Subsidiary”: (i) any Subsidiary of the Borrower that at the time of determination is an Unrestricted Subsidiary, as designated by the Board of Directors in the manner provided below, and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Borrower (including any newly acquired or newly formed Subsidiary of the Borrower) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Borrower or any other Restricted Subsidiary of the Borrower that is not a Subsidiary of the Subsidiary to be so designated; provided, that (A) such designation was made at or prior to the Closing Date, or (B) immediately after such designation, no Event of Default under Subsection 9.1(a) or (f) shall have occurred and be continuing. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that (A) such Unrestricted Subsidiary, both before and immediately after giving effect to such designation, shall be a Wholly Owned Subsidiary of the Borrower, (B) immediately after such designation, no Event of Default under Subsection 9.1(a) or (f) shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Administrative Agent by promptly filing with the Administrative Agent a copy of the resolution of the Borrower’s Board of Directors giving effect to such designation and a certificate of a Responsible Officer of the Borrower certifying that such designation complied with the foregoing provisions.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association, or any successor thereto, or any successor thereto, recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Tax Compliance Certificate”: as defined in Subsection 4.11(b)(ii)(2).

“Voting Stock”: as to any entity, all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of directors or all interests in such entity with the ability to control the management or actions of such entity.

“Wholly Owned Subsidiary”: as to any Person, any Subsidiary of such Person of which such Person owns, directly or indirectly through one or more Wholly Owned Subsidiaries, all of the Capital Stock of such Subsidiary other than directors qualifying shares or shares held by nominees.

“Write-Down and Conversion Powers”: with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Yield”: as defined in Subsection 2.8(d).

1.2             Other Definitional and Interpretive Provisions. Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Notes, any other Loan Document or any certificate or other document made or delivered pursuant hereto.

(a)             As used herein and in any Notes and any other Loan Document, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrower and its Restricted Subsidiaries not defined in Subsection 1.1 and accounting terms partly defined in Subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(b)             The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. Any reference herein to any Person shall be construed to include such Person’s successors and assigns permitted hereunder. Any reference herein to financial statements of the Borrower shall be construed to include financial statements of the Borrower or any Parent Entity whose financial statements satisfy the Borrower’s reporting obligations under Subsection 7.1.

(c)             For purposes of determining any financial ratio or making any financial calculation for any fiscal quarter (or portion thereof) ending prior to the Closing Date, the components of such financial ratio or financial calculation shall be determined on a pro forma basis to give effect to the Transactions as if they had occurred at the beginning of such four-quarter period; and each Person that is a Restricted Subsidiary upon giving effect to the Transactions shall be deemed to be a Restricted Subsidiary for purposes of the components of such financial ratio or financial calculation as of the beginning of such four-quarter period.

(d)             For purposes of determining compliance with any Section of Article VIII, in the event that any Lien, Investment, Indebtedness, Asset Sale, Restricted Payment, transactions with Affiliates, contractual obligation, or prepayment of Indebtedness meets the criteria of one or more of the categories of transactions permitted pursuant to any clause of such Sections, such transaction (or portion thereof) at any time, shall be permitted under one or more of such clauses as determined by the Borrower in its sole discretion at such time and the Borrower may reclassify such transaction across such clauses in its sole discretion at any time. Unless the Borrower elects otherwise, compliance with any Section of Article VIII shall be deemed to be first incurred pursuant to a basket or exception based on a financial ratio prior to being applied to a basket or exception based on a fixed Dollar amount.

(e)             Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (rounding up if there is no nearest number).

(f)             Any references in this Agreement to “cash and/or Cash Equivalents”, “cash, Cash Equivalents and/or Temporary Cash Investments” or any similar combination of the foregoing shall be construed as not double counting cash or any other applicable amount which would otherwise be duplicated therein.

(g)             The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(h)             In connection with any action being taken in connection with a Limited Condition Acquisition, for purposes of determining compliance with any provision of this Agreement which requires that no Default, Event of Default or specified Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Borrower, be deemed satisfied, so long as no Default, Event of Default or specified Event of Default, as applicable, exists on the date the definitive agreements for such Limited Condition Acquisition are entered into. For the avoidance of doubt, if the Borrower has exercised its option under the first sentence of this clause (h), and any Default or Event of Default occurs following the date the definitive agreements for the applicable Limited Condition Acquisition were entered into and prior to the consummation of such Limited Condition Acquisition, any such Default or Event of Default shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Acquisition is permitted hereunder.

(i)            In connection with any action being taken in connection with a Limited Condition Acquisition, for purposes of:

(i)            determining compliance with any provision of this Agreement which requires the calculation of the Consolidated First Lien Leverage Ratio, Consolidated Secured Leverage Ratio or the Consolidated Total Leverage Ratio; or

(ii)           testing baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated EBITDA);

in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”), and if, after giving pro forma effect to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any Incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent four consecutive fiscal quarters ending prior to the LCA Test Date for which consolidated financial statements of the Borrower are available, the Borrower could have taken such action on the relevant LCA Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower has made an LCA Election and any of the ratios or baskets for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated EBITDA of the Borrower or the Person subject to such Limited Condition Acquisition, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio or basket availability with respect to the Incurrence of Indebtedness or Liens, or the making of Restricted Payments, Asset Dispositions, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Borrower or the designation of an Unrestricted Subsidiary on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any Incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

1.3            Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to Alternate Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Daily Simple SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Alternate Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Daily Simple SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Alternate Base Rate, the Term SOFR Reference Rate, Term SOFR, Daily Simple SOFR, Adjusted Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain Alternate Base Rate, the Term SOFR Reference Rate, Term SOFR, Daily Simple SOFR, Adjusted Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 2

Amount and Terms of Commitments

2.1            Initial Term Loans. Subject to the terms and conditions hereof, each Lender holding an Initial Term Loan Commitment severally agrees to make, in Dollars, in a single draw on the Closing Date, one or more term loans (each, an “Initial Term Loan”) to Borrower in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name in Schedule A under the heading “Initial Term Loan Commitment”, as such amount may be adjusted or reduced pursuant to the terms hereof, which Initial Term Loans:

(i)            except as hereinafter provided, shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, ABR Loans or ~~Eurodollar~~SOFR Loans; and

(ii)            shall be made by each such Lender in an aggregate principal amount which does not exceed the Initial Term Loan Commitment of such Lender.

Once repaid, Initial Term Loans incurred hereunder may not be reborrowed. On the Closing Date (after giving effect to the incurrence of Initial Term Loans on such date), the Initial Term Loan Commitment of each Lender shall terminate.

2.2            Notes. (a)  The Borrower agrees that, upon the request to the Administrative Agent by any Lender made on or prior to the Closing Date or in connection with any assignment pursuant to Subsection 11.6(b), in order to evidence such Lender’s Loan, the Borrower will execute and deliver to such Lender a promissory note substantially in the form of Exhibit A (each, as amended, supplemented, replaced or otherwise modified from time to time, a “Note”), in each case with appropriate insertions therein as to payee, date and principal amount, payable to such Lender and in a principal amount equal to the unpaid principal amount of the applicable Loans made (or acquired by assignment pursuant to Subsection 11.6(b)) by such Lender to the Borrower. Each Note shall be dated the Closing Date and shall be payable as provided in Subsection 2.2(b) and provide for the payment of interest in accordance with Subsection 4.1.

(b)            The Initial Term Loans of all the Lenders shall be payable in consecutive quarterly installments beginning on December 31, 2016 up to the Fifth Amendment Effective Date (subject to reduction as provided in Subsection 4.4), on the dates and in the principal amounts, subject to adjustment as set forth below, equal to the respective amounts set forth below (together with all accrued interest thereon) opposite the applicable installment dates (or, if less, the aggregate amount of such Initial Term Loans then outstanding):

Date	Amount
Each March 31, June 30, September 30 and December 31 ending prior to the Fifth Amendment Effective Date	0.25% of the aggregate initial principal amount of the Initial Term Loans on the Third Amendment Effective Date

The Initial Term Loans of all the Lenders shall be payable in consecutive quarterly installments beginning on the Fifth Amendment Effective Date up to and including the Initial Term Loan Maturity Date (subject to reduction as provided in Subsection 4.4), on the dates and in the principal amounts, subject to adjustment as set forth below, equal to the respective amounts set forth below (together with all accrued interest thereon) opposite the applicable installment dates (or, if less, the aggregate amount of such Initial Term Loans then outstanding):

Date	Amount
Each March 31, June 30, September 30 and December 31 ending after the Fifth Amendment Effective Date and prior to the Initial Term Loan Maturity Date	$525,703.91
Initial Term Loan Maturity Date	all unpaid aggregate principal amounts of any outstanding Initial Term Loans

(c)            The Incremental B-1 Term Loans of all the Incremental Term B-1 Term Loan Lenders shall be payable in consecutive quarterly installments beginning on September 30, 2020 up to and including the Incremental B-1 Term Loan Maturity Date (subject to reduction as provided in Subsection 4.4), in an amount equal to 0.25% of the aggregate initial principal amount of the Incremental B-1 Term Loans on the Fourth Amendment Effective Date (together with all accrued interest thereon) on each March 31, June 30, September 30 and December 31 ending prior to the Incremental B-1 Term Loan Maturity Date (or, if less, the aggregate amount of such Incremental B-1 Term Loans then outstanding), with all unpaid aggregate principal amounts of any Incremental B-1 Term Loans outstanding on the Incremental B-1 Term Loan Maturity Date paid on the Incremental B-1 Term Loan Maturity Date.

2.3            Procedure for Initial Term Loan Borrowing. The Borrower shall have given the Administrative Agent notice (which notice shall be irrevocable after funding) one business day prior to the Closing Date specifying the amount of the Initial Term Loans to be borrowed. Upon receipt of such notice, the Administrative Agent shall promptly notify each applicable Lender thereof. Each Lender having an Initial Term Loan Commitment will make the amount of its pro rata share of the Initial Term Loan Commitments available to the Administrative Agent, in each case for the account of the Borrower, at the office of the Administrative Agent specified in Subsection 11.2 on the Closing Date in funds immediately available to the Administrative Agent. The Administrative Agent shall credit the account of the Borrower on the books of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent for the Borrower (at such account or accounts as designated by the Borrower) by the Lenders and in like funds as received by the Administrative Agent.

2.4            [Reserved]~~.~~.

2.5            Repayment of Loans. (a)  The Borrower hereby unconditionally promises to pay to the Administrative Agent in Dollars for the account of each Lender the then unpaid principal amount of each Initial Term Loan of such Lender made to the Borrower, on the Initial Term Loan Maturity Date (or such earlier date on which the Initial Term Loans become due and payable pursuant to Section 9). The Borrower hereby further agrees to pay interest on the unpaid principal amount of such Initial Term Loans from time to time outstanding from the Closing Date until payment in full thereof at the rates per annum, and on the dates, set forth in Subsection 4.1. The Borrower hereby unconditionally promises to pay to the Administrative Agent in Dollars for the account of each Incremental Term B-1 Term Loan Lender the then unpaid principal amount of each Incremental B-1 Term Loan of such Incremental Term B-1 Term Loan Lender made to the Borrower, on the Incremental B-1 Term Loan Maturity Date (or such earlier date on which the Incremental B-1 Term Loans become due and payable pursuant to Section 9). The Borrower hereby further agrees to pay interest on the unpaid principal amount of such Incremental B-1 Term Loans from time to time outstanding from the Fourth Amendment Effective Date until payment in full thereof at the rates per annum, and on the dates, set forth in Subsection 4.1.

(b)            Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)            The Administrative Agent shall maintain the Register pursuant to Subsection 11.6(b), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, the Type thereof and each Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable to each applicable Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder and each applicable Lender’s share thereof.

(d)            The entries made in the Register and the accounts of each Lender maintained pursuant to Subsection 2.5(c) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

2.6            [Reserved]~~.~~.

2.7            [Reserved]~~.~~.

2.8            Incremental Facilities. (a)  So long as no Event of Default under Subsection 9.1 (a) or (f) exists or would arise therefrom, the Borrower shall have the right, at any time and from time to time after the Closing Date, (i) to request new term loan commitments under one or more new term loan credit facilities to be included in this Agreement (the “Incremental Term Loan Commitments”), and (ii) to increase the Existing Term Loans by requesting new term loan commitments to be added to a Tranche of Term Loans (the “Supplemental Term Loan Commitments” and, together with the Incremental Term Loan Commitments, the “Incremental Commitments”); provided that, (i) the aggregate amount of Incremental Commitments permitted pursuant to this Subsection 2.8 shall not exceed, at the time the respective Incremental Commitment becomes effective (and after giving effect to the Incurrence of Indebtedness in connection therewith and the application of proceeds of any such Indebtedness to refinance other Indebtedness), an amount that could then be Incurred in compliance with Subsection 8.1(b)(i), (ii) if any portion of an Incremental Commitment is to be incurred in reliance on clause (ii) of the definition of “Maximum Incremental Facilities Amount”, the Borrower shall have delivered a certificate to the Administrative Agent, certifying compliance with the financial test set forth in such clause (together with calculations demonstrating compliance with such test) and (iii) if any portion of an Incremental Commitment is to be incurred in reliance on clause (i) of the definition of “Maximum Incremental Facilities Amount”, the Borrower shall have delivered a certificate to the Administrative Agent, certifying the amount of the available basket in such clause to be used for the incurrence of such Incremental Commitment. Any loans made in respect of any such Incremental Commitment (other than Supplemental Term Loan Commitments) shall be made by creating a new Tranche. Each Incremental Commitment made available pursuant to this Subsection 2.8 shall be in a minimum aggregate amount of at least $5,000,000 and in integral multiples of $1,000,000 in excess thereof (or in such lower minimum amounts or multiples as agreed to by the Administrative Agent in its reasonable discretion).

(b)            Each request from the Borrower pursuant to this Subsection 2.8 shall set forth the requested amount and proposed terms of the relevant Incremental Commitments. The Incremental Commitments (or any portion thereof) may be made by any existing Lender or by any other bank or financial institution (any such bank or other financial institution, an “Additional Incremental Lender”, and the Additional Incremental Lenders together with any existing Lender providing Incremental Commitments, the “Incremental Lenders”); provided that if such Additional Incremental Lender is not already a Lender hereunder or an Affiliate of a Lender hereunder or an Approved Fund, the consent of the Administrative Agent (in each case, such consent not to be unreasonably withheld, conditioned or delayed) shall be required (it being understood that any such Additional Incremental Lender that is an Affiliated Lender shall be subject to the provisions of Subsection 11.6(h), mutatis mutandis, to the same extent as if such Incremental Commitments and related Obligations had been obtained by such Lender by way of assignment).

(c)            Supplemental Term Loan Commitments shall become commitments under this Agreement pursuant to a supplement specifying the Tranche of Term Loans to be increased, executed by the Borrower and each increasing Lender substantially in the form attached hereto as Exhibit I-1 (the “Increase Supplement”) or by each Additional Incremental Lender substantially in the form attached hereto as Exhibit I-2 (the “Lender Joinder Agreement”), as the case may be, which shall be delivered to the Administrative Agent for recording in the Register. Upon effectiveness of the Lender Joinder Agreement each Additional Incremental Lender shall be a Lender for all intents and purposes of this Agreement and the term loan made pursuant to such Supplemental Term Loan Commitment shall be a Term Loan under the applicable Tranche of Term Loans.

(d)            Incremental Commitments (other than Supplemental Term Loan Commitments) shall become commitments under this Agreement pursuant to an amendment (an “Incremental Commitment Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower and each applicable Incremental Lender. An Incremental Commitment Amendment may, without the consent of any other Lender, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Borrower and the Administrative Agent, to effect the provisions of this Subsection 2.8; provided, however, that (i) (A) the Incremental Commitments will not be guaranteed by any Subsidiary of the Borrower other than the Subsidiary Guarantors, and, if secured, will be secured by the same Collateral securing the Initial Term Loans and the Incremental B-1 Term Loans (so long as any such Incremental Commitments (and related Obligations) are subject to the ABL/Term Loan Intercreditor Agreement or an Other Intercreditor Agreement), (B) if secured, the Incremental Commitments and any incremental loans drawn thereunder (the “Incremental Loans”) shall rank pari passu in right of payment with or (at the Borrower’s option) junior to the Initial Term Loans and the Incremental B-1 Term Loans, (C) no Incremental Commitment Amendment may provide for any Incremental Commitment or any Incremental Loans to be secured by any Collateral or other assets of any Loan Party that do not also secure the Initial Term Loans and the Incremental B-1 Term Loans, and (D) so long as any Initial Term Loans or Incremental B-1 Term Loans are outstanding, no Incremental Commitment Amendment may provide for any mandatory prepayment from the Net Cash Proceeds of Asset Dispositions (other than any Asset Disposition in respect of any assets, business or Person the acquisition of which was financed, all or in part, with Incremental Loans provided pursuant to such Incremental Commitment Amendment and the disposition of which was contemplated by any definitive agreement in respect of such acquisition and in a manner not otherwise prohibited by this Agreement) or Recovery Event or from Excess Cash Flow, to the extent the Net Cash Proceeds of such Asset Disposition or Recovery Event or such Excess Cash Flow are required to be applied to repay the Initial Term Loans pursuant to Subsection 4.4(e), on more than a ratable basis with the Initial Term Loans (after giving effect to any amendment in accordance with Subsection 11.1(d)(vi)); (ii) no Lender will be required to provide any such Incremental Commitment unless it so agrees; (iii) the maturity date and the weighted average life to maturity of such Incremental Term Loan Commitments shall be no earlier than or shorter than, as the case may be, the Initial Term Loan Maturity Date or the Incremental B-1 Term Loan Maturity Date or the remaining weighted average life to maturity of the Initial Term Loans and the Incremental B-1 Term Loans, as applicable (other than an earlier maturity date and/or shorter weighted average life to maturity for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date than the Initial Term Loan Maturity Date or a shorter weighted average life to maturity than the remaining weighted average life to maturity of the Initial Term Loans and the Incremental B-1 Term Loans, as applicable); (iv) the interest rate margins and (subject to clause (iii) above) amortization schedule applicable to the loans made pursuant to the Incremental Commitments shall be determined by the Borrower and the applicable Incremental Lenders; provided that (1) in the event that the applicable interest rate margins for any term loans Incurred by the Borrower under any Incremental Term Loan Commitment made are higher than the applicable interest rate margin for the Initial Term Loans, by more than 50 basis points, then the Applicable Margin for the Initial Term Loans, shall be increased to the extent necessary so that the applicable interest rate margin for the Initial Term Loans, is equal to the applicable interest rate margins for such Incremental Term Loan Commitment minus 50 basis points (the “Initial Term Loan MFN Provision”) and (2) in the event that the applicable interest rate margins for any term loans Incurred by the Borrower under any Incremental Term Loan Commitment made are higher than the applicable interest rate margin for the Incremental B-1 Term Loans, by more than 50 basis points, then the Applicable Margin for the Incremental B-1 Term Loans, shall be increased to the extent necessary so that the applicable interest rate margin for the Incremental B-1 Term Loans, is equal to the applicable interest rate margins for such Incremental Term Loan Commitment minus 50 basis points (the “Incremental B-1 Term Loan MFN Provision”); provided that, such Initial Term Loan MFN Provision and/or Incremental B-1 Term Loan MFN Provision shall not apply to (I) an Incremental Term Loan facility that is unsecured, subordinated or secured on a junior lien basis to the Term Loan Facility Obligations, (II) Incremental Term Loans incurred pursuant to clause (i) of the definition of “Maximum Incremental Facilities Amount” in an amount up to the greater of $270,000,000 and 100% of Consolidated EBITDA for the most recently ended four-fiscal quarter period for which consolidated financial statements of the Borrower are available, (III) any Incremental Term Loan facility that is used to fund a permitted Acquisition or permitted Investment or (IV) any Incremental Term Loan facility that matures on or after the second anniversary of the Initial Term Loan Maturity Date or the Incremental B-1 Term Loan Maturity Date; provided, further that, in determining the applicable interest rate margins (the “Yield”) for the Initial Term Loans or the Incremental Term Loans, (A) original issue discount (“OID”) or upfront fees payable generally to all participating Incremental Lenders in lieu of OID (which shall be deemed to constitute like amounts of OID) payable by the Borrower to the Lenders under the Initial Term Loans, the Incremental B-1 Term Loans or any other Incremental Term Loan in the initial primary syndication thereof shall be included (with OID and upfront fees being equated to interest based on an assumed four-year life to maturity) (provided that, if the Initial Term Loans or the Incremental B-1 Term Loans are issued in a manner such that all Initial Term Loans and Incremental B-1 Term Loans were not issued with a uniform amount of OID or upfront fees within the Tranche of Initial Term Loans or Incremental B-1 Term Loans, as applicable, the amount of OID and upfront fees attributable to the entire Tranche of Initial Term Loans or Incremental B-1 Term Loans shall be determined on a weighted average basis); (B) any arrangement, structuring or other fees payable in connection with the Incremental Term Loans that are not shared with all Additional Incremental Lenders providing such Incremental Term Loans shall be excluded; (C) any amendments to the Applicable Margin on the Initial Term Loans or the Incremental B-1 Term Loans that became effective subsequent to the Closing Date and the Fourth Amendment Effective Date, respectively, but, in each case, prior to the time of such Incremental Term Loans shall also be included in such calculations and (D) if the Incremental Term Loans include an interest rate floor greater than the interest rate floor applicable to the Initial Term Loans or the Incremental B-1 Term Loans, such increased amount shall be equated to the applicable interest rate margin for purposes of determining whether an increase to the Applicable Margin for the Initial Term Loans or the Incremental B-1 Term Loans shall be required, to the extent an increase in the interest rate floor for the Initial Term Loans or the Incremental B-1 Term Loans would cause an increase in the interest rate then in effect thereunder, and in such case the interest rate floor (but not the Applicable Margin) applicable to the Initial Term Loans or the Incremental B-1 Term Loans, respectively, shall be increased by such amount; (v) such Incremental Commitment Amendment may provide (1) for the inclusion, as appropriate, of Additional Incremental Lenders in any required vote or action of the Required Lenders or of the Lenders of each Tranche hereunder, (2) class voting and other class protections for any additional credit facilities, (3) for the amendment of the definitions of “Additional Obligations”, “Disqualified Stock”, “Junior Capital” and “Refinancing Indebtedness” and Subsection 8.8(b), in each case only to extend the maturity date and the weighted average life to maturity requirements, from the Initial Term Loan Maturity Date or the Incremental B-1 Term Loan Maturity Date, as applicable, and remaining weighted average life to maturity of the Initial Term Loans or the Incremental B-1 Term Loans, as applicable, to the extended maturity date and the remaining weighted average life to maturity of such Incremental Term Loans, as applicable, and (4) for the amendment of clause (iii) of the definition of “Additional Obligations” to provide for the applicable mandatory prepayment protections to apply to such Incremental Term Loans; and (vi) the other terms and documentation in respect thereof, to the extent not consistent with this Agreement as in effect prior to giving effect to the Incremental Commitment Amendment, shall otherwise be reasonably satisfactory to the Borrower; provided that to the extent such terms and documentation are not consistent with, in the case of Incremental Term Loans, the terms and documentation governing the Initial Term Loans and the Incremental B-1 Term Loans (except to the extent permitted by clauses (iv) or (v) above), they shall be reasonably satisfactory to the Borrower and the Administrative Agent.

2.9            Permitted Debt Exchanges. (a)  Notwithstanding anything to the contrary contained in this Agreement, pursuant to one or more offers (each, a “Permitted Debt Exchange Offer”) made from time to time by the Borrower to all Lenders (other than any Lender that, if requested by the Borrower, is unable to certify that it is either a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (as defined in Rule 501 under the Securities Act)) with outstanding Term Loans of a particular Tranche, as selected by the Borrower, the Borrower may from time to time following the Closing Date consummate one or more exchanges of Term Loans of such Tranche for Additional Obligations in the form of notes (such notes, “Permitted Debt Exchange Notes,” and each such exchange a “Permitted Debt Exchange”), so long as the following conditions are satisfied: (i) the aggregate principal amount (calculated on the face amount thereof) of Term Loans exchanged shall be equal to or more than the aggregate principal amount (calculated on the face amount thereof) of Permitted Debt Exchange Notes issued in exchange for such Term Loans, (ii) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans exchanged by the Borrower pursuant to any Permitted Debt Exchange shall automatically be cancelled and retired by the Borrower on the date of the settlement thereof (and, if requested by the Administrative Agent, any applicable exchanging Lender shall execute and deliver to the Administrative Agent an Assignment and Acceptance, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in the Term Loans being exchanged pursuant to the Permitted Debt Exchange to the Borrower for immediate cancellation), (iii) if the aggregate principal amount of all Term Loans (calculated on the face amount thereof) tendered for exchange by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount of the applicable Tranche actually held by it) shall exceed the maximum aggregate principal amount of Term Loans offered to be exchanged by the Borrower pursuant to such Permitted Debt Exchange Offer, then the Borrower shall exchange Term Loans subject to such Permitted Debt Exchange Offer tendered by such Lenders ratably up to such maximum amount based on the respective principal amounts so tendered, (iv) each such Permitted Debt Exchange Offer shall be made on a pro rata basis to the Lenders (other than any Lender that, if requested by the Borrower, is unable to certify that it is either a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (as defined in Rule 501 under the Securities Act)) based on their respective aggregate principal amounts of outstanding Term Loans of the applicable Tranche, (v) all documentation in respect of such Permitted Debt Exchange shall be consistent with the foregoing and all written communications generally directed to the Lenders in connection therewith shall be in form and substance consistent with the foregoing and made in consultation with the Administrative Agent and (vi) any applicable Minimum Exchange Tender Condition shall be satisfied. Notwithstanding anything to the contrary herein, no Lender shall have any obligation to agree to have any of its Loans or Commitments exchanged pursuant to any Permitted Debt Exchange Offer.

(b)            With respect to all Permitted Debt Exchanges effected by the Borrower pursuant to this Subsection 2.9, (i) such Permitted Debt Exchanges (and the cancellation of the exchanged Term Loans in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Subsection 4.4 and (ii) such Permitted Debt Exchange Offer shall be made for not less than $5,000,000 in aggregate principal amount of Term Loans (or such lower principal amount as agreed to by the Administrative Agent in its reasonable discretion); provided that subject to the foregoing clause (ii), the Borrower may at its election specify as a condition (a “Minimum Exchange Tender Condition”) to consummating any such Permitted Debt Exchange that a minimum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in the Borrower’s discretion) of Term Loans be tendered.

(c)            In connection with each Permitted Debt Exchange, the Borrower shall provide the Administrative Agent at least ten Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and the Borrower and the Administrative Agent, acting reasonably, shall mutually agree to such procedures as may be necessary or advisable to accomplish the purposes of this Subsection 2.9 and without conflict with Subsection 2.9(d); provided that the terms of any Permitted Debt Exchange Offer shall provide that the date by which the relevant Lenders are required to indicate their election to participate in such Permitted Debt Exchange shall be not less than five Business Days following the date on which the Permitted Debt Exchange Offer is made (or such shorter period as may be agreed to by the Administrative Agent in its reasonable discretion).

(d)            The Borrower shall be responsible for compliance with, and hereby agree to comply with, all applicable securities and other laws in connection with each Permitted Debt Exchange, it being understood and agreed that (x) neither the Administrative Agent nor any Lender assumes any responsibility in connection with the Borrower’s compliance with such laws in connection with any Permitted Debt Exchange (other than the Borrower’s reliance on any certificate delivered by a Lender pursuant to Subsection 2.9(a) above for which such Lender shall bear sole responsibility) and (y) each Lender shall be solely responsible for its compliance with any applicable “insider trading” laws and regulations to which such Lender may be subject under the Securities Exchange Act of 1934, as amended.

2.10            Extension of Term Loans. (a)  The Borrower may at any time and from time to time request that all or a portion of the Term Loans of one or more Tranches (including any Extended Term Loans) existing at the time of such request (each, an “Existing Term Tranche” and the Term Loans of such Tranche, the “Existing Term Loans”) be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of any Existing Term Tranche (any such Existing Term Tranche which has been so extended, an “Extended Term Tranche” and the Term Loans of such Tranche, the “Extended Term Loans”) and to provide for other terms consistent with this Subsection 2.10; provided that (i) any such request shall be made by the Borrower to all Lenders with Term Loans with a like maturity date (whether under one or more Tranches) on a pro rata basis (based on the aggregate outstanding principal amount of the applicable Term Loans), and (ii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower. In order to establish any Extended Term Tranche, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Term Tranche) (an “Extension Request”) setting forth the proposed terms of the Extended Term Tranche to be established, which terms shall be identical to those applicable to the Existing Term Tranche from which they are to be extended (the “Specified Existing Term Tranche”), except (x) all or any of the final maturity dates of such Extended Term Tranches may be delayed to later dates than the final maturity dates of the Specified Existing Term Tranche, (y) (A) the interest margins with respect to the Extended Term Tranche may be higher or lower than the interest margins for the Specified Existing Term Tranche and/or (B) additional fees may be payable to the Lenders providing such Extended Term Tranche in addition to or in lieu of any increased margins contemplated by the preceding clause (A), in each case to the extent provided in the applicable Extension Amendment, and (z) amortization with respect to the Extended Term Tranche may be greater or lesser than amortization for the Specified Existing Term Tranche, so long as the Extended Term Tranche does not have a weighted average life to maturity shorter than the remaining weighted average life to maturity at such time of the Specified Existing Term Tranche; provided that, notwithstanding anything to the contrary in this Subsection 2.10 or otherwise, assignments and participations of Extended Term Tranches shall be governed by the same or, at the Borrower’s discretion, more restrictive assignment and participation provisions than the assignment and participation provisions applicable to Initial Term Loans set forth in Subsection 11.6. No Lender shall have any obligation to agree to have any of its Existing Term Loans converted into an Extended Term Tranche pursuant to any Extension Request. Any Extended Term Tranche shall constitute a separate Tranche of Term Loans from the Specified Existing Term Tranches and from any other Existing Term Tranches (together with any other Extended Term Tranches so established on such date).

(b)            The Borrower shall provide the applicable Extension Request at least ten Business Days (or such shorter period as the Administrative Agent may agree in its reasonable discretion) prior to the date on which Lenders under the applicable Existing Term Tranche or Existing Term Tranches are requested to respond. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Specified Existing Term Tranche converted into an Extended Term Tranche shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Specified Existing Term Tranche that it has elected to convert into an Extended Term Tranche. In the event that the aggregate amount of the Specified Existing Term Tranche subject to Extension Elections exceeds the amount of Extended Term Tranches requested pursuant to the Extension Request, the Specified Existing Term Tranches subject to Extension Elections shall be converted to Extended Term Tranches on a pro rata basis based on the amount of Specified Existing Term Tranches included in each such Extension Election. In connection with any extension of Term Loans pursuant to this Subsection 2.10 (each, an “Extension”), the Borrower shall agree to such procedures regarding timing, rounding and other administrative adjustments to ensure reasonable administrative management of the credit facilities hereunder after such Extension, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Subsection 2.10. The Borrower may amend, revoke or replace an Extension Request pursuant to procedures reasonably acceptable to the Administrative Agent at any time prior to the date (the “Extension Request Deadline”) on which Lenders under the applicable Existing Term Tranche are requested to respond to the Extension Request. Any Lender may revoke an Extension Election at any time prior to 5:00 p.m. on the date that is two Business Days prior to the Extension Request Deadline, at which time the Extension Election will become irrevocable (unless otherwise agreed by the Borrower). The revocation of an Extension Election prior to the Extension Request Deadline shall not prejudice any Lender’s right to submit a new Extension Election prior to the Extension Request Deadline.

(c)            Extended Term Tranches shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which may include amendments to (i) provisions related to maturity, interest margins, fees or amortization referenced in clauses (x) through (z) of Subsection 2.10(a), (ii) the definitions of “Additional Obligations”, “Disqualified Stock”, “Junior Capital” and “Refinancing Indebtedness” and Subsection 8.8(b) to amend the maturity date and the weighted average life to maturity requirements, from the Initial Term Loan Maturity Date and remaining weighted average life to maturity of the Initial Term Loans to the extended maturity date and the remaining weighted average life to maturity of such Extended Term Tranche, as applicable and (iii) clause (iii) of the definition of “Additional Obligations” to provide for the applicable mandatory prepayment protections to apply to such Extended Term Tranche, and which, in each case, except to the extent expressly contemplated by the third to last sentence of this Subsection 2.10(c) and notwithstanding anything to the contrary set forth in Subsection 11.1, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Term Tranches established thereby) executed by the Loan Parties, the Administrative Agent, and the Extending Lenders. No Extension Amendment shall provide for any Extended Term Tranche in an aggregate principal amount that is less than $5,000,000 (or such lower principal amount as agreed to by the Administrative Agent in its reasonable discretion). Notwithstanding anything to the contrary in this Agreement and without limiting the generality or applicability of Subsection 11.1 to any Subsection 2.10 Additional Amendments, any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Subsection 2.10 Additional Amendment”) to this Agreement and the other Loan Documents; provided that such Subsection 2.10 Additional Amendments do not become effective prior to the time that such Subsection 2.10 Additional Amendments have been consented to (including pursuant to consents applicable to holders of any Extended Term Tranches provided for in any Extension Amendment) by such of the Lenders, Loan Parties and other parties (if any) as may be required in order for such Subsection 2.10 Additional Amendments to become effective in accordance with Subsection 11.1; provided, further, that no Extension Amendment may provide for any Extended Term Tranche to be secured by any Collateral or other assets of any Loan Party that does not also secure the Specified Existing Term Tranche. It is understood and agreed that each Lender has consented for all purposes requiring its consent, and shall at the effective time thereof be deemed to consent to each amendment to this Agreement and the other Loan Documents authorized by this Subsection 2.10 and the arrangements described above in connection therewith except that the foregoing shall not constitute a consent on behalf of any Lender to the terms of any Subsection 2.10 Additional Amendment. In connection with any Extension Amendment, at the request of the Administrative Agent or the Extending Lenders, the Borrower shall deliver an opinion of counsel reasonably acceptable to the Administrative Agent as to the enforceability of such Extension Amendment, this Agreement as amended thereby, and such of the other Loan Documents (if any) as may be amended thereby.

(d)            Notwithstanding anything to the contrary contained in this Agreement, on any date on which any Existing Term Tranche is converted to extend the related scheduled maturity date(s) in accordance with clause (a) above (an “Extension Date”), in the case of the Specified Existing Term Tranche of each Extending Lender, the aggregate principal amount of such Specified Existing Term Tranche shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Term Tranche so converted by such Lender on such date, and such Extended Term Tranches shall be established as a separate Tranche from the Specified Existing Term Tranche and from any other Existing Term Tranches (together with any other Extended Term Tranches so established on such date).

(e)            If, in connection with any proposed Extension Amendment, any Lender declines to consent to the applicable extension on the terms and by the deadline set forth in the applicable Extension Request (each such other Lender, a “Non-Extending Lender”) then the Borrower may, on notice to the Administrative Agent and the Non-Extending Lender, (i) replace such Non-Extending Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Subsection 11.6 (with the assignment fee and any other costs and expenses to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender; provided, further, that the applicable assignee shall have agreed to provide Extended Term Loans on the terms set forth in such Extension Amendment; and provided, further, that all obligations of the Borrower owing to the Non-Extending Lender relating to the Existing Term Loans so assigned shall be paid in full by the assignee Lender (or, at its option, the Borrower) to such Non-Extending Lender concurrently with such Assignment and Acceptance or (ii) if no Event of Default exists under Subsection 9.1(a) or (f), upon notice to the Administrative Agent, prepay the Existing Term Loans, in whole or in part, subject to Subsection 4.12, without premium or penalty. In connection with any such replacement under this Subsection 2.10, if the Non-Extending Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement by the later of (A) the date on which the replacement Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (B) the date as of which all obligations of the Borrower owing to the Non-Extending Lender relating to the Existing Term Loans so assigned shall be paid in full by the assignee Lender (or, at its option, the Borrower) to such Non-Extending Lender, then such Non-Extending Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date, the Administrative Agent shall record such assignment in the Register and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Non-Extending Lender.

(f)            Following any Extension Date, with the written consent of the Borrower, any Non-Extending Lender may elect to have all or a portion of its Existing Term Loans deemed to be an Extended Term Loan under the applicable Extended Term Tranche on any date (each date a “Designation Date”) prior to the maturity date of such Extended Term Tranche; provided that such Lender shall have provided written notice to the Borrower and the Administrative Agent at least 10 Business Days prior to such Designation Date (or such shorter period as the Administrative Agent may agree in its reasonable discretion). Following a Designation Date, the Existing Term Loans held by such Lender so elected to be extended will be deemed to be Extended Term Loans of the applicable Extended Term Tranche, and any Existing Term Loans held by such Lender not elected to be extended, if any, shall continue to be “Existing Term Loans” of the applicable Tranche.

(g)            With respect to all Extensions consummated by the Borrower pursuant to this Subsection 2.10, (i) such Extensions shall not constitute optional or mandatory payments or prepayments for purposes of Subsection 4.4 and (ii) no Extension Request is required to be in any minimum amount or any minimum increment, provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Request in the Borrower’s sole discretion and may be waived by the Borrower) of Existing Term Loans of any or all applicable Tranches be extended. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Subsection 2.10 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans on such terms as may be set forth in the relevant Extension Request) and hereby waive the requirements of any provision of this Agreement (including Subsections 4.4 and 4.8) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Subsection 2.10.

2.11            Specified Refinancing Facilities. (a)  The Borrower may, from time to time, add one or more new term loan facilities (the “Specified Refinancing Term Loan Facilities”) to the Facilities to refinance all or any portion of any Tranche of Term Loans then outstanding under this Agreement; provided that (i) the Specified Refinancing Term Loan Facilities will not be guaranteed by any Subsidiary of the Borrower other than the Subsidiary Guarantors, and will be secured on a pari passu or (at the Borrower’s option) junior basis by the same Collateral securing the Term Loan Facility Obligations (so long as any such Specified Refinancing Amendments (and related Obligations) are subject to the ABL/Term Loan Intercreditor Agreement, a Pari Passu Intercreditor Agreement, a Junior Lien Intercreditor Agreement or an Other Intercreditor Agreement), (ii) the Specified Refinancing Term Loan Facilities and any term loans drawn thereunder (the “Specified Refinancing Term Loans”) shall rank pari passu in right of payment with or (at the Borrower’s option) junior to the Term Loan Facility Obligations, (iii) no Specified Refinancing Amendment may provide for any Specified Refinancing Term Loan Facility or any Specified Refinancing Term Loans to be secured by any Collateral or other assets of any Loan Party that do not also secure the Term Loan Facility Obligations, (iv) the Specified Refinancing Term Loan Facilities will have such pricing, amortization (subject to clause (v) below) and optional and mandatory prepayment terms as may be agreed by the Borrower and the applicable Lenders thereof, (v) the maturity date and the weighted average life to maturity of the Specified Term Loan Facilities shall be no earlier than or shorter than, as the case may be, the Maturity Date of the Tranche of Term Loans being refinanced or the remaining weighted average life to maturity at such time of the Term Loans being refinanced, as applicable (other than an earlier maturity date and/or shorter weighted average life to maturity for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date or a shorter weighted average life to maturity than the Maturity Date of the Tranche of Term Loans being refinanced or the remaining weighted average life to maturity at such time of the Term Loans being refinanced, as applicable), (vi) the Net Cash Proceeds of such Specified Refinancing Term Loan Facility shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of outstanding Term Loans being so refinanced, in each case pursuant to Subsection 4.4, and (vii) the Specified Refinancing Term Loan Facilities shall not have a principal or commitment amount greater than the Term Loans being refinanced plus the aggregate amount of all fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) Incurred or payable in connection with such refinancing.

(b)            Each request from the Borrower pursuant to this Subsection 2.11 shall set forth the requested amount and proposed terms of the relevant Specified Refinancing Term Loan Facility. The Specified Refinancing Term Loan Facilities (or any portion thereof) may be made by any existing Lender or by any other bank or financial institution (any such bank or other financial institution, an “Additional Specified Refinancing Lender”, and the Additional Specified Refinancing Lenders together with any existing Lender providing Specified Refinancing Term Loan Facilities, the “Specified Refinancing Lenders”); provided that if such Additional Specified Refinancing Lender is not already a Lender hereunder or an Affiliate of a Lender hereunder or an Approved Fund, the consent of the Administrative Agent (in each case, such consent not to be unreasonably withheld, conditioned or delayed) shall be required (it being understood that any such Additional Specified Refinancing Lender that is an Affiliated Lender shall be subject to the provisions of Subsection 11.6(h), mutatis mutandis, to the same extent as if such Specified Refinancing Term Loan Facilities and related Obligations had been obtained by such Lender by way of assignment).

(c)            Specified Refinancing Term Loan Facilities shall become facilities under this Agreement pursuant to a Specified Refinancing Amendment to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower and each applicable Specified Refinancing Lender. Any Specified Refinancing Amendment may, without the consent of any other Lender, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Borrower and the Administrative Agent, to effect the provisions of this Subsection 2.11, in each case on terms consistent with this Subsection 2.11.

(d)            Any loans made in respect of any such Specified Refinancing Term Loan Facility shall be made by creating a new Tranche. Each Specified Refinancing Term Loan Facility made available pursuant to this Subsection 2.11 shall be in a minimum aggregate amount of at least $5,000,000 and in integral multiples of $1,000,000 in excess thereof (or such lower minimum amounts or multiples as agreed to by the Administrative Agent in its reasonable discretion).

(e)            The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Specified Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Specified Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary or appropriate to reflect the existence and terms of the Specified Refinancing Term Loan Facilities incurred pursuant thereto (including the addition of such Specified Refinancing Term Loan Facilities as separate “Facilities” and “Tranches” hereunder and treated in a manner consistent with the Term Loan Facility being refinanced, including for purposes of prepayments and voting). Any Specified Refinancing Amendment may, without the consent of any Person other than the Borrower, the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) and the Lenders providing such Specified Refinancing Term Loan Facilities, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Subsection 2.11.

SECTION 3

[Reserved]

SECTION 4

General Provisions Applicable to Loans

4.1            Interest Rates and Payment Dates. (a)  Each ~~Eurodollar~~SOFR Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to ~~the~~ Adjusted ~~LIBOR Rate~~Term SOFR determined for such day plus the Applicable Margin in effect for such day.

(b)            Each ABR Loan shall bear interest for each day that it is outstanding at a rate per annum equal to the Alternate Base Rate in effect for such day plus the Applicable Margin in effect for such day.

(c)            Upon notice by the Administrative Agent, given at the request of the Required Lenders, following the occurrence and during the continuation of an Event of Default pursuant to Subsection 9.1(a) or (f), the Borrower will pay interest on overdue amounts hereunder at a rate per annum which is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto pursuant to the relevant foregoing provisions of this Subsection 4.1, plus 2.00% and (y) in the case of other amounts (including overdue interest), the rate described in clause (b) of this Subsection 4.1 for ABR Loans accruing interest at the Alternate Base Rate plus 2.00%, in each case from the date of such notice until such overdue amounts are paid in full (as well after as before any judgment relating thereto).

(d)            Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to clause (c) of this Subsection 4.1 shall be payable from time to time on demand.

(e)            It is the intention of the parties hereto to comply strictly with applicable usury laws; accordingly, it is stipulated and agreed that the aggregate of all amounts which constitute interest under applicable usury laws, whether contracted for, charged, taken, reserved, or received, in connection with the indebtedness evidenced by this Agreement or any Notes, or any other document relating or referring hereto or thereto, now or hereafter existing, shall never exceed under any circumstance whatsoever the maximum amount of interest allowed by applicable usury laws.

(f)            In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time, in consultation with the Borrower, and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

4.2            Conversion and Continuation Options. (a)  Subject to its obligations pursuant to Subsection 4.12(c), the Borrower may elect from time to time to convert outstanding Loans of a given Tranche from ~~Eurodollar~~SOFR Loans to ABR Loans by the Borrower giving the Administrative Agent irrevocable notice of such election prior to 12:00 P.M., New York City time three Business Days (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior to such election. The Borrower may elect from time to time to convert outstanding Term Loans of a given Tranche from ABR Loans to ~~Eurodollar~~SOFR Loans, by the Borrower giving the Administrative Agent irrevocable notice of such election prior to 2:00 P.M., New York City time at least three Business Days (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior to such election. Any such notice of conversion to ~~Eurodollar~~SOFR Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Administrative Agent shall promptly notify each affected Lender thereof. All or any part of outstanding ~~Eurodollar~~SOFR Loans or ABR Loans may be converted as provided herein, provided that (i) (unless the Required Lenders otherwise consent) no Loan may be converted into a ~~Eurodollar~~SOFR Loan when any Default or Event of Default has occurred and is continuing and, in the case of any Default (other than a Default under Subsection 9.1(f)), the Administrative Agent has given notice to the Borrower that no such conversions may be made and (ii) no Term Loan may be converted into a ~~Eurodollar~~SOFR Loan after the date that is one month prior to the applicable Maturity Date.

(b)            Any ~~Eurodollar~~SOFR Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving notice to the Administrative Agent of the length of the next Interest Period to be applicable to such ~~Eurodollar~~SOFR Loan, determined in accordance with the applicable provisions of the term “Interest Period” set forth in Subsection 1.1, provided that no ~~Eurodollar~~SOFR Loan may be continued as such (i) (unless the Required Lenders otherwise consent) when any Default or Event of Default has occurred and is continuing and, in the case of any Default (other than a Default under Subsection 9.1(f)), the Administrative Agent has given notice to the Borrower that no such continuations may be made or (ii) after the date that is one month prior to the applicable Maturity Date, and provided, further, that if the Borrower shall fail to give any required notice as described above in this clause (b) or if such continuation is not permitted pursuant to the preceding proviso such ~~Eurodollar~~SOFR Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice of continuation pursuant to this Subsection 4.2(b), the Administrative Agent shall promptly notify each affected Lender thereof.

4.3            Minimum Amounts; Maximum Sets. All borrowings, conversions and continuations of Term Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the ~~Eurodollar~~SOFR Loans comprising each Set shall be equal to $1,000,000 or a whole multiple of $250,000 in excess thereof and so that there shall not be more than 20 Sets at any one time outstanding.

4.4            Optional and Mandatory Prepayments. (a)  The Borrower may at any time and from time to time prepay the Term Loans, in whole or in part, subject to Subsection 4.12, without premium or penalty (except as provided in Subsection 4.5(b)), upon notice by the Borrower to the Administrative Agent prior to 2:00 P.M., New York City time at least three Business Days (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior to the date of prepayment (in the case of ~~Eurodollar~~SOFR Loans), or prior to 2:00 P.M., New York City time on the date of prepayment (in the case of ABR Loans) (or such later time as may be agreed by the Administrative Agent in its reasonable discretion). Such notice shall specify, in the case of any prepayment of Term Loans, the applicable Tranche being repaid, and if a combination thereof, the principal amount allocable to each, the date and amount of prepayment and whether the prepayment is of ~~Eurodollar~~SOFR Loans or ABR Loans or a combination thereof, and, in each case if a combination thereof, the principal amount allocable to each. Any such notice may state that such notice is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Upon the receipt of any such notice the Administrative Agent shall promptly notify each affected Lender thereof. If any such notice is given and not revoked, the amount specified in such notice shall be due and payable on the date specified therein, together with (if a ~~Eurodollar~~SOFR Loan is prepaid other than at the end of the Interest Period applicable thereto) any amounts payable pursuant to Subsection 4.12. Partial prepayments pursuant to this Subsection 4.4(a) shall be in a minimum amount of $1,000,000 and integral multiples of $500,000 in excess thereof; provided that, notwithstanding the foregoing, any Term Loan may be prepaid in its entirety. Each prepayment of Initial Term Loans pursuant to this Subsection 4.4(a) made prior to the date that is six months after the Fifth Amendment Effective Date in an amount equal to the Net Cash Proceeds received by the Borrower or any Restricted Subsidiary from its incurrence of new Indebtedness under first lien secured term loan financing incurred in a Repricing Transaction shall be accompanied by the payment of the fee required by Subsection 4.5(b).

(b)            Prepayment Premium. Each optional prepayment of Incremental B-1 Terms Loans pursuant to Subsection 4.4(a) and mandatory prepayment of Incremental B-1 Term Loans pursuant to Subsection 4.4(e) (other than Subsection 4.4(e)(i) and (iii)) made on or prior to the date that is the first anniversary of the Fourth Amendment Effective Date shall be accompanied by the payment of a premium equal to 1.00% of the aggregate principal amount of the Incremental B-1 Term Loans being prepaid (including, without limitation, in connection with a Repricing Transaction).

(c)            [Reserved].

(d)            [Reserved].

(e)            Mandatory Prepayment of Term Loans. (i) The Borrower shall, in accordance with Subsection 4.4(g), prepay the Term Loans to the extent required by Subsection 8.4(b) (subject to Subsection 8.4(c)), (ii) if on or after the Closing Date, the Borrower or any Restricted Subsidiaries shall Incur Indebtedness for borrowed money (excluding Indebtedness permitted pursuant to Subsection 8.1 other than Specified Refinancing Term Loans), the Borrower shall, in accordance with Subsection 4.4(g), prepay the Term Loans (or, in the case of the incurrence of any Specified Refinancing Term Loans, the Tranche of Term Loans being refinanced) in an amount equal to 100.00% of the Net Cash Proceeds thereof minus the portion of such Net Cash Proceeds applied (to the extent the Borrower or any of its Subsidiaries is required by the terms thereof) to prepay, repay or purchase Pari Passu Indebtedness on a no more than pro rata basis with the Term Loans, in each case with such prepayment to be made on or before the fifth Business Day following notice given to each Lender of the Prepayment Date, as contemplated by Subsection 4.4(h), and (iii) the Borrower shall, in accordance with Subsection 4.4(g), prepay the Term Loans no later than the 10th Business Day after the 120th day following the last day of the immediately preceding Fiscal Year (commencing with the first Fiscal Year commencing after the Closing Date) (each, an “ECF Payment Date”), in an amount equal to (A)(1) 50.00% (as may be adjusted pursuant to the last proviso of this clause (iii)) of the Borrower’s Excess Cash Flow for such Fiscal Year minus (2) the sum of (w) the aggregate principal amount of Term Loans (including Incremental Term Loans, Extended Term Loans and Specified Refinancing Term Loans, in each case to the extent constituting Pari Passu Indebtedness) prepaid pursuant to Subsection 4.4(a) and Pari Passu Indebtedness (in the case of revolving loans, to the extent accompanied by a corresponding permanent commitment reduction) voluntarily prepaid, repaid, repurchased or retired and any prepayment of Term Loans (including Incremental Term Loans, Extended Term Loans and Specified Refinancing Term Loans, in each case to the extent constituting Pari Passu Indebtedness) pursuant to Subsection 4.4(l) (provided that such deduction for prepayments pursuant to Subsection 4.4(l) shall be limited to the actual cash amount of such prepayment), in each case during such Fiscal Year (which, in any event, shall not include any designated prepayment pursuant to clause (x) below), (x) the aggregate principal amount of Term Loans (including Incremental Term Loans, Extended Term Loans and Specified Refinancing Term Loans, in each case to the extent constituting Pari Passu Indebtedness) prepaid pursuant to Subsection 4.4(a) and Pari Passu Indebtedness (in the case of revolving loans, to the extent accompanied by a corresponding permanent commitment reduction) voluntarily prepaid, repaid, repurchased or retired and any prepayment of Term Loans (including Incremental Term Loans, Extended Term Loans and Specified Refinancing Term Loans, in each case to the extent constituting Pari Passu Indebtedness) pursuant to Subsection 4.4(l) (provided that such deduction for prepayments pursuant to Subsection 4.4(l) shall be limited to the actual cash amount of such prepayment), in each case during the period beginning with the day following the last day of such Fiscal Year and ending on the ECF Payment Date and stated by the Borrower as prepaid pursuant to this Subsection 4.4(e)(iii) (provided that no prepayments made pursuant to the other clauses of this Subsection 4.4(e) shall be included in Subsections 4.4(e)(iii)(A)(2)(w) or (x)), (y) any ABL Facility Loans prepaid to the extent accompanied by a corresponding permanent commitment reduction under the Senior ABL Facility during such Fiscal Year (which, in any event, shall not include any designated prepayment pursuant to clause (z) below), and (z) the aggregate principal amount of ABL Facility Loans prepaid to the extent accompanied by a corresponding permanent commitment reduction under the Senior ABL Facility during the period beginning with the day following the last day of such Fiscal Year and ending on the ECF Payment Date and stated by the Borrower as prepaid pursuant to this Subsection 4.4(e)(iii), in each case, excluding prepayments funded with proceeds from the Incurrence of long-term Indebtedness (including a revolving credit facility) (the amount described in this clause (A), the “ECF Payment Amount”) minus (B) the portion of such ECF Payment Amount applied (to the extent Borrower or any of its Subsidiaries is required by the terms thereof) to prepay, repay or purchase Pari Passu Indebtedness on a no more than pro rata basis with the Term Loans; provided that such percentage in clause (1) above shall be reduced to (I) 25.00% if the Consolidated Secured Leverage Ratio as of the last day of the immediately preceding Fiscal Year was less than or equal to 3.00:1.00 but greater than 2.50:1.00 and (II) 0% if the Consolidated Secured Leverage Ratio as of the last day of the immediately preceding Fiscal Year was less than or equal to 2.50:1.00. Nothing in this Subsection 4.4(e) shall limit the rights of the Agents and the Lenders set forth in Section 9.

(f)            [Reserved].

(g)            Subject to the last sentence of Subsection 4.4(h) and Subsection 4.4(k), each prepayment of Term Loans pursuant to Subsection 4.4(e) (other than a prepayment with the proceeds of Specified Refinancing Term Loans) shall be allocated pro rata among the Initial Term Loans and the Incremental B-1 Term Loans and otherwise to the Tranches of Term Loans as directed by the Borrower or, absent such direction, pro rata among the Initial Term Loans, the Incremental Term Loans, the Extended Term Loans and the Specified Refinancing Term Loans. Each prepayment of Term Loans pursuant to Subsection 4.4(a) shall be applied within each Tranche of Term Loans to the respective installments of principal thereof in the manner directed by the Borrower (or, if no such direction is given, in direct order of maturity). Each prepayment of Term Loans pursuant to Subsection 4.4(e) shall be applied within each applicable Tranche of Term Loans, first, to the accrued interest on the principal amount of Term Loans being prepaid and, second, to the respective installments of principal thereof in the manner directed by the Borrower (or, if no such direction is given, in direct order of maturity). Notwithstanding any other provision of this Subsection 4.4, a Lender may, at its option, and if agreed by the Borrower, in connection with any prepayment of Term Loans pursuant to Subsection 4.4(a) or (e), exchange such Lender’s portion of the Term Loan to be prepaid for Rollover Indebtedness, in lieu of such Lender’s pro rata portion of such prepayment (and any such Term Loans so exchanged shall be deemed repaid for all purposes under the Loan Documents).

(h)            The Borrower shall give notice to the Administrative Agent of any mandatory prepayment of the Term Loans (x) pursuant to Subsection 4.4(e)(iii), three Business Days prior to the date on which such payment is due and (y) pursuant to any other provision of Subsection 4.4(e), promptly (and in any event within five Business Days) upon becoming obligated to make such prepayment. Such notice shall state that the Borrower is offering to make or will make such mandatory prepayment (i) in the case of mandatory prepayments pursuant to Subsection 4.4(e)(i), on or before the date specified in Subsection 8.4(b) and (ii) in the case of mandatory prepayments pursuant to any other clause of Subsection 4.4(e), on or before the date specified in such clause, as the case may be (each, a “Prepayment Date”). Subject to the following sentence, once given, such notice shall be irrevocable and all amounts subject to such notice shall be due and payable on the Prepayment Date (except as otherwise provided in the last sentence of this Subsection 4.4(h)). Any such notice of prepayment pursuant to Subsection 4.4(e) may state that such notice is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent, on or prior to the specified effective date) if such condition is not satisfied. Upon receipt by the Administrative Agent of such notice, the Administrative Agent shall immediately give notice to each Lender of the prepayment and the Prepayment Date. The Borrower (in its sole discretion) may give each Lender the option (in its sole discretion) to elect to decline any such prepayment by giving notice of such election in writing to the Administrative Agent by 11:00 A.M., New York City time, on the date that is three Business Days (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior to the Prepayment Date. Upon receipt by the Administrative Agent of such notice, the Administrative Agent shall immediately notify the Borrower of such election. Any amount (the “Declined Amount”) so declined by any Lender may, at the option of the Borrower, be applied to the payment or prepayment of Indebtedness, including any Junior Debt, or otherwise be retained by the Borrower and its Restricted Subsidiaries and/or applied by the Borrower or any of its Restricted Subsidiaries in any manner not inconsistent with this Agreement.

(i)            Amounts prepaid on account of Term Loans pursuant to Subsection 4.4(a), (e) or (l) may not be reborrowed.

(j)            Notwithstanding the foregoing provisions of this Subsection 4.4, if at any time any prepayment of the Term Loans pursuant to Subsection 4.4(a) or (e) would result, after giving effect to the procedures set forth in this Agreement, in the Borrower incurring breakage costs under Subsection 4.12 as a result of ~~Eurodollar~~SOFR Loans being prepaid other than on the last day of an Interest Period with respect thereto, then, the Borrower may, so long as no Default or Event of Default shall have occurred and be continuing, in its sole discretion, initially (i) deposit a portion (up to 100.00%) of the amounts that otherwise would have been paid in respect of such ~~Eurodollar~~SOFR Loans with the Administrative Agent (which deposit must be equal in amount to the amount of such ~~Eurodollar~~SOFR Loans not immediately prepaid), to be held as security for the obligations of the Borrower to make such prepayment pursuant to a cash collateral agreement to be entered into on terms reasonably satisfactory to the Administrative Agent with such cash collateral to be directly applied upon the first occurrence thereafter of the last day of an Interest Period with respect to such ~~Eurodollar~~SOFR Loans (or such earlier date or dates as shall be requested by the Borrower) or (ii) make a prepayment of Term Loans in accordance with Subsection 4.4(a) or (e) with an amount equal to a portion (up to 100.00%) of the amounts that otherwise would have been paid in respect of such ~~Eurodollar~~SOFR Loans (which prepayment, together with any deposits pursuant to clause (i) above, must be equal in amount to the amount of such ~~Eurodollar~~SOFR Loans not immediately prepaid); provided that, in the case of either clause (i) or (ii) above, such unpaid ~~Eurodollar~~SOFR Loans shall continue to bear interest in accordance with Subsection 4.1 until such unpaid ~~Eurodollar~~SOFR Loans or the related portion of such ~~Eurodollar~~SOFR Loans, as the case may be, have or has been prepaid. In addition, if the Borrower reasonably determines in good faith that any amounts attributable to Foreign Subsidiaries that are required to be applied to prepay Term Loans pursuant to Subsection 4.4(e) would result in material adverse tax consequences to Parent or any of its Restricted Subsidiaries, then the Borrower shall not be required to prepay such amounts as required thereunder; provided that the Borrower shall take commercially reasonable actions to permit repatriation of the proceeds subject to such prepayments in order to effect such prepayments without incurring material adverse tax consequences.

(k)            Notwithstanding anything to the contrary herein, this Subsection 4.4 may be amended (and the Lenders hereby irrevocably authorize the Administrative Agent to enter into any such amendments) to the extent necessary to reflect differing amounts payable, and priorities of payments, to Lenders participating in any new classes or tranches of Term Loans added pursuant to Subsections 2.8, 2.10 and 2.11, as applicable, or pursuant to any other credit or letter of credit facility added pursuant to Subsection 2.8 or 11.1(e).

(l)            Notwithstanding anything in any Loan Document to the contrary, so long as no Event of Default under Subsection 9.1(a) or (f) has occurred and is continuing, the Borrower may prepay the outstanding Term Loans on the following basis:

(i)            The Borrower shall have the right to make a voluntary prepayment of Term Loans at a discount to par (such prepayment, the “Discounted Term Loan Prepayment”) pursuant to a Borrower Offer of Specified Discount Prepayment, a Borrower Solicitation of Discount Range Prepayment Offers, or a Borrower Solicitation of Discounted Prepayment Offers, in each case made in accordance with this Subsection 4.4(l); provided that the Borrower shall not initiate any action under this Subsection 4.4(l) in order to make a Discounted Term Loan Prepayment unless (1) at least ten Business Days shall have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by the Borrower on the applicable Discounted Prepayment Effective Date (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) or (2) at least three Business Days shall have passed since the date the Borrower was notified that no Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of the Borrower’s election not to accept any Solicited Discounted Prepayment Offers made by a Lender (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion). Each Lender participating in any Discounted Term Loan Prepayment acknowledges and agrees that in connection with such Discounted Term Loan Prepayment, (1) the Borrower then may have, and later may come into possession of, information regarding the Term Loans or the Loan Parties hereunder that is not known to such Lender and that may be material to a decision by such Lender to participate in such Discounted Term Loan Prepayment (“Excluded Information”), (2) such Lender has independently and, without reliance on Holdings, the Borrower, any of its Subsidiaries, the Administrative Agent or any of their respective Affiliates, has made its own analysis and determination to participate in such Discounted Term Loan Prepayment notwithstanding such Lender’s lack of knowledge of the Excluded Information and (3) none of Holdings, the Borrower, its Subsidiaries, the Administrative Agent, or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against Holdings, the Borrower, its Subsidiaries, the Administrative Agent, and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information. Each Lender participating in any Discounted Term Loan Prepayment further acknowledges that the Excluded Information may not be available to the Administrative Agent or the other Lenders. Any Term Loans prepaid pursuant to this Subsection 4.4(l) shall be immediately and automatically cancelled.

(ii)            Borrower Offer of Specified Discount Prepayment.

(1)            The Borrower may from time to time offer to make a Discounted Term Loan Prepayment by providing the Administrative Agent with three Business Days’ (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) notice in the form of a Specified Discount Prepayment Notice; provided that (I) any such offer shall be made available, at the sole discretion of the Borrower, to each Lender or to each Lender with respect to any Tranche on an individual Tranche basis, (II) any such offer shall specify the aggregate Outstanding Amount offered to be prepaid (the “Specified Discount Prepayment Amount”), the Tranches of Term Loans subject to such offer and the specific percentage discount to par value (the “Specified Discount”) of the Outstanding Amount of such Term Loans to be prepaid, (III) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $500,000, and (IV) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Administrative Agent will promptly provide each relevant Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Lender to the Administrative Agent (or its delegate) by no later than 5:00 P.M., New York City time, on the third Business Day after the date of delivery of such notice to the relevant Lenders (or such later date designated by the Administrative Agent and approved by the Borrower) (the “Specified Discount Prepayment Response Date”).

(2)            Each relevant Lender receiving such offer shall notify the Administrative Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its relevant then outstanding Term Loans at the Specified Discount and, if so (such accepting Lender, a “Discount Prepayment Accepting Lender”), the amount of such Lender’s Outstanding Amount and Tranches of Term Loans to be prepaid at such offered discount. Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Lender whose Specified Discount Prepayment Response is not received by the Administrative Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept the Borrower Offer of Specified Discount Prepayment.

(3)            If there is at least one Discount Prepayment Accepting Lender, the Borrower will make prepayment of outstanding Term Loans pursuant to this Subsection 4.4(l)(ii) to each Discount Prepayment Accepting Lender in accordance with the respective Outstanding Amount and Tranches of Term Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to the foregoing clause (2); provided that, if the aggregate Outstanding Amount of Term Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro rata among the Discount Prepayment Accepting Lenders in accordance with the respective Outstanding Amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Administrative Agent (in consultation with the Borrower and subject to rounding requirements of the Administrative Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Administrative Agent shall promptly, and in any case within three Business Days following the Specified Discount Prepayment Response Date, notify (I) the Borrower of the respective Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate Outstanding Amount of the Discounted Term Loan Prepayment and the Tranches to be prepaid, (II) each Lender of the Discounted Prepayment Effective Date, and the aggregate Outstanding Amount and the Tranches of all Term Loans to be prepaid at the Specified Discount on such date, and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the Outstanding Amount, Tranche and Type of Term Loans of such Lender to be prepaid at the Specified Discount on such date. Each determination by the Administrative Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with Subsection 4.4(l)(vi) below (subject to Subsection 4.4(l)(x) below).

(iii)          Borrower Solicitation of Discount Range Prepayment Offers.

(1)            The Borrower may from time to time solicit Discount Range Prepayment Offers by providing the Administrative Agent with three Business Days’ (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) notice in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of the Borrower, to each Lender or to each Lender with respect to any Tranche on an individual Tranche basis, (II) any such notice shall specify the maximum aggregate Outstanding Amount of the relevant Term Loans that the Borrower is willing to prepay at a discount (the “Discount Range Prepayment Amount”), the Tranches of Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the Outstanding Amount of such Term Loans willing to be prepaid by the Borrower, (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $500,000, and (IV) each such solicitation by the Borrower shall remain outstanding through the Discount Range Prepayment Response Date. The Administrative Agent will promptly provide each relevant Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding relevant Lender to the Administrative Agent (or its delegate) by no later than 5:00 P.M., New York City time, on the third Business Day after the date of delivery of such notice to the relevant Lenders (or such later date as may be designated by the Administrative Agent and approved by the Borrower) (the “Discount Range Prepayment Response Date”). Each relevant Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Lender is willing to allow prepayment of any or all of its then outstanding Term Loans and the maximum aggregate Outstanding Amount and Tranches of such Term Loans such Lender is willing to have prepaid at the Submitted Discount (the “Submitted Amount”). Any Lender whose Discount Range Prepayment Offer is not received by the Administrative Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.

(2)            The Administrative Agent shall review all Discount Range Prepayment Offers received by it by the Discount Range Prepayment Response Date and will determine (in consultation with the Borrower and subject to rounding requirements of the Administrative Agent made in its reasonable discretion) the Applicable Discount and Term Loans to be prepaid at such Applicable Discount in accordance with this Subsection 4.4(l)(iii). The Borrower agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by Administrative Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par being referred to as the “Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate Outstanding Amount equal to the lesser of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts. Each Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following Subsection 4.4(l)(iii)(3)) at the Applicable Discount (each such Lender, a “Participating Lender”).

(3)            If there is at least one Participating Lender, the Borrower will prepay the respective outstanding Term Loans of each Participating Lender in the aggregate Outstanding Amount and of the Tranches specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the Outstanding Amount of the relevant Term Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Administrative Agent (in consultation with the Borrower and subject to rounding requirements of the Administrative Agent made in its reasonable discretion) will calculate such proration (the “Discount Range Proration”). The Administrative Agent shall promptly, and in any case within three Business Days following the Discount Range Prepayment Response Date, notify (w) the Borrower of the respective Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate Outstanding Amount of the Discounted Term Loan Prepayment and the Tranches to be prepaid, (x) each Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate Outstanding Amount and Tranches of all Term Loans to be prepaid at the Applicable Discount on such date, (y) each Participating Lender of the aggregate Outstanding Amount and Tranches of such Lender to be prepaid at the Applicable Discount on such date, and (z) if applicable, each Identified Participating Lender of the Discount Range Proration. Each determination by the Administrative Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with Subsection 4.4(l)(vi) below (subject to Subsection 4.4(l)(x) below).

(iv)          Borrower Solicitation of Discounted Prepayment Offers.

(1)            The Borrower may from time to time solicit Solicited Discounted Prepayment Offers by providing the Administrative Agent with three Business Days’ (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) notice in the form of a Solicited Discounted Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of the Borrower, to each Lender or to each Lender with respect to any Tranche on an individual Tranche basis, (II) any such notice shall specify the maximum aggregate Outstanding Amount of the Term Loans and the Tranches of Term Loans the Borrower is willing to prepay at a discount (the “Solicited Discounted Prepayment Amount”), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $500,000, and (IV) each such solicitation by the Borrower shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Administrative Agent will promptly provide each relevant Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Lender to the Administrative Agent (or its delegate) by no later than 5:00 P.M., New York City time, on the third Business Day after the date of delivery of such notice to the relevant Lenders (or such later date as may be designated by the Administrative Agent and approved by the Borrower) (the “Solicited Discounted Prepayment Response Date”). Each Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date, and (z) specify both a discount to par (the “Offered Discount”) at which such Lender is willing to allow prepayment of its then outstanding Term Loans and the maximum aggregate Outstanding Amount and Tranches of such Term Loans (the “Offered Amount”) such Lender is willing to have prepaid at the Offered Discount. Any Lender whose Solicited Discounted Prepayment Offer is not received by the Administrative Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount to their par value.

(2)            The Administrative Agent shall promptly provide the Borrower with a copy of all Solicited Discounted Prepayment Offers received by it by the Solicited Discounted Prepayment Response Date. The Borrower shall review all such Solicited Discounted Prepayment Offers and select, at its sole discretion, the smallest of the Offered Discounts specified by the relevant responding Lenders in the Solicited Discounted Prepayment Offers that the Borrower is willing to accept (the “Acceptable Discount”), if any; provided that the Acceptable Discount shall not be an Offered Discount that is larger than the smallest Offered Discount for which the sum of all Offered Amounts affiliated with Offered Discounts that are larger than or equal to such smallest Offered Discount would, if purchased at such smallest Offered Discount, yield an amount at least equal to the Solicited Discounted Prepayment Amount. If the Borrower elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by the Borrower from the Administrative Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this clause (2) (the “Acceptance Date”), the Borrower shall submit an Acceptance and Prepayment Notice to the Administrative Agent setting forth the Acceptable Discount. If the Administrative Agent shall fail to receive an Acceptance and Prepayment Notice from the Borrower by the Acceptance Date, the Borrower shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(3)            Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Administrative Agent by the Solicited Discounted Prepayment Response Date, within three Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Administrative Agent will determine (in consultation with the Borrower and subject to rounding requirements of the Administrative Agent made in its reasonable discretion) the aggregate Outstanding Amount and the Tranches of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by the Borrower at the Acceptable Discount in accordance with this Subsection 4.4(l)(iv). If the Borrower elects to accept any Acceptable Discount, then the Borrower agrees to accept all Solicited Discounted Prepayment Offers received by the Administrative Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Lender that has submitted a Solicited Discounted Prepayment Offer to accept prepayment at an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required proration pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”). The Borrower will prepay outstanding Term Loans pursuant to this Subsection 4.4(l)(iv) to each Qualifying Lender in the aggregate Outstanding Amount and of the Tranches specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the Outstanding Amount of the Term Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Administrative Agent (in consultation with the Borrower and subject to rounding requirements of the Administrative Agent made in its reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the Administrative Agent shall promptly notify (w) the Borrower of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Term Loan Prepayment and the Tranches to be prepaid, (x) each Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Term Loans and the Tranches to be prepaid at the Applicable Discount on such date, (y) each Qualifying Lender of the aggregate Outstanding Amount and the Tranches of such Lender to be prepaid at the Acceptable Discount on such date, and (z) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration. Each determination by the Administrative Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with Subsection 4.4(l)(vi) below (subject to Subsection 4.4(l)(x) below).

(v)            Expenses. In connection with any Discounted Term Loan Prepayment, the Borrower and the Lenders acknowledge and agree that the Administrative Agent may require as a condition to any Discounted Term Loan Prepayment, the payment of reasonable out-of-pocket costs and expenses from the Borrower in connection therewith.

(vi)            Payment. If any Term Loan is prepaid in accordance with Subsections 4.4(l)(ii) through (iv) above, the Borrower shall prepay such Term Loans on the Discounted Prepayment Effective Date. The Borrower shall make such prepayment to the Administrative Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Administrative Agent’s office in immediately available funds not later than 11:00 A.M., New York City time, on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the Term Loans in inverse order of maturity. The Term Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Term Loans pursuant to this Subsection 4.4(l) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable. The aggregate Outstanding Amount of the Tranches of the Term Loans outstanding shall be deemed reduced by the full par value of the aggregate Outstanding Amount of the Tranches of Term Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Term Loan Prepayment. The Lenders hereby agree that, in connection with a prepayment of Term Loans pursuant to this Subsection 4.4(l) and notwithstanding anything to the contrary contained in this Agreement, (i) interest in respect of the Term Loans may be made on a non-pro rata basis among the Lenders holding such Term Loans to reflect the payment of accrued interest to certain Lenders as provided in this Subsection 4.4(l)(vi) and (ii) all subsequent prepayments and repayments of the Term Loans (except as otherwise contemplated by this Agreement) shall be made on a pro rata basis among the respective Lenders based upon the then outstanding principal amounts of the Term Loans then held by the respective Lenders after giving effect to any prepayment pursuant to this Subsection 4.4(l) as if made at par. It is also understood and agreed that prepayments pursuant to this Subsection 4.4(l) shall not be subject to Subsection 4.4(a), or, for the avoidance of doubt, Subsection 11.7(a) or the pro rata allocation requirements of Subsection 4.8(a).

(vii)          Other Procedures. To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Subsection 4.4(l), established by the Administrative Agent acting in its reasonable discretion and as reasonably agreed by the Borrower.

(viii)         Notice. Notwithstanding anything in any Loan Document to the contrary, for purposes of this Subsection 4.4(l), each notice or other communication required to be delivered or otherwise provided to the Administrative Agent (or its delegate) shall be deemed to have been given upon the Administrative Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(ix)            Actions of Administrative Agent. The Borrower and the Lenders acknowledges and agrees that the Administrative Agent may perform any and all of its duties under this Subsection 4.4(l) by itself or through any Affiliate of the Administrative Agent and expressly consents to any such delegation of duties by the Administrative Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions in this Agreement shall apply to each Affiliate of the Administrative Agent and its respective activities in connection with any Discounted Term Loan Prepayment provided for in this Subsection 4.4(l) as well as to activities of the Administrative Agent in connection with any Discounted Term Loan Prepayment provided for in this Subsection 4.4(l).

(x)             Revocation. The Borrower shall have the right, by written notice to the Administrative Agent, to revoke in full (but not in part) its offer to make a Discounted Term Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date (and if such offer is so revoked, any failure by the Borrower to make any prepayment to a Lender pursuant to this Subsection 4.4(l) shall not constitute a Default or Event of Default under Subsection 9.1 or otherwise).

(xi)            No Obligation. This Subsection 4.4(l) shall not (i) require the Borrower to undertake any prepayment pursuant to this Subsection 4.4(l) or (ii) limit or restrict the Borrower from making voluntary prepayments of the Term Loans in accordance with the other provisions of this Agreement.

4.5            Administrative Agent’s Fee; Other Fees. (a) The Borrower agrees to pay to the Administrative Agent the fees as set forth in the Agent Fee Letter on the payment dates set forth therein.

(b)           If, prior to the date that is six months after the Third Amendment Effective Date, the Borrower makes an optional prepayment in full of the Initial Term Loans in an amount equal to the Net Cash Proceeds received by the Borrower or any Restricted Subsidiary from its incurrence of new Indebtedness under first lien secured term loan financing in a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each Lender, a prepayment premium of 1.00% of the aggregate principal amount of Initial Term Loans being prepaid. If, prior to the date that is six months after the Third Amendment Effective Date, any Lender is replaced pursuant to Subsection 11.1(g) in connection with any amendment of this Agreement (including in connection with any refinancing transaction permitted under Subsection 11.6(g) to replace the Initial Term Loans) that results in a Repricing Transaction, such Lender (and not any Person who replaces such Lender pursuant to Subsection 2.10(e) or 11.1(g)) shall receive a fee equal to 1.00% of the principal amount of the Initial Term Loans of such Lender assigned to a replacement Lender pursuant to Subsection 2.10(e) or 11.1(g).

4.6           Computation of Interest and Fees. (a)  Interest (other than interest based on the Base Rate) shall be calculated on the basis of a 360-day year for the actual days elapsed; and interest based on the Base Rate shall be calculated on the basis of a 365-day year (or 366-day year, as the case may be) for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the affected Lenders of each determination of ~~an~~ Adjusted ~~LIBOR Rate~~Term SOFR. Any change in the interest rate on a Term Loan resulting from a change in the Alternate Base Rate or the Statutory Reserves shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the affected Lenders of the effective date and the amount of each such change in interest rate.

(b)           Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and each of the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower or any Lender, deliver to the Borrower or such Lender a statement showing in reasonable detail the calculations used by the Administrative Agent in determining any interest rate pursuant to Subsection 4.1, excluding any ~~LIBOR Rate which is based upon the Reuters Monitor Money Rates Service page and any~~ ABR Loan which is based upon the Alternate Base Rate.

4.7           Inability to Determine Interest Rate; Alternate Rate of Interest.

(a)            Subject to the provisions set forth in Subsection 4.7(b), if, on or prior to the first day of any Interest Period for any SOFR Loan:

(i)            ~~(a) Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if, prior to the first day of any Interest Period,~~if the Administrative Agent ~~shall have~~ determine~~d~~s ~~in good faith~~ (which determination shall be conclusive and binding ~~upon the Borrower~~ absent manifest error)~~, or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:~~ that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof, or

~~(i) adequate and reasonable means do not exist for ascertaining Adjusted LIBOR Rate with respect to any Eurodollar Loan for such Interest Period (the “Affected Eurodollar Rate”), including, without limitation, because the LIBOR Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or~~

~~(ii) the administrator of the LIBOR Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Rate shall no longer be made available, or used for determining the interest rate of loans, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide LIBOR after such specific date (such specific date, the “Scheduled Unavailability Date”); or~~

~~(iii) syndicated loans currently being executed, or that include language similar to that contained in this Subsection 4.7, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR,~~

~~then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing LIBOR in accordance with this this Subsection 4.7 with (x) one or more SOFR-Based Rates or (y) another alternate benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated, and provided that such amendment, including the determination of any SOFR-Based Rates or other alternate benchmark rate, shall be made in a manner that is intended to comply with the terms of the Proposed United States Treasury Regulations under Section 1.1001-6 (or any successor United States Treasury Regulations or other official IRS guidance promulgated that supersedes such Proposed United States Treasury Regulations) (the “Adjustment;” and any such proposed rate, a “LIBOR Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders (A) in the case of an amendment to replace LIBOR with a rate described in clause (x), object to the Adjustment; or (B) in the case of an amendment to replace LIBOR with a rate described in clause (y), object to such amendment; provided that for the avoidance of doubt, in the case of clause (A), the Required Lenders shall not be entitled to object to any SOFR-Based Rate contained in any such amendment. Such LIBOR Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such LIBOR Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.~~

(ii)            the Required Lenders determine that for any reason in connection with any request for a SOFR Loan or a conversion to or continuation thereof Adjusted Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, the Administrative Agent will promptly so notify the Borrower and each Lender.

~~(b) If no LIBOR Successor Rate has been determined and the circumstances under clause (a) above exist or the Scheduled Unavailability Date has occurred (as applicable),~~Upon notice thereof by the Administrative Agent ~~will promptly so notify~~to the Borrower ~~and each Lender.~~ , ~~T~~thereafter~~, (x)~~, the obligation of the Lenders to make ~~or maintain Eurodollar Loans~~any SOFR Loan, and any right of any Borrower to convert any Loan or continue any Loan as a SOFR Loan, shall be suspended~~,~~  (to the extent of the affected ~~Eurodollar~~SOFR Loans or the affected Interest Periods)~~, and (y) the Adjusted LIBOR Rate component shall no longer be utilized in determining the Alternate Bae Rate~~ until the Administrative Agent (with respect to clause (ii), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (A) the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of ~~Eurodollar Loans (to the extent of the affected Eurodollar~~SOFR Loans or ~~Interest Periods) or~~, failing that, will be deemed to have converted such request into a request for ~~a Borrowing of~~ ABR Loans ~~(subject to the foregoing clause (y))~~ in the amount specified therein~~.~~, and (B) any outstanding affected SOFR Loans will be deemed to have been converted into ABR Loans at the end of the applicable Interest Period. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 4.12. Subject to Section 4.7(b), if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that Adjusted Term SOFR cannot be determined pursuant to the definition thereof on any given day, the interest rate on ABR Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “ABR” until the Administrative Agent revokes such determination.

 ~~(c) Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.~~

(b)            Benchmark Replacement Setting.

(i)            Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from the Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Subsection 4.7(b) will occur prior to the applicable Benchmark Transition Start Date. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

(ii)           ~~(d)~~   Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a ~~LIBOR Successor Rate~~Benchmark Replacement, the Administrative Agent will have the right to make ~~LIBOR Successor Rate~~ Conforming Changes (in consultation with the Borrower) from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such ~~LIBOR Successor Rate~~ Conforming Changes will become effective without any further action or consent of any other party to this Agreement~~; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such LIBOR Successor Rate Conforming Changes to the Lenders reasonably promptly after such amendment becomes effective.~~ or any other Loan Document.

(iii)            Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Subsection 4.7(b)(iv) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Subsection 4.7(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Subsection 4.7(b).

(iv)            Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)            Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (1) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to ABR Loans, and (2) any outstanding affected SOFR Loans will be deemed to have been converted to ABR Loans at the end of the applicable Interest Period. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.

4.8            Pro Rata Treatment and Payments. (a)  Except as expressly otherwise provided herein, each payment (including each prepayment, but excluding payments made pursuant to Subsections 2.8, 2.9, 2.10, 2.11, 4.5(b), 4.9, 4.10, 4.11, 4.12, 4.13(d), 11.1(g) or 11.6) by the Borrower on account of principal of and interest on account of any Loans of a given Tranche (other than (w) payments in respect of any difference in the Applicable Margin, Adjusted ~~LIBOR Rate~~Term SOFR or Alternate Base Rate in respect of any Tranche, (x) any payments pursuant to Subsection 4.4(e) to the extent declined by any Lender in accordance with Subsection 4.4(h), (y) any payments pursuant to Subsection 4.4(l) which shall be allocated as set forth in Subsection 4.4(l)) and (z) any prepayments pursuant to Subsection 11.6(h)(i)(y)) shall be allocated by the Administrative Agent pro rata according to the respective outstanding principal amounts of such Term Loans of such Tranche then held by the respective Lenders; provided that a Lender may, at its option, and if agreed by the Borrower, exchange such Lender’s portion of a Term Loan to be prepaid for Rollover Indebtedness, in lieu of such Lender’s pro rata portion of such prepayment, pursuant to the last sentence of Subsection 4.4(g). All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set-off or counterclaim and shall be made on or prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 P.M., New York City time (or such later time as may be agreed by the Administrative Agent in its reasonable discretion)), on the due date thereof to the Administrative Agent for the account of the Lenders holding the relevant Loans, the Lenders, the Administrative Agent, or the Other Representatives, as the case may be, at the Administrative Agent’s office specified in Subsection 11.2, in Dollars in immediately available funds. Payments received by the Administrative Agent after such time shall be deemed to have been received on the next Business Day. The Administrative Agent shall distribute such payments to such Lenders or Other Representatives, as the case may be, if any such payment is received prior to 2:00 P.M., New York City time, on a Business Day, in like funds as received prior to the end of such Business Day and otherwise the Administrative Agent shall distribute such payment to such Lenders or Other Representatives, as the case may be, on the next succeeding Business Day. If any payment hereunder (other than payments on the ~~Eurodollar~~SOFR Loans) becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a ~~Eurodollar~~SOFR Loan becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day (and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. This Subsection 4.8(a) may be amended in accordance with Subsection 11.1(d) to the extent necessary to reflect differing amounts payable, and priorities of payments, to Lenders participating in any new Tranches added pursuant to Subsections 2.8, 2.10 and 2.11, as applicable.

(b)            Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower in respect of such borrowing a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Subsection 4.8(b) shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall notify the Borrower of the failure of such Lender to make such amount available to the Administrative Agent and the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans hereunder on demand from the Borrower; provided that the foregoing notice and recovery provisions shall not apply to the funding of Initial Term Loans on the Closing Date.

4.9            Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof in each case occurring after the Closing Date shall make it unlawful for any Lender to make or maintain any ~~Eurodollar~~SOFR Loans as contemplated by this Agreement (“Affected Loans”), (a) such Lender shall promptly give written notice of such circumstances to the Borrower and the Administrative Agent (which notice shall be withdrawn whenever such circumstances no longer exist), (b) if necessary to avoid such illegality, the commitment of such Lender hereunder to make Affected Loans, continue Affected Loans as such and convert an ABR Loan to an Affected Loan shall forthwith be cancelled and, until such time as it shall no longer be unlawful for such Lender to make or maintain such Affected Loans, such Lender shall then have a commitment only to make an ABR Loan when an Affected Loan is requested and (c) such Lender’s Loans then outstanding as Affected Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Affected Loans or within such earlier period as required by law. If any such conversion or prepayment of an Affected Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Subsection 4.12.

4.10            Requirements of Law. (a)  If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof applicable to any Lender, or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the Closing Date (or, if later, the date on which such Lender becomes a Lender):

(i)            shall subject such Lender to any Tax of any kind whatsoever with respect to any Loans made or maintained by it or its obligation to make or maintain Loans, except for (a) Taxes described in clauses (ii) through (v) of the definition of Excluded Taxes and (b) Non-Excluded Taxes;

(ii)            shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of ~~the LIBOR Rate~~Adjusted Term SOFR hereunder; or

(iii)           shall impose on such Lender any other condition (excluding Taxes);

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice to the Borrower from such Lender, through the Administrative Agent in accordance herewith, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable with respect to such Loans; provided that, in any such case, the Borrower may elect to convert the Loans made by such Lender hereunder to ABR Loans by giving the Administrative Agent at least three Business Days’ (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) notice of such election, in which case the Borrower shall promptly pay to such Lender, upon demand, without duplication, amounts theretofore required to be paid to such Lender pursuant to this Subsection 4.10(a) and such amounts, if any, as may be required pursuant to Subsection 4.12. If any Lender becomes entitled to claim any additional amounts pursuant to this Subsection 4.10(a), it shall provide prompt notice thereof to the Borrower, through the Administrative Agent, certifying (x) that one of the events described in this clause (a) has occurred and describing in reasonable detail the nature of such event, (y) as to the increased cost or reduced amount resulting from such event and (z) as to the additional amount demanded by such Lender and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any additional amounts payable pursuant to this Subsection 4.10(a) submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Subsection 4.10(a), the Borrower shall not be required to compensate a Lender pursuant to this Subsection 4.10(a) (i) for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor (except that, if the Requirement of Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof) or (ii) for any amounts, if such Lender is applying this provision to the Borrower in a manner that is inconsistent with its application of “increased cost” or other similar provisions under other syndicated credit agreements to similarly situated borrowers. This covenant shall survive the termination of this Agreement and the payment of the Term Loans and all other amounts payable hereunder.

(b)            If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) from any Governmental Authority, in each case, made subsequent to the Closing Date, does or shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time, within ten Business Days after submission by such Lender to the Borrower (through the Administrative Agent) of a written request therefor certifying (x) that one of the events described in this clause (b) has occurred and describing in reasonable detail the nature of such event, (y) as to the reduction of the rate of return on capital resulting from such event and (z) as to the additional amount or amounts demanded by such Lender or corporation and a reasonably detailed explanation of the calculation thereof, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or corporation for such reduction. Such a certificate as to any additional amounts payable pursuant to this Subsection 4.10(b) submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Subsection 4.10(b), the Borrower shall not be required to compensate a Lender pursuant to this Subsection 4.10(b) (i) for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor (except that, if the Requirement of Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof) or (ii) for any amounts, if such Lender is applying this provision to the Borrower in a manner that is inconsistent with its application of “increased cost” or other similar provisions under other syndicated credit agreements to similarly situated borrowers. This covenant shall survive the termination of this Agreement and the payment of the Term Loans and all other amounts payable hereunder.

(c)            Notwithstanding anything herein to the contrary, the Dodd Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, regulations, guidelines and directives promulgated thereunder or issued in connection therewith, and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, in each case shall be deemed to have been enacted, adopted or issued, as applicable, subsequent to the Closing Date for all purposes herein.

4.11            Taxes. (a)  Except as provided below in this Subsection 4.11 or as required by law (which, for purposes of this Subsection 4.11, shall include FATCA), all payments made by or on account of any Loan Party or the Agents under this Agreement and any Notes shall be made free and clear of, and without deduction or withholding for or on account of any Taxes; provided that if any Non-Excluded Taxes are required to be withheld from any amounts payable by or on account of any Loan Party to any Agent or any Lender hereunder or under any Notes, the amounts so payable by the applicable Loan Party shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the Loan Parties shall be entitled to deduct and withhold, and no Loan Party shall be required to indemnify for (x) any Excluded Taxes or (y) with respect to any Non-Excluded Taxes imposed in connection with the payment of any fees paid under this Agreement unless such Non-Excluded Taxes are imposed as a result of a change in treaty, law or regulation that occurred after such Agent acquired such interest in the Loan hereunder, such Lender acquired such interest in the Loan hereunder, including assignment other than pursuant to Subsection 4.13(c), if such Agent or Lender is a non-U.S. intermediary or flow-through entity for U.S. federal income tax purposes, after the relevant beneficiary or member of such Agent or Lender became such a beneficiary or member, if later (any such change, at such time, a “Change in Law”). Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the respective Lender or Agent, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate Governmental Authority in accordance with applicable law or the Borrower fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent, the Lenders and the Agents for any incremental Taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. The agreements in this Subsection 4.11 shall survive the termination of this Agreement and the payment of the Term Loans and all other amounts payable hereunder.

(b)            Each Agent and each Lender that is not a United States Person shall:

(i)            (1)  on or before the date of any payment by the Borrower under this Agreement or any Notes to, or for the account of, such Agent or Lender, deliver to the Borrower and the Administrative Agent two accurate and complete executed copies of Internal Revenue Service Forms W-8BEN or W-8BEN-E, as applicable (certifying that it is a resident of the applicable country within the meaning of the income tax treaty between the United States and that country) or Forms W-8ECI, or successor applicable form, as the case may be, in each case certifying that it is entitled to receive all payments under this Agreement and any Notes without deduction or withholding of any United States federal withholding taxes;

(2)            deliver to the Borrower and the Administrative Agent two further accurate and complete executed copies of forms or certifications provided in Subsection 4.11(b)(i)(1) on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form or certificate previously delivered by it to the Borrower;

(3)            obtain such extensions of time for filing and completing such forms or certifications as may reasonably be requested by the Borrower or the Administrative Agent; and

(4)            deliver, to the extent legally entitled to do so, upon reasonable request by the Borrower, to the Borrower and the Administrative Agent such other forms as may be reasonably required in order to establish the legal entitlement of such Lender to an exemption from, or reduction of, U.S. federal withholding Taxes with respect to payments under this Agreement and any Notes, provided that, in determining the reasonableness of a request under this clause (4), such Lender shall be entitled to consider the cost (to the extent unreimbursed by any Loan Party) which would be imposed on such Lender of complying with such request; or

(ii)            in the case of any such Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and is claiming the so-called “portfolio interest exemption”,

(1)            represent to the Borrower and the Administrative Agent that it is not (A) a bank within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code;

(2)            deliver to the Borrower on or before the date of any payment by the Borrower with a copy to the Administrative Agent, (A) two certificates substantially in the form of Exhibit D-1 or D-2 hereto (any such certificate a “U.S. Tax Compliance Certificate”) and (B) two accurate and complete executed copies of Internal Revenue Service Forms W-8BEN or W-8BEN-E, as applicable, or successor applicable form, certifying to such Lender’s legal entitlement at the date of such form to an exemption from U.S. withholding tax under the provisions of Section 871(h) or Section 881(c) of the Code with respect to payments to be made under this Agreement and any Notes (and shall also deliver to the Borrower and the Administrative Agent two further accurate and complete executed copies of forms or certificates on or before the date it expires or becomes obsolete and after the occurrence of any event requiring a change in the most recently provided form or certificate and, if necessary, obtain any extensions of time reasonably requested by the Borrower or the Administrative Agent for filing and completing such forms or certificates); and

(3)            deliver, to the extent legally entitled to do so, upon reasonable request by the Borrower, to the Borrower and the Administrative Agent such other forms as may be reasonably required in order to establish the legal entitlement of such Lender to an exemption from, or reduction of, U.S. withholding Taxes with respect to payments under this Agreement and any Notes, provided that, in determining the reasonableness of a request under this clause (3), such Lender shall be entitled to consider the cost (to the extent unreimbursed by the Borrower) which would be imposed on such Lender of complying with such request; or

(iii)            in the case of any such Agent or Lender that is a non-U.S. intermediary or flow-through entity for U.S. federal income tax purposes,

(1)            on or before the date of any payment by the Borrower under this Agreement or any Notes to, or for the account of, such Agent or Lender, deliver to the Borrower and the Administrative Agent two accurate and complete executed copies of Internal Revenue Service Forms W-8IMY and, if any beneficiary or member of such Lender is claiming the so-called “portfolio interest exemption”, (I) represent to the Borrower and the Administrative Agent that (A) neither such Lender nor the beneficiary or member of such Lender is a bank within the meaning of Section 881(c)(3)(A) of the Code, (B) the beneficiary or member of such Lender is not a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (C) the beneficiary or member of such Lender is not a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (II) also deliver to the Borrower and the Administrative Agent two U.S. Tax Compliance Certificates substantially in the form of Exhibit D-3 or D-4 certifying to such beneficiary’s or member’s legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of Section 881(c) of the Code with respect to payments to be made under this Agreement and any Notes; and

(A)            with respect to each beneficiary or member of such Agent or Lender that is not claiming the so-called “portfolio interest exemption”, also deliver to the Borrower and the Administrative Agent two accurate and complete executed copies of Internal Revenue Service Forms W-8BEN or W-8BEN-E, as applicable (certifying that such beneficiary or member is a resident of the applicable country within the meaning of the income tax treaty between the United States and that country), Forms W-8ECI or Forms W-9, or successor applicable form, as the case may be, in each case so that each such beneficiary or member is entitled to receive all payments under this Agreement and any Notes without deduction or withholding of any United States federal withholding taxes; and

(B)            with respect to each beneficiary or member of such Lender that is claiming the so-called “portfolio interest exemption”, (I) represent to the Borrower and the Administrative Agent that such beneficiary or member is not (1) a bank within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (II) also deliver to the Borrower and the Administrative Agent two U.S. Tax Compliance Certificates from each beneficiary or member and two accurate and complete executed copies of Internal Revenue Service Forms W-8BEN or W-8BEN-E, as applicable, or successor applicable form, certifying to such beneficiary’s or member’s legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of Section 871(h) or Section 881(c) of the Code with respect to payments to be made under this Agreement and any Notes, and (III) also deliver to the Borrower and the Administrative Agent such other forms, documentation or certifications, as the case may be, certifying that it is entitled to an exemption from United States backup withholding tax with respect to payments under this Agreement and any Notes;

(2)            deliver to the Borrower and the Administrative Agent two further accurate and complete executed copies of executed copies of forms, certificates or certifications referred to above on or before the date any such form, certificate or certification expires or becomes obsolete, or any beneficiary or member changes, and after the occurrence of any event requiring a change in the most recently provided form, certificate or certification and obtain such extensions of time reasonably requested by the Borrower or the Administrative Agent for filing and completing such forms, certificates or certifications; and

(3)            deliver, to the extent legally entitled to do so, upon reasonable request by the Borrower, to the Borrower and the Administrative Agent such other forms as may be reasonably required in order to establish the legal entitlement of such Agent or Lender (or beneficiary or member) to an exemption from, or reduction of, U.S. withholding Taxes with respect to payments under this Agreement and any Notes, provided that in determining the reasonableness of a request under this clause (3) such Agent or Lender shall be entitled to consider the cost (to the extent unreimbursed by the Borrower) which would be imposed on such Agent or Lender (or beneficiary or member) of complying with such request;

unless, in any such case, there has been a Change in Law which renders all such forms inapplicable or which would prevent such Agent or such Lender (or such beneficiary or member) from duly completing and delivering any such form with respect to it and such Agent or such Lender so advises the Borrower and the Administrative Agent.

(c)            Each Lender and each Agent, in each case that is a United States Person, shall, on or before the date of any payment by the Borrower under this Agreement or any Notes to such Lender or Agent, deliver to the Borrower and the Administrative Agent two accurate and complete executed copies of Internal Revenue Service Forms W-9, or successor form, certifying that such Lender or Agent is a United States Person and that such Lender or Agent is entitled to complete exemption from United States backup withholding tax.

(d)            Notwithstanding the foregoing, if the Administrative Agent is not a United States Person, on or before the date of any payment by the Borrower under this Agreement or any Notes to the Administrative Agent, the Administrative Agent shall:

(i)            deliver to the Borrower (A) two accurate and complete executed copies of Internal Revenue Service Forms W-8ECI, or successor applicable form, with respect to any amounts payable to the Administrative Agent for its own account, (B) two accurate and complete executed copies of Internal Revenue Service Forms W-8IMY, or successor applicable form, with respect to any amounts payable to the Administrative Agent for the account of others, certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business in the United States and that it is using such form as evidence of its agreement with the Borrower to be treated as a U.S. person with respect to such payments (and the Borrower and the Administrative Agent agree to so treat the Administrative Agent as a U.S. person with respect to such payments as contemplated by U.S. Treasury Regulation § 1.1441-1(b)(2)(iv)) or (C) such other forms or certifications as may be sufficient under applicable law to establish that the Administrative Agent is entitled to receive any payment by the Borrower under this Agreement or any Notes (whether for its own account or for the account of others) without deduction or withholding of any United States federal income taxes;

(ii)            deliver to the Borrower two further accurate and complete executed copies of forms or certifications provided in Subsection 4.11(d)(i) on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form or certificate previously delivered by it to the Borrower; and

(iii)            obtain such extensions of time for filing and completing such forms or certifications as may reasonably be requested by the Borrower or the Administrative Agent;

unless in any such case (other than with respect to United States backup withholding tax) there has been a Change in Law which renders all such forms inapplicable or which would prevent the Administrative Agent from duly completing and delivering any such form with respect to it and the Administrative Agent so advises the Borrower.

(e)            If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA, such Lender shall deliver to the Administrative Agent and the Borrower, at the time or times prescribed by law and at such time or times reasonably requested by the Administrative Agent or the Borrower, such documentation prescribed by applicable law and such additional documentation reasonably requested by the Administrative Agent or the Borrower as may be necessary for the Administrative Agent and the Borrower to comply with their respective obligations (including any applicable reporting requirements) under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. For the avoidance of doubt, the Borrower and the Administrative Agent shall be permitted to withhold any Taxes imposed by FATCA.

4.12            Indemnity. The Borrower agrees to indemnify each Lender in respect of Extensions of Credit made, or requested to be made, to the Borrower, and to hold each such Lender harmless from any loss or expense which such Lender may sustain or incur (other than through such Lender’s bad faith, gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and nonappealable decision) as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of ~~Eurodollar~~SOFR Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment or conversion of ~~Eurodollar~~SOFR Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a payment or prepayment of ~~Eurodollar~~SOFR Loans or the conversion of ~~Eurodollar~~SOFR Loans on a day which is not the last day of an Interest Period with respect thereto~~. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or converted, or not so borrowed, converted or continued, for the period from the date of such prepayment or conversion or of such failure to borrow, convert or continue to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market~~. If any Lender becomes entitled to claim any amounts under the indemnity contained in this Subsection 4.12, it shall provide prompt notice thereof to the Borrower, through the Administrative Agent, certifying (x) that one of the events described in clause (a), (b) or (c) has occurred and describing in reasonable detail the nature of such event, (y) as to the loss or expense sustained or incurred by such Lender as a consequence thereof and (z) as to the amount for which such Lender seeks indemnification hereunder and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any indemnification pursuant to this Subsection 4.12 submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. The Borrower shall pay (or cause the relevant Borrower to pay) such Lender the amount shown as due on any such certificate within five Business Days after receipt thereof. This covenant shall survive the termination of this Agreement and the payment of the Term Loans and all other amounts payable hereunder.

4.13            Certain Rules Relating to the Payment of Additional Amounts. (a)  Upon the request, and at the expense of the Borrower, each Lender and Agent to which the Borrower is required to pay any additional amount pursuant to Subsection 4.10 or 4.11, and any Participant in respect of whose participation such payment is required, shall reasonably afford the Borrower the opportunity to contest, and reasonably cooperate with the Borrower in contesting, the imposition of any Non-Excluded Tax giving rise to such payment; provided that (i) such Lender or Agent shall not be required to afford the Borrower the opportunity to so contest unless the Borrower shall have confirmed in writing to such Lender or Agent the Borrower’s obligation to pay such amounts pursuant to this Agreement and (ii) the Borrower shall reimburse such Lender or Agent for its reasonable attorneys’ and accountants’ fees and disbursements incurred in so cooperating with the Borrower in contesting the imposition of such Non-Excluded Tax; provided, however, that notwithstanding the foregoing no Lender or Agent shall be required to afford the Borrower the opportunity to contest, or cooperate with the Borrower in contesting, the imposition of any Non-Excluded Taxes, if such Lender or Agent in its sole discretion in good faith determines that to do so would have an adverse effect on it.

(b)            If a Lender changes its applicable lending office (other than (i) pursuant to clause (c) below or (ii) after an Event of Default under Subsection 9.1(a) or (f) has occurred and is continuing) and the effect of such change, as of the date of such change, would be to cause the Borrower to become obligated to pay any additional amount under Subsection 4.10 or 4.11, the Borrower shall not be obligated to pay such additional amount.

(c)            If a condition or an event occurs which would, or would upon the passage of time or giving of notice, result in the payment of any additional amount to any Lender or Agent by the Borrower pursuant to Subsection 4.10 or 4.11 or result in Affected Loans or commitments to make Affected Loans being automatically converted to ABR Loans or commitments to make ABR Loans, as the case may be, pursuant to Subsection 4.9, such Lender or Agent shall promptly notify the Borrower and the Administrative Agent and shall take such steps as may reasonably be available to it to mitigate the effects of such condition or event (which shall include efforts to rebook the Term Loans held by such Lender at another lending office, or through another branch or an affiliate, of such Lender); provided that such Lender or Agent shall not be required to take any step that, in its reasonable judgment, would be materially disadvantageous to its business or operations or would require it to incur additional costs (unless the Borrower agrees to reimburse such Lender or Agent for the reasonable incremental out-of-pocket costs thereof).

(d)            If the Borrower shall become obligated to pay additional amounts pursuant to Subsection 4.10 or 4.11 and any affected Lender shall not have promptly taken steps necessary to avoid the need for payments under Subsection 4.10 or 4.11 or if Affected Loans or commitments to make Affected Loans are automatically converted to ABR Loans or commitments to make ABR Loans, as the case may be, under Subsection 4.9 and any affected Lender shall not have promptly taken steps necessary to avoid the need for such conversion under Subsection 4.9, the Borrower shall have the right, for so long as such obligation remains, (i) with the assistance of the Administrative Agent to seek one or more substitute Lenders reasonably satisfactory to the Administrative Agent and the Borrower to purchase the affected Term Loan, in whole or in part, at an aggregate price no less than such Term Loan’s principal amount plus accrued interest, and assume the affected obligations under this Agreement, or (ii) so long as no Event of Default under Subsection 9.1(a) or (f) then exists or will exist immediately after giving effect to the respective prepayment, upon notice to the Administrative Agent to prepay the affected Term Loan, in whole or in part, subject to Subsection 4.12, without premium or penalty. In the case of the substitution of a Lender, then, the Borrower, the Administrative Agent, the affected Lender, and any substitute Lender shall execute and deliver an appropriately completed Assignment and Acceptance pursuant to Subsection 11.6(b) to effect the assignment of rights to, and the assumption of obligations by, the substitute Lender; provided that any fees required to be paid by Subsection 11.6(b) in connection with such assignment shall be paid by the Borrower or the substitute Lender. In the case of a prepayment of an affected Term Loan, the amount specified in the notice shall be due and payable on the date specified therein, together with any accrued interest to such date on the amount prepaid. In the case of each of the substitution of a Lender and of the prepayment of an affected Term Loan, the Borrower shall first pay the affected Lender any additional amounts owing under Subsections 4.10 and 4.11 (as well as any commitment fees and other amounts then due and owing to such Lender, including any amounts under this Subsection 4.13) prior to such substitution or prepayment. In the case of the substitution of a Lender pursuant to this Subsection 4.13(d), if the Lender being replaced does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement by the later of (a) the date on which the assignee Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (b) the date as of which all obligations of the Borrower owing to such replaced Lender relating to the Term Loans and participations so assigned shall be paid in full by the assignee Lender and/or the Borrower to such Lender being replaced, then the Lender being replaced shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Lender.

(e)            If any Agent or any Lender receives a refund directly attributable to Taxes for which the Borrower has made additional payments pursuant to Subsection 4.10(a) or 4.11(a), such Agent or such Lender, as the case may be, shall promptly pay such refund (together with any interest with respect thereto received from the relevant taxing authority, but net of any reasonable cost incurred in connection therewith) to the Borrower; provided, however, that the Borrower agrees promptly to return such refund (together with any interest, penalties or charges with respect thereto due to the relevant taxing authority) (without deduction for any Non-Excluded Taxes) to such Agent or the applicable Lender, as the case may be, upon receipt of a notice that such refund is required to be repaid to the relevant taxing authority. Notwithstanding anything to the contrary in this paragraph (e), in no event will the Agent or any Lender be required to pay any amount to Borrower pursuant to this paragraph (e) the payment of which would place the Agent or Lender in a less favorable net after-Tax position than the Agent or Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any Agent or Lender to make available its Tax returns (or related work papers and advice prepared by outside advisors) to the Borrower or to any other Person.

(f)            The obligations of any Agent, Lender or Participant under this Subsection 4.13 shall survive the termination of this Agreement and the payment of the Term Loans and all amounts payable hereunder.

SECTION 5

Representations and Warranties

To induce the Administrative Agent and each Lender to make the Extensions of Credit requested to be made by it on the Closing Date and on each other date on which an Extension of Credit is made thereafter, Holdings (solely in respect of Subsections 5.2, 5.3, 5.4 and 5.5) and the Borrower with respect to itself and its Restricted Subsidiaries, hereby represents and warrants, on the Closing Date, in each case after giving effect to the Transactions, and on every other date on which an Extension of Credit is made thereafter to the Administrative Agent and each Lender that:

5.1            Financial Condition. (a)  The audited consolidated balance sheet and related statement of operations, equity and cash flows of the Parent for the Fiscal Year ended December 31, 2015, reported on by and accompanied by unqualified reports from Ernst & Young LLP, present fairly, in all material respects, the consolidated financial condition as at such date, and the consolidated statements of operations and consolidated cash flows for the period then ended, of the Parent. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby (except as approved by a Responsible Officer, and disclosed in any such schedules and notes).

(b)            As of the Closing Date, except as set forth in the financial statements referred to in Subsection 5.1(a), there are no liabilities of any Loan Party of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, which would reasonably be expected to result in a Material Adverse Effect.

5.2            No Change; Solvent. Since December 31, 2015, there has been no development or event relating to or affecting any Loan Party which has had or would be reasonably expected to have a Material Adverse Effect (after giving effect to (i) the consummation of the Transactions, (ii) the making of the Extensions of Credit to be made on the Closing Date and the application of the proceeds thereof as contemplated hereby, and (iii) the payment of actual or estimated fees, expenses, financing costs and tax payments related to the Transactions contemplated hereby). As of the Closing Date, after giving effect to the consummation of the Transactions to be consummated on the Closing Date, the Borrower, together with its Subsidiaries on a consolidated basis, is Solvent.

5.3            Corporate Existence; Compliance with Law. Each of the Loan Parties (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, except (other than with respect to the Borrower), to the extent that the failure to be organized, existing and in good standing would not reasonably be expected to have a Material Adverse Effect, (b) has the legal right to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, except to the extent that the failure to have such legal right would not be reasonably expected to have a Material Adverse Effect, (c) is duly qualified as a foreign corporation or limited liability company and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing would not be reasonably expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith would not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

5.4            Corporate Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate or other organizational power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain Extensions of Credit hereunder, and each such Loan Party has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the Extensions of Credit to it, if any, on the terms and conditions of this Agreement and any Notes. No consent or authorization of, filing with, notice to or other similar act by or in respect of, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of any Loan Party in connection with the execution, delivery, performance, validity or enforceability of the Loan Documents to which it is a party or, in the case of the Borrower, with the Extensions of Credit to it, if any, hereunder, except for (a) consents, authorizations, notices and filings which have been obtained or made prior to the Closing Date, (b) filings to perfect the Liens created by the Security Documents, and (c) consents, authorizations, notices and filings which the failure to obtain or make would not reasonably be expected to have a Material Adverse Effect. This Agreement has been duly executed and delivered by the Borrower, and each other Loan Document to which any Loan Party is a party will be duly executed and delivered on behalf of such Loan Party. This Agreement constitutes a legal, valid and binding obligation of the Borrower and each other Loan Document to which any Loan Party is a party when executed and delivered will constitute a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, in each case except as enforceability may be limited by applicable domestic or foreign bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.5            No Legal Bar. The execution, delivery and performance of the Loan Documents by any of the Loan Parties, the Extensions of Credit hereunder and the use of the proceeds thereof (a) will not violate any Requirement of Law or Contractual Obligation of such Loan Party in any respect that would reasonably be expected to have a Material Adverse Effect, (b) will not result in, or require the creation or imposition of any Lien (other than Liens securing the Term Loan Facility Obligations or otherwise permitted hereby) on any of its properties or revenues pursuant to any such Requirement of Law or Contractual Obligation and (c) will not violate any provision of the Organizational Documents of such Loan Party or any of the Restricted Subsidiaries, except (other than with respect to the Borrower) as would not reasonably be expected to have a Material Adverse Effect.

5.6            No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Restricted Subsidiaries or against any of their respective properties or revenues, (a) except as described on Schedule 5.6, which is so pending or threatened at any time on or prior to the Closing Date and relates to any of the Loan Documents or any of the transactions contemplated hereby or thereby or (b) which would be reasonably expected to have a Material Adverse Effect.

5.7            No Default. Neither the Borrower nor any of its Restricted Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which would be reasonably expected to have a Material Adverse Effect. As of the Closing Date, no Default or Event of Default has occurred and is continuing.

5.8            Ownership of Property; Liens. Each of the Borrower and its Restricted Subsidiaries has good title in fee simple to, or a valid leasehold interest in, all its material real property located in the United States of America, and good title to, or a valid leasehold interest in, all its other material property located in the United States of America, except those for which the failure to have such good title or such leasehold interest would not be reasonably expected to have a Material Adverse Effect, and none of such real or other property is subject to any Lien, except for Liens permitted hereby (including Permitted Liens). Schedule 5.8 sets forth all Mortgaged Fee Properties as of the Closing Date.

5.9            Intellectual Property. The Borrower and each of its Restricted Subsidiaries owns beneficially, or has the legal right to use, all United States and foreign patents, patent applications, trademarks, trademark applications, trade names, copyrights, and rights in know-how and processes necessary for each of them to conduct its business as currently conducted (the “Intellectual Property”) except for those the failure to own or have such legal right to use would not be reasonably expected to have a Material Adverse Effect. Except as provided on Schedule 5.9, no claim has been asserted and is pending by any Person against the Borrower or any of its Restricted Subsidiaries challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Borrower know of any such claim, and, to the knowledge of the Borrower, the use of such Intellectual Property by the Borrower and its Restricted Subsidiaries does not infringe on the rights of any Person, except, in each case, for such claims and infringements which in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

5.10            Taxes. (1) the Borrower and each of its Restricted Subsidiaries has filed or caused to be filed all material tax returns which are required to be filed by it and has paid (a) all Taxes shown to be due and payable on such returns and (b) all Taxes shown to be due and payable on any assessments of which it has received notice made against it or any of its property (including the Mortgaged Fee Properties) and all other Taxes imposed on it or any of its property by any Governmental Authority; and (2) no Tax Liens have been filed (except for Permitted Liens), and no claim is being asserted in writing, with respect to any such Taxes (in each case other than in respect of any such (i) Taxes with respect to which the failure to pay, in the aggregate, would not have a Material Adverse Effect or (ii) Taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Restricted Subsidiaries, as the case may be).

5.11            Federal Regulations. No part of the proceeds of any Extensions of Credit will be used for any purpose which violates the provisions of the Regulations of the Board, including Regulation T, Regulation U or Regulation X of the Board.

5.12            ERISA. (a)  During the five year period prior to each date as of which this representation is made, or deemed made, with respect to any Plan, none of the following events or conditions, either individually or in the aggregate, has resulted or is reasonably likely to result in a Material Adverse Effect: (i) a Reportable Event, (ii) any noncompliance with the applicable provisions of ERISA or the Code, (iii) a termination of a Single Employer Plan (other than a standard termination pursuant to Section 4041(b) of ERISA), (iv) a Lien on the property of the Borrower or its Restricted Subsidiaries in favor of the PBGC or a Plan, (v) a complete or partial withdrawal from any Multiemployer Plan by the Borrower or any Commonly Controlled Entity, (vi) the “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA) of, or Insolvency of, any Multiemployer Plan, (vii) any transaction that resulted or could reasonably be expected to result in any Liability to the Borrower or any Commonly Controlled Entity under Section 4069 of ERISA or Section 4212(c) of ERISA, (viii) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Single Employer Plan, or (ix) the imposition of any Liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower, any Restricted Subsidiary or any Commonly Controlled Entity. During the five year period prior to each date as of which this representation is made, or deemed made, neither the Borrower nor any ERISA Affiliate has failed to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) with respect to any Single Employer Plan.

(b)            With respect to any Foreign Plan, none of the following events or conditions exists and is continuing that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect: (i) non-compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders, (ii) failure to be maintained, where required, in good standing with applicable regulatory authorities, (iii) any obligation of the Borrower or its Restricted Subsidiaries in connection with the termination or partial termination of, or withdrawal from, any Foreign Plan, (iv) any Lien on the property of the Borrower or its Restricted Subsidiaries in favor of a Governmental Authority as a result of any action or inaction regarding a Foreign Plan, (v) for each Foreign Plan which is a funded or insured plan, failure to be funded or insured on an ongoing basis to the extent required by applicable non-U.S. law (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities), (vi) any facts that, to the best knowledge of the Borrower or any of its Restricted Subsidiaries, exist that would reasonably be expected to give rise to a dispute and any pending or threatened disputes that, to the best knowledge of the Borrower or any of its Restricted Subsidiaries, would reasonably be expected to result in a material liability to the Borrower or any of its Restricted Subsidiaries concerning the assets of any Foreign Plan (other than individual claims for the payment of benefits), and (vii) failure to make contributions in a timely manner to the extent required by applicable non-U.S. law.

5.13         Collateral. Upon execution and delivery thereof by the parties thereto, the Guaranty Agreement, the Security Agreement and the Mortgages (if any) will be effective to create (to the extent described therein) in favor of the Collateral Agent for the benefit of the Secured Parties, a valid and enforceable security interest in or liens on the Collateral described therein, except as to enforcement, as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. When (a) all filings, registrations and recordations required under the Security Agreement have been completed, (b) all applicable Instruments, Chattel Paper and Documents (each as described therein) constituting Collateral a security interest in which is perfected by possession have been delivered to, and/or are in the continued possession of, the Collateral Agent or the applicable Collateral Representative, as applicable (or their respective agents appointed for purposes of perfection), in accordance with the applicable ABL/Term Loan Intercreditor Agreement, Pari Passu Intercreditor Agreement, Junior Lien Intercreditor Agreement or Other Intercreditor Agreement, (c) all Deposit Accounts and Pledged Interests (each as defined in the Security Agreement) a security interest in which is required to be or is perfected by “control” (as described in the Uniform Commercial Code as in effect in the State of New York from time to time) are under the “control” of the Collateral Agent, the Administrative Agent or the applicable Collateral Representative, as applicable (or their respective agents appointed for purposes of perfection), in accordance with the applicable ABL/Term Loan Intercreditor Agreement, Pari Passu Intercreditor Agreement, Junior Lien Intercreditor Agreement or Other Intercreditor Agreement, and (d) the Mortgages (if any) have been duly recorded in the proper recorders’ offices or appropriate public records and the mortgage recording fees and taxes in respect thereof, if any, are paid and compliance is otherwise had with the formal requirements of state or local law applicable to the recording of real property mortgages generally, the security interests and liens granted pursuant to the Security Agreement and the Mortgages shall constitute (to the extent described therein and with respect to the Mortgages, only as relates to the real property security interests and liens granted pursuant thereto) a perfected first priority (in the case of Term Priority Collateral) or second priority (in the case of ABL Priority Collateral), in each case, subject to Permitted Liens, security interest in (to the extent intended to be created thereby and required to be perfected under the Loan Documents), all right, title and interest of each pledgor or mortgagor (as applicable) party thereto in the Collateral described therein (excluding Commercial Tort Claims, as defined in the Security Agreement, other than such Commercial Tort Claims set forth on Schedule 6 thereto (if any)) with respect to such pledgor or mortgagor (as applicable). Notwithstanding any other provision of this Agreement, capitalized terms that are used in this Subsection 5.13 and not defined in this Agreement are so used as defined in the applicable Security Document.

5.14          Investment Company Act; Other Regulations. Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act. The Borrower is not subject to regulation under any federal or state statute or regulation (other than Regulation X of the Board) which limits its ability to incur Indebtedness as contemplated hereby.

5.15          Subsidiaries. Schedule 5.15 sets forth all the Subsidiaries of the Borrower at the Closing Date (after giving effect to the Transactions), the jurisdiction of their organization and the direct or indirect ownership interest of the Borrower therein.

5.16            Purpose of Loans. The proceeds of the Initial Term Loans borrowed on the Closing Date, together with the proceeds of drawings under the Senior ABL Facility on the Closing Date, shall be used by the Borrower to pay the Closing Date Dividend, to repay all existing term loans outstanding under the Existing Credit Agreement immediately prior to the incurrence of the Initial Term Loans on the Closing Date and to pay certain transaction fees and expenses relating to the foregoing transactions. The proceeds of the Initial Term Loans borrowed on the Third Amendment Effective Date, shall be used by the Borrower to repay in full the outstanding principal amount of all Initial Term Loans outstanding immediately prior to the Third Amendment Effective Date and to pay certain accrued but unpaid interest, transaction fees and expenses relating to the foregoing transactions. The proceeds of the Incremental B-1 Term Loans borrowed on the Fourth Amendment Effective Date shall be used by the Borrower (i) to finance working capital of the Borrower and its Restricted Subsidiaries, (ii) to pay certain fees and expenses in connection with the Incremental B-1 Term Loans and the related transactions and (iii) for general corporate purposes.

5.17            Environmental Matters. Other than as disclosed on Schedule 5.17 or exceptions to any of the following that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a)            The Borrower and its Restricted Subsidiaries: (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current operations or for any property owned, leased, or otherwise operated by any of them and reasonably expect to timely obtain without material expense all such Environmental Permits required for planned operations; (iii) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits; and (iv) believe they will be able to maintain compliance with Environmental Laws and Environmental Permits, including any reasonably foreseeable future requirements thereof.

(b)            Materials of Environmental Concern have not been transported, disposed of, emitted, discharged, or otherwise released or threatened to be released, to, at or from any real property presently or formerly owned, leased or operated by the Borrower or any of its Restricted Subsidiaries or at any other location, which would reasonably be expected to (i) give rise to liability or other Environmental Costs of the Borrower or any of its Restricted Subsidiaries under any applicable Environmental Law, or (ii) interfere with the planned or continued operations of the Borrower and its Restricted Subsidiaries, or (iii) impair the fair saleable value of any real property owned by the Borrower or any of its Restricted Subsidiaries that is part of the Collateral.

(c)            There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under any Environmental Law to which the Borrower or any of its Restricted Subsidiaries is, or to the knowledge of the Borrower or any of its Restricted Subsidiaries is reasonably likely to be, named as a party that is pending or, to the knowledge of the Borrower or any of its Restricted Subsidiaries, threatened.

(d)            Neither the Borrower nor any of its Restricted Subsidiaries has received any written request for information, claim alleging liability for Environmental Costs, or been notified that it is a potentially responsible party, under the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or received any other written request for information or for payment of Environmental Costs from any Governmental Authority or third party with respect to any Materials of Environmental Concern.

(e)            Neither the Borrower nor any of its Restricted Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, nor is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum, relating to compliance with or liability under any Environmental Law.

5.18          No Material Misstatements. The written information, reports, financial statements, exhibits and schedules furnished by or on behalf of the Borrower to the Administrative Agent, the Other Representatives and the Lenders on or prior to the Closing Date in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, did not contain as of the Closing Date any material misstatement of fact and did not omit to state as of the Closing Date any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading in their presentation of the Borrower and its Restricted Subsidiaries taken as a whole. It is understood that (a) no representation or warranty is made concerning the forecasts, estimates, pro forma information, projections and statements as to anticipated future performance or conditions, and the assumptions on which they were based or concerning any information of a general economic nature or general information about the Borrower’s and its Subsidiaries’ industry, contained in any such information, reports, financial statements, exhibits or schedules, except that, in the case of such forecasts, estimates, pro forma information, projections and statements, as of the date such forecasts, estimates, pro forma information, projections and statements were generated, (i) such forecasts, estimates, pro forma information, projections and statements were based on the good faith assumptions of the management of the Borrower and (ii) such assumptions were believed by such management to be reasonable and (b) such forecasts, estimates, pro forma information and statements, and the assumptions on which they were based, may or may not prove to be correct.

5.19          Labor Matters. There are no strikes pending or, to the knowledge of the Borrower, reasonably expected to be commenced against the Borrower or any of its Restricted Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. The hours worked and payments made to employees of the Borrower and each of its Restricted Subsidiaries have not been in violation of any applicable laws, rules or regulations, except where such violations would not reasonably be expected to have a Material Adverse Effect.

5.20         Anti-Terrorism; Anti-Corruption; Sanctions. For the past one year, (a) the Borrower, its Restricted Subsidiaries, their officers, directors, and, to the knowledge of the foregoing, employees, and persons acting on behalf thereof have been and will remain in compliance with Sanctions and the Patriot Act, (b) none of the Borrower, its Restricted Subsidiaries, their officers, directors, nor, to the knowledge of the foregoing, employees, or persons acting on behalf thereof is a Sanctioned Person; and (c) no part of the proceeds of the Term Loans will be used by Holdings, the Borrower or any of their respective Subsidiaries, directly or, knowingly, indirectly, to (1) fund or facilitate any activities or business with any Sanctioned Countries or Sanctioned Persons, or otherwise in violation of Sanctions; and (2) any payments to any governmental official or employee, political party, official of a political party, candidate for political office or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA.

SECTION 6

Conditions Precedent

6.1            Conditions to Initial Extension of Credit. This Agreement, including the agreement of each Lender to make the initial Extension of Credit requested to be made by it, shall become effective on the date on which the following conditions precedent shall have been satisfied or waived:

(a)           Loan Documents. The Administrative Agent shall have received the following Loan Documents, executed and delivered as required below:

(i)           this Agreement, executed and delivered by a duly authorized officer of the Borrower;

(ii)          the ABL/Term Loan Intercreditor Agreement, executed and delivered by the ABL Agent;

(iii)         the Security Agreement, the Guaranty Agreement, Trademark Security Agreement and the other Collateral Documents set forth on Schedule 6.1(a), each as executed and delivered by a duly authorized officer of each Loan Party and the relevant parties thereto together with:

(A)            certificates, if any, representing the Pledged Interests that are certificated equity interests of the Borrower, Subsidiary Guarantors and each of their Restricted Subsidiaries that are not Immaterial Subsidiaries, each accompanied by undated stock powers, membership interest powers or other applicable certificates of transfer executed in blank and, in each case, in original (and not electronic) form;

(B)            delivery to the Administrative Agent, in proper form for filing, of Uniform Commercial Code financing statements in the jurisdiction of organization of each Loan Party;

(C)            copies of recent Lien, bankruptcy, judgment, copyright, patent and trademark searches in each jurisdiction reasonably requested by the Administrative Agent with respect to each Loan Party, none of which encumber Collateral (other than Liens permitted hereunder); and

(D)            a Perfection Certificate, dated as of the Closing Date, executed and delivered by a duly authorized officer of the Borrower.

(b)           Legal Opinion. The Administrative Agent shall have received an executed legal opinion, in form and substance reasonably satisfactory to the Administrative Agent of Proskauer Rose LLP, counsel to the Loan Parties on the Closing Date.

(c)            Fees. The Lead Arrangers, the Agents and the Lenders, respectively, shall have received all fees related to the Initial Term Loans funded on the Closing Date and other transaction costs incurred in connection with the Transaction payable to them to the extent due (which may be offset against the proceeds of the Initial Term Loans).

(d)           Secretary’s Certificate. The Administrative Agent shall have received a certificate from the Borrower and each other Loan Party, dated the Closing Date, substantially in the form of Exhibit F hereto, with appropriate insertions and attachments of resolutions or other actions, evidence of incumbency and the signature of authorized signatories and Organizational Documents, executed by a Responsible Officer and the secretary or any assistant secretary or other authorized representative of such Loan Party.

(e)            Good Standing Certificates. The Administrative Agent shall have received good standing certificates for each Loan Party certified by the secretary of state or other proper Governmental Authority of the jurisdiction of organization of such Loan Party, each of which shall be dated not more than 30 days prior to the Closing Date.

(f)            Solvency. The Administrative Agent shall have received a certificate of the chief financial officer or treasurer (or other comparable officer) of the Borrower certifying the Solvency, after giving effect to the Transactions, of the Borrower and its Subsidiaries on a consolidated basis in substantially the form of Exhibit H hereto.

(g)           Patriot Act. The Administrative Agent shall have received at least three days prior to the Closing Date all documentation and other information about the Loan Parties required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act that has been requested in writing at least 10 days prior to the Closing Date.

(h)           Insurance. The Administrative Agent shall have received certificates of insurance, as required by Subsection 7.5(a), in form and substance reasonably satisfactory to the Administrative Agent.

(i)             Existing Debt. Subject only to the initial funding of the Loans on the Closing Date, all Obligations of the Borrower under the Existing Credit Agreement and the related loan documents shall have been repaid in full and the Administrative Agent shall have received a customary payoff letter with respect to the Existing Credit Agreement and lien terminations and/or releases with respect thereto.

(j)             ABL Facility Documents. The ABL Facility Documents shall have been amended or amended and restated in a manner reasonably satisfactory to the Administrative Agent.

(k)            Financials. The Administrative Agent shall have received the audited financial statements described in Subsection 5.1(a), the unaudited consolidated balance sheet of Parent and its Subsidiaries dated June 30, 2016, and the related consolidated statements of operations, statements of shareholders’ equity and statements of cash flows of the Borrower and its Subsidiaries for the fiscal quarter ended on that date.

(l)             Closing Certificate. The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower, dated as of the Closing Date, confirming satisfaction of the conditions set forth in Subsection 6.1(i) and Subsection 6.1(o).

(m)           No Material Adverse Effect. Since December 31, 2015, there has been no development or event relating to or affecting any Loan Party which has had or would be reasonably expected to have a Material Adverse Effect.

The making of the initial Extensions of Credit by the Lenders hereunder shall conclusively be deemed to constitute an acknowledgement by the Administrative Agent and each Lender that each of the conditions precedent set forth in this Subsection 6.1 shall have been satisfied in accordance with its respective terms or shall have been irrevocably waived by such Person.

6.2            Conditions to Each Extension of Credit After the Closing Date. The agreement of each Lender to make any Extension of Credit requested to be made by it (including on the Closing Date) is subject to the satisfaction or waiver of the following conditions precedent:

(a)           Notice. With respect to any Loan, the Administrative Agent shall have received a duly executed notice of borrowing.

(b)           Representations and Warranties. Each of the representations and warranties made by any Loan Party pursuant to this Agreement or any other Loan Document (or in any amendment, modification or supplement hereto or thereto) to which it is a party, and each of the representations and warranties contained in any certificate furnished at any time by or on behalf of any Loan Party pursuant to this Agreement or any other Loan Document shall, except to the extent that they relate to a particular date, be true and correct in all material respects on and as of such date as if made on and as of such date.

(c)            No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extensions of Credit requested to be made on such date.

Each Extension of Credit hereunder shall constitute a representation and warranty by the Borrower as of the date of such borrowing that the conditions contained in this Subsection 6.2 have been satisfied (excluding, for the avoidance of doubt, the initial Extensions of Credit hereunder).

SECTION 7

Affirmative Covenants

The Borrower hereby agrees that, from and after the Closing Date, and thereafter until payment in full of the Term Loans and all other Term Loan Facility Obligations then due and owing to any Lender or Agent hereunder, other than contingent indemnification obligations for which no claim has been asserted, the Borrower shall and shall cause each of its Restricted Subsidiaries to:

7.1            Financial Statements. Furnish to the Administrative Agent for delivery to each Lender (and the Administrative Agent agrees to make and so deliver such copies):

(a)           as soon as available, but in any event not later than the 120th day following the end of each Fiscal Year, a copy of the consolidated balance sheet of the Borrower as at the end of such year and the related consolidated statements of operations and changes in equity and cash flows for such year, setting forth, in each case in comparative form, the figures for and as of the end of the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit (provided that such report may contain a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, if such qualification or exception is related solely to (i) an upcoming Maturity Date hereunder or an upcoming “maturity date” under the Senior ABL Facility Agreement or any other Indebtedness or (ii) any potential inability to satisfy any financial covenant included in any Indebtedness of the Borrower or its Subsidiaries on a future date in a future period), by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing (it being agreed that the furnishing of the Borrower’s or any Parent Entity’s annual report on Form 10-K for such year, as filed with the SEC, will satisfy the Borrower’s obligation under this Subsection 7.1(a) with respect to such year including with respect to the requirement that such financial statements be reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, so long as the report included in such Form 10-K does not contain any “going concern” or like qualification or exception (other than a “going concern” or like qualification or exception with respect to (i) an upcoming Maturity Date hereunder or an upcoming “maturity date” under the Senior ABL Facility Agreement or (ii) any potential inability to satisfy any financial maintenance covenant included in any Indebtedness of the Borrower or its Subsidiaries on a future date or in a future period);

(b)            as soon as available, but in any event not later than the 45th day (or the 65th day with respect to fiscal quarter ending September 30, 2016) following the end of each of the first three quarterly periods of each Fiscal Year, the unaudited consolidated balance sheet of the Borrower as at the end of such quarter and the related unaudited consolidated statements of operations of the Borrower for the portion of the Fiscal Year through the end of such quarter, setting forth in comparative form the figures for and as of the corresponding periods of the previous year certified by a Responsible Officer of the Borrower as being fairly stated in all material respects (subject to normal year-end audit and other adjustments) (it being agreed that the furnishing of the Borrower’s or any Parent Entity’s quarterly report on Form 10-Q for such quarter, as filed with the SEC, will satisfy the Borrower’s obligations under this Subsection 7.1(b) with respect to such quarter), commencing with the fiscal quarter ending on or about March 31, 2017, together with a management discussion and analysis report in the form of the company’s internal system-generated reports;

(c)            to the extent applicable, concurrently with any delivery of consolidated financial statements referred to in Subsections 7.1(a) and (b) above, related unaudited condensed consolidating financial statements and appropriate reconciliations reflecting the material adjustments necessary (as determined by the Borrower in good faith) to eliminate the accounts of any Unrestricted Subsidiaries (if any) from such consolidated financial statements; and

(d)            all such financial statements delivered pursuant to Subsection 7.1(a) or (b) to (and, in the case of any financial statements delivered pursuant to Subsection 7.1(b) shall be certified by a Responsible Officer of the Borrower to) fairly present in all material respects the financial condition of Parent and its Subsidiaries in conformity with GAAP and to be (and, in the case of any financial statements delivered pursuant to Subsection 7.1(b) shall be certified by a Responsible Officer of the Borrower as being) in reasonable detail and prepared in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods that began on or after the Closing Date (except as disclosed therein, and except, in the case of any financial statements delivered pursuant to Subsection 7.1(b), for the absence of certain notes).

Notwithstanding the foregoing, the obligations in paragraphs (a), (b) and (c) of this Subsection 7.1 may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing the applicable financial statements of any Parent Entity of the Borrower that directly or indirectly owns all of the Capital Stock of the Borrower; provided that, (i) to the extent such information relates to a Parent Entity, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such Parent Entity, on the one hand, and the information relating to the Borrower and its Restricted Subsidiaries on a standalone basis, on the other hand (which consolidating information shall be certified by a Responsible Officer of the Borrower as fairly presenting such information unless such consolidating information is contained in the financial statements included in a Form 10-K or 10-Q filed with the SEC), and (ii) to the extent such information is in lieu of information required to be provided under Subsection 7.1(a), the consolidated financial statements included in the materials provided pursuant to the foregoing are accompanied by a report by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing or regional standing reasonably acceptable to the Administrative Agent.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive Material Non-Public Information and who may be engaged in investment and other market-related activities with respect to the Borrower’s or its Affiliates’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any Material Non-Public Information (although it may be sensitive and proprietary) (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Subsection 11.16); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”. Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials as “PUBLIC”. Each Loan Party hereby acknowledges and agrees that, unless the Borrower notifies the Administrative Agent in advance, all financial statements and certificates furnished pursuant to Subsections 7.1 (a), (b) and (c) above are hereby deemed to be suitable for distribution, and to be made available, to all Lenders and may be treated by the Administrative Agent and the Lenders as not containing any Material Non-Public Information.

7.2            Certificates; Other Information. Furnish to the Administrative Agent for delivery to each Lender (and the Administrative Agent agrees to make and so deliver such copies):

(a)            commencing with the Fiscal Year ending on or about December 31, 2016 (except in the case of clause (iii) below), concurrently with the delivery of the financial statements and reports referred to in Subsections 7.1(a) and (b), a certificate signed by a Responsible Officer of the Borrower in substantially the form of Exhibit T or such other form as may be agreed between the Borrower and the Administrative Agent (a “Compliance Certificate”) (i) stating that, to the best of such Responsible Officer’s knowledge, each of the Borrower and its Restricted Subsidiaries during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement or the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default, except, in each case, as specified in such certificate, (ii)  setting forth a reasonably detailed calculation of the Consolidated Secured Leverage Ratio and Consolidated EBITDA, each for the Most Recent Four Quarter Period and (iii) commencing with the Compliance Certificate for the first Fiscal Year commencing after the Closing Date if (A) delivered with the financial statements required by Subsection 7.1(a), and (B) the Consolidated Secured Leverage Ratio as of the last day of the immediately preceding Fiscal Year was greater than or equal to 2.50:1.00, setting forth in reasonable detail the amount of (and the calculations required to establish the amount of) Excess Cash Flow, if any, for the respective Fiscal Year covered by such financial statements;

(b)            within five Business Days after the same are filed, copies of all financial statements and periodic reports which the Borrower may file with the SEC or any successor or analogous Governmental Authority;

(c)            within five Business Days after the same are filed, copies of all publicly-filed registration statements and any amendments and exhibits thereto, which the Borrower may file with the SEC or any successor analogous Governmental Authority;

(d)            not later than the 120th day following the end of each Fiscal Year, a consolidated annual budget for such Fiscal Year in the form customarily prepared by the Borrower (the “Budget”), which Budget will in each case be accompanied by a statement of a Responsible Officer of the Borrower to the effect that the Budget is based on assumptions believed by the Borrower to be reasonable as of the date of delivery thereof;

(e)            promptly, such additional financial and other information regarding the business or activity of the Borrower and its Restricted Subsidiaries as any Agent or the Required Lenders through the Administrative Agent may from time to time reasonably request; and

(f)            promptly upon reasonable request from the Administrative Agent calculations of Consolidated EBITDA and other Fixed GAAP Terms as reasonably requested by the Administrative Agent promptly following receipt of a written notice from the Borrower electing to change the Fixed GAAP Date, which calculations shall show the calculations of the respective Fixed GAAP Terms both before and after giving effect to the change in the Fixed GAAP Date and identify the material change(s) in GAAP giving rise to the change in such calculations.

Documents required to be delivered pursuant to Subsection 7.1 or 7.2 may at the Borrower’s option be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s (or any Parent Entity’s) website on the Internet at such website address as the Borrower may specify by written notice to the Administrative Agent from time to time; or (ii) on which such documents are posted on the Borrower’s (or any Parent Entity’s) behalf on an Internet or intranet website to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). Following the electronic delivery of any such documents by posting such documents to a website in accordance with the preceding sentence (other than the posting by the Borrower of any such documents on any website maintained for or sponsored by the Administrative Agent), the Borrower shall promptly provide the Administrative Agent notice of such delivery (which notice may be by facsimile or electronic mail) and the electronic location at which such documents may be accessed; provided that, in the absence of bad faith, the failure to provide such prompt notice shall not constitute a Default hereunder.

7.3            Payment of Taxes. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all taxes except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings diligently conducted and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or any of its Restricted Subsidiaries, as the case may be, or except to the extent that failure to do so, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

7.4            Conduct of Business and Maintenance of Existence; Compliance with Contractual Obligations and Requirements of Law. Preserve, renew and keep in full force and effect its existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole, except as otherwise permitted pursuant to Subsection 8.4 or 8.7; provided that the Borrower and its Restricted Subsidiaries shall not be required to maintain any such rights, privileges or franchises and the Borrower’s Subsidiaries shall not be required to maintain such existence, if the failure to do so would not reasonably be expected to have a Material Adverse Effect; and comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

7.5            Maintenance of Property; Insurance. (a)  (i) Keep all property necessary in the business of the Borrower and its Restricted Subsidiaries, taken as a whole, in good working order and condition, except where failure to do so would not reasonably be expected to have a Material Adverse Effect; (ii) use commercially reasonable efforts to maintain with financially sound and reputable insurance companies (or any Captive Insurance Subsidiary) insurance on, or self-insure, all property material to the business of the Borrower and its Restricted Subsidiaries, taken as a whole, in at least such amounts and against at least such risks (but including in any event public liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business; (iii) furnish to the Administrative Agent, upon written request, information in reasonable detail as to the insurance carried; (iv) use commercially reasonable efforts to maintain property and liability policies that provide that in the event of any cancellation thereof during the term of the policy, either by the insured or by the insurance company, the insurance company shall provide to the secured party prompt notice thereof, or in the case of cancellation for non-payment of premium, 10 days prior written notice thereof; (v) in the event of any material change in any of the property or liability policies referenced in the preceding clause (iv), use commercially reasonable efforts to provide the Administrative Agent with at least 30 days prior written notice thereof; and (vi) use commercially reasonable efforts to ensure that, subject to the ABL/Term Loan Intercreditor Agreement, any Pari Passu Intercreditor Agreement, any Junior Lien Intercreditor Agreement or any Other Intercreditor Agreement at all times, the Collateral Agent or the applicable Collateral Representative, in accordance with the applicable ABL/Term Loan Intercreditor Agreement, any Pari Passu Intercreditor Agreement, any Junior Lien Intercreditor Agreement or Other Intercreditor Agreement, for the benefit of the Secured Parties, shall be named as an additional insured with respect to liability policies maintained by the Borrower and each Subsidiary Guarantor and the Collateral Agent or the applicable Collateral Representative, in accordance with the applicable ABL/Term Loan Intercreditor Agreement, any Pari Passu Intercreditor Agreement, any Junior Lien Intercreditor Agreement or Other Intercreditor Agreement, for the benefit of the Secured Parties, shall be named as loss payee with respect to the property insurance maintained by the Borrower and each Subsidiary Guarantor; provided that, unless an Event of Default shall have occurred and be continuing, (A) the Collateral Agent shall turn over to the Borrower any amounts received by it as an additional insured or loss payee under any property insurance maintained by the Borrower and its Subsidiaries, (B) the Collateral Agent agrees that the Borrower and/or the applicable Subsidiary shall have the sole right to adjust or settle any claims under such insurance and (C) all proceeds from a Recovery Event shall be paid to the Borrower.

(b)            With respect to each property of the Loan Parties subject to a Mortgage:

(i)            If any portion of any such property is located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or other applicable agency, such Loan Party shall maintain or cause to be maintained, flood insurance to the extent required by, and in compliance with, applicable law.

(ii)            The applicable Loan Party promptly shall comply with and conform to (i) all provisions of each such insurance policy, and (ii) all requirements of the insurers applicable to such party or to such property or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of such property, except for such non-compliance or non-conformity as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(iii)            If the Borrower or any Subsidiary Guarantor is in default of its obligations to insure or deliver any such prepaid policy or policies, the result of which would reasonably be expected to have a Material Adverse Effect, then the Administrative Agent, at its option upon 10 days’ prior written notice to the Borrower, may effect such insurance from year to year at rates substantially similar to the rate at which the Borrower or any Restricted Subsidiary had insured such property, and pay the premium or premiums therefor, and the Borrower shall pay to the Administrative Agent on demand such premium or premiums so paid by the Administrative Agent with interest from the time of payment at a rate per annum equal to 2.00%.

(iv)            If such property, or any part thereof, shall be destroyed or damaged and the reasonably estimated cost thereof would exceed $7,500,000, the Borrower shall give prompt notice thereof to the Administrative Agent. All insurance proceeds paid or payable in connection with any damage or casualty to any property shall be applied in the manner specified in the proviso to Subsection 7.5(a).

7.6            Inspection of Property; Books and Records; Discussions. In the case of the Borrower, keep proper books and records in a manner to allow financial statements to be prepared in conformity with GAAP consistently applied in respect of all material financial transactions and matters involving the material assets and business of the Borrower and its Restricted Subsidiaries, taken as a whole; and permit representatives of the Administrative Agent to visit and inspect any of its properties and examine and, to the extent reasonable, make abstracts from any of its books and records and to discuss the business, operations, properties and financial and other condition of the Borrower and its Restricted Subsidiaries with officers of the Borrower and its Restricted Subsidiaries and with its independent certified public accountants (subject to such accountant’s policies and procedures), in each case at any reasonable time, upon reasonable notice; provided that representatives of the Borrower may be present during any such visits, discussions and inspections. Notwithstanding anything to the contrary in Subsection 7.2(d) or in this Subsection 7.6, (a) neither the Borrower nor any Restricted Subsidiary will be required to disclose, or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or the Lenders (or their respective representatives) is prohibited by Requirement of Law or any binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product and (b) unless an Event of Default has occurred and is continuing, there shall be no more than one such visit and inspection (taken as a whole) per calendar year.

7.7            Notices. Promptly after a Responsible Officer of the Borrower has actual knowledge thereof or receipt of such document or notice, as applicable, give notice to the Administrative Agent for delivery to each Lender of (and in any event, with respect to clause (e) below, within thirty days, after a Responsible Officer of the Borrower obtains actual knowledge thereof or receipt of such document or notice, as applicable):

(a)            the occurrence of any Default or Event of Default;

(b)            any event of default under any Contractual Obligation of the Borrower or any of its Restricted Subsidiaries, other than as previously disclosed in writing to the Lenders, which would reasonably be expected to have a Material Adverse Effect;

(c)            the occurrence of (i) any default or event of default under the Senior ABL Facility Agreement or (ii) any payment default under any Additional Obligations Documents or under any agreement or document governing other Indebtedness, in each case relating to Indebtedness in an aggregate principal amount equal to or greater than $67,500,000;

(d)            any litigation, investigation or proceeding affecting the Borrower or any of its Restricted Subsidiaries that would reasonably be expected to have a Material Adverse Effect;

(e)             (i) the occurrence or expected occurrence of any Reportable Event (or similar event) with respect to any Single Employer Plan (or Foreign Plan), a failure to make any required contribution to a Single Employer Plan, Multiemployer Plan or Foreign Plan, the creation of any Lien on the property of the Borrower or its Restricted Subsidiaries in favor of the PBGC, a Plan or a Foreign Plan or any withdrawal from, or the full or partial termination, “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), or Insolvency of, any Multiemployer Plan or Foreign Plan; or (ii) the institution of proceedings or the taking of any other formal action by the PBGC or the Borrower or any of its Restricted Subsidiaries or any Commonly Controlled Entity or any Multiemployer Plan which would reasonably be expected to result in the withdrawal from, or the termination, or Insolvency of, any Single Employer Plan, Multiemployer Plan or Foreign Plan; provided, however, that no such notice will be required under clause (i) or (ii) above unless the event giving rise to such notice, when aggregated with all other such events under clause (i) or (ii) above, would be reasonably expected to result in a Material Adverse Effect;

(f)            (i) any release or discharge by the Borrower or any of its Restricted Subsidiaries of any Materials of Environmental Concern required to be reported under applicable Environmental Laws to any Governmental Authority, unless the Borrower reasonably determines that the total Environmental Costs arising out of such release or discharge would not reasonably be expected to have a Material Adverse Effect, (ii) any condition, circumstance, occurrence or event not previously disclosed in writing to the Administrative Agent that would reasonably be expected to result in liability or expense under applicable Environmental Laws, unless the Borrower reasonably determines that the total Environmental Costs arising out of such condition, circumstance, occurrence or event would not reasonably be expected to have a Material Adverse Effect, or would not reasonably be expected to result in the imposition of any lien or other material restriction on the title, ownership or transferability of any facilities and properties owned, leased or operated by the Borrower or any of its Restricted Subsidiaries that would reasonably be expected to result in a Material Adverse Effect, and (iii) any proposed action to be taken by the Borrower or any of its Restricted Subsidiaries that would reasonably be expected to subject the Borrower or any of its Restricted Subsidiaries to any material additional or different requirements or liabilities under Environmental Laws, unless the Borrower reasonably determines that the total Environmental Costs arising out of such proposed action would not reasonably be expected to have a Material Adverse Effect; and

(g)            any loss, damage, or destruction to a significant portion of the Collateral, whether or not covered by insurance.

Each notice pursuant to this Subsection 7.7 shall be accompanied by a statement of a Responsible Officer of the Borrower (and, if applicable, the relevant Commonly Controlled Entity or Restricted Subsidiary) setting forth details of the occurrence referred to therein and stating what action the Borrower (or, if applicable, the relevant Commonly Controlled Entity or Restricted Subsidiary) proposes to take with respect thereto.

7.8            Environmental Laws. (a)  (i) Comply substantially with, and require substantial compliance by all tenants, subtenants, contractors, and invitees with, all applicable Environmental Laws; (ii) obtain, comply substantially with and maintain any and all Environmental Permits necessary for its operations as conducted and as planned; and (iii) require that all tenants, subtenants, contractors, and invitees obtain, comply substantially with and maintain any and all Environmental Permits necessary for their operations as conducted and as planned, with respect to any property leased or subleased from, or operated by the Borrower or its Restricted Subsidiaries. For purposes of this Subsection 7.8(a), noncompliance shall not constitute a breach of this covenant, provided that, upon learning of any actual or suspected noncompliance, the Borrower and any such affected Restricted Subsidiary shall promptly undertake and diligently pursue reasonable efforts, if any, to achieve compliance, and provided, further, that in any case such noncompliance would not reasonably be expected to have a Material Adverse Effect.

(b)            Promptly comply, in all material respects, with all orders and directives of all Governmental Authorities regarding Environmental Laws, other than such orders or directives (i) as to which the failure to comply would not reasonably be expected to result in a Material Adverse Effect or (ii) as to which: (x) appropriate reserves have been established in accordance with GAAP; (y) an appeal or other appropriate contest is or has been timely and properly taken and is being diligently pursued in good faith; and (z) if the effectiveness of such order or directive has not been stayed, the failure to comply with such order or directive during the pendency of such appeal or contest would not reasonably be expected to have a Material Adverse Effect.

(c)            Except to the extent that failure to do so, in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (i) conduct, or have conducted on its behalf, any investigation, study, sampling, or testing any real property at which the Borrower or its Restricted Subsidiaries operate as required by Environmental Laws, and (ii) respond, or cause a third party to respond, to any release, threatened release, or discharge of Materials of Environmental Concern at, on, or under any real property at which the Borrower or its Restricted Subsidiaries operate as required by Environmental Laws.

7.9            After-Acquired Real Property and Fixtures; Subsidiaries. (a)  With respect to any owned real property or fixtures thereon located in the United States of America, in each case with a purchase price or a Fair Market Value at the time of acquisition of at least $20,250,000 (excluding any real property subject to Indebtedness pursuant to Subsection 8.1(b)(xviii)), in which any Loan Party acquires ownership rights at any time after the Closing Date (or owned by any Subsidiary that becomes a Loan Party (other than Holdings) after the Closing Date), promptly grant to the Collateral Agent for the benefit of the Secured Parties, a Lien of record on all such owned real property and fixtures pursuant to a Mortgage or otherwise, upon terms reasonably satisfactory in form and substance to the Collateral Agent and in accordance with any applicable requirements of any Governmental Authority (including any required appraisals of such property under FIRREA and flood determinations under Regulation H of the Board); provided that (i) nothing in this Subsection 7.9 shall defer or impair the attachment or perfection of any security interest in any Collateral covered by any of the Security Documents which would attach or be perfected pursuant to the terms thereof without action by the Borrower or any of its Restricted Subsidiaries or any other Person and (ii) no such Lien shall be required to be granted as contemplated by this Subsection 7.9 on any owned real property or fixtures the acquisition of which is, or is to be, within 180 days of such acquisition, financed or refinanced, in whole or in part through the incurrence of Indebtedness, until such Indebtedness is repaid in full (and not refinanced) or, as the case may be, the Borrower determines not to proceed with such financing or refinancing. In connection with any such grant to the Collateral Agent, for the benefit of the Secured Parties, of a Lien of record on any such real property pursuant to a Mortgage or otherwise in accordance with this Subsection 7.9, the Borrower or such Restricted Subsidiary shall deliver or cause to be delivered to the Collateral Agent corresponding UCC fixture filings and any surveys, appraisals (including any required appraisals of such property under FIRREA), title insurance policies, local law enforceability legal opinions and other documents in connection with such grant of such Lien obtained by it in connection with the acquisition of such ownership rights in such real property or as the Collateral Agent shall reasonably request (in light of the value of such real property and the cost and availability of such UCC fixture filings, surveys, appraisals, title insurance policies, local law enforceability legal opinions and other documents and whether the delivery of such UCC fixture filings, surveys, appraisals, title insurance policies, legal opinions and other documents would be customary in connection with such grant of such Lien in similar circumstances) and Phase I environmental assessment reports, if available.

(b)            With respect to any Domestic Subsidiary that is a Wholly Owned Subsidiary (other than an Excluded Subsidiary) (i) created or acquired subsequent to the Closing Date by the Borrower or any of its Domestic Subsidiaries that are Wholly Owned Subsidiaries (other than an Excluded Subsidiary), (ii) being designated as a Restricted Subsidiary, (iii) ceasing to be an Immaterial Subsidiary, a Foreign Subsidiary Holdco or other Excluded Subsidiary as provided in the applicable definition thereof after the expiry of any applicable period referred to in such definition or (iv) that becomes a Domestic Subsidiary as a result of a transaction pursuant to, and permitted by, Subsection 8.2 or 8.7 (other than an Excluded Subsidiary), promptly notify the Administrative Agent of such occurrence and, if the Administrative Agent or the Required Lenders so request, promptly (i) cause the Loan Party that is required to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest (as and to the extent provided in the Security Agreement) in 100% of the Capital Stock of such new Domestic Subsidiary owned directly by the Borrower or any of its Domestic Subsidiaries that are Wholly Owned Subsidiaries (other than Excluded Subsidiaries) to execute and deliver a Joinder pursuant to Section 3.6 of the Security Agreement, (ii) deliver to the Collateral Agent or the applicable Collateral Representative, in accordance with the applicable ABL/Term Loan Intercreditor Agreement, Pari Passu Intercreditor Agreement, Junior Lien Intercreditor Agreement or Other Intercreditor Agreement, the certificates (if any) representing such Capital Stock, together with undated stock powers, executed and delivered in blank by a duly authorized officer of the parent of such new Domestic Subsidiary, and (iii) cause such new Domestic Subsidiary (A) to become a party to the Security Documents and (B) to take all actions reasonably deemed by the Collateral Agent to be necessary or advisable to cause the Lien created by the Security Agreement in such new Domestic Subsidiary’s Collateral to be duly perfected in accordance with all applicable Requirements of Law (as and to the extent provided in the Security Agreement), including the filing of financing statements in such jurisdictions as may be reasonably requested by the Collateral Agent. In addition, the Borrower may cause any Subsidiary that is not required to become a Subsidiary Guarantor to become a Subsidiary Guarantor by executing and delivering a Subsidiary Guaranty.

(c)            With respect to any Foreign Subsidiary or Domestic Subsidiary that is a Non-Wholly Owned Subsidiary created or acquired subsequent to the Closing Date by the Borrower or any of its Domestic Subsidiaries that are Wholly Owned Subsidiaries (in each case, other than any Excluded Subsidiary), the Capital Stock of which is owned directly by the Borrower or a Domestic Subsidiary that is a Wholly Owned Subsidiary (other than an Excluded Subsidiary), promptly notify the Administrative Agent of such occurrence and if the Administrative Agent or the Required Lenders so request, promptly (i) cause the Loan Party that is required to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest (as and to the extent provided in the Security Agreement) in the Capital Stock of such new Subsidiary that is directly owned by the Borrower or any Domestic Subsidiary that is a Wholly Owned Subsidiary (other than an Excluded Subsidiary) to execute and deliver a Joinder pursuant to Section 3.6 of the Security Agreement and (ii) to the extent reasonably deemed advisable by the Collateral Agent or the applicable Collateral Representative, in accordance with the applicable ABL/Term Loan Intercreditor Agreement, Pari Passu Intercreditor Agreement, Junior Lien Intercreditor Agreement or Other Intercreditor Agreement, deliver to the applicable agent the certificates, if any, representing such Capital Stock, together with undated stock powers, executed and delivered in blank by a duly authorized officer of the relevant parent of such new Subsidiary and take such other action as may be reasonably deemed by the Collateral Agent to be necessary or desirable to perfect the Collateral Agent’s security interest therein (in each case as and to the extent required by the Security Agreement); provided that in either case in no event shall (i) more than 65.00% of each series of voting Capital Stock of any new first-tier Foreign Subsidiary be required to be so pledged (for the avoidance of doubt, 100% of each series of the non-voting Capital Stock of any new first-tier Foreign Subsidiary shall be required to be pledged) and (ii) any Capital Stock of any second-tier or lower Foreign Subsidiary be required to be pledged.

(d)            At its own expense, execute, acknowledge and deliver, or cause the execution, acknowledgement and delivery of, and thereafter register, file or record in an appropriate governmental office, any document or instrument reasonably deemed by the Collateral Agent to be necessary or desirable for the creation, perfection and priority and the continuation of the validity, perfection and priority of the foregoing Liens or any other Liens created pursuant to the Security Documents (to the extent the Collateral Agent determines, in its reasonable discretion, that such action is required to ensure the perfection or the enforceability as against third parties of its security interest in such Collateral) in each case in accordance with, and to the extent required by, the Security Agreement.

(e)            Notwithstanding anything to the contrary in this Agreement, (A) the foregoing requirements shall be subject to the terms of the ABL/Term Loan Intercreditor Agreement, any Pari Passu Intercreditor Agreement, any Junior Lien Intercreditor Agreement or any Other Intercreditor Agreement and, in the event of any conflict with such terms, the terms of the ABL/Term Loan Intercreditor Agreement, any Pari Passu Intercreditor Agreement, any Junior Lien Intercreditor Agreement or any Other Intercreditor Agreement, as applicable, shall control, (B) no security interest or lien is or will be granted pursuant to any Loan Document or otherwise in any right, title or interest of any of Holdings or any of its Subsidiaries in, and “Collateral” shall not include, any Excluded Property, (C) no Loan Party or any Affiliate thereof shall be required to take any action in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction in order to create any security interests in assets located or titled outside of the U.S. or to perfect any security interests (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction), (D) to the extent not perfected by UCC filings or perfected automatically, no Loan Party shall be required to take any actions in order to perfect any security interests granted with respect to any assets specifically requiring perfection through control (excluding Capital Stock required to be delivered pursuant to Subsections 7.9(b) and (c) above), and (E) nothing in this Subsection 7.9 shall require that any Subsidiary grant a Lien with respect to any property or assets in which such Subsidiary acquires ownership rights to the extent that the Borrower and the Administrative Agent reasonably determine in writing that the costs or other consequences to Holdings or any of its Subsidiaries of the granting of such a Lien is excessive in view of the benefits that would be obtained by the Secured Parties.

7.10            Use of Proceeds~~Use of Proceeds~~. Use the proceeds of the Term Loans only for the purposes set forth in Subsection 5.16.

7.11            Credit Ratings. Use commercially reasonable efforts to maintain at all times a credit rating by the Rating Agencies in respect of the Initial Term Loans and the Incremental B-1 Term Loans and a corporate rating by S&P and a corporate family rating by Moody’s for the Borrower, in each case, with no requirement to maintain any specific minimum rating.

7.12            Accounting Changes. The Borrower will, for financial reporting purposes, cause the Borrower’s and each of its Subsidiaries’ Fiscal Years to end on the last Thursday of each calendar year; provided that the Borrower may, upon written notice to the Administrative Agent, change the financial reporting convention specified above to cause the Borrower’s and each of its Subsidiaries’ Fiscal Years to end on any other date reasonably acceptable to the Administrative Agent, in which case the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

7.13            Lender Calls. The Borrower shall hold one update call per calendar year (which call shall take place on such date reasonably agreed to between the Borrower and the Administrative Agent, but no earlier than ten Business Days after annual financial statements and the budget were required to be delivered pursuant to Subsection 7.1(a) and Subsection 7.2(d), respectively) with a Responsible Officer of the Borrower and such other members of senior management of the Borrower as the Borrower deems appropriate (with such other details to be reasonably agreed between the Borrower and the Administrative Agent) and the Lenders and their respective representatives and advisors to discuss the state of the Borrower’s business, including, but not limited to, recent performance, cash and liquidity management, operational activities, current business and market conditions and material performance changes.

7.14            Post-Closing.       Take all necessary actions to satisfy the items described on Schedule 7.14 within the applicable period of time specified in such Schedule (or such longer period as the Administrative Agent may agree in its reasonable discretion).

SECTION 8

Negative Covenants

The Borrower and (solely with respect to Subsection 8.10) Holdings hereby agree that, from and after the Closing Date, until payment in full of the Term Loans and all other Term Loan Facility Obligations then due and owing to any Lender or any Agent hereunder:

8.1              Limitation on Indebtedness. (a)  The Borrower will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness.

(b)              Notwithstanding the foregoing Subsection 8.1(a), the Borrower and its Restricted Subsidiaries may Incur the following Indebtedness:

(i)               (I) Indebtedness Incurred by the Borrower and the Guarantors pursuant to this Agreement and the other Loan Documents (including Incremental Term Loans, Permitted Incremental Equivalent Debt, Extended Term Loans, Specified Refinancing Term Loans), Permitted Debt Exchange Notes, Additional Obligations, Rollover Indebtedness and Refinancing Indebtedness in each case thereof, plus, without duplication of incremental amounts included in the definition of “Refinancing Indebtedness”, the aggregate amount of all fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) Incurred or payable in connection with such refinancing and (II) Indebtedness incurred pursuant to the Senior ABL Facility and any Refinancing Indebtedness in respect thereof; provided that the maximum principal amount for all such Indebtedness Incurred pursuant to this clause (II) shall not, at any time outstanding, exceed the sum of (A) the greater of (x) $500,000,000 and (y) the Borrowing Base less the aggregate principal amount of Indebtedness Incurred by Special Purposes Entities that are Domestic Subsidiaries and then outstanding pursuant to Subsection 8.1(b)(ix), plus (B) without duplication of incremental amounts included in the definition of “Refinancing Indebtedness”, in the event of any refinancing of any such Indebtedness, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) Incurred or payable in connection with such refinancing;

(ii)              Indebtedness (A) of any Restricted Subsidiary to the Borrower, or (B) of the Borrower or any Restricted Subsidiary to any Restricted Subsidiary; provided that in the case of this Subsection 8.1(b)(ii), any subsequent issuance or transfer of any Capital Stock of such Restricted Subsidiary to which such Indebtedness is owed, or other event, that results in such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of such Indebtedness (except to the Borrower or a Restricted Subsidiary) will be deemed, in each case, an Incurrence of such Indebtedness by the issuer thereof not permitted by this Subsection 8.1(b)(ii);

(iii)             Indebtedness represented by (A) [reserved], (B) any Indebtedness (other than the Indebtedness pursuant to this Agreement and the other Loan Documents described in Subsections 8.1(b)(i)) outstanding (or Incurred pursuant to any commitment outstanding) on the Closing Date and set forth on Schedule 8.1 and (C) any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this Subsection 8.1(b)(iii);

(iv)             Purchase Money Obligations, Capitalized Lease Obligations, and in each case any Refinancing Indebtedness with respect thereto; provided that the aggregate principal amount of such Purchase Money Obligations Incurred to finance the acquisition of Capital Stock of any Person at any time outstanding pursuant to this clause shall not exceed an amount equal to the greater of $67,500,000 and 25.00% of Consolidated EBITDA for the most recently ended fiscal quarter for which consolidated financial statements of the Borrower are available;

(v)              Indebtedness (A) supported by a letter of credit issued in compliance with this Subsection 8.1 in a principal amount not exceeding the face amount of such letter of credit or (B) consisting of accommodation guarantees for the benefit of trade creditors of the Borrower or any of its Restricted Subsidiaries;

(vi)             (A) Guarantees by the Borrower or any Restricted Subsidiary of Indebtedness or any other obligation or liability of the Borrower or any Restricted Subsidiary (other than any Indebtedness Incurred by the Borrower or such Restricted Subsidiary, as the case may be, in violation of this Subsection 8.1), or (B) without limiting Subsection 8.6, Indebtedness of the Borrower or any Restricted Subsidiary arising by reason of any Lien granted by or applicable to such Person securing Indebtedness of the Borrower or any Restricted Subsidiary (other than any Indebtedness Incurred by the Borrower or such Restricted Subsidiary, as the case may be, in violation of this Subsection 8.1);

(vii)            Indebtedness of the Borrower or any Restricted Subsidiary (A) arising from the honoring of a check, draft or similar instrument of such Person drawn against insufficient funds in the ordinary course of business or (B) consisting of guarantees, indemnities, obligations in respect of earnouts or other purchase price adjustments, or similar obligations, Incurred in connection with the acquisition or disposition of any business, assets or Person;

(viii)           Indebtedness of the Borrower or any Restricted Subsidiary in respect of (A) letters of credit, bankers’ acceptances or other similar instruments or obligations issued, or relating to liabilities or obligations incurred, in the ordinary course of business (including those issued to governmental entities in connection with self-insurance under applicable workers’ compensation statutes), (B) completion guarantees, surety, judgment, appeal or performance bonds, or other similar bonds, instruments or obligations, provided, or relating to liabilities or obligations incurred, in the ordinary course of business, (C) Hedging Obligations, entered into for bona fide hedging purposes, (D) Management Guarantees or Management Indebtedness, (E) in respect of industrial revenue bonds or other tax advantaged financings issued through a Governmental Authority, (F) the financing of insurance premiums in the ordinary course of business, (G) take-or-pay obligations under supply arrangements incurred in the ordinary course of business, (H) netting, overdraft protection and other arrangements arising under standard business terms of any bank at which the Borrower or any Restricted Subsidiary maintains an overdraft, cash pooling or other similar facility or arrangement, (I) Junior Capital in an amount not to exceed $135,000,000 in the aggregate at any one time outstanding, or (J) Bank Products Obligations;

(ix)             Indebtedness (A) of a Special Purpose Subsidiary secured by a Lien on all or part of the assets disposed of in, or otherwise Incurred in connection with, a Financing Disposition or (B) otherwise Incurred in connection with a Special Purpose Financing; provided that (1) such Indebtedness is not recourse to the Borrower or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), (2) in the event such Indebtedness shall become recourse to the Borrower or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), such Indebtedness will be deemed to be, and must be classified by the Borrower as, Incurred at such time (or at the time initially Incurred) under one or more of the other provisions of this Subsection 8.1 for so long as such Indebtedness shall be so recourse, and (3) in the event that at any time thereafter such Indebtedness shall comply with the provisions of the preceding subclause (1), the Borrower may classify such Indebtedness in whole or in part as Incurred under this Subsection 8.1(b)(ix);

(x)              Indebtedness of (A) the Borrower or any Restricted Subsidiary Incurred to finance or refinance, or otherwise Incurred in connection with, any acquisition of assets (including Capital Stock), business or Person, or any merger, consolidation or amalgamation of any Person with or into the Borrower or any Restricted Subsidiary; or (B) any Person that is acquired by or merged or consolidated with or into the Borrower or any Restricted Subsidiary (including Indebtedness thereof Incurred in connection with any such acquisition, merger, consolidation or amalgamation); provided that on the date of such acquisition, merger, consolidation or amalgamation, after giving effect thereto, (1)(x) if such Indebtedness is unsecured, at the Borrower’s option, the Borrower would have a Consolidated Total Leverage Ratio less than or equal to (x) 3.50:1.00 or (y) the Consolidated Total Leverage Ratio in effect immediately prior to such Indebtedness, (y) if such Indebtedness is secured on a pari passu basis, at the Borrower’s option, the Borrower would have a Consolidated First Lien Leverage Ratio less than or equal to (x) 2.50:1.00 or (y) the Consolidated Frist Lien Leverage Ratio in effect immediately prior to such Indebtedness, (z) if such Indebtedness is secured on a junior priority basis, at the Borrower’s option, the Borrower would have a Consolidated Secured Leverage Ratio less than or equal to (x) 3.50:1.00 or (y) the Consolidated Secured Leverage Ratio in effect immediately prior to such Indebtedness, (2)  if secured by a Lien on a pari passu or junior priority basis on the Collateral, the Borrower shall have caused to be executed a customary intercreditor agreement, (3) the maturity date and the weighted average life to maturity of such Indebtedness shall be no earlier than or shorter than, as the case may be, the Initial Term Loan Maturity Date or the remaining weighted average life to maturity of the Initial Term Loans, as applicable (other than an earlier maturity date and/or shorter weighted average life to maturity for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date than the Initial Term Loan Maturity Date or a shorter weighted average life to maturity than the remaining weighted average life to maturity of the Initial Term Loans, as applicable) and (4) the interest rate margins (subject to clause (3) above) and amortization schedule applicable such Indebtedness shall be determined by the Borrower and the applicable lenders; provided that in the event that the Yield for any term loans Incurred under this clause (x) and secured on a pari passu basis by the Collateral is higher than the Yield for the Initial Term Loans by more than 50 basis points, then the Applicable Margin for the Initial Term Loans shall be increased to the extent necessary so that the Yield for the Initial Term Loans is equal to the Yield for such Indebtedness minus 50 basis points; provided, further, that the aggregate principal amount of Indebtedness of which the primary obligor or a guarantor is a Restricted Subsidiary that is not a Loan Party outstanding on this clause (x) shall not exceed, at the time of incurrence thereof and after giving pro forma effect thereto, the greater of $135,000,000 and 50.00% of Consolidated EBITDA for the most recently ended four-fiscal quarter period for which consolidated financial statements of the Borrower are available. If, at the Borrower’s option, on the date of the initial borrowing of such Indebtedness or entry into the definitive agreement providing the commitment to fund such Indebtedness, pro forma effect is given to the Incurrence of the entire committed amount of such Indebtedness, such committed amount may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with this clause (x); and any Refinancing Indebtedness with respect to any such Indebtedness;

(xi)              Contribution Indebtedness and any Refinancing Indebtedness with respect thereto;

(xii)             additional Indebtedness so long as, on a pro forma basis, (x) if such Indebtedness is unsecured, the Borrower would have a Consolidated Total Leverage Ratio equal to or less than 3.50:1.00, (y) if such Indebtedness is secured on a pari passu basis, the Borrower would have a Consolidated First Lien Leverage Ratio equal to or less than 2.50:1.00, (z) if such Indebtedness is secured on a junior priority basis, the Borrower would have a Consolidated Secured Leverage Ratio equal to or less than 3.50:1.00; provided, that the aggregate principal amount of Indebtedness of which the primary obligor or a guarantor is a Restricted Subsidiary that is not a Loan Party outstanding on this clause (xii) shall not exceed, at the time of incurrence thereof and after giving pro forma effect thereto, the greater of $135,000,000 and 50.00% of Consolidated EBITDA for the most recently ended four-fiscal quarter period for which consolidated financial statements of the Borrower are available;

(xiii)            Indebtedness of the Borrower or any Restricted Subsidiary in an aggregate principal amount at any time outstanding not exceeding an amount equal to the greater of $162,000,000 and 60.00% of Consolidated EBITDA for the most recently ended four-fiscal quarter period for which consolidated financial statements of the Borrower are available;

(xiv)           Indebtedness of the Borrower or any Restricted Subsidiary Incurred as consideration in connection with any acquisition of assets (including Capital Stock), business or Person, or any merger, consolidation or amalgamation of any Person with or into the Borrower or any Restricted Subsidiary, and any Refinancing Indebtedness with respect thereto, in an aggregate principal amount at any time outstanding not exceeding an amount equal to the greater of $67,500,000 and 25.00% of Consolidated EBITDA for the most recently ended four-fiscal quarter period for which consolidated financial statements of the Borrower are available;

(xv)            Indebtedness of any Foreign Subsidiary in an aggregate principal amount at any time outstanding not exceeding the greater of (x) $54,000,000 and (y) an amount equal to (A) the Foreign Borrowing Base less (B) the aggregate principal amount of Indebtedness Incurred by Special Purpose Subsidiaries that are Foreign Subsidiaries and then outstanding pursuant to clause (ix) of this paragraph (b) plus (C) in the event of any refinancing of any Indebtedness Incurred under this clause (xv), the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) Incurred or payable in connection with such refinancing;

(xvi)            Indebtedness incurred on behalf of, or representing Guarantees of Indebtedness of, joint ventures; provided that the aggregate principal amount of Indebtedness incurred or guaranteed pursuant to this clause (xvi) shall not exceed, in the aggregate, the greater of (i) $20,250,000 and (ii) 7.50% of Consolidated EBITDA for the most recently ended four-fiscal quarter period for which consolidated financial statements of the Borrower are available;

(xvii)           without duplication, all premiums (if any, including tender premiums), defeasance costs, interest (including post petition interest), fees, expenses and charges and additional or contingent interest on obligations described in clauses (ii) through (xvi) of this Subsection 8.1;

(xviii)          Indebtedness of the Borrower or any Restricted Subsidiary Incurred in connection with entering into mortgages or deeds of trust or similar security instruments on real property, in an aggregate principal amount at any time outstanding not exceeding an amount equal to the greater of $81,000,000 and 30.00% of Consolidated EBITDA for the most recently ended four-fiscal quarter period for which consolidated financial statements of the Borrower are available; and

(xix)            additional Indebtedness in an amount not to exceed any available Restricted Payment capacity under Subsection 8.2 (provided, that such use shall reduce the applicable Restricted Payment capacity on a dollar-for-dollar basis).

(c)              For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Subsection 8.1, (i) any other obligation of the obligor on such Indebtedness (or of any other Person who could have Incurred such Indebtedness under this Subsection 8.1) arising under any Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation supporting such Indebtedness shall be disregarded to the extent that such Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation secures the principal amount of such Indebtedness; (ii) in the event that Indebtedness Incurred pursuant to Subsection 8.1(b) meets the criteria of more than one of the types of Indebtedness described in Subsection 8.1(b), the Borrower, in its sole discretion, may classify such item of Indebtedness and may include the amount and type of such Indebtedness in one or more of the clauses of Subsection 8.1(b) (including in part under one such clause and in part under another such clause); (iii) [reserved] (iv) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP; (v) the principal amount of Indebtedness outstanding under any subclause of Subsection 8.1(b), including for purposes of any determination of the “Maximum Incremental Facilities Amount”, shall be determined after giving effect to the application of proceeds of any such Indebtedness to refinance any such other Indebtedness; and (vi) if any Indebtedness is Incurred to refinance Indebtedness initially Incurred in reliance on a basket measured by reference to a percentage of Consolidated EBITDA at the time of Incurrence, and such refinancing would cause the percentage of Consolidated EBITDA restriction to be exceeded if calculated based on the Consolidated EBITDA on the date of such refinancing, such percentage of Consolidated EBITDA restriction shall not be deemed to be exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) Incurred or payable in connection with such refinancing. Notwithstanding anything herein to the contrary, Indebtedness Incurred by the Borrower on the Closing Date under this Agreement of the Senior ABL Facility Agreement shall be classified as Incurred under paragraph (b)(i) of this covenant.

(d)              For purposes of determining compliance with any dollar denominated restriction on the Incurrence of Indebtedness denominated in a foreign currency, the dollar equivalent principal amount of such Indebtedness Incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving or deferred draw Indebtedness; provided that (x) the dollar equivalent principal amount of any such Indebtedness outstanding on the Closing Date shall be calculated based on the relevant currency exchange rate in effect on the Closing Date, (y) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency (or in a different currency from such Indebtedness so being Incurred), and such refinancing would cause the applicable dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such dollar denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount (whichever is higher) of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) Incurred or payable in connection with such refinancing and (z) the dollar equivalent principal amount of Indebtedness denominated in a foreign currency and Incurred pursuant to this Agreement or any Senior ABL Facility shall be calculated based on the relevant currency exchange rate in effect on, at the Borrower’s option, (A) the Closing Date, (B) any date on which any of the respective commitments under this Agreement or the applicable Senior ABL Facility shall be reallocated between or among facilities or subfacilities thereunder, or on which such rate is otherwise calculated for any purpose thereunder, or (C) the date of such Incurrence. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

8.2              Limitation on Restricted Payments. (a)  The Borrower shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any such payment in connection with any merger, consolidation or amalgamation to which the Borrower is a party) except (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and (y) dividends or distributions payable to the Borrower or any Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to other holders of its Capital Stock on no more than a pro rata basis, measured by value), (ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Borrower held by Persons other than the Borrower or a Restricted Subsidiary (other than any acquisition of Capital Stock deemed to occur upon the exercise of options if such Capital Stock represents a portion of the exercise price thereof), (iii) voluntarily purchase, repurchase, redeem, defease or otherwise voluntarily acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Junior Debt (other than a purchase, repurchase, redemption, defeasance or other acquisition or retirement for value in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value), or (iv) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, repurchase, redemption, defeasance, other acquisition or retirement or Investment being herein referred to as a “Restricted Payment”), if at the time the Borrower or such Restricted Subsidiary makes such Restricted Payment after giving effect thereto:

(1)              except in the case of an Investment, an Event of Default under Subsection 9.1(a) or, (f), shall have occurred and be continuing (or would result therefrom) (provided that this clause (1) shall not apply to amounts incurred pursuant to clauses (A) and (C) of clause (3) below);

(2)              [reserved]; or

(3)              the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a resolution of the Board of Directors) declared or made subsequent to the Closing Date and then outstanding would exceed, without duplication, the sum of:

(A)            the greater of (i) $135,000,000 and (ii) 50% of Consolidated EBITDA for the most recently ended four-fiscal quarter period for which consolidated financial statements of the Borrower are available;

(B)            50.00% of the Consolidated Net Income accrued during the period (treated as one accounting period) beginning on July 1, 2016 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which consolidated financial statements of the Borrower are available (provided that, Consolidated Net Income for such period shall never be less than zero);

(C)            the aggregate Net Cash Proceeds and the fair value (as determined in good faith by the Borrower) of property or assets received (x) by the Borrower as capital contributions to the Borrower after the Closing Date or from the issuance or sale (other than to a Restricted Subsidiary) of its Capital Stock (other than Disqualified Stock) after the Closing Date (other than Excluded Contributions and Contribution Amounts) or (y) by the Borrower or any Restricted Subsidiary from the Incurrence by the Borrower or any Restricted Subsidiary after the Closing Date of Indebtedness that shall have been converted into or exchanged for Capital Stock of the Borrower (other than Disqualified Stock) or Capital Stock of any Parent Entity, plus the amount of any cash and the fair value (as determined in good faith by the Borrower) of any property or assets, received by the Borrower or any Restricted Subsidiary upon such conversion or exchange;

(D)            (i) the aggregate amount of cash and the fair value (as determined in good faith by the Borrower) of any property or assets received (x) from dividends, distributions, interest payments, return of capital, repayments of Investments or other transfers of assets to the Borrower or any Restricted Subsidiary from any Unrestricted Subsidiary, including dividends or other distributions related to dividends or other distributions made pursuant to Subsection 8.2(b)(ix) and (y) from the sale (other than to Holdings, the Borrower or any Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary, plus (ii) the aggregate amount resulting from the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary (valued in each case as provided in the definition of “Investment”);

(E)             in the case of any disposition or repayment of any Investment constituting a Restricted Payment (without duplication of any amount deducted in calculating the amount of Investments at any time outstanding included in the amount of Restricted Payments), the aggregate amount of cash and the fair value (as determined in good faith by the Borrower) of any property or assets received by the Borrower or a Restricted Subsidiary with respect to all such dispositions and repayments; and

(F)             any Below Threshold Proceeds.

(b)             The provisions of Subsection 8.2(a) do not prohibit any of the following (each, a “Permitted Payment”):

(i)               any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Capital Stock of the Borrower or any Junior Debt made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the issuance or sale of, Capital Stock of the Borrower (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary) or a capital contribution to the Borrower, in each case other than Excluded Contributions and Contribution Amounts; provided, that the Net Cash Proceeds from such issuance, sale or capital contribution shall be excluded in subsequent calculations under Subsection 8.2(a)(3)(B);

(ii)              any dividend paid or redemption made within 60 days after the date of declaration thereof or of the giving of notice thereof, as applicable, if at such date of declaration or the giving of such notice, such dividend or redemption would have complied with this Subsection 8.2;

(iii)             Investments or other Restricted Payments in an aggregate amount outstanding at any time not to exceed the amount of Excluded Contributions;

(iv)             loans, advances, dividends or distributions by the Borrower to any Parent Entity to permit any Parent Entity to repurchase or otherwise acquire its Capital Stock (including any options, warrants or other rights in respect thereof), or payments by the Borrower to repurchase or otherwise acquire Capital Stock of any Parent Entity or the Borrower (including any options, warrants or other rights in respect thereof), in each case from Management Investors (including any repurchase or acquisition by reason of the Borrower or any Parent Entity retaining any Capital Stock, option, warrant or other right in respect of tax withholding obligations, and any related payment in respect of any such obligation), such payments, loans, advances, dividends or distributions not to exceed an amount (net of repayments of any such loans or advances) equal to (x)(1) the greater of $33,750,000 and 12.5% of Consolidated EBITDA for the most recently ended four-fiscal quarter period for which consolidated financial statements of the Borrower are available, plus (2) $37,500,000 plus (3) $12,500,000 multiplied by the number of calendar years that have commenced since the Closing Date, plus (y) the Net Cash Proceeds received by the Borrower since the Closing Date from, or as a capital contribution from, the issuance or sale to Management Investors of Capital Stock (including any options, warrants or other rights in respect thereof), to the extent such Net Cash Proceeds are not included in any calculation under Subsection 8.2(a)(3)(B)(x), plus (z) the cash proceeds of key man life insurance policies received by the Borrower or any Restricted Subsidiary (or by any Parent Entity and contributed to the Borrower) since the Closing Date to the extent such cash proceeds are not included in any calculation under Subsection 8.2(a)(3)(A); provided that any cancellation of Indebtedness owing to the Borrower or any Restricted Subsidiary by any Management Investor in connection with any repurchase or other acquisition of Capital Stock (including any options, warrants or other rights in respect thereof) from any Management Investor shall not constitute a Restricted Payment for purposes of this covenant or any other provision of this Agreement;

(v)              the payment by the Borrower of, or loans, advances, dividends or distributions by the Borrower to any Parent Entity to pay, dividends on the common stock, equity or units of the Borrower or any Parent Entity following a public offering of such common stock, equity or units in an amount not to exceed in any Fiscal Year, 6.00% of the aggregate gross proceeds received by the Borrower (whether directly, or indirectly through a contribution to common equity capital) in or from such public offering;

(vi)             Restricted Payments (including loans or advances) in an aggregate amount outstanding at any time, not to exceed an amount (net of repayments of any such loans or advances) equal to the sum of (x) the greater of $81,000,000 and 30.00% of Consolidated EBITDA for the most recently ended four-fiscal quarter period for which consolidated financial statements of the Borrower are available, plus (y) the aggregate of all Declined Amounts;

(vii)            loans, advances, dividends or distributions to any Parent Entity or other payments by the Borrower or any Restricted Subsidiary (A) to satisfy or permit any Parent Entity to satisfy indemnification and expense reimbursement obligations under any applicable shareholders or management agreement, or (B) to pay or permit any Parent Entity to pay (but without duplication) any Parent Expenses or any Related Taxes;

(viii)           payments by the Borrower, or loans, advances, dividends or distributions by the Borrower to any Parent Entity to make payments, to holders of Capital Stock of the Borrower or any Parent Entity in lieu of issuance of fractional shares of such Capital Stock;

(ix)             dividends or other distributions of, or Investments paid for or made with, Capital Stock, Indebtedness or other securities of Unrestricted Subsidiaries;

(x)              the Closing Date Dividend;

(xi)             so long as no Default or Event of Default shall have occurred and be continuing or would result from any such action, as applicable, any dividend or other distribution or payment for purposes of making AHYDO Catch-Up Payments related to Indebtedness of the Loan Parties, their Subsidiaries, and their Affiliates;

(xii)            distributions or payments of Special Purpose Financing Fees;

(xiii)            the declaration and payment of dividends to holders of any class or series of Disqualified Stock, or of any Preferred Stock of a Restricted Subsidiary, Incurred in accordance with the terms of Subsection 8.1;

(xiv)            any purchase, redemption, repurchase, defeasance or other acquisition or retirement of any Junior Debt (v) made by exchange for, or out of the proceeds of the Incurrence of, (1) Refinancing Indebtedness Incurred in compliance with Subsection 8.1 or (2) new Indebtedness of the Borrower, or a Restricted Subsidiary, as the case may be, Incurred in compliance with Subsection 8.1, so long as such new Indebtedness satisfies all requirements for “Refinancing Indebtedness” set forth in the definition thereof applicable to a refinancing of such Junior Debt, (w) from Net Available Cash or an equivalent amount to the extent permitted by Subsection 8.4, (x) from Declined Amounts, (y) following the occurrence of a Change of Control (or other similar event described therein as a “change of control”), but only if the Borrower shall have complied with Subsection 8.8(a) prior to purchasing, redeeming, repurchasing, defeasing, acquiring or retiring such Junior Debt or (z) constituting Acquired Indebtedness;

(xv)            Investments in Unrestricted Subsidiaries in an aggregate amount outstanding at any time not exceeding an amount equal to the greater of $94,500,000 and 35.00% of Consolidated EBITDA for the most recently ended four-fiscal quarter period for which consolidated financial statements of the Borrower are available; and

(xvi)           any Restricted Payment; provided that on a pro forma basis after giving effect to such Restricted Payment the Consolidated Total Leverage Ratio would be equal to or less than 2.00:1.00.

provided that (A) in the case of Subsections 8.2(b)(ii), (v) and (viii), the net amount of any such Permitted Payment shall be included in subsequent calculations of the amount of Restricted Payments, (B) in all cases other than pursuant to clause (A) immediately above, the net amount of any such Permitted Payment shall be excluded in subsequent calculations of the amount of Restricted Payments and (C) solely with respect to Subsection 8.2(b)(vi) and (xvi), no Event of Default under Subsection 9.1(a), (c), (e), (f), (h), (i), (j) or (k) or other Event of Default known to the Borrower shall have occurred and be continuing at the time of any such Permitted Payment after giving effect thereto. The Borrower, in its sole discretion, may classify any Investment or other Restricted Payment as being made in part under one of the clauses or subclauses of this Subsection 8.2(b) (or, in the case of any Investment, the clauses or subclauses of Permitted Investments) and in part under one or more other such clauses or subclauses (or, as applicable, clauses or subclauses). The Borrower in its sole discretion may utilize amounts permitted under Subsection 8.2(b)(xiv)(u) in whole or in part to make Investments.

8.3              Limitation on Restrictive Agreements. The Borrower will not, and will not permit any Restricted Subsidiary to, create or otherwise cause to exist or become effective any consensual encumbrance or restriction on (i) the ability of the Borrower or any of its Restricted Subsidiaries (other than any Foreign Subsidiaries or any Excluded Subsidiaries) to create, incur, assume or suffer to exist any Lien in favor of the Lenders in respect of obligations and liabilities under this Agreement or any other Loan Documents upon any of its property, assets or revenues constituting Term Priority Collateral as and to the extent contemplated by this Agreement and the other Loan Documents, whether now owned or hereafter acquired or (ii) the ability of any Restricted Subsidiary to (x) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Borrower, (y) make any loans or advances to the Borrower or (z) transfer any of its property or assets to the Borrower (provided that dividend or liquidation priority between classes of Capital Stock, or subordination of any obligation (including the application of any remedy bars thereto) to any other obligation, will not be deemed to constitute such an encumbrance or restriction), except any encumbrance or restriction:

(a)              pursuant to any agreement or instrument in effect at or entered into on the Closing Date, this Agreement, the other Loan Documents, the ABL Facility Documents, the ABL/Term Loan Intercreditor Agreement and, on and after the execution and delivery thereof, any Pari Passu Intercreditor Agreement, any Junior Lien Intercreditor Agreement, any Other Intercreditor Agreement, any Intercreditor Agreement Supplement, any Permitted Debt Exchange Notes (and any related documents), any Additional Obligations Documents and the documentation with respect to Permitted Incremental Equivalent Debt;

(b)              pursuant to any agreement or instrument of a Person, or relating to Indebtedness or Capital Stock of a Person, which Person is acquired by or merged, consolidated or amalgamated with or into the Borrower or any Restricted Subsidiary, or which agreement or instrument is assumed by the Borrower or any Restricted Subsidiary in connection with an acquisition of assets from such Person or any other transaction entered into in connection with any such acquisition, merger, consolidation or amalgamation, as in effect at the time of such acquisition, merger, consolidation, amalgamation or transaction (except to the extent that such Indebtedness was incurred to finance, or otherwise in connection with, such acquisition, merger, consolidation, amalgamation or transaction); provided that for purposes of this Subsection 8.3(b), if a Person other than a Borrower is the Successor Borrower with respect thereto, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed, as the case may be, by the Borrower or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor Borrower;

(c)              pursuant to any agreement or instrument (a “Refinancing Agreement”) effecting a refinancing of Indebtedness Incurred or outstanding pursuant or relating to, or that otherwise extends, renews, refunds, refinances or replaces, any agreement or instrument referred to in Subsection 8.3(a) or (b) or this Subsection 8.3(c) (an “Initial Agreement”) or that is, or is contained in, any amendment, supplement or other modification to an Initial Agreement or Refinancing Agreement (an “Amendment”); provided, however, that the encumbrances and restrictions contained in any such Refinancing Agreement or Amendment taken as a whole are not materially less favorable to the Lenders than encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such Refinancing Agreement or Amendment relates (as determined in good faith by the Borrower);

(d)              (i) pursuant to any agreement or instrument that restricts in a customary manner the assignment or transfer thereof, or the subletting, assignment or transfer of any property or asset subject thereto, (ii) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Borrower or any Restricted Subsidiary not otherwise prohibited by this Agreement, (iii) contained in mortgages, pledges or other security agreements securing Indebtedness or other obligations of the Borrower or a Restricted Subsidiary to the extent restricting the transfer of the property or assets subject thereto, (iv) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Borrower or any Restricted Subsidiary, (v) pursuant to Purchase Money Obligations that impose encumbrances or restrictions on the property or assets so acquired, (vi) on cash or other deposits or net worth or inventory imposed by customers or suppliers under agreements entered into in the ordinary course of business, (vii) pursuant to customary provisions contained in agreements and instruments entered into in the ordinary course of business (including but not limited to leases and licenses) or in joint venture and other similar agreements or in shareholder, partnership, limited liability company and other similar agreements in respect of non-wholly owned Restricted Subsidiaries, (viii) that arises or is agreed to in the ordinary course of business and does not detract from the value of property or assets of the Borrower or any Restricted Subsidiary in any manner material to the Borrower or such Restricted Subsidiary, or (ix) pursuant to Hedging Obligations or Bank Products Obligations;

(e)              with respect to any agreement for the direct or indirect disposition of Capital Stock of any Person, property or assets, imposing restrictions with respect to such Person, Capital Stock, property or assets pending the closing of such disposition;

(f)               by reason of any applicable law, rule, regulation or order, or required by any regulatory authority having jurisdiction over the Borrower or any Restricted Subsidiary or any of their businesses, including any such law, rule, regulation, order or requirement applicable in connection with such Restricted Subsidiary’s status (or the status of any Subsidiary of such Restricted Subsidiary) as a Captive Insurance Subsidiary;

(g)              pursuant to any agreement or instrument (i) relating to any Indebtedness permitted to be Incurred subsequent to the Closing Date pursuant to Subsection 8.1 (x) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Lenders than the encumbrances and restrictions contained in the Initial Agreements (as determined in good faith by the Borrower), or (y) if such encumbrance or restriction is not materially more disadvantageous to the Lenders than is customary in comparable financings (as determined in good faith by the Borrower) and either (1) the Borrower determines in good faith that such encumbrance or restriction will not materially affect the Borrower’s ability to create and maintain the Liens on the Term Priority Collateral pursuant to the Security Documents and make principal or interest payments on the Term Loans or (2) such encumbrance or restriction applies only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness, (ii) relating to any sale of receivables by or Indebtedness of a Foreign Subsidiary or (iii) relating to Indebtedness of or a Financing Disposition by or to or in favor of any Special Purpose Entity;

(h)              pursuant to any agreement relating to intercreditor arrangements and related rights and obligations, to or by which the Lenders and/or the Administrative Agent, the Collateral Agent or any other agent, trustee or representative on their behalf may be party or bound at any time or from time to time, and any agreement providing that in the event that a Lien is granted for the benefit of the Lenders another Person shall also receive a Lien, which Lien is permitted by Subsection 8.6; or

(i)              pursuant to any agreement governing or relating to Indebtedness and/or other obligations and liabilities secured by a Lien permitted by Subsection 8.6 (in which case any restriction shall only be effective against the assets subject to such Lien, except as may be otherwise permitted under this Subsection 8.3).

8.4              Limitation on Sales of Assets and Subsidiary Stock. (a)  The Borrower will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless:

(i)               the Borrower or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the fair market value of the shares and assets subject to such Asset Disposition, as such fair market value (on the date a legally binding commitment for such Asset Disposition was entered into) may be determined (and shall be determined, to the extent such Asset Disposition or any series of related Asset Dispositions involves aggregate consideration in excess of the greater of $67,500,000 and 25.00% of Consolidated EBITDA for the most recently ended four-fiscal quarter period for which consolidated financial statements of the Borrower are available) in good faith by the Borrower, whose determination shall be conclusive (including as to the value of all noncash consideration);

(ii)              in the case of any Asset Disposition (or series of related Asset Dispositions) having a fair market value (on the date a legally binding commitment for such Asset Disposition was entered into) in excess of the greater of $67,500,000 and 25.00% of Consolidated EBITDA for the most recently ended four-fiscal quarter period for which consolidated financial statements of the Borrower are available, at least 75.00% of the consideration therefor (excluding, in the case of an Asset Disposition (or series of related Asset Dispositions), any consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, that are not Indebtedness) received by the Borrower or such Restricted Subsidiary is in the form of cash; and

(iii)             to the extent required by Subsection 8.4(b), an amount equal to 100.00% of the Net Available Cash from such Asset Disposition is applied by the Borrower (or any Restricted Subsidiary, as the case may be) as provided therein.

(b)             In the event that on or after the Closing Date the Borrower or any Restricted Subsidiary shall make an Asset Disposition or a Recovery Event in respect of Collateral shall occur, subject to Subsection 8.4(a), an amount equal to 100.00% of the Net Available Cash from such Asset Disposition or Recovery Event shall be applied by the Borrower (or any Restricted Subsidiary, as the case may be) as follows:

(i)               first, either (x) if the Borrower or such Restricted Subsidiary elects, to the extent such Asset Disposition or Recovery Event is an Asset Disposition or Recovery Event of assets that constitute ABL Priority Collateral, to purchase, redeem, repay or prepay, to the extent the Borrower or any Restricted Subsidiary is required by the terms thereof, Indebtedness under the Senior ABL Facility or (in the case of letters of credit, bankers’ acceptances or other similar instruments issued thereunder) cash collateralize any such Indebtedness within the time period required by such Indebtedness after the later of the date of such Asset Disposition or Recovery Event, as the case may be, and the date of receipt of such Net Available Cash or (y) to the extent the Borrower or such Restricted Subsidiary elects (by delivery of an officer’s certificate by a Responsible Officer to the Administrative Agent) to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary) with an amount equal to Net Available Cash received by the Borrower or another Restricted Subsidiary within (a) 365 days after the later of the date of such Asset Disposition or Recovery Event, as the case may be, and the date of receipt of such Net Available Cash (such period the “Reinvestment Period”) or, (b) if such investment in Additional Assets is a project authorized by the Board of Directors that will take longer than such 365 days to complete and is subject to a binding written commitment entered into during the Reinvestment Period, an additional 180 days after the last day of the Reinvestment Period (it being understood and agreed that if no such investment is made within the Reinvestment Period as extended by this clause (b), the Borrower shall make the prepayments required by Subsection 8.4(b)(ii) on the earlier to occur of (I) the last day of such Reinvestment Period as extended by this clause (b) and (II) the date the Borrower elects not to pursue such investment);

(ii)              second, (1) if no application of Net Available Cash election is made pursuant to preceding clause (i) with respect to such Asset Disposition or Recovery Event or (2) if such election is made to the extent of the balance of such Net Available Cash or equivalent amount after application in accordance with Subsection 8.4(b)(i), within ten Business Days after the end of the Reinvestment Period specified in clause (i) above (as extended pursuant to clause (y) of such clause (i)) (x) to the extent such Asset Disposition or Recovery Event is an Asset Disposition or Recovery Event of assets that constitute Collateral, to purchase, redeem, repay, prepay, make an offer to prepay or repurchase, or deliver a notice of redemption, in accordance with Subsection 4.4(e)(i) (subject to Subsection 4.4(h)) or the agreements or instruments governing the relevant Indebtedness described in clause (B) below subject to any provision under such agreement or instrument analogous to Subsection 4.4(h)), as applicable, (A) the Term Loans and (B) to the extent the Borrower or any Restricted Subsidiary is required by the terms thereof any Pari Passu Indebtedness on a pro rata basis with the Term Loans and (y) to the extent such Asset Disposition is an Asset Disposition of assets that do not constitute Collateral, to purchase, redeem, repay, prepay, make an offer to prepay or repurchase, or deliver a notice of redemption, in accordance with Subsection 4.4(e)(i) (subject to Subsection 4.4(h)) or the agreements or instruments governing any relevant Indebtedness permitted under Subsection 8.1 (subject to any provision under such agreement or instrument analogous to Subsection 4.4(h)), as applicable, (A) the Term Loans and (B) to the extent the Borrower or any Restricted Subsidiary is required by the terms thereof, any other Indebtedness (other than Indebtedness subordinated in right of payment to the Term Loan Facility Obligations) on a pro rata basis with the Term Loans; and

(iii)            third, to the extent of the balance of such Net Available Cash or equivalent amount after application in accordance with Subsections 8.4(b)(i) and (ii) above, to fund (to the extent consistent with any other applicable provision of this Agreement) any general corporate purpose (including but not limited to the repurchase, repayment or other acquisition or retirement of Junior Debt);

provided, however, that in connection with any prepayment, repayment, purchase or redemption of Indebtedness pursuant to clause (ii) above, the Borrower or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid, purchased or redeemed; provided, further, that the Borrower (or any Restricted Subsidiary, as the case may be) may elect to invest in Additional Assets prior to receiving the Net Available Cash attributable to any given Asset Disposition (provided that, such investment shall be made no earlier than the earliest of notice of the relevant Asset Disposition to the Administrative Agent, execution of a definitive agreement for the relevant Asset Disposition, and consummation of the relevant Asset Disposition) and deem the amount so invested to be applied pursuant to and in accordance with Subsection 8.4(b)(i) above with respect to such Asset Disposition.

(c)            Notwithstanding the foregoing provisions of this Subsection 8.4, the Borrower and its Restricted Subsidiaries shall not be required to apply any Net Available Cash or equivalent amount in accordance with this Subsection 8.4 except to the extent that the aggregate Net Available Cash from all Asset Dispositions and Recovery Events in respect of Collateral or equivalent amount that is not applied in accordance with this Subsection 8.4 exceeds $54,000,000 (any amounts below such threshold, the “Below Threshold Proceeds”), in which case the Borrower and its Subsidiaries shall apply all such Net Available Cash from such Asset Dispositions and Recovery Events or equivalent amount in accordance with Subsection 8.4(b)(iii).

(d)             For the purposes of Subsection 8.4(a)(ii), the following are deemed to be cash: (1) Temporary Cash Investments and Cash Equivalents, (2) the assumption of Indebtedness of the Borrower (other than Disqualified Stock of the Borrower) or any Restricted Subsidiary and the release of the Borrower or such Restricted Subsidiary from all liability on payment of the principal amount of such Indebtedness in connection with such Asset Disposition, (3) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Borrower and each other Restricted Subsidiary are released from any Guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Disposition, (4) securities received by the Borrower or any Restricted Subsidiary from the transferee that are converted by the Borrower or such Restricted Subsidiary into cash within 180 days, (5) consideration consisting of Indebtedness of the Borrower or any Restricted Subsidiary, (6) Additional Assets, and (7) any Designated Noncash Consideration received by the Borrower or any of its Restricted Subsidiaries in an Asset Disposition having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (7), not to exceed an aggregate amount at any time outstanding equal to the greater of $94,500,000 and 35.00% of Consolidated EBITDA for the most recently ended four-fiscal quarter period for which consolidated financial statements of the Borrower are available (with the Fair Market Value of each item of Designated Noncash Consideration being measured on the date a legally binding commitment for such Asset Disposition (or, if later, for the payment of such item) was entered into and without giving effect to subsequent changes in value).

(e)             In connection with any Asset Disposition permitted under this Subsection 8.4 or a Disposition that is excluded from the definition of “Asset Disposition”, the Administrative Agent shall, and the Lenders hereby authorize the Administrative Agent to, execute such releases of Liens and take such other actions as the Borrower may reasonably request in connection with the foregoing.

8.5             Limitations on Transactions with Affiliates. (a)  The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Borrower (an “Affiliate Transaction”) involving aggregate consideration in excess of the greater of $27,000,000 and 10.00% of Consolidated EBITDA for the most recently ended four-fiscal quarter period for which consolidated financial statements of the Borrower are available, unless (i) the terms of such Affiliate Transaction are not materially less favorable to the Borrower or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time in a transaction with a Person who is not such an Affiliate and (ii) if such Affiliate Transaction involves aggregate consideration in excess of the greater of $67,500,000 and 25.00% of Consolidated EBITDA for the most recently ended four-fiscal quarter period for which consolidated financial statements of the Borrower are available, the terms of such Affiliate Transaction have been approved by a majority of the Board of Directors. For purposes of this Subsection 8.5(a), any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in this Subsection 8.5(a) if (x) such Affiliate Transaction is approved by a majority of the Disinterested Directors or (y) in the event there are no Disinterested Directors, a fairness opinion is provided by a nationally recognized appraisal or investment banking firm with respect to such Affiliate Transaction.

(b)            The provisions of Subsection 8.5(a) will not apply to:

(i)              any Restricted Payment Transaction,

(ii)             (1) the entering into, maintaining or performance of any employment, consulting or other similar service contract, collective bargaining agreement, benefit plan, program or arrangement, related trust agreement or any other similar arrangement for or with any current or former management member, employee, officer or director or consultant of or to the Borrower, any Restricted Subsidiary or any Parent Entity heretofore or hereafter entered into in the ordinary course of business, including vacation, health, insurance, deferred compensation, severance, retirement, savings or other similar plans, programs or arrangements, (2) payments, compensation, performance of indemnification or contribution obligations, the making or cancellation of loans in the ordinary course of business to any such management members, employees, officers, directors or consultants, (3) any issuance, grant or award of stock, options, other equity related interests or other securities, to any such management members, employees, officers, directors or consultants, (4) the payment of reasonable fees to directors of the Borrower or any of its Subsidiaries or any Parent Entity (as determined in good faith by the Borrower, such Subsidiary or such Parent Entity), or (5)  Management Advances and payments in respect thereof (or in reimbursement of any expenses referred to in the definition of such term),

(iii)            any transaction between or among any of the Borrower, one or more Restricted Subsidiaries, or one or more Special Purpose Entities,

(iv)            any transaction arising out of agreements or instruments in existence on the Closing Date and set forth on Schedule 8.5, and any payments made pursuant thereto,

(v)            any transaction in the ordinary course of business on terms that are fair to the Borrower and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or senior management of the Borrower, or are not materially less favorable to the Borrower or the relevant Restricted Subsidiary than those that could be obtained at the time in a transaction with a Person who is not an Affiliate of the Borrower,

(vi)            any transaction in the ordinary course of business, or approved by a majority of the Board of Directors, between the Borrower or any Restricted Subsidiary and any Affiliate of the Borrower controlled by the Borrower that is a joint venture or similar entity,

(vii)            payments to any Sponsor or any member of the Sponsor Group (x) for any management, consulting or advisory services, or in respect of financing, underwriting or placement services or in respect of other investment banking activities (if any), (y) in connection with any acquisition, disposition, merger, recapitalization or similar transactions, which payments are approved by a majority of the Board of Directors in good faith, and (z) of all out-of-pocket expenses incurred in connection with such services or activities,

(viii)          the Transactions, all transactions in connection therewith (including but not limited to the financing thereof), and all fees and expenses paid or payable in connection with the Transactions, including the fees and out-of-pocket expenses of the Sponsors and their respective Affiliates,

(ix)            any issuance or sale of Capital Stock (other than Disqualified Stock) of the Borrower or Junior Capital or any capital contribution to the Borrower,

(x)              any investment by any member of the Sponsor Group in securities of the Borrower or any of its Restricted Subsidiaries (and payment of out-of-pocket expenses incurred by any member of the Sponsor Group in connection therewith) so long as such securities are being offered generally to other investors (other than members of the Sponsor Group) on the same or more favorable terms, and

(xi)             intercompany transactions undertaken in good faith (as determined by a Responsible Officer of the Borrower in good faith) for the purpose of improving the consolidated tax efficiency of Holdings and its Subsidiaries and not for the purpose of circumventing any covenant set forth herein.

8.6             Limitation on Liens. (a)  The Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist any Lien on any of its property or assets (including Capital Stock of any other Person), whether owned on the Closing Date or thereafter acquired, securing any Indebtedness, other than Permitted Liens.

8.7             Limitation on Fundamental Changes. (a)  The Borrower will not consolidate with or merge with or into, or convey, lease or otherwise transfer all or substantially all its assets to, any Person, unless:

(i)              the resulting, surviving or transferee Person (the “Successor Borrower”) will be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Borrower will expressly assume all the obligations of the Borrower under this Agreement and the Loan Documents to which it is a party by executing and delivering to the Administrative Agent a joinder or one or more other documents or instruments in form reasonably satisfactory to the Administrative Agent;

(ii)             immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Borrower or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Borrower or such Restricted Subsidiary at the time of such transaction), no Default will have occurred and be continuing;

(iii)            immediately after giving effect to such transaction, on a pro forma basis, the Consolidated Total Leverage Ratio is less than or equal to (x) 3.70:1.00 or (y) the Consolidated Total Leverage Ratio immediately prior to giving effect to such transaction;

(iv)            each Subsidiary Guarantor (other than (x) any Subsidiary Guarantor that will be released from its obligations under its Subsidiary Guaranty in connection with such transaction and (y) any party to any such consolidation or merger) shall have delivered a joinder or other document or instrument in form reasonably satisfactory to the Administrative Agent, confirming its Subsidiary Guaranty (other than any Subsidiary Guaranty that will be discharged or terminated in connection with such transaction);

(v)            each Subsidiary Guarantor (other than (x) any Subsidiary that will be released from its grant or pledge of Collateral under the Security Agreement in connection with such transaction and (y) any party to any such consolidation or merger) shall have by a supplement to the Guaranty Agreement or another document or instrument affirmed that its obligations thereunder shall apply to its Guarantee as reaffirmed pursuant to clause (iv) above;

(vi)            each mortgagor of a Mortgaged Fee Property (other than (x) any Subsidiary that will be released from its grant or pledge of Collateral under the Security Agreement in connection with such transaction and (y) any party to any such consolidation or merger) shall have affirmed that its obligations under the applicable Mortgage shall apply to its Guarantee as reaffirmed pursuant to clause (iv); and

(vii)            the Borrower will have delivered to the Administrative Agent a certificate signed by a Responsible Officer and a legal opinion, each to the effect that such consolidation, merger or transfer complies with the provisions described in this Subsection 8.7(a), provided that (x) in giving such opinion such counsel may rely on such certificate of a Responsible Officer as to compliance with the foregoing clause (ii) and (iii) of this Subsection 8.7(a) and as to any matters of fact, and (y) no such legal opinion will be required for a consolidation, merger or transfer described in Subsection 8.7(d).

(b)            Any Indebtedness that becomes an obligation of the Borrower (or, if applicable, any Successor Borrower with respect thereto) or any Restricted Subsidiary (or that is deemed to be Incurred by any Restricted Subsidiary that becomes a Restricted Subsidiary) as a result of any such transaction undertaken in compliance with this Subsection 8.7, and any Refinancing Indebtedness with respect thereto, shall be deemed to have been Incurred in compliance with Subsection 8.1.

(c)             Upon any transaction involving the Borrower in accordance with Subsection 8.7(a) in which the Borrower is not the Successor Borrower, the Successor Borrower will succeed to, and be substituted for, and may exercise every right and power of, the Borrower under the Loan Documents, and thereafter the predecessor Borrower shall be relieved of all obligations and covenants under the Loan Documents, except that the predecessor Borrower in the case of a lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the Term Loans.

(d)             Clause (ii) of Subsection 8.7(a) will not apply to any transaction in which the Borrower consolidates or merges with or into or transfers all or substantially all its properties and assets to (x) an Affiliate incorporated or organized for the purpose of reincorporating or reorganizing the Borrower in another jurisdiction or changing its legal structure to a corporation or other entity or (y) a Restricted Subsidiary so long as all assets of the Borrower and its Restricted Subsidiaries immediately prior to such transaction (other than Capital Stock of such Restricted Subsidiary) are owned by such Restricted Subsidiary and its Restricted Subsidiaries immediately after the consummation thereof. Subsection 8.7(a) will not apply to any transaction in which any Restricted Subsidiary consolidates with, merges into or transfers all or part of its assets to the Borrower.

8.8             Change of Control; Limitation on Amendments. The Borrower shall not and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(a)            In the event of the occurrence of a Change of Control, repurchase or repay any Indebtedness then outstanding pursuant to any Junior Debt or any portion thereof, unless the Borrower shall have, at its option, (i) made payment in full of the Loans and any other amounts then due and owing to any Lender or the Administrative Agent hereunder and under any Note or (ii) made an offer (a “Change of Control Offer”) to pay the Term Loans and any amounts then due and owing to each Lender and the Administrative Agent hereunder and under any Note and shall have made payment in full thereof to each such Lender or the Administrative Agent which has accepted such offer. Upon the Borrower making payment in full of the Loans as provided in clause (i) of this Subsection 8.8(a), or making a Change of Control Offer in accordance with clause (ii) of this Subsection 8.8(a) (whether or not in connection with any repayment or repurchase of Indebtedness outstanding pursuant to Junior Debt), any Event of Default arising under Subsection 9.1(k) by reason of such Change of Control shall be deemed not to have occurred or be continuing.

(b)             if an Event of Default under Subsection 9.1(a) or (f) is continuing, amend, supplement, waive or otherwise modify any of the provisions of any indenture, instrument or agreement evidencing Subordinated Obligations or Guarantor Subordinated Obligations in a manner that (i) changes the subordination provisions of such Indebtedness or (ii) shortens the maturity date of such Indebtedness to a date prior to the Initial Term Loan Maturity Date or provides for a shorter weighted average life to maturity than the remaining weighted average life to maturity of the Initial Term Loans; provided that, notwithstanding the foregoing, the provisions of this Subsection 8.8(b) shall not restrict or prohibit any refinancing of Indebtedness (in whole or in part) permitted pursuant to Subsection 8.1.

(c)            Amend, supplement, waive or otherwise modify the terms of any Permitted Debt Exchange Notes, any Additional Obligations or any Refinancing Indebtedness in respect of the foregoing or any indenture or agreement pursuant to which such Permitted Debt Exchange Notes, Additional Obligations or Refinancing Indebtedness have been issued or incurred in any manner inconsistent with the requirements of the definition of “Refinancing Indebtedness”, assuming for purposes of this Subsection 8.8(c) that such amendment, supplement, waiver or modification, mutatis mutandis, is a refinancing of such Additional Obligations, Permitted Debt Exchange Notes or Refinancing Indebtedness, as applicable.

(d)             Amend or modify in any manner materially adverse to the Lenders or the Administrative Agent, or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to the Lenders), the articles or certificate of incorporation (or similar document), by-laws, limited liability company operating agreement, partnership agreement or other organizational documents of any Loan Party.

8.9             Limitation on Lines of Business. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any business, either directly or through any Restricted Subsidiary, except for any businesses or business activity of the same general type as those in which the Borrower and its Restricted Subsidiaries are engaged in on the Closing Date or which are similar, corollary, related, incidental or complementary business or business activities or a reasonable extension, development or expansion thereof or ancillary thereto.

8.10            Limitations on Activities of Holdings. (a) Holdings will not create, incur, assume or permit to exist any Lien (other than Permitted Liens) on any of the Capital Stock issued by the Borrower other than the Liens created under (i) this Agreement and the other Loan Documents, (ii) the Senior ABL Facility, (iii) any Permitted Debt Exchange Notes (and any Refinancing Indebtedness in respect thereof), (iv) any Rollover Indebtedness (and any Refinancing Indebtedness in respect thereof), (v) any Additional Obligations (and any Refinancing Indebtedness in respect thereof), (vi) any Permitted Incremental Equivalent Debt (and any Refinancing Indebtedness in respect thereof) and (vii) non-consensual Liens arising by operation of law, (b) Holdings shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence; provided that so long as no Event of Default exists or would result therefrom, Holdings may merge with any other person and (c) Holdings will otherwise maintain its passive holding company status; provided that notwithstanding the foregoing, Holdings shall be permitted to (1) be a borrower, issuer, guarantor or other obligor of any Indebtedness permitted under this Agreement, (2) grant liens in connection with the foregoing except as prevented by clause (a) above, (3) guarantee the obligations of the Borrower and its Subsidiaries, (4) hold any cash or property (including any cash and property received in connection with Restricted Payments made by the Borrower, but excluding the Capital Stock of any Person other than the Borrower), (5) participate in tax, accounting and another administrative matters as a member or parent of the consolidated group and (6) take all other actions permitted or required under (i) this Agreement and the other Loan Documents, (ii) the ABL Facility Documents, (iii) any Permitted Debt Exchange Notes (and any Refinancing Indebtedness in respect thereof), (iv) any Rollover Indebtedness (and any Refinancing Indebtedness in respect thereof) (v) any Additional Obligations (and any Refinancing Indebtedness in respect thereof) and (vi) any Permitted Incremental Equivalent Debt (and any Refinancing Indebtedness in respect thereof), including taking actions incidental to the consummation of the Transactions, the making of Restricted Payments, and other activities incidental to compliance with applicable laws and legal, tax and accounting matters related thereto and activities relating to employees; provided, further, that notwithstanding the foregoing or any other restriction in this Agreement, Holdings may enter into a merger or consolidation with any other Parent Entity, or may liquidate, wind up or dissolve itself, in connection with a restructuring whereby Holdings will directly own 100.00% of the Capital Stock of the Borrower.

SECTION 9

Events of Default

9.1            Events of Default. Any of the following from and after the Closing Date shall constitute an event of default:

(a)            The Borrower shall fail to pay any principal of any Term Loan when due in accordance with the terms hereof (whether at stated maturity, by mandatory prepayment or otherwise); or the Borrower shall fail to pay any interest on any Term Loan, or any other amount payable hereunder, within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)            Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document (or in any amendment, modification or supplement hereto or thereto) or which is contained in any certificate furnished at any time by or on behalf of any Loan Party pursuant to this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made, and shall have continued unremedied for a period of 30 days thereafter; or

(c)            Any Loan Party shall default in the payment, observance or performance of any term, covenant or agreement contained in Section 8; or

(d)            Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in clauses (a) through (c) of this Subsection 9.1), and such default shall continue unremedied for a period of 30 days after the date on which written notice thereof shall have been given to the Borrower by the Administrative Agent or the Required Lenders; or

(e)            Any Loan Party or any of its Restricted Subsidiaries shall (i) default in (x) any payment of principal of or interest on any Indebtedness (excluding Indebtedness hereunder) in excess of $67,500,000 beyond the period of grace, if any, or (y) in the payment of any Guarantee Obligation in respect of Indebtedness in excess of $67,500,000, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created; (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness (excluding the Term Loans) or Guarantee Obligation in respect of Indebtedness referred to in clause (i) above or contained in any instrument or agreement evidencing, securing or relating thereto (other than a default in the observance of any financial maintenance covenant, or a failure to provide notice of a default or an event of default under such instrument or agreement), or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice or lapse of time if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable (an “Acceleration”; and the term “Accelerated” shall have a correlative meaning), and such time shall have lapsed and, if any notice (a “Default Notice”) shall be required to commence a grace period or declare the occurrence of an event of default before notice of Acceleration may be delivered, such Default Notice shall have been given and (in the case of the preceding clause (i) or (ii)) such default, event or condition shall not have been remedied or waived by or on behalf of the holder or holders of such Indebtedness or Guarantee Obligation (provided that the preceding clause (ii) shall not apply to (x) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder, (y) any termination event or equivalent event pursuant to the terms of any Hedging Agreement or (z) any default of a type covered by the subsequent clause (iii)); or (iii) in the case of any Indebtedness or Guarantee Obligations in respect of Indebtedness referred to in clause (i) above containing or otherwise requiring observance or compliance with any financial maintenance covenant, default in the observance of or compliance with such financial maintenance covenant such that such Indebtedness or Guarantee Obligation shall have been Accelerated and such Acceleration shall not have been rescinded; or

(f)              If (i) the Borrower or any Material Subsidiary of the Borrower shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts (excluding, in each case, the solvent liquidation or reorganization of any Foreign Subsidiary of the Borrower that is not a Loan Party), or (B) seeking appointment of a receiver, interim receiver, receivers, receiver and manager, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any Material Subsidiary of the Borrower shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any Material Subsidiary of the Borrower any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged, unstayed or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any Material Subsidiary of the Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any Material Subsidiary of the Borrower shall be generally unable to, or shall admit in writing its general inability to, pay its debts as they become due; or

(g)            (i) Any failure to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower, any Restricted Subsidiary or any Commonly Controlled Entity, (ii) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is in the reasonable opinion of the Administrative Agent likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA other than a standard termination pursuant to Section 4041(b) of ERISA or (v) either of the Borrower or any Commonly Controlled Entity shall, or in the reasonably opinion of the Administrative Agent is reasonably likely to, incur any liability in connection with a withdrawal from, or the Insolvency of, a Multiemployer Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, would be reasonably expected to result in a Material Adverse Effect; or

(h)            One or more judgments or decrees shall be entered against the Borrower or any of its Restricted Subsidiaries involving in the aggregate at any time a liability (net of any insurance or indemnity payments actually received in respect thereof prior to or within 60 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) of $67,500,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i)            (i) The Security Agreement shall, or any other Security Document covering a significant portion of the Collateral shall (at any time after its execution, delivery and effectiveness) cease for any reason to be in full force and effect (other than pursuant to the terms hereof or thereof), or any Loan Party which is a party to any such Security Document shall so assert in writing or (ii) the Lien created by any of the Security Documents shall cease to be perfected and enforceable in accordance with its terms or of the same effect as to perfection and priority purported to be created thereby with respect to any significant portion of the Term Priority Collateral (other than in connection with any termination of such Lien in respect of any Collateral as permitted hereby or by any Security Document) and such failure of such Lien to be perfected and enforceable with such priority shall have continued unremedied for a period of 20 days; or

(j)             Any Loan Party shall assert in writing that the ABL/Term Loan Intercreditor Agreement, any Pari Passu Intercreditor Agreement, any Junior Lien Intercreditor Agreement (after execution and delivery thereof) or any Other Intercreditor Agreement (after execution and delivery thereof) shall have ceased for any reason to be in full force and effect (other than pursuant to the terms hereof or thereof) or shall knowingly contest, or knowingly support any other Person in any action that seeks to contest, the validity or effectiveness of any such intercreditor agreement (other than pursuant to the terms hereof or thereof); or

(k)            Subject to the Borrower’s option to make a payment in full of all of the Loans, or to make a Change of Control Offer, each in accordance with Subsection 8.8(a) (whether or not in connection with any repayment or repurchase of Indebtedness outstanding pursuant to any Junior Debt), a Change of Control shall have occurred.

provided that, notwithstanding the foregoing, (I) no Secured Party may assert the occurrence or continuance of a Default or Event of Default with respect to any action, occurrence or event that occurred at least two (2) years prior to such assertion so long as such action, occurrence or event was disclosed to the Lenders at least two (2) years prior to such assertion and (II) any cure period for any actual or alleged Default or Event of Default may be extended or stayed by a court of competent jurisdiction to the extent such actual or alleged Default or Event of Default is the subject of litigation.

9.2            Remedies Upon an Event of Default. (a)  If any Event of Default occurs and is continuing, then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of Subsection 9.1(f) with respect to the Borrower, automatically the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement shall immediately become due and payable, and (B) if such event is any other Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Term Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement to be due and payable forthwith, whereupon the same shall immediately become due and payable.

(b)            Except as expressly provided above in this Section 9, to the maximum extent permitted by applicable law, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

SECTION 10

The Agents and the Other Representatives

10.1            Appointment. (a)  Each Lender hereby irrevocably designates and appoints the Agents as the agents of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to or required of such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agents and the Other Representatives shall not have any duties or responsibilities, except, in the case of the Administrative Agent and the Collateral Agent, those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent or the Other Representatives.

(b)            Each of the Agents may perform any of their respective duties under this Agreement, the other Loan Documents and any other instruments and agreements referred to herein or therein by or through its respective officers, directors, agents, employees or affiliates, or delegate any and all such rights and powers to, any one or more sub-agents appointed by such Agent (it being understood and agreed, for avoidance of doubt and without limiting the generality of the foregoing, that the Administrative Agent and the Collateral Agent may perform any of their respective duties under the Security Documents by or through one or more of their respective affiliates). Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 10 shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

(c)            Except for Subsections 10.5, 10.8(a), (b), (c) and (e) and (to the extent of the Borrower’s rights thereunder and the conditions included therein) 10.9, the provisions of this Section 10 are solely for the benefit of the Agents and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

10.2           The Administrative Agent and Affiliates. Each person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each person serving as an Agent hereunder in its individual capacity. Such person and its affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Holdings, the Borrower or any Subsidiary or other Affiliate thereof as if such person were not an Agent hereunder and without any duty to account therefor to the Lenders.

10.3           Action by an Agent. In performing its functions and duties under this Agreement, each Agent shall act solely as an agent for the Lenders and, as applicable, the other Secured Parties, and no Agent assumes any (and shall not be deemed to have assumed any) relationship of agency or trust with or for the Borrower or any of its Subsidiaries. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact (including the Collateral Agent in the case of the Administrative Agent), and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact or counsel selected by it with reasonable care.

10.4           Exculpatory Provisions. (a)  No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, no Agent:

(i)              shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)             shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that such Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Requirement of Law; and

(iii)            shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the person serving as such Agent or any of its affiliates in any capacity.

(b)            No Agent shall be liable for any action taken or not taken by it (x) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Subsection 9.2 or Subsection 11.1, as applicable) or (y) in the absence of its own bad faith, gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Agent by the Borrower or a Lender.

(c)            No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Security Documents or (v) the satisfaction of any condition set forth in Section 6 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term as used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

(d)            Each party to this Agreement acknowledges and agrees that the Administrative Agent may use an outside service provider for the tracking of all UCC financing statements required to be filed pursuant to the Loan Documents and notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof, and that any such service provider will be deemed to be acting at the request and on behalf of the Borrower and the other Loan Parties. No Agent shall be liable for any action taken or not taken by any such service provider.

10.5            Acknowledgement and Representations by Lenders. Each Lender expressly acknowledges that none of the Agents or the Other Representatives nor any of their officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by any Agent or any Other Representative hereafter taken, including any review of the affairs of the Borrower or any other Loan Party, shall be deemed to constitute any representation or warranty by such Agent or such Other Representative to any Lender. Each Lender further represents and warrants to the Agents, the Other Representatives and each of the Loan Parties that it has had the opportunity to review each document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof. Each Lender represents to the Agents, the Other Representatives and each of the Loan Parties that, independently and without reliance upon any Agent, the Other Representatives or any other Lender, and based on such documents and information as it has deemed appropriate, it has made and will make, its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of Holdings and the Borrower and the other Loan Parties, it has made its own decision to make its Loans hereunder and enter into this Agreement and it will make its own decisions in taking or not taking any action under this Agreement and the other Loan Documents and, except as expressly provided in this Agreement, neither the Agents nor any Other Representative shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. Each Lender (other than, in the case of clause (i), an Affiliated Lender, any Parent Entity or any Unrestricted Subsidiary) represents to each other party hereto that (i) it is a bank, savings and loan association or other similar savings institution, insurance company, investment fund or company or other financial institution which makes or acquires commercial loans in the ordinary course of its business and that it is participating hereunder as a Lender for such commercial purposes and (ii) it has the knowledge and experience to be and is capable of evaluating the merits and risks of being a Lender hereunder. Each Lender acknowledges and agrees to comply with the provisions of Subsection 11.6 applicable to the Lenders hereunder.

10.6            Indemnity; Reimbursement by Lenders. (a)  To the extent that the Borrower or any other Loan Party for any reason fails to indefeasibly pay any amount required under Subsection 11.5 to be paid by it to the Administrative Agent (or any sub-agent thereof) or the Collateral Agent (or any sub-agent thereof), or any Related Party of any of the foregoing, each Lender severally agrees to pay ratably according to their respective Term Credit Percentages in effect on the date on which the applicable unreimbursed expense or indemnity payment is sought under this Subsection 10.6 such unpaid amount (such indemnity shall be effective whether or not the related losses, claims, damages, liabilities and related expenses are incurred or asserted by any party hereto or any third party); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Collateral Agent (or any sub-agent thereof), or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof), in connection with such capacity. The obligations of the Lenders under this Subsection 10.6 are subject to the provisions of Subsection 4.8.

(b)            Any Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document (except actions expressly required to be taken by it hereunder or under the Loan Documents) unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

(c)            All amounts due under this Subsection 10.6 shall be payable not later than three Business Days after demand therefor. The agreements in this Subsection 10.6 shall survive the payment of the Loans and all other amounts payable hereunder.

10.7           Right to Request and Act on Instructions.

(a)            Each Agent may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents an Agent is permitted or desires to take or to grant, and if such instructions are promptly requested, the requesting Agent shall be absolutely entitled as between itself and the Lenders to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Lender for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from Required Lenders or all or such other portion of the Lenders as shall be prescribed by this Agreement. Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of an Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) and, notwithstanding the instructions of the Required Lenders (or such other applicable portion of the Lenders), an Agent shall have no obligation to any Lender to take any action if it believes, in good faith, that such action would violate applicable law or exposes an Agent to any liability for which it has not received satisfactory indemnification in accordance with the provisions of Subsection 10.6.

(b)            Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall be entitled to rely upon the advice of any such counsel, accountants or experts and shall not be liable for any action taken or not taken by it in accordance with such advice.

10.8            Collateral Matters. (a)  Each Lender authorizes and directs the Administrative Agent and the Collateral Agent to enter into (x) the Security Documents, the ABL/Term Loan Intercreditor Agreement, any Pari Passu Intercreditor Agreement, any Junior Lien Intercreditor Agreement and any Other Intercreditor Agreement for the benefit of the Lenders and the other Secured Parties, (y)  any amendments or waivers of or supplements to or other modifications to the Security Documents, the ABL/Term Loan Intercreditor Agreement, any Pari Passu Intercreditor Agreement, any Junior Lien Intercreditor Agreement and any Other Intercreditor Agreement or other intercreditor agreements in connection with the incurrence by any Loan Party or any Subsidiary thereof of Additional Debt (each an “Intercreditor Agreement Supplement”) to permit such Additional Debt to be secured by a valid, perfected lien (with such priority as may be designated by the Borrower or relevant Subsidiary, to the extent such priority is permitted by the Loan Documents) and (z) any Incremental Commitment Amendment as provided in Subsection 2.8, any Increase Supplement as provided in Subsection 2.8, any Lender Joinder Agreement as provided in Subsection 2.8, any agreement required in connection with a Permitted Debt Exchange Offer pursuant to Subsection 2.9, any Extension Amendment as provided in Subsection 2.10 and any Specified Refinancing Amendment as provided in Subsection 2.11. Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Administrative Agent, Collateral Agent or the Required Lenders in accordance with the provisions of this Agreement, the Security Documents, the ABL/Term Loan Intercreditor Agreement, any Pari Passu Intercreditor Agreement, any Junior Lien Intercreditor Agreement, any Other Intercreditor Agreement, any Intercreditor Agreement Supplement, any Incremental Commitment Amendment, any Increase Supplement, any Lender Joinder Agreement or any agreement required in connection with a Permitted Debt Exchange Offer or any Extension Amendment or any Specified Refinancing Amendment and the exercise by the Agents or the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time, to take any action with respect to any applicable Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to and with the priority required by the Security Documents subject to Permitted Liens. Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Security Document or to realize upon any Collateral for the Loans unless instructed to do so by the Collateral Agent, it being understood and agreed that such rights and remedies may be exercised only by the Collateral Agent. The Collateral Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any guarantee by any Subsidiary (including extensions beyond the Closing Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Closing Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents.

(b)            The Lenders hereby authorize each Agent, in each case at its option and in its discretion, (A) to release any Lien granted to or held by such Agent upon any Collateral (i) upon termination of the Initial Term Loan Commitments and payment and satisfaction of all of the Term Loan Facility Obligations under the Loan Documents, at any time arising under or in respect of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby that are then due and unpaid, (ii) to the extent permitted by this Agreement, constituting property being sold or otherwise disposed of (to Persons other than a Loan Party) upon the sale or other disposition thereof, (iii) to the extent permitted by this Agreement, owned by any Subsidiary Guarantor that becomes an Excluded Subsidiary or ceases to be a Restricted Subsidiary of the Borrower or constituting Capital Stock or other equity interests of an Excluded Subsidiary, (iv) if approved, authorized or ratified in writing by the Required Lenders (or such greater amount, to the extent required by Subsection 11.1) or (v) as otherwise may be expressly provided in the relevant Security Documents, (B) at the written request of the Borrower to subordinate any Lien on any Excluded Property or any other property granted to or held by such Agent, as the case may be under any Loan Document to the holder of any Permitted Lien and (C) to the extent permitted by this Agreement, to release any Subsidiary Guarantor from its Obligations under any Loan Documents to which it is a party if such Person ceases to be a Restricted Subsidiary of the Borrower or becomes an Excluded Subsidiary. Upon request by any Agent, at any time, the Required Lenders or all or such other portion of the Lenders as shall be prescribed by this Agreement will confirm in writing any Agent’s authority to release particular types or items of Collateral pursuant to this Subsection 10.8.

(c)            The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as the case may be, in each case at its option and in its discretion, to enter into any amendment, amendment and restatement, restatement, waiver, supplement or modification, and to make or consent to any filings or to take any other actions, in each case as contemplated by Subsection 11.17. Upon request by any Agent, at any time, the Required Lenders or all or such other portion of the Lenders as shall be prescribed by this Agreement will confirm in writing the Administrative Agent’s and the Collateral Agent’s authority under this Subsection 10.8(c).

(d)            No Agent shall have any obligation whatsoever to the Lenders to assure that the Collateral exists or is owned by Holdings, the Borrower or any of its Restricted Subsidiaries or is cared for, protected or insured or that the Liens granted to any Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Agents in this Subsection 10.8 or in any of the Security Documents, it being understood and agreed by the Lenders that in respect of the Collateral, or any act, omission or event related thereto, each Agent may act in any manner it may deem appropriate, in its sole discretion, given such Agent’s own interest in the Collateral as a Lender and that no Agent shall have any duty or liability whatsoever to the Lenders, except for its bad faith, gross negligence or willful misconduct.

(e)            Notwithstanding any provision herein to the contrary, any Security Document may be amended (or amended and restated), restated, waived, supplemented or modified as contemplated by and in accordance with either Subsection 11.1 or 11.17, as applicable, with the written consent of the Agent party thereto and the Loan Party party thereto.

(f)             The Collateral Agent may, and hereby does, appoint the Administrative Agent as its agent for the purposes of holding any Collateral and/or perfecting the Collateral Agent’s security interest therein and for the purpose of taking such other action with respect to the Collateral as such Agents may from time to time agree.

10.9            Successor Agent. (i) the Administrative Agent or the Collateral Agent may be removed by the Borrower or the Required Lenders if the Administrative Agent, the Collateral Agent or a controlling affiliate of the Administrative Agent or the Collateral Agent is subject to an Agent Default and (ii) the Administrative Agent and the Collateral Agent may resign as Administrative Agent or Collateral Agent, respectively, in each case upon 10 days’ notice to the Administrative Agent, the Collateral Agent, the Lenders and the Borrower, as applicable (the “Resignation Effective Date”). If the Administrative Agent or the Collateral Agent shall be removed by the Borrower or the Required Lenders pursuant to clause (i) above or if the Administrative Agent or the Collateral Agent shall resign as Administrative Agent or Collateral Agent, as applicable, under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which such successor agent shall be subject to approval by the Borrower; provided that such approval by the Borrower in connection with the appointment of any successor Administrative Agent shall only be required so long as no Event of Default under Subsection 9.1(a) or (f) has occurred and is continuing; provided further, that the Borrower shall not unreasonably withhold its approval of any successor Administrative Agent if such successor is a commercial bank with a consolidated combined capital and surplus of at least $5,000,000,000. Upon the successful appointment of a successor agent, such successor agent shall succeed to the rights, powers and duties of the Administrative Agent or the Collateral Agent, as applicable, and the term “Administrative Agent” or “Collateral Agent”, as applicable, shall mean such successor agent effective upon such appointment and approval. Whether or not a successor agent has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date. After any retiring Agent’s resignation or removal as Agent, the provisions of this Subsection 10 (including this Subsection 10.9) shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.

10.10            [Reserved]~~.~~.

10.11            Withholding Tax. To the extent required by any applicable law, each Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax, and in no event shall such Agent be required to be responsible for or pay any additional amount with respect to any such withholding. If the Internal Revenue Service or any other Governmental Authority asserts a claim that any Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify such Agent of a change in circumstances which rendered the exemption from or reduction of withholding tax ineffective or for any other reason, without limiting the provisions of Subsection 4.11(a) or 4.12, such Lender shall indemnify such Agent fully for all amounts paid, directly or indirectly, by such Agent as tax or otherwise, including any penalties or interest and together with any expenses incurred and shall make payable in respect thereof within 30 days after demand therefor. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Subsection 10.11. The agreements in this Subsection 10.11 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other Term Loan Facility Obligations.

10.12            Other Representatives. None of the entities identified as Joint Bookrunners pursuant to the definition of Other Representative contained herein, shall have any duties or responsibilities hereunder or under any other Loan Document in its capacity as such. Without limiting the foregoing, no Other Representative shall have nor be deemed to have a fiduciary relationship with any Lender. At any time that any Lender serving as an Other Representative shall have transferred to any other Person (other than any of its affiliates) all of its interests in the Loans, such Lender shall be deemed to have concurrently resigned as such Other Representative.

10.13            Administrative Agent May File Proofs of Claim. In case of the pendency of any Bankruptcy Proceeding or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) is hereby authorized by the Lenders, by intervention in such proceeding or otherwise:

(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Subsections 4.5 and 11.5) allowed in such judicial proceeding;

(b)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Subsections 4.5 and 11.5.

10.14            Application of Proceeds. The Lenders, the Administrative Agent and the Collateral Agent agree, as among such parties, as follows: subject to the terms of the ABL/Term Loan Intercreditor Agreement, any Pari Passu Intercreditor Agreement, any Junior Lien Intercreditor Agreement, any Other Intercreditor Agreement or any Intercreditor Agreement Supplement, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Administrative Agent, the Collateral Agent or any Lender on account of amounts then due and outstanding under any of the Loan Documents (the “Collection Amounts”) shall, except as otherwise expressly provided herein, be applied as follows: first, to pay all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees to the extent provided herein) due and owing hereunder of the Administrative Agent and the Collateral Agent in connection with enforcing the rights of the Agents and the Lenders under the Loan Documents (including all expenses of sale or other realization of or in respect of the Collateral and any sums advanced to the Collateral Agent or to preserve its security interest in the Collateral), second, to pay all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees to the extent provided herein) due and owing hereunder of each of the Lenders in connection with enforcing such Lender’s rights under the Loan Documents, third, to pay interest on Loans then outstanding, fourth, to pay principal of Loans then outstanding and obligations under Interest Rate Agreements, Currency Agreements, Commodities Agreements and Bank Products Agreements permitted hereunder and secured by the Security Agreement, ratably among the applicable Secured Parties in proportion to the respective amounts described in this clause “fourth” payable to them, and fifth, to pay the surplus, if any, to whomever may be lawfully entitled to receive such surplus. To the extent any amounts available for distribution pursuant to clause “third” or “fourth” above are insufficient to pay all obligations described therein in full, such moneys shall be allocated pro rata among the applicable Secured Parties in proportion to the respective amounts described in the applicable clause at such time. This Subsection 10.14 may be amended (and the Lenders hereby irrevocably authorize the Administrative Agent to enter into any such amendment) to the extent necessary to reflect differing amounts payable, and priorities of payments, to Lenders participating in any new classes or tranches of loans added pursuant to Subsections 2.8, 2.10 and 2.11, as applicable.

10.15            ERISA Matters~~.~~ .

(a)            Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans in connection with the Loans or the Commitments

(ii)            the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)            (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)            such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent and such Lender.

(b)            In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, the Lead Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

SECTION 11

Miscellaneous

11.1            Amendments and Waivers. (a)  Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, supplemented, modified or waived except in accordance with the provisions of this Subsection 11.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (x) enter into with the respective Loan Parties hereto or thereto, as the case may be, written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or to the other Loan Documents or changing, in any manner the rights or obligations of the Lenders or the Loan Parties hereunder or thereunder or (y) waive at any Loan Party’s request, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that amendments pursuant to Subsections 11.1(d) and (f) may be effected without the consent of the Required Lenders to the extent provided therein; provided further, that no such waiver and no such amendment, supplement or modification shall:

(i)            (A) reduce or forgive the amount or extend the scheduled date of maturity of any Loan or of any scheduled installment thereof (including extending any Maturity Date) (provided that this clause (A) shall not include any waiver, amendment or other modification of any mandatory prepayment), (B) reduce the stated rate of any interest, commission or fee payable hereunder (other than as a result of any waiver of the applicability of any post-default increase in interest rates), (C) extend the scheduled date of any payment of any Lender’s Loans (provided that this clause (C) shall not include any waiver, amendment or other modification of any mandatory prepayment), (D) increase the Commitment of such Lender (other than with respect to any Commitment increase pursuant to Subsection 2.8 in respect of which such Lender has agreed to be an Incremental Lender or increase of Commitments with respect to Specified Refinancing Term Loans that such Lender has agreed to provide as a Specified Refinancing Lender pursuant to a Specified Refinancing Amendment entered into pursuant to Subsection 2.11); it being understood that no amendment, supplement, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall constitute an increase of any Commitment of such Lender, or (E) change the currency in which any Loan is payable, in each case without the consent of each Lender directly and adversely affected thereby (it being understood that amendments or supplements to, or waivers or modifications of any conditions precedent, representations, warranties, covenants, Defaults or Events of Default or of a mandatory repayment of the Loans of all Lenders shall not constitute an extension of the scheduled date of maturity, any scheduled installment, or the scheduled date of payment of the Loans of any Lender);

(ii)            amend, modify or waive any provision of this Subsection 11.1(a) or reduce the percentage specified in the definition of “Required Lenders,” or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents (other than pursuant to Subsection 8.7 or 11.6(a)), in each case without the written consent of all the Lenders;

(iii)            release Guarantors accounting for all or substantially all of the value of the Guarantee of the Obligations pursuant to the Guaranty Agreement, or, in the aggregate (in a single transaction or a series of related transactions), all or substantially all of the Collateral without the consent of all of the Lenders, except as expressly permitted hereby or by any Security Document;

(iv)            require any Lender to make Loans having an Interest Period of longer than six months or shorter than one month without the consent of such Lender;

(v)            amend, modify or waive any provision of Subsection 10 or any other provision that may adversely affect the rights and duties of the Agents without the written consent of such Agents; or

(vi)            amend, modify or waive any provision of Subsection 10.1(a), 10.4 or 10.12 without the written consent of any Other Representative directly and adversely affected thereby;

provided further that, (x) notwithstanding and in addition to the foregoing, and in addition to Liens, the Collateral Agent is authorized to release pursuant to Subsection 10.8(b), the Collateral Agent may, in its discretion, release the Lien on Collateral valued in the aggregate not in excess of $27,000,000 in any Fiscal Year without the consent of any Lender~~.~~ and (y) notwithstanding the foregoing, any amendment contemplated by Subsection 4.1(f) or Subsection 4.7 in connection with the use or administration of Term SOFR or a Benchmark Transition Event, as applicable, shall be effective as contemplated by such Subsection 4.1(f) or Subsection 4.7, as applicable.

(b)            Any waiver and any amendment, supplement or modification pursuant to this Subsection 11.1 shall apply to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, each of the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(c)            Notwithstanding any provision herein to the contrary, no Net Short Lender shall have any right to vote its interest as a Lender and each Net Short Lender shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Net Short Lenders.

(d)            Notwithstanding any provision herein to the contrary, this Agreement and the other Loan Documents may be amended (i) to cure any ambiguity, mistake, omission, defect, or inconsistency with the consent of the Borrower and the Administrative Agent, (ii) in accordance with Subsection 2.8 to incorporate the terms of any Incremental Commitments with the written consent of the Borrower and Lenders providing such Incremental Commitments, (iii) in accordance with Subsection 2.10 to effectuate an Extension with the written consent of the Borrower and the Extending Lenders, (iv) in accordance with Subsection 2.11 to incorporate the terms of any Specified Refinancing Term Loan Facilities with the written consent of the Borrower and the applicable Specified Refinancing Lenders, (v) in accordance with Subsection 7.12, to change the financial reporting convention and (vi) with the consent of the Borrower and the Administrative Agent (in each case such consent not to be unreasonably withheld, conditioned or delayed), in the event any mandatory prepayment or redemption provision in respect of the Net Cash Proceeds of Asset Dispositions or Recovery Events or from Excess Cash Flow included or to be included in any Incremental Commitment Amendment or any Indebtedness constituting Additional Obligations or Permitted Incremental Equivalent Debt or that would constitute Additional Obligations or Permitted Incremental Equivalent Debt would result in Incremental Term Loans, Additional Obligations or Permitted Incremental Equivalent Debt, as applicable, being prepaid or redeemed on a more than ratable basis with the Term Loans in respect of the Net Cash Proceeds from any such Asset Disposition or Recovery Event or Excess Cash Flow prepayment to the extent such Net Cash Proceeds or Excess Cash Flow are required to be applied to repay Term Loans hereunder pursuant to Subsection 4.4(e), to provide for mandatory prepayments of the Initial Term Loans such that, after giving effect thereto, the prepayments made in respect of such Incremental Term Loans, Additional Obligations or Permitted Incremental Equivalent Debt, as applicable, are not on more than a ratable basis. Without limiting the generality of the foregoing, any provision of this Agreement and the other Loan Documents, including Subsection 4.4, 4.8 or 10.14 hereof, may be amended as set forth in the immediately preceding sentence pursuant to any Incremental Commitment Amendment, any Extension Amendment or any Specified Refinancing Amendment, as the case may be, to provide for non-pro rata borrowings and payments of any amounts hereunder as between any Tranches, including the Term Loans, any Incremental Commitments or Incremental Loans, any Extended Term Tranche and any Specified Refinancing Tranche, or to provide for the inclusion, as appropriate, of the Lenders of any Extended Term Tranche, Specified Refinancing Tranche or Incremental Commitments or Incremental Loans in any required vote or action of the Required Lenders or of the Lenders of each Tranche hereunder. The Administrative Agent hereby agrees (if requested by the Borrower) to execute any amendment referred to in this clause (d) or an acknowledgement thereof.

(e)            Notwithstanding any provision herein to the contrary, this Agreement may be amended (or deemed amended) or amended and restated with the written consent of the Required Lenders, the Administrative Agent and the Borrower (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the existing Facilities and the accrued interest and fees in respect thereof, (y) to include, as appropriate, the Lenders holding such credit facilities in any required vote or action of the Required Lenders or of the Lenders of each Facility hereunder and (z) to provide class protection for any additional credit facilities.

(f)            Notwithstanding any provision herein to the contrary, any Security Document may be amended (or amended and restated), restated, waived, supplemented or modified as contemplated by Subsection 11.17 with the written consent of the Agent party thereto and the Loan Party thereto.

(g)            If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement and/or any other Loan Document as contemplated by Subsection 11.1(a), the consent of each Lender or each affected Lender, as applicable, is required and the consent of the Required Lenders at such time is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each such Lender, a “Non-Consenting Lender”) then the Borrower may, on notice to the Administrative Agent and the Non-Consenting Lender, (A) replace such Non-Consenting Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Subsection 11.6 (with the assignment fee and any other costs and expenses to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender; provided, further, that the applicable assignee shall have agreed to the applicable change, waiver, discharge or termination of this Agreement and/or the other Loan Documents; and provided, further, that all obligations of the Borrower owing to the Non-Consenting Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender (or, at the Borrower’s option, by the Borrower) to such Non-Consenting Lender concurrently with such Assignment and Acceptance or (B) so long as no Event of Default under Subsection 9.1(a) or (f) then exists or will exist immediately after giving effect to the respective prepayment, prepay the Loans and, at the Borrower’s option, terminate the Commitments of such Non-Consenting Lender, in whole or in part, subject to Subsections 4.5(b) and 4.12, without premium or penalty. In connection with any such replacement under this Subsection 11.1(g), if the Non-Consenting Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement by the later of (a) the date on which the replacement Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (b) the date as of which all obligations of the Borrower owing to the Non-Consenting Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such Non-Consenting Lender, then such Non-Consenting Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Non-Consenting Lender, and the Administrative Agent shall record such assignment in the Register.

11.2            Notices. (a)  All notices, requests, and demands to or upon the respective parties hereto to be effective shall be in writing (including telecopy or electronic mail), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy or electronic mail notice, when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day) or, in the case of delivery by a nationally recognized overnight courier, when received, addressed as follows in the case of the Borrower, the Administrative Agent and the Collateral Agent, and as set forth in Schedule A in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Loans:

Borrower:	Floor and Decor Outlets of America, Inc.
2500 Windy Ridge Parkway, SE
Atlanta, Georgia 30339

Attention: Trevor Lang
Telephone: (770) 421-3717
Email: TLang@flooranddecor.com

With copies (which shall not constitute notice) to:	c/o Kirkland & Ellis LLP
555 South Flower Street
Los Angeles, CA 90071

Attention: David M. Nemecek, P.C.
Facsimile: (213) 680-8500
Telephone: (213) 680-8111
Email: david.nemecek@kirkland.com

and (which shall not constitute notice):

c/o Kirkland & Ellis LLP
555 California Street
San Francisco, CA 94104

Attention: Katie Taylor
Facsimile: (415) 439-1424
Telephone: (415) 439-1500
Email: katie.taylor@kirkland.com

The Administrative Agent/the Collateral Agent:	UBS AG, Stamford Branch
Attention: Structured Finance Processing
600 Washington Blvd., 9th Floor
Stamford, CT 06901
Facsimile: (203) 719-3888
Telephone: (203) 719-4319
Email: Agency-UBSAmericas@ubs.com

With copies (which shall not constitute notice) to:	Latham & Watkins LLP
885 Third Avenue
New York, NY 10022
Attention: Jesse Sheff
Facsimile: 212.751.4864
Telephone: 212.906.4524
Email: jesse.sheff@lw.com

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Subsection 4.2, 4.4 or 4.8 shall not be effective until received.

(b)            Without in any way limiting the obligation of any Loan Party and its Subsidiaries to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent may prior to receipt of written confirmation act without liability upon the basis of such telephonic notice, believed by the Administrative Agent in good faith to be from a Responsible Officer of a Loan Party.

(c)            Loan Documents may be transmitted and/or signed by facsimile or other electronic means (e.g., a “pdf” or “tiff”). The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually signed originals and shall be binding on each Loan Party, each Agent and each Lender. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any facsimile or other electronic document or signature.

(d)            Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including electronic mail and Internet or intranet websites). Unless the Administrative Agent otherwise prescribes (with the Borrower’s consent), (i) notices and other communications sent to an e-mail address shall be deemed to have been duly made or given when delivered, provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been delivered at the opening of business on the next Business Day, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the posting thereof.

(e)            THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANT THE ACCURACY OR COMPLETENESS OF MATERIALS AND/OR INFORMATION PROVIDED BY OR ON BEHALF OF THE BORROWER HEREUNDER OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.

(f)            Any party to this Agreement may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent.

(g)            All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.3            No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent, any Lender or any Loan Party, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4            Survival of Representations and Warranties. All representations and warranties made hereunder and in the other Loan Documents (or in any amendment, modification or supplement hereto or thereto) and in any certificate delivered pursuant hereto or such other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

11.5            Payment of Expenses and Taxes; Indemnity. The Borrower agrees (a) to pay or reimburse the Agents and the Other Representatives for (1) all their reasonable and documented out-of-pocket costs and expenses incurred in connection with (i) the syndication of the Facilities and the development, preparation, execution and delivery of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, (ii) the consummation and administration of the transactions (including the syndication of the Initial Term Loan Commitments) contemplated hereby and thereby and (iii) efforts to monitor the Loans and verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral, and (2) the reasonable and documented fees and disbursements of Latham & Watkins LLP, in its capacity as counsel to the Agents and Other Representatives, and such other special or local counsel, consultants, advisors, appraisers and auditors whose retention (other than during the continuance of an Event of Default) is approved by the Borrower, (b) to pay or reimburse each Lender, each Lead Arranger and the Agents for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including the fees and disbursements of counsel to the Agents (limited to one firm of counsel in each appropriate jurisdiction, in each case for the Agents), (c) to pay, indemnify, or reimburse each Lender, each Lead Arranger and the Agents for, and hold each Lender, each Lead Arranger and the Agents harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, any stamp, documentary, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution, delivery or enforcement of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents (all such items collectively, “Other Taxes”), and (d) to pay, indemnify or reimburse each Lender, each Lead Arranger, each Agent (and any sub-agent thereof) and each Related Party of any of the foregoing Persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (in the case of fees and disbursements of counsel, limited to one firm of counsel for all Indemnitees and, if necessary, one firm of local counsel in each appropriate jurisdiction, in each case for all Indemnitees (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter, after receipt of the Borrower’s consent (which shall not be unreasonably withheld), retains its own counsel, of another firm of counsel for such affected Indemnitee)) arising out of, relating to, or in connection with (i) the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans, (ii) the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower or any of its Restricted Subsidiaries or any of the property of the Borrower or any of its Restricted Subsidiaries or any other property at which Materials of Environmental Concern generated by the Borrower or any of its Restricted Subsidiaries was managed, released, or discharged, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or any Loan Party and regardless of whether any Indemnitee is a party thereto (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided that the Borrower shall not have any obligation hereunder to any Lead Arranger, any Other Representative, any Agent (or any sub-agent thereof) or any Lender (or any Related Party of any such Lead Arranger, Other Representative, Agent (or any sub-agent thereof) or Lender ) with respect to Indemnified Liabilities arising from (i) the gross negligence, bad faith or willful misconduct of any such Lead Arranger, Other Representative, Agent (or any sub-agent thereof) or Lender (or any Related Party of any such Lead Arranger, Other Representative, Agent (or any sub-agent thereof) or Lender), as the case may be, as determined by a court of competent jurisdiction in a final and non-appealable decision, (ii) a material breach of the Loan Documents by any such Lead Arranger, Other Representative, Agent (or any sub-agent thereof) or Lender (or any Related Party of any such Lead Arranger, Other Representative, Agent (or any sub-agent thereof) or Lender), as the case may be, as determined by a court of competent jurisdiction in a final and non-appealable decision or (iii) claims against such Indemnitee or any Related Party brought by any other Indemnitee that do not involve claims against any Lead Arranger or Agent in its capacity as such. Neither the Borrower nor any Indemnitee shall be liable for any indirect, special, punitive or consequential damages hereunder; provided that nothing contained in this sentence shall limit the Borrower’s indemnity or reimbursement obligations under this Subsection 11.5 to the extent such indirect, special, punitive or consequential damages are included in any third-party claim in connection with which such Indemnitee is entitled to indemnification hereunder. All amounts due under this Subsection 11.5 shall be payable not later than 30 days after written demand therefor. Statements reflecting amounts payable by the Loan Parties pursuant to this Subsection 11.5 shall be submitted to the address of the Borrower set forth in Subsection 11.2, or to such other Person or address as may be hereafter designated by the Borrower in a notice to the Administrative Agent. Notwithstanding the foregoing, except as provided in Subsection 11.5(c) above, Borrower shall not have any obligation under this Subsection 11.5 to any Indemnitee with respect to any Tax, other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. The agreements in this Subsection 11.5 shall survive repayment of the Loans and all other amounts payable hereunder.

11.6            Successors and Assigns; Participations and Assignments. (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) other than in accordance with Subsection 8.7, Borrower shall not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with Subsection 2.10(e), Subsection 4.13(d), Subsection 11.1(g) or this Subsection 11.6.

(b)            (i)  Subject to the conditions set forth in Subsection 11.6(b)(ii) below, any Lender other than a Conduit Lender may, in the ordinary course of business and in accordance with applicable law, assign (other than to a Disqualified Lender that has been identified as such by the Borrower to the Administrative Agent or any natural person) to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including its Commitments and/or Loans, pursuant to an Assignment and Acceptance) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:

(A)            the Borrower; provided, further, that no consent of the Borrower shall be required for an assignment (x) of Term Loans to a Lender, an Affiliate of a Lender, or an Approved Fund (as defined below); provided, that if any Lender assigns all or a portion of its rights and obligations with respect to the Term Loans under this Agreement to one of its Affiliates in connection with or in contemplation of the sale or other disposition of its interest in such Affiliate, the Borrower’s prior written consent shall be required for such assignment, and, (y) if an Event of Default under Subsection 9.1(a) or (f) with respect to the Borrower has occurred and is continuing, to any other Person; and

(B)            the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed); provided that no consent of the Administrative Agent shall be required for an assignment to a Lender or an Affiliate of a Lender or an Approved Fund.

(ii)            Assignments shall be subject to the following additional conditions:

(A)            except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall be in an amount of an integral multiple of $1,000,000 unless the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default under Subsection 9.1(a) or (f) with respect to the Borrower has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B)            the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (unless waived by the Administrative Agent in any given case); provided that for concurrent assignments to two or more Approved Funds such assignment fee shall only be required to be paid once in respect of and at the time of such assignments;

(C)            the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire;

(D)            any assignment of Incremental Commitments or Loans to an Affiliated Lender shall also be subject to the requirements of Subsections 11.6(h) and (i); and

(E)            any Term Loans acquired by Holdings, the Borrower or any Restricted Subsidiary shall be retired and cancelled promptly upon acquisition thereof.

For the purposes of this Subsection 11.6, the term “Approved Fund” has the following meaning: “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender. Notwithstanding the foregoing, no Lender shall be permitted to make assignments under this Agreement to any Disqualified Lender and any such assignment shall be void ab initio, except to the extent the Borrower has consented to such assignment in writing (in which case such Lender will not be considered a Disqualified Lender solely for that particular assignment).

(iii)            Subject to acceptance and recording thereof pursuant to clause (b)(iv) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and bound by any related obligations under) Subsections 4.10, 4.11, 4.12, 4.13 and 11.5, and bound by its continuing obligations under Subsection 11.16). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with Subsection 2.10(e), Subsection 4.13(d), Subsection 11.1(g) or this Subsection 11.6 shall, to the extent it would comply with Subsection 11.6(c), be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Subsection 11.6 (and any attempted assignment, transfer or participation which does not comply with this Subsection 11.6 shall be null and void).

(iv)            The Borrower hereby designates the Administrative Agent, and the Administrative Agent agrees, to serve as the Borrower’s agent, solely for purposes of this Subsection 11.6, to maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Initial Term Loan Commitments or Incremental Commitments of, and interest and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower (and, solely with respect to entries applicable to such Lender, any Lender), at any reasonable time and from time to time upon reasonable prior notice. Notwithstanding anything herein to the contrary, any assignment by a Lender to a Disqualified Lender shall be deemed to be not effective and the Register shall be modified to reflect a reversal of such assignment, and the Borrower shall be entitled to pursue any remedy available to them (whether at law or in equity, including specific performance to unwind such assignment) against the Lender and such Disqualified Lender. In no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any prospective assignee is a Disqualified Lender or otherwise have any responsibility or liability for monitoring the list of Disqualified Lenders or enforcing the Borrower’s or any Lender’s compliance with the terms of any of the provisions set forth herein with respect to Disqualified Lenders. Notwithstanding the foregoing, in no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Lender is an Affiliated Lender nor shall the Administrative Agent be obligated to monitor the aggregate amount of Term Loans or Incremental Term Loans held by Affiliated Lenders. Upon request by the Administrative Agent, the Borrower shall use commercially reasonable efforts to (i) promptly (and in any case, not less than five Business Days (or shorter period as agreed to by the Administrative Agent) prior to the proposed effective date of any amendment, consent or waiver pursuant to Subsection 11.1) provide to the Administrative Agent, a list of, to the Borrower’s knowledge, all Affiliated Lenders holding Term Loans or Incremental Term Loans at the time of such notice and (ii) not less than three Business Days (or shorter period as agreed to by the Administrative Agent) prior to the proposed effective date of any amendment, consent or waiver pursuant to Subsection 11.1, provide to the Administrative Agent, a list of, to the Borrower’s knowledge, all Affiliated Debt Funds holding Term Loans or Incremental Term Loans at the time of such notice.

(v)            Each Lender that sells a participation shall, acting for itself and, solely for this purpose, as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary (x) to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or (y) for the Borrower to enforce its rights hereunder. The entries in the Participant Register shall be conclusive absent manifest error, and a Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(vi)            Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender (unless such assignment is being made in accordance with Subsection 2.10(e), Subsection 4.13(d) or Subsection 11.1(g), in which case the effectiveness of such Assignment and Acceptance shall not require execution by the assigning Lender) and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in this Subsection 11.6(b) and any written consent to such assignment required by this Subsection 11.6(b), the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (vi).

(vii)            On or prior to the effective date of any assignment pursuant to this Subsection 11.6(b), the assigning Lender shall surrender to the Administrative Agent any outstanding Notes held by it evidencing the Loans which are being assigned. Any Notes surrendered by the assigning Lender shall be returned by the Administrative Agent to the Borrower marked “cancelled”.

Notwithstanding the foregoing provisions of this Subsection 11.6(b) or any other provision of this Agreement, if the Borrower shall have consented thereto in writing in its sole discretion, the Administrative Agent shall have the right, but not the obligation, to effectuate assignments of Loans, Incremental Commitments and Initial Term Loan Commitments via an electronic settlement system acceptable to Administrative Agent and the Borrower as designated in writing from time to time to the Lenders by Administrative Agent (the “Settlement Service”). At any time when the Administrative Agent elects, in its sole discretion, to implement such Settlement Service, each such assignment shall be effected by the assigning Lender and proposed Assignee pursuant to the procedures then in effect under the Settlement Service, which procedures shall be subject to the prior written approval of the Borrower and shall be consistent with the other provisions of this Subsection 11.6(b). Each assigning Lender and proposed Assignee shall comply with the requirements of the Settlement Service in connection with effecting any assignment of Loans, Incremental Commitments and Initial Term Loan Commitments pursuant to the Settlement Service. Assignments and assumptions of Loans, Incremental Commitments and Initial Term Loan Commitments shall be effected by the provisions otherwise set forth herein until the Administrative Agent notifies the Lenders of the Settlement Service as set forth herein.

Furthermore, no Assignee, which as of the date of any assignment to it pursuant to this Subsection 11.6(b) would be entitled to receive any greater payment under Subsection 4.10, 4.11, 4.12 or 11.5 than the assigning Lender would have been entitled to receive with respect to any withholding tax imposed as of the date of such assignment, with respect to the rights assigned shall notwithstanding anything to the contrary in this Agreement be entitled to receive such greater payments unless the assignment was made after an Event of Default under Subsection 9.1(a) or (f) has occurred and is continuing or the Borrower has expressly consented in writing to waive the benefit of this provision at the time of such assignment.

(c)            (i)  Any Lender other than a Conduit Lender may, in the ordinary course of its business and in accordance with applicable law, without the consent of the Borrower or the Administrative Agent, sell participations (other than to any Disqualified Lender or a natural person) to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Initial Term Loan Commitments, Incremental Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, (D) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (E) in the case of any participation to a Permitted Affiliated Assignee, such participation shall be governed by the provisions of Subsection 11.6(h)(ii) to the same extent as if each reference therein to an assignment of a Loan were to a participation of a Loan and the references to Affiliated Lender were to such Permitted Affiliated Assignee in its capacity as a participant. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, supplement, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, supplement, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to clause (i) or (iii) of the second proviso to the second sentence of Subsection 11.1(a) and (2) directly affects such Participant. Subject to Subsection 11.6(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of (and shall have the related obligations under) Subsections 4.10, 4.11, 4.12, 4.13 and 11.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Subsection 11.6(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Subsection 11.7(b) as though it were a Lender, provided that such Participant shall be subject to Subsection 11.7(a) as though it were a Lender. Notwithstanding the foregoing, no Lender shall be permitted to sell participations under this Agreement to any Disqualified Lender and any such participation shall be deemed to be not effective, except to the extent the Borrower has consented to such participation in writing (in which case such Lender will not be considered a Disqualified Lender solely for that particular participation). Any attempted participation which does not comply with Subsection 11.6 shall be deemed to be not effective.

(ii)            No Loan Party shall be obligated to make any greater payment under Subsection 4.10, 4.11, 4.12 or 11.5 than it would have been obligated to make in the absence of any participation, unless the sale of such participation is made with the prior written consent of the Borrower and the Borrower expressly waives the benefit of this provision at the time of such participation. Any Participant that is not incorporated under the laws of the United States of America or a state thereof shall not be entitled to the benefits of Subsection 4.11 unless such Participant complies with Subsection 4.11(b) and provides the forms and certificates referenced therein to the Lender that granted such participation.

(d)            Any Lender, without the consent of the Borrower or the Administrative Agent, may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or central bank of a member state of the European Union, and this Subsection 11.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute (by foreclosure or otherwise) any such pledgee or Assignee for such Lender as a party hereto.

(e)            No assignment or participation made or purported to be made to any Assignee or Participant shall be effective without the prior written consent of the Borrower if it would require the Borrower to make any filing with any Governmental Authority or qualify any Loan or Note under the laws of any jurisdiction, and the Borrower shall be entitled to request and receive such information and assurances as it may reasonably request from any Lender or any Assignee or Participant to determine whether any such filing or qualification is required or whether any assignment or participation is otherwise in accordance with applicable law.

(f)            Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Subsection 11.6(b). The Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any domestic or foreign bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state, federal or provincial bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance. Each such indemnifying Lender shall pay in full any claim received from the Borrower pursuant to this Subsection 11.6(f) within 30 Business Days of receipt of a certificate from a Responsible Officer of the Borrower specifying in reasonable detail the cause and amount of the loss, cost, damage or expense in respect of which the claim is being asserted, which certificate shall be conclusive absent manifest error. Without limiting the indemnification obligations of any indemnifying Lender pursuant to this Subsection 11.6(f), in the event that the indemnifying Lender fails timely to compensate the Borrower for such claim, any Loans held by the relevant Conduit Lender shall, if requested by the Borrower, be assigned promptly to the Lender that administers the Conduit Lender and the designation of such Conduit Lender shall be void.

(g)            If the Borrower wishes to replace the Loans under any Facility with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ (or such shorter period as agreed to by the Administrative Agent in its reasonable discretion) advance notice to the Lenders under such Facility, instead of prepaying the Loans to be replaced, to (i) require the Lenders under such Facility to assign such Loans to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Subsection 11.1. Pursuant to any such assignment, all Loans to be replaced shall be purchased at par (allocated among the Lenders under such Facility in the same manner as would be required if such Loans were being optionally prepaid by the Borrower), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Subsection 4.12. By receiving such purchase price, the Lenders under such Facility shall automatically be deemed to have assigned the Loans under such Facility pursuant to the terms of the form of the Assignment and Acceptance, the Administrative Agent shall record such assignment in the Register and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this clause (g) are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

(h)            (i)  Notwithstanding anything to the contrary contained herein, (x)  any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Loans or Commitments to any Parent Entity, the Borrower, any Subsidiary or an Affiliated Lender and (y) any Parent Entity, the Borrower and any Subsidiary may, from time to time, purchase or prepay Loans, in each case, on a non-pro rata basis through (1) Dutch auction procedures open to all applicable Lenders on a pro rata basis in accordance with customary procedures to be agreed between the Borrower and the Administrative Agent (or other applicable agent managing such auction); provided that (A) any such Dutch auction by the Borrower or its Subsidiaries shall be made in accordance with Subsection 4.4(l) and (B) any such Dutch auction by any Parent Entity shall be made on terms substantially similar to Subsection 4.4(l) or on other terms to be agreed between such Parent Entity and the Administrative Agent (or other applicable agent managing such auction) or (2) open market purchases; provided further that:

(1)            such Affiliated Lender and such other Lender shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit L hereto (an “Affiliated Lender Assignment and Assumption”) and the Administrative Agent shall record such assignment in the Register;

(2)            at the time of such assignment after giving effect to such assignment, the aggregate principal amount of all Term Loans held (or participated in) by Affiliated Lenders that are not Affiliated Debt Funds shall not exceed 25.00% of the aggregate principal amount of all Term Loans outstanding under this Agreement;

(3)            any such Term Loans acquired by (x) Holdings, the Borrower or a Restricted Subsidiary shall be retired or cancelled promptly upon the acquisition thereof and (y) an Affiliated Lender may, with the consent of the Borrower, be contributed to the Borrower, whether through a Parent Entity or otherwise, and exchanged for debt or equity securities of the Borrower or such Parent Entity that are otherwise permitted to be issued at such time pursuant to the terms of this Agreement, so long as any Term Loans so acquired by the Borrower shall be retired and cancelled promptly upon the acquisition thereof;

(4)            [reserved]; and

(5)            each Lender making such assignment to, or taking such assignment from, such Affiliated Lender acknowledges and agrees that in connection with such assignment, (1) such Affiliated Lender then may have, and later may come into possession of Excluded Information, (2) such Lender has independently and, without reliance on the Affiliated Lender, Holdings, the Borrower, any of its Subsidiaries, the Administrative Agent or any of their respective Affiliates, has made its own analysis and determination to enter into such assignment notwithstanding such Lender’s lack of knowledge of the Excluded Information and (3) none of Holdings, the Borrower, its Subsidiaries, the Administrative Agent, or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against Holdings, the Borrower, its Subsidiaries, the Administrative Agent, and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information. Each Lender entering into such an assignment further acknowledges that the Excluded Information may not be available to the Administrative Agent or the other Lenders.

(ii)            Notwithstanding anything to the contrary in this Agreement, no Affiliated Lender that is not an Affiliated Debt Fund shall have any right to (A) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Loan Parties are not invited, (B) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and/or one or more Lenders, except to the extent such information or materials have been made available to the Borrower or its representatives or (C) receive advice of counsel to the Administrative Agent, the Collateral Agent or any other Lender or challenge their attorney client privilege.

(iii)            Notwithstanding anything in Subsection 11.1 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders, all affected Lenders or all Lenders have (A) consented (or not consented) to any amendment or waiver of any provision of this Agreement or any other Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to any Loan Document, or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, an Affiliated Lender that is not an Affiliated Debt Fund shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not such Affiliated Lenders; provided that (I) to the extent Lenders are being compensated by the Borrower for consenting to an amendment, modification, waiver or any other action, each Affiliated Lender who has been deemed to have voted its Loans in accordance with this Subsection 11.6(h)(iii) shall be entitled to be compensated on the same basis as each consenting Lender as if it had voted all of its Loans in favor of the applicable amendment, modification, waiver or other action); (II) no amendment, modification, waiver, consent or other action with respect to any Loan Document shall deprive such Affiliated Lender of its ratable share of any payments of Loans of any class to which such Affiliated Lender is entitled under the Loan Documents without such Affiliated Lender providing its consent; and (III) that such Affiliated Lender shall have the right to approve any amendment, modification, waiver or consent that (x) disproportionately and adversely affects such Affiliated Lender in its capacity as a Lender or affects such Affiliated Lender differently in its capacity as a Lender than other Lenders or (y) is of the type described in Subsections 11.1(a)(i) through (xi) (other than subclauses (v) and (vi)); and in furtherance of the foregoing, (x) the Affiliated Lender agrees to execute and deliver to the Administrative Agent any instrument reasonably requested by the Administrative Agent to evidence the voting of its interest as a Lender in accordance with the provisions of this Subsection 11.6(h)(iii); provided that if the Affiliated Lender fails to promptly execute such instrument such failure shall in no way prejudice any of the Administrative Agent’s rights under this Subsection 11.6(h)(iii) and (y) the Administrative Agent is hereby appointed (such appointment being coupled with an interest) by such Affiliated Lender as such Affiliated Lender’s attorney-in-fact, with full authority in the place and stead of such Affiliated Lender and in the name of such Affiliated Lender, from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this Subsection 11.6(h)(iii).

(iv)            Each Affiliated Lender that is not an Affiliated Debt Fund, solely in its capacity as a Lender, hereby agrees, and each Affiliated Lender Assignment and Assumption agreement shall provide a confirmation that, if any of Holdings, the Borrower or any Restricted Subsidiary shall be subject to any voluntary or involuntary bankruptcy, reorganization, insolvency or liquidation proceeding (each, a “Bankruptcy Proceeding”), (i) such Affiliated Lender shall not take any step or action in such Bankruptcy Proceeding to object to, impede, or delay the exercise of any right or the taking of any action by the Administrative Agent (or the taking of any action by a third party that is supported by the Administrative Agent) in relation to such Affiliated Lender’s claim with respect to its Term Loans (“Claim”) (including objecting to any debtor in possession financing, use of cash collateral, grant of adequate protection, sale or disposition, compromise, or plan of reorganization) so long as such Affiliated Lender in its capacity as a Lender is treated in connection with such exercise or action on the same or better terms as the other Lenders and (ii) with respect to any matter requiring the vote of Lenders during the pendency of a Bankruptcy Proceeding (including voting on any plan of reorganization), the Term Loans held by such Affiliated Lender (and any Claim with respect thereto) shall be deemed to be voted in accordance with Subsection 11.6(h)(iii) above so long as such Affiliate Lender in its capacity as a Lender is treated in connection with the exercise of such right or taking of such action on the same or better terms as the other Lenders. For the avoidance of doubt, the Lenders and each Affiliated Lender that is not an Affiliated Debt Fund agree and acknowledge that the provisions set forth in this Subsection 11.6(h)(iv) and the related provisions set forth in each Affiliated Lender Assignment and Assumption constitute a “subordination agreement” as such term is contemplated by, and utilized in, Section 510(a) of the United States Bankruptcy Code, and, as such, it is their intention that this Subsection 11.6(h)(iv) would be enforceable for all purposes in any case where Holdings, the Borrower or any Restricted Subsidiary has filed for protection under any law relating to bankruptcy, insolvency or reorganization or relief of debtors applicable to Holdings, the Borrower or such Restricted Subsidiary, as applicable. Each Affiliated Lender that is not an Affiliated Debt Fund hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Affiliated Lender’s attorney-in-fact, with full authority in the place and stead of such Affiliated Lender and in the name of such Affiliated Lender (solely in respect of Loans, Commitments and participations therein and not in respect of any other claim or status such Affiliated Lender may otherwise have), from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this Subsection 11.6(h)(iv).

(i)            Notwithstanding anything to the contrary in this Agreement, Subsection 11.1 or the definition of “Required Lenders” (x) with respect to any assignment or participation to or by an Affiliated Debt Fund, such assignment or participation shall be made pursuant to an open market purchase and (y) for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, supplement, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent, Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, all Term Loans held by Affiliated Debt Funds may not account for more than 50.0% of the Term Loans of consenting Lenders included in determining whether the Required Lenders have consented to any action pursuant to Subsection 11.1.

(j)            Notwithstanding the foregoing provisions of this Subsection 11.6, nothing in this Subsection 11.6 is intended to or should be construed to limit the Borrower’s right to prepay the Loans as provided hereunder, including under Subsection 4.4.

11.7            Adjustments; Set-off; Calculations; Computations. (a)  If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Subsection 9.1(f), or otherwise (except pursuant to Subsection 2.8, 2.9, 2.10, 2.11, 4.4, 4.5(b), 4.9, 4.10, 4.11, 4.12, 4.13(d), 11.1(g) or 11.6)), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans owing to it, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders an interest (by participation, assignment or otherwise) in such portion of each such other Lender’s Loans owing to it, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)            In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon the occurrence of an Event of Default under Subsection 9.1(a) to set-off and appropriate and apply against any amount then due and payable under Subsection 9.1(a) by the Borrower any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

11.8            Judgment. (a)  If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Subsection 11.8 referred to as the “Judgment Currency”) an amount due under any Loan Document in any currency (the “Obligation Currency”) other than the Judgment Currency, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding the date of actual payment of the amount due, in the case of any proceeding in the courts of any other jurisdiction that will give effect to such conversion being made on such date, or the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this Subsection 11.8 being hereinafter in this Subsection 11.8 referred to as the “Judgment Conversion Date”).

(b)            If, in the case of any proceeding in the court of any jurisdiction referred to in Subsection 11.8(a), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt for value of the amount due, the applicable Loan Party shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date. Any amount due from any Loan Party under this Subsection 11.8(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Loan Documents.

(c)            The term “rate of exchange” in this Subsection 11.8 means the rate of exchange at which the Administrative Agent, on the relevant date at or about 12:00 noon, New York City time, would be prepared to sell, in accordance with its normal course foreign currency exchange practices, the Obligation Currency against the Judgment Currency.

11.9            Counterparts. This Agreement may be executed by one or more of the parties to this Agreement in any number of separate counterparts (including by telecopy and other electronic transmission), and all of such counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be delivered to the Borrower and the Administrative Agent.

11.10            Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.11            Integration. This Agreement and the other Loan Documents represent the entire agreement of each of the Loan Parties party hereto and thereto, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any of the Loan Parties party hereto, the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents, as applicable.

11.12            Governing Law. THIS AGREEMENT AND ANY NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

11.13            Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a)            submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party to the exclusive general jurisdiction of the Supreme Court of the State of New York for the County of New York (the “New York Supreme Court”), and the United States District Court for the Southern District of New York (the “Federal District Court,” and together with the New York Supreme Court, the “New York Courts”) and appellate courts from either of them; provided that nothing in this Agreement shall be deemed or operate to preclude (i) any Agent from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Term Loan Facility Obligations (in which case any party shall be entitled to assert any claim or defense, including any claim or defense that this Subsection 11.13 would otherwise require to be asserted in a legal action or proceeding in a New York Court), or to enforce a judgment or other court order in favor of the Administrative Agent or the Collateral Agent, (ii) any party from bringing any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment, (iii) if all such New York Courts decline jurisdiction over any Person, or decline (or in the case of the Federal District Court, lack) jurisdiction over any subject matter of such action or proceeding, a legal action or proceeding may be brought with respect thereto in another court having jurisdiction and (iv) in the event a legal action or proceeding is brought against any party hereto or involving any of its assets or property in another court (without any collusive assistance by such party or any of its Subsidiaries or Affiliates), such party from asserting a claim or defense (including any claim or defense that this Subsection 11.13(a) would otherwise require to be asserted in a legal proceeding in a New York Court) in any such action or proceeding;

(b)            consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(c)            agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, the applicable Lender or the Administrative Agent, as the case may be, at the address specified in Subsection 11.2 or at such other address of which the Administrative Agent, any such Lender and the Borrower shall have been notified pursuant thereto;

(d)            agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or (subject to clause (a) above) shall limit the right to sue in any other jurisdiction; and

(e)            waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Subsection 11.13 any consequential or punitive damages.

11.14            Acknowledgements. The Borrower hereby acknowledges that:

(a)            it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)            neither any Agent nor any Other Representative or Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and Lenders, on the one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of creditor and debtor; and

(c)            no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby and thereby among the Lenders or among the Borrower and the Lenders.

11.15            Waiver of Jury Trial. THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY NOTES OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

11.16            Confidentiality. (a)  Each Agent and each Lender agrees to keep confidential any information (“Information”) (a) provided to it by or on behalf of Holdings or the Borrower or any of their respective Subsidiaries pursuant to or in connection with the Loan Documents or (b) obtained by such Lender based on a review of the books and records of Holdings or the Borrower or any of their respective Subsidiaries; provided that nothing herein shall prevent any Lender from disclosing any such Information (i) to any Agent, any Other Representative or any other Lender, (ii) to any Transferee, or prospective Transferee or any creditor or any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations which agrees to comply with the provisions of this Subsection 11.16 pursuant to a written instrument (or electronically recorded agreement from any Person listed above in this clause (ii), in respect to any electronic Information (whether posted or otherwise distributed on any Platform)) for the benefit of the Borrower (it being understood that each relevant Lender shall be solely responsible for obtaining such instrument (or such electronically recorded agreement)), (iii) to its Affiliates and the employees, officers, partners, directors, agents, attorneys, accountants and other professional advisors of it and its Affiliates, provided that such Lender shall inform each such Person of the agreement under this Subsection 11.16 and take reasonable actions to cause compliance by any such Person referred to in this clause (iii) with this agreement (including, where appropriate, to cause any such Person to acknowledge its agreement to be bound by the agreement under this Subsection 11.16); provided, further, that no disclosure will be made to any Lender’s Affiliates or any of their respective officers, directors, partners, members, employees, legal counsel, independent auditors and other experts or agents that are engaged as principals primarily in private equity, mezzanine financing or venture capital other than senior employees, on a need to know basis, who are required, in accordance with industry regulations or such Lender’s internal policies and procedures to act in a supervisory capacity and such Lender’s internal legal, compliance, risk management, credit or investment committee members, (iv) upon the request or demand of any Governmental Authority having jurisdiction over such Lender or its affiliates or to the extent required in response to any order of any court or other Governmental Authority or as shall otherwise be required pursuant to any Requirement of Law, provided that, other than with respect to any disclosure to any bank regulatory authority, such Lender shall, unless prohibited by any Requirement of Law, notify the Borrower of any disclosure pursuant to this clause (iv) as far in advance as is reasonably practicable under such circumstances, (v) which has been publicly disclosed other than in breach of this Agreement, (vi) in connection with the exercise of any remedy hereunder, under any Loan Document or under any Interest Rate Agreement, (vii) in connection with periodic regulatory examinations and reviews conducted by the National Association of Insurance Commissioners or any Governmental Authority having jurisdiction over such Lender or its affiliates (to the extent applicable), (viii) in connection with any litigation to which such Lender (or, with respect to any Interest Rate Agreement, any Affiliate of any Lender party thereto) may be a party subject to the proviso in clause (iv) above, and (ix) if, prior to such Information having been so provided or obtained, such Information was already in an Agent’s or a Lender’s possession on a non-confidential basis without a duty of confidentiality to the Borrower being violated. Notwithstanding any other provision of this Agreement, any other Loan Document or any Assignment and Acceptance, the provisions of this Subsection 11.16 shall survive with respect to each Agent and Lender until the second anniversary of such Agent or Lender ceasing to be an Agent or a Lender, respectively; provided that in no case shall any Agent or Lender cease to be obligated pursuant to this Subsection 11.16 prior to the third anniversary of the Closing Date.

(b)            Each Lender acknowledges that any such information referred to in Subsection 11.16(a), and any information (including requests for waivers and amendments) furnished by the Borrower or the Administrative Agent pursuant to or in connection with this Agreement and the other Loan Documents, may include material non-public information concerning the Borrower, the other Loan Parties and their respective Affiliates or their respective securities. Each Lender represents and confirms that such Lender has developed compliance procedures regarding the use of material non-public information; that such Lender will handle such material non-public information in accordance with those procedures and applicable law, including United States federal and state securities laws; and that such Lender has identified to the Administrative Agent a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law.

11.17            Incremental Indebtedness; Additional Debt. In connection with the Incurrence by any Loan Party or any Subsidiary thereof of any Incremental Indebtedness, Specified Refinancing Indebtedness or Additional Debt, each of the Administrative Agent and the Collateral Agent agree to execute and deliver the ABL/Term Loan Intercreditor Agreement, any Pari Passu Intercreditor Agreement, any Junior Lien Intercreditor Agreement or any Other Intercreditor Agreement or any Intercreditor Agreement Supplement and amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, any Security Document (including but not limited to any Mortgages and UCC fixture filings), and to make or consent to any filings or take any other actions in connection therewith, as may be reasonably deemed by the Borrower to be necessary or reasonably desirable for any Lien on the assets of any Loan Party permitted to secure such Incremental Indebtedness, Specified Refinancing Indebtedness or Additional Debt to become a valid, perfected lien (with such priority as may be designated by the relevant Loan Party or Subsidiary, to the extent such priority is permitted by the Loan Documents) pursuant to the Security Document being so amended, amended and restated, restated, waived, supplemented or otherwise modified or otherwise.

11.18            USA PATRIOT Act Notice. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify, and record information that identifies each Loan Party, which information includes the name of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the Patriot Act, and each Loan Party agrees to provide such information from time to time to any Lender.

11.19            Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance or Affiliated Lender Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.20            Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition or other proceeding be filed by or against any Loan Party for liquidation or reorganization, should any Loan Party become insolvent or make an assignment for the benefit of any creditor or creditors or should an interim receiver, receiver, receiver and manager or trustee be appointed for all or any significant part of any Loan Party’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the obligations of the Borrower under the Loan Documents, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the obligations, whether as a fraudulent preference, reviewable transaction or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the obligations of the Borrower hereunder shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

11.21            Postponement of Subrogation. The Borrower agrees that it will not exercise any rights which it may acquire by way of rights of subrogation under this Agreement, by any payments made hereunder or otherwise, until the prior payment in full in cash of all of the obligations hereunder and under any other Loan Document. Any amount paid to the Borrower on account of any such subrogation rights prior to the payment in full in cash of all of the obligations hereunder and under any other Loan Document shall be held in trust for the benefit of the applicable Secured Parties and shall immediately be paid to the Administrative Agent for the benefit of the applicable Secured Parties and credited and applied against the obligations of the Borrower, whether matured or unmatured, in such order as the Administrative Agent shall elect.

11.22            Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)            the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

11.23            Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any swap or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)            In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)            As used in this Subsection 11.23, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

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